UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-12

Coherus BioSciences, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Coherus BioSciences, Inc.
333 Twin Dolphin Drive, Suite 600
Redwood City, California 94065
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
Dear stockholders of Coherus BioSciences, Inc.:
On behalf of the Board of Directors (the “Board”) of Coherus BioSciences, Inc. (the “Company”), you are cordially invited to attend a Special Meeting of stockholders (the “Special Meeting”) to be held on                , 2025, at           [a./p.]m., Pacific Time. The Special Meeting can be accessed by visiting www.virtualshareholdermeeting.com/CHRS2025SM (the “Meeting Website”), where stockholders will be able to listen to the meeting, submit questions and vote online.
Information Concerning Solicitation and Voting
The Board is soliciting proxies for the Special Meeting to be held on             , 2025. The accompanying proxy statement (the “Proxy Statement”) contains information for you to consider when deciding how to vote on the matters brought before the Special Meeting.
Voting materials, which include the Proxy Statement and the Proxy Card, are being mailed to stockholders on or about             , 2025. The executive office of our Company is located at 333 Twin Dolphin Drive, Suite 600, Redwood City, CA 94065.
As previously announced, on December 2, 2024, the Company and Intas Pharmaceuticals Ltd. (“Purchaser”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”), pursuant to which, and upon the terms and subject to the conditions thereof, the Company has agreed to divest its UDENYCA (pegfilgrastim-cbqv) franchise (the “UDENYCA Business”) to Purchaser (the “Transaction”).
As consideration for the Transaction, Purchaser has agreed to pay (or, with respect to the portion allocated to physical assets including product inventory, cause a designated affiliate to pay) the Company $483.4 million in cash, inclusive of $118.4 million of UDENYCA product inventory (the “Inventory Target”), subject to downward adjustment by the amount of inventory actually delivered at the Closing less than the Inventory Target (the “Closing Consideration”). Purchaser has designated Accord BioPharma, Inc., an indirect wholly owned subsidiary of Purchaser (“Accord” and, together with Purchaser, the “Purchaser Parties”) to purchase the physical assets, including product inventory. In addition, the Company is also eligible to receive two additional payments of $37.5 million each (the “Earnout Payments,” together with the Closing Consideration, the “Consideration”). The first such payment is payable by Purchaser to the Company if Net Sales of UDENYCA for four consecutive fiscal quarters within the first five full fiscal quarters following the consummation of the Transaction are equal to or greater than $300 million, and the second such payment is payable by Purchaser to the Company if Net Sales of UDENYCA for four consecutive fiscal quarters within the first seven full fiscal quarters following the consummation of the Transaction are equal to or greater than $350 million.
At the Special Meeting, stockholders will be asked to:
1.
Approve the Transaction, the Asset Purchase Agreement and the other transactions and ancillary documents contemplated by the Asset Purchase Agreement (the “Related Agreements”) (the “Asset Sale Proposal”); and

2.
Transact such other business that may properly come before the meeting.

Stockholders are referred to the Proxy Statement for more detailed information with respect to the matters to be considered at the Special Meeting. After careful consideration, the Board, in reliance on the recommendation from the Strategic Transaction Committee of the Board (the “Transaction Committee”), has unanimously determined that the Transaction, the Asset Purchase Agreement and the Related Agreements are fair, advisable to and in the best interests of the Company and its stockholders and recommends that you vote:
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“FOR” the Asset Sale Proposal; and

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in the proxy holder’s best judgment as to any other matters that may properly come before the Special Meeting.

All stockholders are invited to join the Special Meeting via the Meeting Website. The close of business on                , 2025 is the record date for determining stockholders entitled to notice of, and to vote at, the Special Meeting. Consequently, only stockholders whose names appear on our books as owning our common stock at the close of business on                , 2025 will be entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof.

YOUR VOTE AND PARTICIPATION IN THE COMPANY’S AFFAIRS ARE IMPORTANT.
If your shares are registered in your name, even if you plan to join the Special Meeting via the Meeting Website or any adjournment or postponement of the Special Meeting, we request that you vote by telephone or Internet, or promptly complete, date and sign the enclosed proxy card and return it in the accompanying envelope.
If your shares are held in the name of a broker, bank or other nominee, and you receive notice of the Special Meeting through your broker, bank or other nominee, please vote or complete and return the materials in accordance with the instructions provided to you by such broker, bank or other nominee or contact your broker, bank or other nominee directly in order to obtain a proxy issued to you by your nominee holder to participate in the Special Meeting and submit your vote through the Meeting Website. Failure to do so may result in your shares not being eligible to be voted by proxy at the Special Meeting.
The Proxy Statement contains important information concerning the Special Meeting, the Transaction, the Asset Purchase Agreement and the Related Agreements, including information as to how to cast your vote. We encourage you to read the Proxy Statement, the Asset Purchase Agreement and the other annex to the Proxy Statement carefully and in their entirety.
The Asset Sale Proposal must be approved by the affirmative vote of a majority of the voting power of all issued and outstanding common stock entitled to vote at the Special Meeting. Therefore, if you do not vote by proxy or join the Special Meeting and submit a vote via the Meeting Website or, if you hold your shares in “street name,” and you do not properly instruct your broker, bank or other nominee with respect to voting your shares, it will have the same effect as if you voted “AGAINST” the Asset Sale Proposal.
Your vote is important. Please complete, sign, date and promptly return the proxy card in the enclosed envelope, so that your shares will be represented whether or not you join the Special Meeting via the Meeting Website. Returning a proxy card will not deprive you of your right to join the Special Meeting and vote your shares via the Meeting Website.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON             , 2025:
THIS NOTICE OF SPECIAL MEETING, PROXY STATEMENT AND PROXY CARD ARE AVAILABLE AT https://investors.coherus.com.

By order of the Board of Directors
Dated: , 2025
Redwood City, California	Bryan McMichael Chief Financial Officer

PROXY STATEMENT
Special Meeting of Stockholders
This proxy statement (this “Proxy Statement”) is being provided to solicit proxies on behalf of the Board of Directors of Coherus BioSciences, Inc. for use at the Special Meeting of stockholders to be held on             , 2025, at          [a./p.]m. Pacific Time, via the Internet, and at any adjournment or postponement thereof.
The Proxy Statement is dated             , 2025 and is first being mailed to stockholders on or about             , 2025.
All references in this Proxy Statement to:
•
“Acquisition Proposal” means any inquiry, offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group, relating to (a) a single transaction or series of related transactions, which is or are structured to permit such Person or group to acquire, directly or indirectly, beneficial ownership of fifty percent (50%) or more of the Purchased Assets, in each case, other than the transactions contemplated by the Asset Purchase Agreement, (b) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Seller, (c) any acquisition, in a single transaction or series of related transactions, of beneficial ownership of fifty percent (50%) or more of the total voting power or of any class of equity securities of Seller, or fifty percent (50%) or more of the consolidated total assets of Seller, in each case other than the transactions contemplated by the Asset Purchase Agreement or (d) any tender offer or exchange offer in which any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) offers to acquire beneficial ownership, or the right to acquire beneficial ownership, of fifty percent (50%) or more of the outstanding equity securities of Seller.

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“Asset Purchase Agreement” refers to the Asset Purchase Agreement, dated as of December 2, 2024, by and between the Company and Purchaser.

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“CFIUS” means the Committee on Foreign Investment in the United States or any member agency thereof acting in its capacity as a member agency.

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“CFIUS Clearance” means: (a) the parties have received written notice from CFIUS that (i) CFIUS has determined that the Transaction is not a “covered transaction,” as defined in the DPA, (ii) CFIUS has completed an assessment or a review and investigation, if applicable, with respect to the Transaction and CFIUS has concluded all action under the DPA, or (iii) pursuant to 31 C.F.R. § 800.407(a)(2), CFIUS has determined that it is not able to conclude action under the DPA with respect to the Transaction based on the CFIUS Declaration but has not requested the submission of a CFIUS Notice, and CFIUS has not initiated a unilateral CFIUS review of the Transaction; or (b) CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision with respect to the Transaction and either (i) the President has announced a decision not to take any action to suspend or prohibit the Transaction or (ii) the period under the DPA during which the President may announce a decision to take action to suspend or prohibit the Transaction has expired without any such action being announced or taken.

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“CFIUS Declaration” means a declaration prepared jointly by the parties with respect to the Transaction and submitted to CFIUS pursuant to 31 C.F.R. Part 800 Subpart D.

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“CFIUS Notice” means a joint voluntary notice prepared by the parties with respect to the Transaction and submitted to CFIUS pursuant to 31 C.F.R. Part 800 Subpart E.

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“Coherus,” the “Company,” “Seller,” “we,” “us,” or “our” refer to Coherus BioSciences, Inc.

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“Competition Laws” means applicable supranational, national, federal, state, provincial or local law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any other country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended and other similar competition or antitrust laws of any jurisdiction other than the United States.
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“DPA” means Section 721 of Title VII of the Defense Production Act of 1950, as amended, and the rules and regulations of CFIUS promulgated thereunder.

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“Intervening Event” means a material development or material change in circumstances occurring or arising after December 2, 2024; provided, however, that in no event shall the receipt, existence or terms of any Acquisition Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to an Acquisition Proposal constitute or be deemed to contribute to or otherwise be taken into account in determining whether there has been an Intervening Event.

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“Material Adverse Effect” means any event, change, condition, circumstance, development or effect that, individually or in the aggregate with all other events, changes, conditions, circumstances, developments and effects, (a) has had or could reasonably be expected to have, a material adverse effect on the long-term financial condition, results of operations or assets of the UDENYCA Business or the Purchased Assets, taken as a whole, or the Assumed Liabilities, taken as a whole or (b) has, or could reasonably be expected to prevent or materially impair, impede or delay (i) the consummation by Seller of the Transaction and (ii) Seller performing in all material respects its obligations under the Transaction Documents. However, none of the following events, changes, conditions, circumstances, developments or effects (or the results thereof) will be taken into account, individually or in the aggregate, solely in determining whether any such Material Adverse Effect of the nature described in clause (a) above has occurred:

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the announcement of the signing of the Asset Purchase Agreement (including any action or inaction by the customers, suppliers, landlords, employees, consultants or competitors of Seller and its affiliates as a result thereof), compliance with the express provisions of the Asset Purchase Agreement or the consummation of the transactions contemplated hereby;

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actions or omissions taken or not taken by or on behalf of Seller or any of its affiliates at the request of Purchaser of its affiliates;

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actions or omissions taken or not taken by Purchaser or its affiliates in contravention of the Asset Purchase Agreement;

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failure of Seller or any of its affiliates to meet any internal or published projections, forecasts, estimates or predictions (provided, that the underlying causes of such failure will not be excluded);

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changes or prospective changes in law (including rules, regulations and administrative policies of the FDA) or GAAP;

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volcanoes, tsunamis, earthquakes, floods, storms, hurricanes, tornadoes or other natural disasters;

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changes in general economic conditions, currency exchange rates or United States or international debt or equity markets;

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any pandemic, public health event, outbreak of disease or illness, or any escalation or worsening relating to the foregoing, including any escalation or worsening of stoppages, shutdowns or habits or behavior of people, or any response of any Governmental Authority (including requirements for business closures or “sheltering-in-place”), related to any of the foregoing;

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events or conditions generally affecting the industry or markets in which Seller commercializes the Product;

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national or international political or social conditions or any national or international hostilities, acts of terror or acts of war (whether or not declared), or any escalation or worsening of any such conditions, hostilities, acts of terror or acts of war (whether or not declared);

In the case of the fifth through tenth bullets above, such events, changes, conditions, circumstances, developments or effects shall be taken into account in determining whether any such material adverse effect has occurred solely to the extent that any such events, changes, conditions, circumstances, developments or effects have a disproportionate adverse effect on the UDENYCA Business or the Purchased Assets, taken as a whole, or the Assumed Liabilities, taken as a whole, relative to similar businesses, assets and liabilities of other Persons operating in the industry or markets in which Seller exploits the Product.
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“Net Sales” means the total aggregate amount invoiced during the applicable earnout period by Purchaser, its affiliates and its and their sublicensees for all sales of the Product to any person, other than Purchaser, its affiliates or its and their sublicensees (including any distributor), less the sum of the following deductions, to the extent actually allowed, incurred, paid or accrued during such period in connection with the sale of the Product, as determined by Purchaser in accordance with GAAP, consistently applied:

(i)
discounts (including trade, cash and quantity discounts), cash or non-cash coupons, charge-back payments or rebates granted to managed health care organizations or payors or to federal, state or local governments or their agencies, purchasers or reimbursers or to customers;

(ii)
credits or allowances, discounts or chargebacks, refunds, or retroactive price adjustments, including for products returned in connection with recalls or withdrawals, and any amounts accrued or deferred in connection with any of the foregoing;

(iii)
taxes on sales or delivery of such Product (such as import, export, excise, sales, use, and value added taxes), other taxes levied on, absorbed, determined or imposed with respect to such sales, tariffs or customs duties but excluding any taxes assessed against the income derived from such sales;

(iv)
deductions for bad debts actually written off; provided, that any amounts deducted that are subsequently collected will be included in Net Sales for the period in which such amounts were collected;

(v)
discounts or rebates or other payments required by applicable law, including any governmental special medical assistance programs, and any penalties related to supply failures;

(vi)
distribution expenses, fee-for-service wholesaler fees, GPO administrative fees, inventory management fees paid to wholesalers, or any similar fees, to the extent consistent with the usual course of dealing of Purchaser (or its affiliates or its or their sublicensees, as applicable); or

(vii)
other specifically identifiable amounts that are substantially similar to those credits and deductions listed above.

Net Sales shall not include any amounts billed for sales by and between Purchaser or its affiliates or its or their sublicensees for resale or any amounts billed for development or other clinical trial purposes or for compassionate or other similar use. If the Product is sold in combination with any one or more other products that were not combined with such product as of the closing date, and if such product is also sold separately on a commercial basis, then the portion of Net Sales attributable to sales of the Product in such combination product sales shall be determined according to the ratio of (A) the invoiced amount at which the Product is sold separately to (B) the invoiced amount of any such combination of products sold in which such product is included.
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“Purchaser” or “Intas” refers to Intas Pharmaceuticals Ltd.

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“Superior Proposal” means any bona fide written Acquisition Proposal that the Board determines in its good faith judgment after consultation with outside legal counsel and Seller’s financial advisor (a) would, if consummated, result in a transaction more favorable to Seller than the Transaction (after taking into account any revisions to the terms of the Asset Purchase Agreement proposed by Purchaser in accordance with the terms of the Asset Purchase Agreement), and (b) would, if accepted, be reasonably likely to be consummated in accordance with its terms, taking into account such factors as the Board considers in good faith to be appropriate; provided, however, that for purposes of this definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term herein.

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“Transaction” refers to the sale of the UDENYCA Business, as contemplated by the Asset Purchase Agreement, together with the Related Agreements and the other transactions contemplated thereby.

Capitalized terms used but not defined elsewhere in this Proxy Statement shall have the meanings set forth in the Asset Purchase Agreement.
This Proxy Statement includes trademarks and service marks owned by us, which are our property and are protected under applicable intellectual property laws. This Proxy Statement also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this Proxy Statement may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply a relationship with, or endorsement or sponsorship of us by, these other parties.
Neither the Securities and Exchange Commission nor any other regulatory agency has approved or disapproved of the Transaction, passed upon the merits or fairness of the Transaction, or passed upon the adequacy or accuracy of this Proxy Statement. Any representation to the contrary is a criminal offense.

i

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SUMMARY TERM SHEET
This summary highlights selected information contained elsewhere in this Proxy Statement and may not contain all the information that is important to you with respect to the Transaction, the Asset Purchase Agreement, the Related Agreements and the other matters being considered at the Special Meeting of the Company’s stockholders to which this Proxy Statement relates. We urge you to read carefully the remainder of this Proxy Statement, including the attached annexes, and the other documents to which we have referred you. For additional information on the Company, see the section titled “Where You Can Find More Information” beginning on page 75. We have included page references in this summary to direct you to a more complete description of the topics presented below.
Information about the Parties (see page 24)
The Company
We are a commercial-stage biopharmaceutical company focused on the research, development and commercialization of innovative immunotherapies to treat cancer. We are developing an innovative immuno-oncology pipeline that is expected to bring forward new potential indications for toripalimab in the U.S. and the development of new product candidates.
Our immuno-oncology pipeline includes multiple antibody immunotherapy candidates focused on enhancing the innate and adaptive immune responses to enable a robust antitumor immunologic response and enhance outcomes for patients with cancer. Casdozokitug is a novel investigational IL-27 antagonistic antibody currently being evaluated in two ongoing clinical studies: a Phase 1/2 study in advanced solid tumors and a Phase 2 study in hepatocellular carcinoma. CHS-114 is an investigational, cytolytic anti-CCR8 antibody, designed for high selectivity currently in a Phase 1 study in patients with advanced solid tumors, including head and neck squamous cell carcinoma (“HNSCC”). CHS-1000 is a novel, investigational humanized Fc-modified IgG1 monoclonal antibody targeting ILT4. An Investigational New Drug Application (“IND”) for CHS-1000 was allowed to proceed by the Unites States Food and Drug Administration (“FDA”) in the second quarter of 2024 and initiating the first-in-human clinical study remains subject to further evaluation in our portfolio prioritization process.
We market LOQTORZI® (toripalimab-tpzi), a novel next-generation PD-1 inhibitor, and UDENYCA (pegfilgrastim-cbqv), a biosimilar of Neulasta.
Neulasta® is a registered trademark of Amgen, Inc.
With 229 full-time and part-time employees, our principal executive offices are located at 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065 and its telephone number is (650) 649-3530.
We are a Delaware corporation, and our common stock is listed on Nasdaq Global Market under the ticker symbol “CHRS.”
Purchaser
Intas is a global pharmaceutical company founded in 1976 and headquartered in Ahmedabad, India. Intas is engaged in the research, development, manufacturing, marketing, distribution, and sale of finished pharmaceutical formulations including branded products, generics and biosimilars and active pharmaceutical ingredients worldwide. Intas is committed to challenging the unmet medical and societal needs through a comprehensive pharmaceutical value chain spanning across the world.
Intas has set up a network of subsidiaries, under the umbrella name of Accord Healthcare, to operate in global markets. Over the years, Intas has grown both organically and via acquisition, expanding its product portfolio and operations. It is currently present in more than 85 countries worldwide with robust sales, marketing and distribution infrastructure in markets like North America, Europe, Central & Latin America, Asia-Pacific as well as CIS and MENA countries. Intas’ remarkable success in North America and European operations have helped Intas emerge as a global brand in the world’s largest pharmaceutical markets.
With approximately 21,013 full-time and part-time employees, Intas’ principal executive offices are located at Corporate House, Near Sola Bridge, S.G. Highway, Thaltej, Ahmedabad — 380054, Gujarat, India and its telephone number is 91 79 6157 7000.

Intas is a private limited company incorporated in India.
The Asset Purchase Agreement (see page 53 and Annex A)
On December 2, 2024, we entered into the Asset Purchase Agreement with Purchaser pursuant to which we have agreed to sell to the Purchaser the UDENYCA Business. The terms and conditions of the Transaction are contained in the Asset Purchase Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated by reference herein in its entirety. You are encouraged to read the Asset Purchase Agreement carefully and in its entirety.
The Company’s Business Following the Transaction (see page 51)
Following the Transaction, we will continue to be a public company operating under the name Coherus BioSciences, Inc., however the Company will no longer operate the UDENYCA Business, other than certain transition activities for a temporary period of time to transition the UDENYCA Business to Purchaser. Following the Closing, the Company will sharpen its focus on the advancement of its innovative, next-generation immuno-oncology portfolio in combination with its commercial product LOQTORZI (toripalimab-tpzi), a novel PD-1 inhibitor and the commercialization of LOQTORZI within its approved indications in the U.S. The Company is developing an innovative immuno-oncology pipeline that it believes will bring forward new potential indications for toripalimab in the U.S. and the development of new product candidates.
For further information regarding LOQTORZI see “Proposal One: Asset Sale Proposal — The Company’s Business Following the Transaction.”
Consideration for the Transaction (see page 25)
As consideration for the Transaction, Purchaser has agreed to pay (or, with respect to the portion allocated to physical assets, including product inventory, to cause Accord to pay) the Company $483.4 million in cash, inclusive of $118.4 million of UDENYCA product inventory (the “Inventory Target”), subject to downward adjustment by the amount of inventory actually delivered at the Closing less than the Inventory Target (the “Closing Consideration”). In addition, the Company is also eligible to receive two additional payments of $37.5 million each (the “Earnout Payments,” together with the Closing Consideration, the “Consideration”). The first such payment is payable by Purchaser to the Company if Net Sales of UDENYCA for four consecutive fiscal quarters within the first five full fiscal quarters following the consummation of the Transaction are equal to or greater than $300 million, and the second such payment is payable by Purchaser to the Company if Net Sales of UDENYCA for four consecutive fiscal quarters within the first seven full fiscal quarters following the consummation of the Transaction are equal to or greater than $350 million.
Special Meeting (see page 20)
Time, Date and Place
The Board is soliciting proxies for the Special Meeting to be held on             ,             , 2025, at           [a./p.]m. Pacific Time virtually via the Internet. The Special Meeting can be accessed by visiting www.virtualshareholdermeeting.com/CHRS2025SM (the “Meeting Website”), where stockholders will be able to listen to the meeting, submit questions and vote online.
Purpose
At our Special Meeting, stockholders will act upon the matters outlined in the notice, including the following:
•
a proposal to approve the Transaction, the Asset Purchase Agreement and the Related Agreements (the “Asset Sale Proposal”); and

•
transact such other business that may properly come before the meeting.

Obtaining Stockholder Approval is a condition for the Transaction to occur. If the Company does not obtain Stockholder Approval, the Transaction will not occur.
Stockholders Entitled to Notice and to Vote
Only holders of record of our common stock at the close of business on             , 2025 (the “Record Date”), will be entitled to notice of, and to vote at, the Special Meeting. On the Record Date,            shares of common stock were issued and outstanding. Each share of stock is entitled to one (1) vote at the Special Meeting.
Quorum
Stockholders may not take action at the Special Meeting unless there is a quorum present at the meeting. The presence, via the Meeting Website or by proxy, of a majority of the voting power of the outstanding shares of common stock entitled to vote as of the close of business on the Record Date constitutes a quorum. Abstentions will count toward establishing a quorum, though broker non-votes will not. Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote the shares. An abstention occurs when a stockholder withholds such stockholder’s vote by checking the “abstain” box on the proxy card, or similarly elects to abstain via the Internet voting. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters such as the Asset Sale Proposal.
Distinction between Holding Shares as a Stockholder of Record and as a Beneficial Owner
Some of our stockholders hold their shares through a broker, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.
Stockholder of Record.   If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company Shareowner Services (“Equiniti”), then you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote while virtually participating in the Special Meeting.
Beneficial Owner.   If your shares are held in a brokerage account, by a trustee or by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to join the Special Meeting via the Meeting Website. However, because a beneficial owner is not the stockholder of record, you may not vote these shares while participating in the Special Meeting via the Meeting Website unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares while participating in Special Meeting via the Meeting Website.
If you are not a stockholder of record, please understand that we do not know that you are a stockholder, or how many shares you own.
Required Vote
The approval of the Asset Sale Proposal requires the affirmative vote of a majority of the voting power of all issued and outstanding common stock entitled to vote at the Special Meeting.
Abstentions are counted to determine whether a quorum is present at the Special Meeting but are not counted as a vote in favor of the Asset Sale Proposal and will have the same effect as if you voted “AGAINST” the Asset Sale Proposal. Broker non-votes will not be counted for purposes of determining the presence of a quorum for the Special Meeting and will also have the same effect as if you voted “AGAINST” the Asset Sale Proposal.
Voting
Your vote is very important to us and we hope that you will join the Special Meeting via the Meeting Website. However, whether or not you plan to join the Special Meeting via the Meeting Website, please vote by proxy in accordance with the instructions on your proxy card or voting instruction card (from your broker, bank or other nominee). Below are descriptions of how you may vote your shares depending on whether or not you are a stockholder of record or a beneficial owner.
Stockholders of Record
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By proxy by telephone or Internet.   If you have telephone or Internet access, you may submit your proxy by following the instructions provided in the notice, or if you received paper proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

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By Mail.   If you received paper proxy materials, you may submit your proxy by mail by completing and signing your proxy card and mailing it in the enclosed envelope. Your shares will be voted as you have instructed.

•
By Virtually Participating in the Special Meeting.   You may vote your shares at www.virtualshareholdermeeting.com/CHRS2025SM during the Special Meeting. You will need the 16-digit control number which appears on the enclosed proxy card (printed in the box and marked by the arrow) and the instructions accompanying these proxy materials. For additional details on the virtual meeting, please see page 20 of this Proxy Statement.

Beneficial Owners
If your shares are held of record in the name of a bank, broker or other nominee you should follow the separate instructions that the nominee provides to you. Although most banks and brokers now offer Internet and telephone voting, availability and specific processes will depend on their voting arrangements.
Treatment of Voting Instructions
If you provide specific voting instructions, your shares will be voted as instructed.
If you hold shares as the stockholder of record and provide a proxy without giving specific voting instructions, then your shares will be voted in accordance with the recommendation of the Board (in reliance on the recommendation from the Transaction Committee) set forth below.
You may have granted to your broker, trustee, or other nominee discretionary voting authority over your account. Your broker, trustee, or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee, or other nominee.
The persons identified as having the authority to vote the proxies granted by the proxy card will have discretionary authority to vote, in their discretion, to the extent permitted by applicable law, on such other business as may properly come before the Special Meeting. The Board is not aware of any other matters that are likely to be brought before the Special Meeting.
Solicitation of Proxies
We pay the cost of soliciting proxies for the Special Meeting, and we have engaged Morrow Sodali LLC, a proxy solicitation firm, to assist in the solicitation of proxies for the Special Meeting and will pay Morrow Sodali LLC an estimated fee of $57,500, plus reimbursement of reasonable out of pocket expenses. We solicit by mail, telephone, personal contact and electronic means and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send notices, and if requested, other proxy materials, to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile or written or electronic mail. Stockholders are requested to return their proxies without delay.
Recommendation of Our Board (see page 20)
After careful consideration, our Board (in reliance on the recommendation from the Strategic Transaction Committee of the Board (the “Transaction Committee”)) unanimously recommends that you vote FOR the Asset Sale Proposal. In reaching its decision to approve the Transaction, the Asset Purchase Agreement and the Related Agreements and to recommend that you vote in the manner noted above, our Board considered a wide range of factors relating to the Transaction, the Asset Purchase Agreement and the Related Agreements. These factors included, among others, the Company’s strategy to focus its research and development and commercial resources on its innovative immuno-oncology portfolio and the Transaction’s impact on the Company’s financial position, the Transaction Committee’s unanimous approval of the Transaction, the value of the consideration to be received, and the fairness opinion of the financial advisor retained by the Board summarized under “Opinion of the Financial Advisor to the Company.” For more information on these factors (including the Transaction Committee process), see “Proposal One: Asset Sale Proposal — Reasons for the Transaction and Recommendation of Our Board.”
Opinion of the Financial Advisor to the Company (see page 42)
At the meeting of the Board on December 2, 2024, J.P. Morgan Securities LLC (“J.P. Morgan”) rendered its oral opinion to the Board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Consideration to be paid to the Company in the proposed Transaction was fair, from a financial point of view, to the Company. J.P. Morgan confirmed its December 2, 2024 oral opinion by delivering its written opinion, dated December 2, 2024, to the Board that, as of such date, the Consideration to be paid to the Company in the proposed Transaction was fair, from a financial point of view, to the Company.
The full text of the written opinion of J.P. Morgan, dated December 2, 2024, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this Proxy Statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Transaction, and was limited to the fairness, from a financial point of view, to the Company of the Consideration to be paid to the Company in the proposed Transaction and did not address any other aspect of the proposed Transaction. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed Transaction to the holders of any class of securities, creditors or other constituencies of the Company or the UDENYCA Business or as to the underlying decision by the Company to engage in the proposed Transaction. The issuance of J.P. Morgan’s opinion was approved by a fairness opinion committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed Transaction or any other matter.
For a description of the opinion that the Board received from J.P. Morgan, see the section titled “Opinion of the Financial Advisor to the Company” beginning on page 42 of this Proxy Statement.
Use of Proceeds and Future Operations (see page 49)
The Company, and not its stockholders, will receive the proceeds from the Transaction. The Company plans to use the proceeds to pay off certain financial liabilities, including (a) to fully repay the Company’s outstanding $230.0 million in aggregate principal amount of 1.5% Convertible Senior Subordinated Notes due 2026 and (b) to pay $49.1 million to buy out the right to receive royalties on net sales of UDENYCA in accordance with the Revenue Participation Right Purchase and Sale Agreement with Coduet Royalty Holdings, LLC that commenced May 8, 2024 (the “Revenue Purchase and Sale Agreement.”). The Company intends to use the remaining proceeds for working capital and general corporate purposes in connection with its continued business, which is focused on the research, development and commercialization of innovative immunotherapies to treat cancer and the development of an innovative immuno-oncology pipeline in combination with its commercial product LOQTORZI and the commercialization of LOQTORZI for the treatment of nasopharyngeal carcinoma (“NPC”) patients in the U.S. The amounts and timing of our actual expenditures, however, will depend upon numerous factors, and we may find it necessary or advisable to use portions of the proceeds from the Transaction for different or presently non-contemplated purposes.

Expected Timing of the Transaction (see page 52)
We expect to complete the Transaction promptly following the Special Meeting if we obtain Stockholder Approval and the various other conditions to closing are satisfied or waived. However, the Transaction may not be completed as currently anticipated. Certain factors, including factors outside of our control and the control of Purchaser, could result in the closing of the Transaction being delayed or not occurring at all.
Closing Conditions (see page 63)
The respective obligations of the Company and Purchaser to consummate the Transaction are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the mutual consent of the Company and Purchaser to the extent permitted by applicable law:
•
the Stockholder Approval has been obtained;

•
all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been earlier terminated;

•
there is no law or Governmental Order in effect that restrains or prohibits the consummation of the Transaction (excluding any law or Governmental Order pursuant to any Competition Law or foreign investment laws other than the HSR Act or the DPA); and

•
CFIUS Clearance has been obtained.

In addition, the obligation of the Company to consummate the Transaction is subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, any and all of which may be waived in whole or in part by the Company:
•
the representations and warranties of Purchaser contained in the Asset Purchase Agreement (other than the representations and warranties contained in Section 6.1 (Organization and Good Standing), Section 6.2 (Authority Relative to the Asset Purchase Agreement) and Section 6.5 (Brokers) (the “Purchaser Fundamental Representations”)), disregarding all qualifications contained herein relating to materiality or material adverse effect, shall be true and correct in each case on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the Transaction. The Purchaser Fundamental Representations shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date);

•
Purchaser shall have performed and complied in all material respects with all of the covenants and agreements under the Asset Purchase Agreement required to be performed and complied with by it prior to the Closing;

•
The Company’s receipt of a certificate signed by a duly authorized officer of Purchaser confirming that the matters described in the preceding two bullets have been satisfied; and

•
The Company has obtained the IRS Certificate and the Form 10F (and any documents described in clause (iii) of Section 3.4(b) of the Asset Purchase Agreement to the extent that such documents must be obtained from a Governmental Authority).

In addition, the obligation of Purchaser to consummate the Transaction is subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, any and all of which may be waived in whole or in part by Purchaser:
•
the representations and warranties of the Company contained in the Asset Purchase Agreement (other than the representations and warranties contained in Section 5.1 (Organization, Standing and Corporate Power), Section 5.2 (Authority Relative to the Asset Purchase Agreement), Section 5.12(a)

(Purchased Assets) and Section 5.15 (Brokers) (the “Seller Fundamental Representations”)), disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct, in each case on and as of the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date) with the same force and effect as though such representations and warranties had been made on the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect. The Seller Fundamental Representations shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date);
•
the Company shall have performed and complied in all material respects with all of the covenants and agreements under the Asset Purchase Agreement required to be performed and complied with by it prior to the Closing;

•
since the date of the Asset Purchase Agreement, the Company shall not have experienced a Material Adverse Effect;

•
Purchaser’s receipt of a certificate signed by a duly authorized officer of the Company confirming that the matters described in the preceding three bullets have been satisfied; and

•
the satisfaction or waiver of certain other conditions set forth on Section 8.3(e) of the Seller Disclosure Schedule.

No Solicitation of Alternative Proposals (see page 59)
The Asset Purchase Agreement precludes the Company from soliciting or engaging in discussions or negotiations with a third party with respect to any proposal for a competing transaction, including the acquisition of UDENYCA or a significant interest in the Company. However, if, prior to obtaining the Stockholder Approval, the Company receives an unsolicited proposal from a third party for a competing transaction that the Board, among other things, determines in good faith (after consultation with outside counsel and its financial advisor) (i) constitutes or would reasonably be expected to result in a proposal that is superior to the Transaction, and (ii) did not result from a breach of the non-solicitation obligations set forth in the Asset Purchase Agreement, then the Company may furnish non-public information to and enter into discussions with that third party and its representatives about such competing transaction after obtaining from such third party an executed confidentiality agreement. For more information, see “The Asset Purchase Agreement — No Solicitation of Alternative Proposals” beginning on page 59 of this Proxy Statement.
Indemnification (see page 65)
Under certain circumstances specified in the Asset Purchase Agreement, the Company and Purchaser have agreed to indemnify each other for certain losses. For more information, see “The Asset Purchase Agreement — Indemnification” beginning on page 65 of this Proxy Statement.
Termination of the Asset Purchase Agreement (see page 66)
The Asset Purchase Agreement may be terminated at any time prior to the Closing:
•
by mutual written consent of the Company and Purchaser;

•
by either the Company or Purchaser, if:

•
the Closing has not occurred by August 2, 2025 (the “Termination Date”), subject to certain exceptions described in the Asset Purchase Agreement;

•
such other party has breached its representations, warranties, covenants, agreements or other obligations hereunder in a manner that would reasonably be expected to cause any condition of such terminating party to close the Transaction not to be satisfied and, except in the case of a breach of Purchaser’s obligation to effect the Closing and pay the Closing Consideration, such breach has not been cured by the date set forth in the Asset Purchase Agreement; provided, that the right to terminate is not available to a party whose failure to fulfill any obligation under the Asset Purchase Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;
•
any Governmental Authority has issued a final and unappealable order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transaction, subject to certain exceptions described in the Asset Purchase Agreement;

•
the Stockholder Meeting has been held and completed and the Stockholder Approval was not obtained by reason of the failure to obtain the required vote upon a final vote taken at the Stockholder Meeting (or any adjournment or postponement thereof at which such vote was taken);

•
the Board has made a Change of Recommendation; or

•
CFIUS has notified the parties that CFIUS (a) intends to recommend to the President that the Transaction be prohibited and (b) has been unable to identify conditions that mitigate the risks to the national security of the United States that arise as a result of the Transaction;

•
by the Company, if:

•
the waiting period under the HSR Act has not expired or terminated by February 18, 2025, by giving written notice to Purchaser no later than ten (10) calendar days after such date (the “HSR Termination Right”); or

•
the Company has complied with the terms of the non-solicitation covenants of the Asset Purchase Agreement in all material respects and the Board authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal concurrently with the termination of the Asset Purchase Agreement.

Termination Fees (see page 67)
The Asset Purchase Agreement provides that, in connection with the termination of the Asset Purchase Agreement under specified circumstances, the Company will be obligated to pay to Purchaser a termination fee of $16.752 million. In addition, the Company will be obligated to pay a termination fee of $1 million to Purchaser upon its exercise of the HSR Termination Right. Such fee will be credited against any additional fee owed by Seller subsequent to such termination.
No Appraisal or Dissenters’ Rights (see page 50)
No appraisal rights or dissenters’ rights are available to our stockholders under Delaware law or our amended and restated certificate of incorporation or amended and restated bylaws, each as amended to date, in connection with the Transaction.
Risk Factors (see page 15)
In evaluating the Asset Sale Proposal, in addition to the other information provided elsewhere in this Proxy Statement and the annexes hereto, you should carefully consider the risk factors relating to the Transaction and our future operations, as well as the risk factors contained in the other filings the Company makes from time to time with the Securities and Exchange Commission (the “SEC”).

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Special Meeting, the Asset Purchase Agreement and the Transaction. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this Proxy Statement and the annexes to this Proxy Statement, each of which you should read carefully.
WHAT IS A PROXY?
A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document is also called a “proxy” or a “proxy card.” If you are a street name holder, you must obtain a proxy from your broker, bank or other nominee in order to vote your shares during your virtual participation in the Special Meeting.
WHAT IS A PROXY STATEMENT?
A proxy statement is a document that regulations of the SEC require that we give to you when we ask you to sign a proxy card to vote your stock at the Special Meeting.
WHO IS SOLICITING YOUR VOTE?
We sent you this Proxy Statement because our Board is soliciting your proxy to vote at the Special Meeting that the Company is holding to seek stockholder approval of the Transaction, as described in further detail herein. This Proxy Statement summarizes the information you need to vote at the Special Meeting. You do not need to attend the Special Meeting to vote your shares.
WHEN AND WHERE WILL THE SPECIAL MEETING BE HELD?
The Board is soliciting your vote for the Special Meeting being held on          , 2025, at          [a./p.]m. Pacific Time, virtually via the internet at www.virtualshareholdermeeting.com/CHRS2025SM. You will need the 16-digit control number which appears on the enclosed proxy card (printed in the box and marked by the arrow) and the instructions accompanying these proxy materials. For additional details on the virtual meeting, please see page 20 of this Proxy Statement.
WHAT WILL YOU BE VOTING ON?
At the Special Meeting, the Company’s stockholders will consider: (1) approval of the Transaction, the Asset Purchase Agreement and the Related Agreements; and (2) any other matters which may properly come before the meeting.
DO YOU HAVE THE OPTION TO CALL IN TO THE SPECIAL MEETING INSTEAD OF ATTENDING VIRTUALLY?
No. Stockholders will not have the option to call in to the virtual meeting and listen by telephone. To participate in the Special Meeting, stockholders must stream the Special Meeting via the internet.
WHAT IS THE ASSET SALE PROPOSAL (PROPOSAL ONE)?
The Asset Sale Proposal is a proposal to sell the UDENYCA Business to Purchaser pursuant to the terms, and subject to certain conditions, of the Asset Purchase Agreement. Following the closing of the Transaction, we will continue to work on the advancement of our innovative, next-generation immuno-oncology portfolio in combination with its commercial product LOQTORZI (toripalimab-tpzi), a novel PD-1 inhibitor.
WHO WILL COUNT THE VOTES?
Louis Larsen, a representative of L-Squared Elections, our inspector of election, will tabulate and certify the votes.

DID THE TRANSACTION COMMITTEE AND THE BOARD APPROVE THE TRANSACTION, ASSET PURCHASE AGREEMENT AND THE RELATED AGREEMENTS?
Yes. The Transaction Committee and the full Board (a) determined that the Transaction, the Asset Purchase Agreement, the Related Agreements and the other transactions contemplated thereby are fair, advisable to and in the best interests of the Company and its stockholders, and (b) approved the execution and delivery of the Asset Purchase Agreement, the Related Agreements and such other agreements necessary or appropriate to consummate the Transaction. The full Board has recommended that the Company’s stockholders approve the Transaction, the Asset Purchase Agreement and the Related Agreements.
WHY DID THE TRANSACTION COMMITTEE AND THE BOARD APPROVE THE TRANSACTION?
In reaching its decision to approve the Transaction, the Asset Purchase Agreement and the Related Agreements and to recommend that you vote in the manner noted above, our Board considered a wide range of factors relating to the Transaction, the Asset Purchase Agreement and the Related Agreements. These factors included, among others, the Company’s strategy to focus its research and development and commercial resources on its innovative immuno-oncology portfolio in combination with its commercial product LOQTORZI and the Transaction’s expected impact on the Company’s financial position, the Transaction Committee’s unanimous approval of the Transaction, the value of the consideration to be received, and the fairness opinion of the financial advisor retained by the Board summarized under “Opinion of the Financial Advisor to the Company.” For more information on these factors (including the Transaction Committee process), see “Proposal One: Asset Sale Proposal — Reasons for the Transaction and Recommendation of Our Board.”
WHAT WILL HAPPEN IF THE ASSET SALE PROPOSAL IS APPROVED?
If the Asset Sale Proposal is approved by our stockholders, among other things as may be completed at such times as the Board or, if applicable, our officers, in accordance with Delaware law, deem necessary, appropriate or advisable in our best interests and the best interests of our stockholders, we will consummate the asset sale pursuant to the Asset Purchase Agreement.
WHAT HAPPENS IF THE ASSET SALE PROPOSAL (PROPOSAL ONE) IS NOT APPROVED?
If stockholders do not approve the Asset Sale Proposal, the Transaction will not occur. Instead, the Company will retain the assets and liabilities proposed to be sold in the Transaction and will not receive the Consideration.
IF THE ASSET SALE PROPOSAL (PROPOSAL ONE) IS APPROVED, WHEN WILL THE TRANSACTION CLOSE?
Assuming the satisfaction of the conditions set forth in the Asset Purchase Agreement, the Company anticipates the transactions contemplated thereby to close in the first quarter of 2025.
WHAT ARE THE BOARD’S RECOMMENDATIONS ON HOW I SHOULD VOTE MY SHARES?
The Board (in reliance on the recommendation from the Transaction Committee) unanimously recommends that you vote your shares FOR the Asset Sale Proposal.
WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?
The Record Date to determine the stockholders entitled to notice of and to vote at the Special Meeting is the close of business on          , 2025. The Record Date was established by the Board as required by Delaware law. On the Record Date,          shares of common stock were issued and outstanding.
HOW MANY VOTES DO STOCKHOLDERS HAVE?
Each share of common stock is entitled to one (1) vote at the Special Meeting.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?
The presence, via the Meeting Website or by proxy, of a majority of the voting power of the outstanding shares of common stock entitled to vote as of the close of business on the Record Date constitutes a quorum. Abstentions will count toward establishing a quorum. Broker non-votes will not be counted for purposes of determining the presence of a quorum for the Special Meeting. Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote the shares.
HOW MAY I VOTE MY SHARES?
You can vote either during virtual participation in the Special Meeting or by proxy without joining the Special Meeting via the Meeting Website. We urge you to vote by proxy even if you plan to join the Special Meeting via the Meeting Website so that we will know as soon as possible that enough votes will be present for us to hold the meeting.
(a) How may I vote my shares while virtually participating in the meeting?
If your shares are registered directly in your name with our transfer agent, Equiniti, on the Record Date, you are considered, with respect to those shares, the stockholder of record, and the proxy materials and proxy card are being sent directly to you by the Company. As the stockholder of record, you may participate virtually in the Special Meeting and submit a vote through www.virtualshareholdermeeting.com/CHRS2025SM during the Meeting. You will need the 16-digit control number which appears on the enclosed proxy card (printed in the box and marked by the arrow) and the instructions accompanying these proxy materials.
If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you together with a voting instruction card.
(b) How can I vote my shares without virtually participating in the meeting?
Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without participating in the Special Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most cases, you will be able to do this by telephone, by using the Internet or by mail. Please refer to the summary instructions included with proxy materials and on your proxy card. For shares held in street name, the voting instruction card will be included in the materials forwarded by the broker or nominee. If you have telephone or Internet access, you may submit your proxy by following the instructions with your proxy materials and on your proxy card. You may submit your proxy by mail by signing your proxy card or, for shares held in street name, by following the voting instructions with your proxy materials and on your proxy card. You may submit your proxy by mail by signing your proxy card or, for shares held in street name, by following the voting instruction card included in the materials forwarded by your stockbroker or nominee and mailing it in the enclosed, postage paid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.
WHAT IF I DO NOT SPECIFY HOW I WANT MY SHARES VOTED?
If you are a record holder who returns a completed proxy card that does not specify how you want to vote your shares, the designated proxies will vote your shares as to which you provide no voting instructions, and such shares will be voted FOR the Asset Sale Proposal.
Brokers, banks or other nominees who hold shares in “street name” for their customers have authority to vote those shares on “routine” proposals when they have not received instructions from the beneficial owners of such shares. However, brokers, banks or other nominees do not have the authority to vote shares they hold for their customers on “non-routine” proposals when they have not received instructions from the beneficial owners of such shares. The Asset Sale Proposal is considered a “non-routine” matter. Therefore, if you do not provide voting instructions to your broker regarding the Asset Sale Proposal, your broker will not be permitted to exercise voting authority to vote your shares on such proposals and will result in a broker non-vote. Broker non-votes will have the same effect as if you voted “AGAINST” the Asset Sale Proposal.

HOW MANY VOTES ARE NEEDED TO APPROVE THE ASSET SALE PROPOSAL?
Approval of the Asset Sale Proposal requires the affirmative vote of a majority of the voting power of all issued and outstanding common stock entitled to vote at the Special Meeting. Stockholders may vote “for”, “against” or “abstain” for the Asset Sale Proposal. If you “abstain” from voting on the Asset Sale Proposal, your abstention will have the same effect as if you voted “AGAINST” the Asset Sale Proposal. Broker non-votes will also have the same effect as if you voted “AGAINST” the Asset Sale Proposal.
WHAT IS THE QUORUM REQUIREMENT?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the voting power of the outstanding shares of common stock entitled to vote as of the close of business on the Record Date is present at the Special Meeting via the Meeting Website or represented by proxy. On the Record Date,          shares of common stock were issued and outstanding. Thus,           votes must be present via the Meeting Website or represented by proxy at the Special Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you participate virtually in the Special Meeting. Abstentions will be counted towards the quorum requirement. Broker non-votes will not be counted for purposes of determining the presence of a quorum for the Special Meeting. If there is no quorum, then either the chairperson of the meeting or a majority in voting power of the holders entitled to vote at the Special Meeting via the Meeting Website or represented by proxy may adjourn the Special Meeting to another date.
CAN I CHANGE MY VOTE?
If you are the record holder of your shares, you may revoke a previously granted proxy at any time before the Special Meeting by delivering to the Secretary of Coherus Biosciences, Inc. a written notice of revocation or a duly executed proxy bearing a later date or by virtually participating in Special Meeting and submitting your votes through the Meeting Website. Any stockholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a legal proxy from such bank or brokerage firm and voting in person at the Special Meeting. Your presence at the Special Meeting via the Meeting Website does not revoke your proxy. Your last vote, prior to or at the Special Meeting, is the vote that will be counted.
WHAT IF I VOTE “ABSTAIN”?
A vote to “abstain” on any matter indicates that your shares will not be voted for such matter and will have the same effect as if you voted “AGAINST” the Asset Sale Proposal. Abstentions are considered as being present for quorum purposes.
IF I HOLD SHARES THROUGH A BROKER OR OTHER NOMINEE, CAN MY SHARES BE VOTED IF I DO NOT INSTRUCT MY BROKER OR OTHER NOMINEE OR MAKE ARRANGEMENTS TO ATTEND THE SPECIAL MEETING?
No. If you hold your shares through a broker or other nominee, you must instruct it how to vote those shares at the Special Meeting, or else make arrangement to with your broker or other nominee to attend the Special Meeting. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Broker non-votes will not be counted for purposes of determining the presence of a quorum for the Special Meeting, and will have the same effect as if you voted “AGAINST” the Asset Sale Proposal. If you have neither instructed your broker or other nominee, nor made arrangements with your broker or other nominee to virtually participate in the Special Meeting and virtually vote your shares, your shares will not be voted.
WHAT HAPPENS IF THE MEETING IS POSTPONED OR ADJOURNED?
Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is actually voted.

WHAT IS HOUSEHOLDING OF SPECIAL MEETING MATERIALS?
The SEC has adopted rules known as “householding” that permit companies and intermediaries (such as brokers) to deliver one set of proxy materials to multiple stockholders residing at the same address. This process enables us to reduce our printing and distribution costs and reduce our environmental impact. Householding is available to both registered stockholders and beneficial owners of shares held in street name.
WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?
You may receive more than one set of voting materials, including multiple copies of the notice of Special Meeting or this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Similarly, if you are a stockholder of record and hold shares in a brokerage account, you will receive a notice for shares held in your name and a notice or voting instruction card for shares held in street name. Please follow the directions provided in the notice and each additional notice or voting instruction card you receive to ensure that all your shares are voted.
DO STOCKHOLDERS HAVE APPRAISAL OR DISSENTER’S RIGHTS?
Stockholders do not have appraisal or dissenter’s rights with respect to any of the proposals being voted on.
WILL I RECEIVE ANY PROCEEDS FROM THE TRANSACTION?
No. The Company, and not its stockholders, will receive the proceeds from the Transaction.
WILL THE COMPANY’S COMMON STOCK STILL BE PUBLICLY TRADED IF THE TRANSACTION IS COMPLETED?
Yes. Our common stock is currently traded on The Nasdaq Global Market under the ticker symbol “CHRS,” which will not change following the completion of the Transaction. It is not possible to predict the trading price of our common stock following the closing of the Transaction. Accordingly, you may find it more difficult to dispose of your shares of common stock, and you may not be able to sell some or all of your shares of common stock when you desire. See “Risk Factors” for a further discussion of some of these risks.
HOW WILL THE COMPANY USE THE PROCEEDS FROM THE TRANSACTION?
The Company, and not its stockholders, will receive the proceeds from the Transaction. The Company plans to use the proceeds to pay off certain financial liabilities, including (a) to fully repay the Company’s outstanding $230.0 million in aggregate principal amount of 1.5% Convertible Senior Subordinated Notes due 2026 and (b) to pay $49.1 million to buy out the right to receive royalties on net sales of UDENYCA in accordance with the Revenue Purchase and Sale Agreement. The Company intends to use the remaining proceeds for working capital and general corporate purposes in connection with its continued business, which is focused on the research, development and commercialization of innovative immunotherapies to treat cancer and the development of an innovative immuno-oncology pipeline in combination with its commercial product LOQTORZI and the commercialization of LOQTORZI for the treatment of nasopharyngeal carcinoma (“NPC”) patients in the U.S. The amounts and timing of our actual expenditures, however, will depend upon numerous factors, and we may find it necessary or advisable to use portions of the proceeds from the Transaction for different or presently non-contemplated purposes.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION TO U.S. STOCKHOLDERS?
Our stockholders will not realize any gain or loss for U.S. federal income tax purposes as a result of the Transaction. See “Proposal One: Asset Sale Proposal — Material U.S. Federal Income Tax Consequences.”
WHAT ARE THE SOLICITATION EXPENSES AND WHO PAYS THE COST OF THIS PROXY SOLICITATION?
We pay the cost of soliciting proxies for the Special Meeting, and we have engaged Morrow Sodali LLC, a proxy solicitation firm, to assist in the solicitation of proxies for the Special Meeting and will pay Morrow Sodali LLC an estimated fee of $57,500, plus reimbursement of reasonable out of pocket expenses. We solicit by mail, telephone, personal contact and electronic means and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send notices, and if requested, other proxy materials, to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile or written or electronic mail. Stockholders are requested to return their proxies without delay.
WHERE CAN I FIND VOTING RESULTS?
The Company expects to publish the voting results in a Current Report on Form 8-K, which it expects to file with the SEC within four business days following the Special Meeting.
WHO CAN HELP ANSWER MY QUESTIONS?
The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this Proxy Statement. We urge you to carefully read this entire Proxy Statement, including the documents we refer to herein. If you have any questions, need additional material, or require assistance in voting your shares, please feel free to contact Morrow Sodali LLC at:
430 Park Avenue
14th Floor
New York, NY 10022
Banks and Brokers Call: (203) 658-9400
Stockholders Call Toll Free: (800) 662-5200
E-mail: CHRS@investor.sodali.com

RISK FACTORS
Risks Related to the Transaction
The announcement and pendency of the Transaction, whether or not consummated, may adversely affect our business.
The announcement and pendency of the Transaction, whether or not consummated, may adversely affect the trading price of our common stock, our business or our relationships with customers, suppliers and employees. In addition, pending the completion of the Transaction, we may be unable to attract and retain key personnel and the focus and attention of our management and employee resources may be diverted from operational matters during the pendency of the Transaction.
The closing of the Transaction is subject to multiple conditions beyond our control. Failure to complete the Transaction could materially and adversely affect our future business, results of operations, financial condition and stock price.
The closing of the Transaction is subject to the satisfaction or waiver of various conditions, including obtaining Stockholder Approval. We cannot predict whether and when the conditions will be satisfied. If one or more of these conditions is not satisfied, and as a result, we do not complete the Transaction, or in the event the Transaction is not completed or is delayed for any other reason, we and investors in our common stock may be harmed. If we are unable to satisfy the closing conditions in Purchaser’s favor or if other mutual closing conditions are not satisfied, Purchaser will not be obligated to complete the Transaction. In the event that the Transaction is not completed, the announcement of the termination of the Asset Purchase Agreement may adversely affect the trading price of our common stock, our business and operations or our relationships with our employees. Any delay in completing the Transaction may significantly reduce the benefits that the Company expects to achieve if it successfully completes the Transaction within the expected timeframe.
The Asset Purchase Agreement limits our ability to pursue alternatives to the Transaction.
The Asset Purchase Agreement contains customary “no-shop” restrictions on the Company’s ability to solicit alternative Acquisition Proposals from third parties and to provide information to, and participate and engage in discussions or negotiations with, third parties regarding any alternative Acquisition Proposals. These restrictions are subject to a customary “fiduciary out” provision that allows the Company, under certain specified circumstances, to provide information to, and participate or engage in discussions or negotiations with and afford access to, third parties with respect to an Acquisition Proposal if our Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such alternative Acquisition Proposal either constitutes a Superior Proposal or would be reasonably likely to result in a Superior Proposal, and our Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such actions would be inconsistent with its fiduciary duties pursuant to applicable law.
There is no guarantee that we will receive either of the Earnout Payments under the Asset Purchase Agreement.
A portion of the Consideration potentially payable to us under the Asset Purchase Agreement is in the form of two Earnout Payments of $37.5 million each. The first such payment is payable by Purchaser to us if Net Sales of UDENYCA for four consecutive fiscal quarters within the first five full fiscal quarters following the consummation of the Transaction are equal to or greater than $300 million, and the second such payment is payable by Purchaser to us if Net Sales of UDENYCA for four consecutive fiscal quarters within the first seven full fiscal quarters following the consummation of the Transaction are equal to or greater than $350 million. However, there is no guarantee that we will receive either of the Earnout Payments, and we may not receive more than the Closing Consideration for selling the UDENYCA Business. If we do not receive the Earnout Payments the total consideration paid to the Company for the sale of UDENYCA will be significantly lower, which could be harmful to the Company’s future financial position.
Our stockholders should assume that they will not receive any of the proceeds of the Transaction.
The proceeds from the Transaction will be paid directly to the Company and not our stockholders. As discussed elsewhere in this Proxy Statement, our Board will evaluate different alternatives for the use of the proceeds from the Transaction. The Company intends to use substantially all of the proceeds to pay off certain financial liabilities and for working capital and general corporate purposes in connection with its continued business which is focused on the research, development and commercialization of innovative immunotherapies to treat cancer and the development of an innovative immuno-oncology pipeline. The Company has never declared or paid any cash dividends on our common stock and the Board does not currently expect to declare a special dividend of any Transaction proceeds to our stockholders.
We will incur significant expenses in connection with the Transaction, regardless of whether the Transaction is completed.
We expect to incur significant expenses related to the Transaction. These expenses are substantial and include, but are not limited to, financial advisory and opinion fees and expenses, legal fees and expenses, accounting fees and expenses, certain employee expenses, filing fees, printing expenses and other related fees and expenses. Many of these expenses have already been incurred by us and will be payable by us regardless of whether the Transaction is completed.
The opinion obtained by the Company from its financial advisor does not and will not reflect changes in circumstances subsequent to the date of the Asset Purchase Agreement.
On December 2, 2024, J.P. Morgan rendered its oral opinion to the Board to the effect that, as of such date, based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Consideration to be paid to the Company in the proposed Transaction was fair, from a financial point of view, to the Company. J.P. Morgan confirmed its December 2, 2024 oral opinion by delivering its written opinion, dated December 2, 2024, to the Board that, as of such date, the Consideration to be paid to the Company in the proposed Transaction was fair, from a financial point of view, to the Company.
Although the Company believes that there have been no material changes in the matters and conditions considered by J.P. Morgan in rendering its opinion and no material changes are anticipated to occur prior to the Special Meeting, changes in the operations and prospects of the Company, general market and economic conditions and other factors that may be beyond the control of the Company, and on which the opinion was based may occur. The opinion rendered by J.P. Morgan does not speak as of the time of this Proxy Statement or the time when the Transaction will be completed. For a more complete description of the written opinion that the Board received from J.P. Morgan, see the section titled “Opinion of the Financial Advisor to the Company” and the full text of the opinion contained in Annex B to this Proxy Statement, which is incorporated by reference herein in its entirety.
The Unaudited Combined Financial Statements of the UDENYCA Business included in this Proxy Statement are not necessarily representative of the results that would have been achieved by the UDENYCA Business and the Unaudited Pro Forma Consolidated Financial Information included in this Proxy Statement does not reflect what Coherus’ financial position and results of operations would have been had the Combined Transactions (as defined in the section “Unaudited Pro Forma Consolidated Financial Information”) occurred on the dates indicated, nor is it necessarily indicative of Coherus’ future financial position and future results of operations, including anticipated future cost savings after the disposition of the UDENYCA Business.
The Unaudited Combined Financial Statements of the UDENYCA Business and the Unaudited Pro Forma Consolidated Financial Information included in this proxy statement are derived from the consolidated financial statements and accounting records of our operations prior to the sale of the UDENYCA Business. Accordingly, this information does not necessarily reflect the financial results that would have been achieved during the periods presented or those that may be achieved in the future. For example, the unaudited pro forma condensed combined financial information does not give effect to anticipated synergies and dis-synergies and do not give effect to anticipated future cost savings after the disposition of the UDENYCA Business. Therefore, our actual results and financial position after the Transaction may differ materially and adversely from both the Unaudited Combined Financial Statements of the UDENYCA Business and the Unaudited Pro Forma Consolidated Financial Information that are included in this proxy statement. For additional information about our past financial performance and the basis of presentation of our historical and pro forma financial information, refer to “Financial Information” in this Proxy Statement, in addition to our audited consolidated financial statements for the years ended December 31, 2023 and 2022 contained in our Current Report on Form 10-K filed on March 15, 2024, which are incorporated by reference into this Proxy Statement.
Risks Related to Our Future Operations
Immediately following the Transaction, we will be a commercial-stage biopharmaceutical company focused on the research, development and commercialization of innovative immunotherapies to treat cancer.
Upon the closing of the Transaction, we will no longer operate the UDENYCA Business, other than certain transition activities for a temporary period of time to transition the UDENYCA Business to Purchaser pursuant to the UDENYCA TSA (as defined below), and will be focused on the research, development and commercialization of innovative immunotherapies to treat cancer and the commercialization of LOQTORZI for the treatment of NPC patients in the U.S. We expect to continue to generate revenue by sales of our commercial product LOQTORZI and otherwise expect to devote substantial resources to our research, development and commercialization efforts for our pipeline product candidates. However, there is no guarantee that these efforts will ever result in any meaningful revenue for us, and revenue generated from these immunotherapies alone or in combination with revenue generated by LOQTORZI may never equal or surpass revenue generated by the UDENYCA Business.
We have discretion in the use of the proceeds from the Transaction and may not use them effectively.
If the Transaction is consummated, the Company will receive the Closing Consideration proceeds from the Transaction. The Company plans to use the proceeds to pay off the Company’s $230 million in aggregate principal amount of convertible notes due April 2026 and $49.1 million to buy-out certain royalty obligations related to UDENYCA and to use the remainder for working capital and general corporate purposes, in connection with its continued business, which is focused on the research, development and commercialization of innovative immunotherapies to treat cancer and the development of an innovative immuno-oncology pipeline and the commercialization of LOQTORZI for the treatment of NPC patients in the U.S. Our management will have broad discretion in the application of the proceeds from the Transaction and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline. Pending their use, we may invest the proceeds in a manner that does not produce income or that loses value. Although our Board will evaluate various alternatives regarding the use of the proceeds from the Transaction, it has made no decision with respect to the specific use of proceeds other than as described above and has not committed to making any such decision by a particular date. This uncertainty may negatively impact the value and liquidity of our common stock.
There are risks and uncertainties associated with the transition services agreement that will be entered into between the Company and Intas at or before the date of the closing of the Transaction, one or more of which could have a material adverse effect on our business, financial condition, results of operations, cash flows or stock price.
In connection with the Transaction, we are required to enter into a transition services agreement with Intas (the “UDENYCA TSA”) pursuant to which we expect to be required to provide certain business support services to Intas for a defined transition period of time. There are a number of risks and uncertainties associated with the UDENYCA TSA, which could have a material adverse effect on our business, financial condition, results of operations, cash flows or stock price, including, among other things:
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the need to expend our management and employee time and attention on the UDENYCA TSA that could be spent on other areas of our business;

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the need to provide significant support services under the UDENYCA TSA on behalf of Intas, such as logistics, payments, accounting, finance, commercial, regulatory and manufacturing support;

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the exposure to the financial status of Intas for any payments due to us under the UDENYCA TSA, which may be significant; and

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potential unanticipated costs to us under the UDENYCA TSA.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain statements included in this Proxy Statement contain express or implied forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act about the proposed transaction between the Company and Purchaser that involve substantial risks and uncertainties, assumptions and other important factors relating to future events and the future performance the Company and the UDENYCA Business. All statements, other than statements of historical facts, included herein regarding the consummation of the Transaction, the satisfaction of the revenue thresholds for the Earnout Payments (as defined below), and the Company’s strategy, future operations, future financial position, future revenues, other financial guidance (including the certain unaudited prospective financial information provided to the Board, Purchaser Parties and other potential purchasers and to J.P. Morgan in connection with its fairness opinion), acquisitions, dispositions, projected costs, prospects, plans and objectives of management are forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Words such as “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “future,” “opportunity,” “likely,” “target,” variations of such words, and similar expressions or negatives of these words are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The Company may not actually achieve the plans, intentions, or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company’s forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements the Company makes due to a number of important factors including but not limited to:
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the occurrence of any event, change or other circumstances that could give rise to the termination of the Asset Purchase Agreement;

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plans and expectations for the Transaction;

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our stockholders failing to approve the Asset Sale Proposal;

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the risk that the Transaction may not be completed in a timely manner or at all, which may adversely affect the price of the securities of the Company and the Company’s ability to survive as an operating entity;

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the outcome of any legal proceedings related to the Transaction that may be instituted against the Company and Purchaser following the announcement of the Transaction;

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the failure of one or more conditions to the closing of the Transaction to be satisfied or waived by the applicable party;

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an increase in the amount of costs, fees, expenses and other charges related to the Asset Purchase Agreement or Transaction;

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risks arising from the diversion of management’s attention from our ongoing business operations;

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risks associated with our ability to identify and realize business opportunities following the Transaction;

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general economic and business conditions;

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changes in the Company’s business strategy or development plans;

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the effect of the announcement or pendency of the Transaction on the Company’s business relationships, performance, and business generally;

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post-closing operations and the outlook for the Company or the UDENYCA Business including those related to the UDENYCA TSA, product candidates, research and development, and product candidate approvals; projections of or targets for revenues, costs and other financial guidance acquisitions, dispositions, projected costs, prospects, plans and objectives of management; and

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the other factors discussed under the heading “Risk Factors” in this Proxy Statement and the other filings we make with the SEC from time to time.

Forward-looking statements are inherently subject to risks, uncertainties and assumptions, some of which cannot be predicted or quantified and are beyond our ability to control. The forward-looking statements in this Proxy Statement are only predictions. Any of these factors, or a combination of these factors, could materially affect our future financial condition or results of operations and the ultimate accuracy of our forward-looking statements. There also are other factors that we may not describe (generally because we currently do not perceive them to be material) that could cause actual results to differ materially from our expectations.
Any forward-looking statements speak only as of the date of this Proxy Statement and are made based on the current good faith beliefs and judgments of the Company’s management, and the reader is cautioned not to rely on any forward-looking statements made by the Company. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. We qualify all of our forward-looking statements by these cautionary statements.

THE SPECIAL MEETING
Time, Date and Place
The Special Meeting is scheduled to be held on          ,          , 2025, at          [a./p.]m. Pacific Time virtually via the Internet at www.virtualshareholdermeeting.com/CHRS2025SM. . You will need the 16-digit control number which appears on the enclosed proxy card (printed in the box and marked by the arrow) and the instructions accompanying these proxy materials.
Purpose of the Special Meeting
At our Special Meeting, stockholders will act upon the matters outlined in the notice, including the Asset Sale Proposal.
Other than the Asset Sale Proposal, we do not expect a vote to be taken on any other matters at the Special Meeting or any adjournment or postponement thereof. However, if any other matters are properly presented at the Special Meeting or any adjournment or postponement thereof for consideration, the holders of the proxies solicited by this Proxy Statement will have discretion to vote on such matters in accordance with applicable law and their judgment.
Recommendation of Our Board
After careful consideration, our Board (in reliance on the recommendation from the Transaction Committee) unanimously recommends that you vote FOR the Asset Sale Proposal:
In reaching its decision to recommend that you vote in the manner noted above, our Board considered a wide range of factors relating to the Transaction, the Asset Purchase Agreement and the Related Agreements. These factors included, among others, the Company’s strategy to focus its research and development and commercial resources on our innovative immuno-oncology portfolio and the Transaction’s expected impact on the Company’s financial position, the Transaction Committee’s unanimous approval of the Transaction, the value of the consideration to be received, and the fairness opinion of the financial advisor retained by the Board summarized under “Opinion of the Financial Advisor to the Company.” For more information on these factors (including the Transaction Committee process), see “Proposal One: Asset Sale Proposal — Reasons for the Transaction and Recommendation of Our Board.”
Record Date and Voting Power
Only holders of record of our common stock at the close of business on          , 2025, or the Record Date, will be entitled to notice of, and to vote at, the Special Meeting. On the Record Date,          shares of common stock were issued and outstanding. Each share of common stock is entitled to one (1) vote at the Special Meeting.
Quorum
The presence, via the Meeting Website or by proxy, of a majority of the voting power of the outstanding shares of common stock entitled to vote as of the close of business on the Record Date constitutes a quorum. Abstentions will count toward establishing a quorum. Broker non-votes will not be counted for purposes of determining the presence of a quorum for the Special Meeting. Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote the shares. An abstention occurs when a stockholder withholds such stockholder’s vote by checking the “abstain” box on the proxy card, or similarly elects to abstain via the Internet voting. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters such as the Asset Sale Proposal.
Once a share of common stock is represented by presence via the Meeting Website or by proxy at the Special Meeting, it will be counted for purposes of determining whether a quorum exists at the Special Meeting and any adjournment or postponement of the Special Meeting. However, if a new record date is set for an adjourned or postponed Special Meeting, a new quorum will have to be established. For purposes of determining the presence of a quorum, abstentions will be counted as present at the Special Meeting.

Required Vote
The approval of the Asset Sale Proposal requires the affirmative vote of a majority of the voting power of all issued and outstanding common stock entitled to vote at the Special Meeting. This means that, of the shares of capital stock of the Company that are outstanding as of the close of business on the Record Date and entitled to vote on the Asset Sale Proposal, a majority must vote in favor of the Asset Sale Proposal in order for the Asset Sale Proposal to be approved. Stockholders may vote “for”, “against” or “abstain” for the Asset Sale Proposal. If you “abstain” from voting on the Asset Sale Proposal, your abstention will have the same effect as a vote “against” the Asset Sale Proposal. Broker non-votes will also have the same effect as if you voted “AGAINST” the Asset Sale Proposal.
Voting by Stockholders
Your vote is very important to us and we hope that you will participate in the Special Meeting virtually. However, whether or not you plan to participate in the Special Meeting virtually, please vote by proxy in accordance with the instructions on your proxy card or voting instruction card (from your broker, bank or other nominee). Below are descriptions of how you may vote your shares depending on whether or not you are a stockholder of record or a beneficial owner.
Stockholders of Record
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By proxy by telephone or Internet.   If you have telephone or Internet access, you may submit your proxy by following the instructions provided in the notice, or if you received paper proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

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By Mail.   If you received paper proxy materials, you may submit your proxy by mail by completing and signing your proxy card and mailing it in the enclosed envelope. Your shares will be voted as you have instructed.

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By Virtually Participating in the Special Meeting.   You may vote your shares at www.virtualshareholdermeeting.com/CHRS2025SM during the Special Meeting. You will need the 16-digit control number which appears on the enclosed proxy card (printed in the box and marked by the arrow) and the instructions accompanying these proxy materials.

Beneficial Owners
If your shares are held of record in the name of a bank, broker or other nominee you should follow the separate instructions that the nominee provides to you. Although most banks and brokers now offer Internet and telephone voting, availability and specific processes will depend on their voting arrangements.
Abstentions
Abstentions will have the same effect as a vote “AGAINST” the Asset Sale Proposal.
For purposes of determining the presence of a quorum, abstentions will be counted as present at the Special Meeting.
Broker Non-Votes
Brokers, banks or other nominees who hold shares in “street name” for their customers have authority to vote those shares on “routine” proposals when they have not received instructions from the beneficial owners of such shares. However, brokers, banks or other nominees do not have the authority to vote shares they hold for their customers on “non-routine” proposals when they have not received instructions from the beneficial owners of such shares.
Broker non-votes occur when shares are held in “street name” through a broker, bank or other intermediary on behalf of a beneficial owner, and the broker submits a proxy but does not vote for a matter because the broker has not received voting instructions from the beneficial owner and (i) the broker does not have discretionary voting authority on the matter or (ii) the broker chooses not to vote on a matter for which it has discretionary voting authority. The Asset Sale Proposal is considered a “non-routine” matter. Therefore, if you do not provide voting instructions to your broker regarding the Asset Sale Proposal, your broker will not be permitted to exercise voting authority to vote your shares on such proposals and will result in a broker non-vote. Broker non-votes will not be counted for purposes of determining the presence of a quorum for the Special Meeting but will also have the same effect as if you voted “AGAINST” the Asset Sale Proposal.
Failure to Vote
If you are a stockholder of record and you do not vote at the Special Meeting by submitting a vote through the Meeting Website or properly return your proxy card or vote over the Internet or by phone, your shares will not be voted at the Special Meeting, will not be counted as present via the Meeting Website or by proxy at the Special Meeting and will not be counted for purposes of determining whether a quorum exists.
As discussed above, brokers, banks and other nominees do not have discretionary voting authority with respect the Asset Sale Proposal. Accordingly, if you are the beneficial owner of shares held in “street name” and you do not issue voting instructions to your broker, bank or other nominee with respect to the Asset Sale Proposal, your shares will not be voted at the Special Meeting and will not be deemed present for any purpose at the Special Meeting related to such proposals, including for purposes of determining whether a quorum exists.
A failure to vote will have the same effect as a vote “AGAINST” the approval of the Asset Sale Proposal.
Revocability of Proxies
A stockholder of record who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by (i) giving written notice of revocation to our Corporate Secretary at Coherus BioSciences, Inc., 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065, (ii) properly submitting a duly executed proxy bearing a later date, or (iii) appearing in person at the Special Meeting and voting in person.
If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you already have provided to your broker, trustee, or other nominee.
Attendance at the Special Meeting via the Meeting Website, in and of itself, will not constitute a revocation of a proxy.
Adjournments
The Special Meeting may be adjourned by the chairperson of the meeting or a majority in voting power of the holders entitled to vote at the Special Meeting via the Meeting Website or represented by proxy, for any purpose, including for the purpose of obtaining a quorum or soliciting additional votes if there are insufficient votes to authorize the Asset Sale Proposal. Any adjournment may be made without notice (if the adjournment is not for more than 30 days and a new record date is not fixed for the adjourned meeting), by an announcement made at the Special Meeting of the time, date and place of the adjourned meeting. Any adjournment will allow stockholders of record who have already sent in proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned.
Solicitation of Proxies
Our Board is soliciting proxies for the Special Meeting to be held on          , 2025, at          [a./p.]m. Pacific Time, virtually via the Internet. The Special Meeting can be accessed by visiting the Meeting Website, where stockholders will be able to listen to the meeting, submit questions and vote online. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Special Meeting.
We will bear the expense of soliciting proxies and we have engaged Morrow Sodali LLC, a proxy solicitation firm, to assist in the solicitation of proxies for the Special Meeting and will pay Morrow Sodali LLC an estimated fee of $57,500, plus reimbursement of reasonable out of pocket expenses. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable charges and expenses incurred in forwarding soliciting materials to their clients. We may conduct further solicitation personally or telephonically through our directors, officers, and employees, none of whom will receive additional compensation for assisting with the solicitation.
Questions and Additional Information
If you have any questions, need additional material, or require assistance in voting your shares, please feel free to contact the Morrow Sodali LLC at:
430 Park Avenue
14th Floor
New York, NY 10022
Banks and Brokers Call: (203) 658-9400
Stockholders Call Toll Free: (800) 662-5200
E-mail: CHRS@investor.sodali.com

PROPOSAL ONE: ASSET SALE PROPOSAL
At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve the asset sale. Under Delaware law and the Company’s organizational documents, and pursuant to the terms of the Asset Purchase Agreement, the asset sale cannot be consummated without the approval of the holders of a majority of all of the issued and outstanding shares of common stock on the Record Date.
Attached as Annex A to this Proxy Statement is the Asset Purchase Agreement. The material terms of the Asset Purchase Agreement, and other information regarding the asset sale, are summarized below. The summary of the Asset Purchase Agreement below is not a complete summary of the Asset Purchase Agreement and is subject in all respects to the provisions of, and is qualified by reference to, the Asset Purchase Agreement. Stockholders are urged to read the Asset Purchase Agreement in its entirety.
Information about the Parties
The Company
We are a commercial-stage biopharmaceutical company focused on the research, development and commercialization of innovative immunotherapies to treat cancer. We are developing an innovative immuno-oncology pipeline that is expected to bring forward new potential indications for toripalimab in the U.S. and the development of new product candidates.
Our immuno-oncology pipeline includes multiple antibody immunotherapy candidates focused on enhancing the innate and adaptive immune responses to enable a robust antitumor immunologic response and enhance outcomes for patients with cancer. Casdozokitug is a novel, investigational IL-27 antagonistic antibody currently being evaluated in two ongoing clinical studies: a Phase 1/2 study in advanced solid tumors and a Phase 2 study in hepatocellular carcinoma. CHS-114 is an investigational, cytolytic anti-CCR8 antibody, designed for high selectivity, currently in a Phase 1 study in patients with advanced solid tumors, including HNSCC. CHS-1000 is a novel, investigational humanized Fc-modified IgG1 monoclonal antibody targeting ILT4. An IND for CHS-1000 was allowed to proceed by the FDA in the second quarter of 2024 and initiating the first-in-human clinical study remains subject to further evaluation in our portfolio prioritization process.
We market LOQTORZI® (toripalimab-tpzi), a novel next-generation PD-1 inhibitor, and UDENYCA (pegfilgrastim-cbqv), a biosimilar of Neulasta.
Neulasta® is a registered trademark of Amgen, Inc.
With 229 full-time and part-time employees, our principal executive offices are located at 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065 and its telephone number is (650) 649-3530.
We are a Delaware corporation, and our common stock is listed on Nasdaq Global Market under the ticker symbol “CHRS.”
For more information about us, visit our website at https://www.coherus.com. The information contained on or accessible through our website (other than the documents incorporated by reference herein) does not constitute a part of this Proxy Statement or any other report or document on file with or furnished to the SEC. Additional information about us is included in the documents incorporated by reference in this Proxy Statement. See “Where You Can Find More Information.”
Purchaser
Intas is a global pharmaceutical company founded in 1976 and headquartered in Ahmedabad, India. Intas is engaged in the research, development, manufacturing, marketing, distribution, and sale of finished pharmaceutical formulations including branded products, generics and biosimilars and active pharmaceutical ingredients worldwide. Intas is committed to challenging the unmet medical and societal needs through a comprehensive pharmaceutical value chain spanning across the world.
Intas has set up a network of subsidiaries, under the umbrella name of Accord Healthcare to operate in global markets. Over the years, Intas has grown both organically and via acquisition, expanding its product portfolio and operations. It is currently present in more than 85 countries worldwide with robust sales, marketing and distribution infrastructure in markets like North America, Europe, Central & Latin America, Asia-Pacific as well as CIS and MENA countries. Intas’ remarkable success in North America and European operations have helped Intas emerge as a global brand in the world’s largest pharmaceutical markets.
With approximately 21,013 full-time and part-time employees, Intas’ principal executive offices are located at Corporate House, Near Sola Bridge, S.G. Highway, Thaltej, Ahmedabad – 380054, Gujarat, India and its telephone number is 91 79 6157 7000.
Intas is a private limited company incorporated in India.
For more information about Intas, visit its website at https://www.intaspharma.com/. The information contained on or accessible through Intas’ website (other than the documents incorporated by reference herein) does not constitute a part of this Proxy Statement or any other report or document on file with or furnished to the SEC.
General Description of the Transaction
On December 2, 2024, we entered into an Asset Purchase Agreement with Purchaser pursuant to which, and upon the terms and subject to the conditions thereof, Purchaser will acquire our UDENYCA (pegfilgrastim-cbqv) franchise (the “UDENYCA Business”), and will assume certain liabilities of the Company. We also agreed to enter into the UDENYCA TSA pursuant to which we, following the closing of the transaction, will provide services to Purchaser on a cost-plus 10% basis for services performed by employees below the vice president level.
We are retaining and will continue to operate and manage our business as a commercial-stage biopharmaceutical company, which is focused on the research, development and commercialization of innovative immunotherapies to treat cancer and the commercialization of LOQTORZI for the treatment of NPC patients in the U.S., following the closing of the Transaction.
For more information on the above, please see “— Asset Purchase Agreement — Purchase and Sale of Assets” and “— Asset Purchase Agreement — Assumption of Liabilities.”
A copy of the Asset Purchase Agreement is attached as Annex A to this Proxy Statement. You are encouraged to read the Asset Purchase Agreement carefully and in its entirety.
Consideration for the Transaction
As consideration for the Transaction, Purchaser has agreed to pay (or, with respect to the portion allocated to physical assets including product inventory, cause Accord to pay) the Company the Closing Consideration. In addition, the Company is also eligible to receive two additional payments of $37.5 million each. The first such payment is payable by Purchaser to the Company if Net Sales of UDENYCA for four consecutive fiscal quarters within the first five full fiscal quarters following the consummation of the Transaction are equal to or greater than $300 million, and the second such payment is payable by Purchaser to the Company if Net Sales of UDENYCA for four consecutive fiscal quarters within the first seven full fiscal quarters following the consummation of the Transaction are equal to or greater than $350 million.
Background of the Transaction
The Board and senior management of the Company, with the assistance of the Company’s outside legal and financial advisors, regularly review the Company’s long-term strategic plan with the goal of maximizing stockholder value. In June 2023, the Board established the Transaction Committee in connection with the Company’s acquisition of Surface Oncology, and to assist the Board in carrying out its responsibilities of oversight over the Company’s business strategy, make recommendations to the Board on the Company’s strategic direction and objectives, and serve as liaison between the Board and Company management. The Transaction Committee also provides primary Board-level oversight over the Company’s divestments and other strategic transactions, including those undertaken in connection with the Company’s shift in strategy discussed below. The Transaction Committee’s current membership includes Dennis M. Lanfear, President and Chief Executive Officer of the Company, as well as directors Georgia Erbez, Rita Karachun, Charles Newton, Michael Ryan, Ali Satvat, and Mats Wahlström, as Chair.

Following the Company’s acquisition of Surface Oncology, including its portfolio of immuno-oncology agents in development, in September 2023, the Board and senior management of the Company began the process of strategically divesting the Company’s diversified portfolio of FDA-approved biosimilar therapeutics to align with the Company’s shift in strategy to focus its research and development and commercial resources on the Company’s innovative immuno-oncology business, including LOQTORZI® (toripalimab-tpzi). This shift in strategy, of which the Surface Oncology acquisition was a part, commenced when the Company licensed rights to commercialize LOQTORZI in the United States and Canada from Junshi Biosciences in February 2021.
To maximize the value of the Company’s biosimilar therapeutics, the Board and management made a strategic decision to explore divestitures of each of CIMERLI (ranibizumab-eqrn), YUSIMRY (adalimumab-aqvh), and UDENYCA (pegfilgrastim-cbqv) via separate sales processes commenced to align with milestones related to each such therapeutic’s maturity in the market. The Company divested its CIMERLI biosimilar ophthalmology franchise to Sandoz Inc. (“Sandoz”) in a transaction completed on March 1, 2024, and divested its YUSIMRY biosimilar franchise to Hong Kong King-Friend Industrial Co. Ltd. in a transaction completed on June 26, 2024. Following these divestitures, UDENYCA was the Company’s last remaining biosimilar product, and its divestiture was the final piece of the Company’s biosimilar divestment strategy. Beginning in March and April of 2024, members of the Board and senior management of the Company began discussions regarding the divestiture of UDENYCA.
Over the course of the CIMERLI divestiture process in late 2023 and early 2024, certain potential acquirers of CIMERLI expressed to members of Company management their interest in a potential acquisition of UDENYCA. Given this interest, Company management determined to conduct initial exploratory conversations with promising potential acquirers of UDENYCA while the YUSIMRY divestiture process was ongoing in early to mid-2024, and prior to formally commencing a UDENYCA sales process. The party first identified by members of Company management for such conversations was Accord.
Beginning in October 2023, representatives of the Company began to engage with members of management of the Purchaser Parties in connection with the Company’s sales processes related to its biosimilar assets. The Purchaser Parties initially expressed interest in CIMERLI and, later, YUSIMRY, and interacted with Company management in connection therewith. Accord submitted a non-binding proposal in each of the CIMERLI and YUSIMRY sales processes, though in each case the consideration offered in such proposals was ultimately less favorable to the Company than agreed to by the winning bidder.
On April 7, 2024, during the YUSIMRY sales process, Mr. Lanfear made initial contact with Chrys Kokino, President of Accord, regarding a potential acquisition of UDENYCA. In connecting with Mr. Kokino and Accord, Company management sought to identify whether the Purchaser Parties would be a strategic fit for UDENYCA and understand how UDENYCA might fit into the Purchaser Parties’ broader strategy. Mr. Lanfear and Mr. Kokino did not discuss price or any other specific terms of a potential acquisition of UDENYCA.
Mr. Lanfear conducted initial outreach regarding a UDENYCA transaction with five potential strategic acquirers in addition to the Purchaser Parties in May and June 2024 and prior to formally commencing the UDENYCA sales process. Mr. Lanfear and Company management identified these parties as potential candidates suitable for direct outreach from Mr. Lanfear either on account of such parties’ previous expressions of interest in UDENYCA through their involvement in the CIMERLI or YUSIMRY sales processes as described above, and/or Mr. Lanfear’s familiarity with executives at such parties and knowledge of a potential “fit” for UDENYCA. Two such parties entered into non-disclosure agreements with the Company as described below. Of the other three parties, one such party declined to pursue the potential for an acquisition of UDENYCA (a “Potential Transaction”) because of a lack of strategic fit and a refusal to accept standstill restrictions satisfactory to the Company, one such party declined to pursue a Potential Transaction because it was focused on other opportunities, and one such party did not provide a reason for its decision not to pursue a Potential Transaction.
On May 7, 2024, Mr. Lanfear met with Binish Chudgar, Executive Chairman and Managing Director of Purchaser, and other members of management of the Purchaser Parties, in person at Accord’s offices in North Carolina, to discuss the Company’s and the Purchaser Parties’ strategic priorities and a Potential Transaction by the Purchaser Parties. During this meeting, there was no discussion of price or any other specific terms of a potential acquisition of UDENYCA.
On May 16, 2024, the Company and Accord entered into a non-disclosure agreement (the “Initial Accord Confidentiality Agreement”), substantially on the form entered into between the Company and Accord in connection with the Purchaser Parties’ participation in the Company’s divestment of CIMERLI and YUSIMRY. The Initial Accord Confidentiality Agreement did not contain any standstill restriction against the Purchaser Parties.
Also on May 16, 2024, Mr. Lanfear provided an update to the Transaction Committee via email which included, among other things, an update regarding the UDENYCA sales process indicating that initial high-level meetings had been completed with the Purchaser Parties.
On May 21, 2024, Mr. Lanfear asked Mr. Kokino if the Purchaser Parties had received FDA approval for any pegfilgrastim product. Mr. Kokino responded that Accord was seeking FDA approval of a pegfilgrastim product. The initial application was submitted on July 18, 2019 and had been amended multiple times in response to multiple Complete Response Letters from the FDA.
On May 22, 2024, Mr. Lanfear provided an update to the Board via email containing the same detail regarding the UDENYCA sales process as was communicated to the Transaction Committee on May 16.
On May 23, 2024, members of the Company’s management gave an in-person presentation to members of the Purchaser Parties’ management at the offices of Latham & Watkins LLP, outside corporate counsel to the Company (“Latham”), in New York, detailing the UDENYCA Business. During this presentation and subsequent discussions at Latham’s offices on May 23, there was no discussion of price or any other specific terms of a Potential Transaction.
On June 5, 2024, the Company opened an online data room to representatives of Purchaser. Also on June 5, 2024, representatives of the Company and the Purchaser Parties held a call to facilitate the Purchaser Parties’ diligence of financial and commercial matters. The Purchaser Parties’ initial diligence continued thereafter via the exchange of written diligence requests and a number of diligence calls among representatives of the Company and the Purchaser Parties.
On June 23, 2024, the Board held a meeting (a “Board Meeting”) by videoconference, which was attended by members of Company management and Latham. At that Board Meeting, the meeting participants discussed, among other things, a review of potential bidders for the Company’s UDENYCA franchise and the status of discussions with such bidders. Company management indicated a price target of greater than $550.0 million for UDENYCA, consistent with preliminary financial analyses conducted by J.P. Morgan, and which would be sufficient to pay off certain of the Company’s debt obligations and strengthen its balance sheet heading into 2025. The meeting participants also discussed the possibility of engaging J.P. Morgan as a financial advisor of the Company in connection with a disposition of UDENYCA and the terms of such engagement as had been discussed by management with J.P. Morgan to date. The Company’s management had engaged in initial discussions with J.P. Morgan in respect of a sale of UDENYCA due to J.P. Morgan’s familiarity with the Company and its divestiture strategy (including J.P. Morgan’s engagement by the Company in connection with the sale of its CIMERLI franchise), its reputation as an internationally recognized investment banking firm and its substantial experience in transactions similar to the sale of UDENYCA. At that Board Meeting, the Board authorized Company management to enter into an engagement letter with J.P. Morgan on substantially the terms discussed.
On June 25, 2024, Mr. Lanfear held a dinner with Mr. Kokino and Paul Tredwell, another member of Accord’s management, at a restaurant in London. The participants discussed, among other things, the valuation of UDENYCA, potential deal structures and a process for the parties to consummate a transaction. At the dinner, Mr. Lanfear indicated that an offer in the high five-hundred millions would be necessary to receive serious consideration from the Company. Mr. Kokino and Mr. Tredwell indicated an openness to such a valuation.
During the period beginning on June 30, 2024, and continuing until July 16, 2024, at the direction of the Company management following discussions with the Board, representatives of J.P. Morgan formally initiated the UDENYCA sales process by contacting nine potential counterparties to solicit interest in a Potential

Transaction, in addition to the Purchaser Parties and the five other parties initially contacted by Mr. Lanfear as detailed above. Following such outreach, neither Company management nor J.P. Morgan reached out to any additional parties due to the judgment of Company management and J.P. Morgan that all plausible counterparties had been contacted. Of all parties initially contacted, nine parties did not respond to initial outreach or indicated that they were not interested in a Potential Transaction following initial contact, either because of a lack of synergies, financial considerations, or a desire to pursue alternative opportunities, or did not provide a reason for their decision not to pursue a Potential Transaction. Six parties, including the Purchaser Parties, executed non-disclosure agreements with the Company, all of which included a one-year “standstill” provision, which generally restricts the applicable party and certain of its related persons from acquiring securities of the Company or otherwise seeking to control or influence the Company or the Board. The Initial Accord Confidentiality Agreement did not include a “standstill” provision but was amended on July 11, 2024 to include such a provision. Of the “standstill” provisions, two (including with Accord) included a fall-away provision (which provides for the expiration of the applicable restrictions upon the occurrence of certain events) upon the entry into a definitive agreement with respect to certain acquisition transactions, including a sale of UDENYCA, and one included a fall-away provision upon consummation of certain acquisition transactions, including a sale of UDENYCA. The three parties with “standstill” provisions that did not contain such fall-away provisions either (i) chose not to submit a non-binding offer, (ii) withdrew from the sale process due to financial considerations, to focus on other strategic opportunities, or due to concerns regarding the Temporary Supply Interruption (as defined below), and/or (iii) submitted non-binding proposals containing consideration substantially less than the consideration agreed to by the Purchaser Parties. The non-disclosure agreements with “standstill” provisions that did not contain fall-away provisions do not prohibit such parties from privately requesting a waiver or release of such standstill obligations. The Asset Purchase Agreement allows the Company to grant a waiver or release under any such standstill agreement (including the standstill provision with a fall-away provision that terminates upon consummation of a sale of UDENYCA) if the Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.
On July 3, 2024, Mr. Kokino delivered to Mr. Lanfear via phone the Purchaser Parties’ preliminary non-binding proposal to acquire the Company’s UDENYCA franchise for an up-front cash purchase price of $405.0 million, inclusive of UDENYCA inventory.
On July 4, 2024, Mr. Kokino informed Mr. Lanfear that representatives of the Purchaser Parties had engaged in significant internal discussions in connection with the Purchaser Parties’ July 3, 2024 proposal and hoped to speak with Mr. Lanfear to discuss transaction terms. When Mr. Lanfear and Mr. Kokino spoke by phone, Mr. Lanfear indicated that the Purchaser Parties would need to substantially raise their offer to stay competitive and emphasized the importance to the Company that the Purchaser Parties compensate the Company to acquire UDENYCA inventory at closing, a position to which Mr. Kokino was receptive.
On July 8, 2024, Mr. Kokino delivered to Mr. Lanfear via videoconference the Purchaser Parties’ revised preliminary non-binding proposal to acquire the Company’s UDENYCA franchise. The revised proposal included an up-front cash purchase price of $450.0 million, plus an additional approximately $118.4 million for the acquisition of UDENYCA inventory. Mr. Kokino also requested that the Company provide the Purchaser Parties with exclusivity. Also on July 8, 2024, Mr. Lanfear, Mr. Kokino, and other members of management of the Company and the Purchaser Parties met via videoconference to walk through the terms of the Purchaser Parties’ revised non-binding proposal.
On July 9, 2024, the Transaction Committee held a special meeting by videoconference, which was attended by members of Company management and Latham. At the meeting, Mr. Lanfear provided the Transaction Committee with an update on the status of initial conversations with various potential counterparties to a proposed Transaction and led a review of the Company’s strategy and efforts to manage the process and maximize the value achieved for the Company and its stockholders in a proposed Transaction. The Transaction Committee also reviewed the terms of the Purchaser Parties’ July 3 and July 8 preliminary non-binding proposals, as well as the terms of a proposed counterproposal to be delivered to the Purchaser Parties. The counterproposal included an up-front cash purchase price of $465.0 million, a cash payment at closing of approximately $118.4 million for UDENYCA inventory, and an approximately even split as between the Company and the Purchaser Parties of the Company’s royalty obligations under the Revenue Purchase and Sale Agreement, pursuant to which the Company sold its right to receive payment in full of a mid-single digit percentage of U.S. net sales of UDENYCA and LOQTORZI. This split would have the Purchaser Parties assume $30.0 million of such payment obligations. Following review, the Transaction Committee approved the delivery of the counterproposal to the Purchaser Parties. Additionally, the Transaction Committee discussed the potential that a transaction with Purchaser would draw increased scrutiny from regulators due to Accord’s previous, albeit failed, efforts to obtain FDA approval of a pegfilgrastim and Accord’s pending application for FDA approval of a pegfilgrastim which was originally filed July 18, 2019 and most recently amended on April 30, 2024 with Company management only becoming aware of this most recent amendment shortly before the meeting. The Transaction Committee also discussed the terms of an engagement letter with J.P. Morgan circulated to the Transaction Committee prior to the meeting and, following discussion, approved the engagement letter with J.P. Morgan and authorized Company management to execute and deliver such letter.
On July 10, 2024, Mr. Lanfear and Mr. Kokino spoke via phone regarding the Company’s forthcoming counterproposal. During this conversation, Mr. Kokino indicated a reluctance on the part of the Purchaser Parties to pay for all UDENYCA inventory at closing. Later that day, members of Company management delivered the counterproposal via email to representatives of the Purchaser Parties. The counterproposal reflected the terms presented to the Transaction Committee on the previous day, other than with respect to inventory: in the counterproposal, the Company acknowledged the Purchaser Parties’ concern by offering to retain and book sales for all final packaged product, reducing the Purchaser Parties’ closing payment for inventory to approximately $91.0 million. The counterproposal did not accept the Purchaser Parties’ request for exclusivity, and such request was not included in the Purchaser Parties’ subsequent proposals.
On July 11, 2024, Mr. Lanfear held a meeting via phone with Mr. Kokino to discuss transaction terms. Mr. Kokino indicated a willingness on the part of the Purchaser Parties to proceed with terms including a $465.0 million up-front cash purchase price plus an additional amount of approximately $118.4 million for UDENYCA inventory (which would include final packaged product), though indicated that if the Purchaser Parties were to acquire all UDENYCA inventory, the Purchaser Parties needed to ensure that it would not expire before it could be sold. However, Mr. Kokino indicated that the Purchaser Parties would not assume any of the Company’s obligations under the Revenue Purchase and Sale Agreement. Mr. Kokino also described the post-closing transition services to be provided by the Company that were being requested by the Purchaser Parties. The Purchaser Parties agreed to draft a formal, written non-binding offer reflecting these terms.
On July 12, 2024, the Company entered into a non-disclosure agreement with a potential strategic acquirer (“Party A”). On July 18, 2024, the Company opened an online data room to members of Party A’s management. On July 19, 2024, representatives of Company management gave a management presentation to members of Party A management regarding the UDENYCA Business. Over the ensuing period continuing through August 22, 2024, representatives of the Company and Party A held several diligence calls. On August 26, 2024, Party A informed the Company and J.P. Morgan that it was declining to further pursue a Potential Transaction to focus on other strategic opportunities.
On July 13, 2024, the Transaction Committee held a special meeting via videoconference, which was attended by members of Company management and Latham. At the meeting, Mr. Lanfear provided the Transaction Committee with a further update on the status of negotiations with potential counterparties in a proposed Transaction, including with respect to the transaction terms proposed by the Purchaser Parties on July 11. The Transaction Committee discussed the contents of revised terms to be communicated to the Purchaser Parties through Company management, approved transaction terms to be communicated to the Purchaser Parties on July 14, and authorized Company management to negotiate definitive documentation on such terms.
On July 14, 2024, Mr. Lanfear reached out to Mr. Kokino by text message to outline the transaction terms previously discussed by phone: a sale by the Company to the Purchaser Parties of worldwide rights to UDENYCA in exchange for $465.0 million in up-front cash consideration, an additional amount of up to $118.4 million cash consideration at closing for UDENYCA inventory, with the Company to pay off the Revenue Purchase and Sale Agreement in respect of UDENYCA with transaction proceeds. Mr. Kokino indicated his amenability to such terms but responded that the Purchaser Parties needed to further evaluate the inventory amount, reiterating that the Purchaser Parties should not receive any inventory that would expire before it could be sold. Also on July 14, 2024, members of Company management delivered an e-mail message to Mr. Kokino and other members of the Purchaser Parties’ management containing the terms proposed by Mr. Lanfear via text message.
On July 16, 2024, Accord submitted the Purchaser Parties’ first formal, written non-binding proposal to the Company for the acquisition of the Company’s UDENYCA franchise. The proposal included an up-front cash purchase price of $465.0 million and up to an additional $118.4 million for all UDENYCA inventory on payment terms to be mutually agreed. The proposal indicated that the Purchaser Parties would fund the acquisition via existing cash resources and lines of credit and expected to complete a financing package during the next phase of the process, though indicated that definitive transaction agreements would not include a financing condition. Accord’s proposal was conditioned on several assumptions, including the satisfactory completion of due diligence, that certain liabilities remain with the Company, including in respect of the Revenue Purchase and Sale Agreement, that the Purchaser Parties be able to source UDENYCA from the Company’s existing supply chain, and the approval of Accord’s board of directors.
Also on July 16, 2024, members of Company and the Purchaser Parties’ management held a call to discuss the next steps to be taken by the Company and the Purchaser Parties following the Company’s receipt of the July 16 non-binding proposal. Members of Company management indicated that the proposal was under review, and that the Company and Latham would prepare drafts of definitive transaction documentation. It was agreed that the Company and the Purchaser Parties would organize calls between their respective subject-matter experts to inform forthcoming discussions regarding contractual terms.
On July 17, 2024, the Company entered into a non-disclosure agreement with a potential strategic acquirer (“Party B”). On July 18, 2024, representatives of the Company, J.P. Morgan, and Party B held a videoconference to discuss process-related items. On July 21, 2024, the Company opened an online data room to representatives of Party B. On July 24, 2024, Party B indicated to representatives of the Company and J.P. Morgan that it was declining to move forward in the process due to financial considerations.
On July 19, 2024, a member of Company management placed a call to Mr. Kokino to preview additional deal terms to be included in the draft transaction documents prepared by Latham. Later that day, Latham shared initial draft transaction documents, including an initial draft asset purchase agreement and transition services agreement, with representatives of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., outside legal counsel to the Purchaser Parties (“Smith Anderson”).
On July 23, 2024, Mr. Lanfear and Mr. Kokino spoke via videoconference. This meeting focused on the terms of a period to allow the Company to solicit additional offers for UDENYCA following signing a definitive agreement. Mr. Lanfear and Mr. Kokino also discussed the amount of a termination fee to be paid by the Company to the Purchaser Parties if the Company were to terminate the asset purchase agreement in favor of a third-party offer. At the call’s conclusion, Mr. Lanfear proposed that the Purchaser Parties choose between (i) a termination fee equal to 3% of $465.0 million and a 30-day period to solicit additional offers, or (ii) a termination fee equal to 3% of $583.0 million and a 45-day period to solicit additional offers. Mr. Kokino indicated that he would discuss the matter with representatives of the Purchaser Parties.
Also on July 23, 2024, the Company entered into a non-disclosure agreement with an affiliate of a potential strategic acquirer (“Party C”) with respect to a potential acquisition of UDENYCA. On August 1, 2024, representatives of the Company gave a management presentation to representatives of Party C. Also on August 1, 2024, the Company opened an online data room to representatives of Party C.
On July 24, 2024, the Company entered into a non-disclosure agreement with another potential strategic acquirer (“Party D”). On July 25, 2024, the Company opened an online data room to representatives of Party D. On July 30, 2024, representatives of the Company gave a management presentation to representatives of Party D. On August 4, 2024, Party D indicated to representatives of the Company and J.P. Morgan that it was declining to move forward in the process due to a need to focus on other priorities.
Beginning on July 24, 2024 and continuing until the asset purchase agreement was signed, representatives of the Company and representatives of the Purchaser Parties, in each case including members of management, conducted a series of calls to facilitate the Purchaser Parties’ due diligence investigation of the Company’s UDENYCA franchise.

On July 30, 2024, the Company entered into a non-disclosure agreement with a potential strategic acquirer. (“Party E”). On August 5, 2024, representatives of the Company gave a management presentation to representatives of Party E. Also on August 5, 2024, the Company opened an online data room to representatives of Party E.
On August 2, 2024, representatives of management of the Company and management of the Purchaser Parties met via videoconference to discuss key issues relating to the draft asset purchase agreement circulated by Latham. Issues discussed included, but were not limited to, the post-signing offer solicitation period and termination fee structures proposed by Mr. Lanfear to Mr. Kokino on July 23, 2024. The Company also discussed certain rights to terminate the asset purchase agreement.
On August 5, 2024, representatives of management of the Company and management of the Purchaser Parties, including Mr. Lanfear and Mr. Kokino, as well as representatives of Latham and Smith Anderson, held a meeting by videoconference to discuss an issues list circulated by Smith Anderson in respect of the draft asset purchase agreement previously circulated by Latham on July 19, 2024. Key issues discussed included the accounting for UDENYCA inventory in the purchase price, the requirement to obtain third party consents as conditions to closing, the regulatory approvals that would be required as a condition to closing and perceived risks and termination rights related to those regulatory approvals, the inclusion of a period to allow the Company to solicit additional offers for UDENYCA following signing a definitive agreement, the recourse available to the Purchaser Parties for certain breaches of representations and warranties by the Company, and certain other circumstances under which the asset purchase agreement may be terminated.
Beginning on August 13, 2024 and continuing into November 2024, representatives of the Company and representatives of Party E conducted a series of calls to facilitate Party E’s due diligence investigation of the Company’s UDENYCA franchise.
On August 14, 2024, representatives of Party E informed representatives of J.P. Morgan that Party E was contemplating the submission of a non-binding proposal in respect of a proposed Transaction during the second half of the week of August 26, 2024.
On August 15, 2024, the Board held a regularly scheduled quarterly Board Meeting at Latham’s offices in Menlo Park, California, which was attended by members of Company management and Latham. At that Board Meeting, the meeting participants discussed, among other things, the latest developments regarding a Potential Transaction, including the status of discussions with various potential parties and the terms currently under negotiation with the Purchaser Parties. The Board discussed the risk that a transaction with the Purchaser Parties may draw increased scrutiny from regulators and the Company’s approach to mitigating such risk, as well as the terms governing the period to allow the Company to solicit additional offers for UDENYCA following signing a definitive agreement. The Board expressed their desire to proceed as quickly as possible and to consummate a transaction for the sale of UDENYCA by the end of 2024.
Later that day, the Transaction Committee held a special meeting at Latham’s offices in Menlo Park, which was attended by members of Company management and Latham. At the meeting, Mr. Lanfear led a review of the strategy adopted and efforts undertaken by the Company to manage the overall process to maximize value for the Company and its stockholders, including a review of the Company’s strategy for running the sales process, and a discussion of regulatory considerations and steps undertaken to address the same. Company management led the Transaction Committee through a discussion regarding the status of negotiations with the Purchaser Parties and a summary of the terms of the asset purchase agreement then being negotiated.
On August 19, 2024, representatives of Party C informed representatives of J.P. Morgan that Party C was contemplating the submission of a non-binding proposal in respect of a proposed Transaction during the week of August 26, 2024.
On August 27, 2024, Mr. Lanfear had dinner in New York with senior executives of Party E. At this meeting, the parties’ discussion included, without limitation, Party E’s global strategy and how an acquisition of UDENYCA would fit into such strategy, as well as the nature of transition services to be provided by the Company and how a contingent consideration construct could align incentives between the Company and Party E following the closing of a Potential Transaction. The parties also discussed timing and process-related items, with Mr. Lanfear indicating that the Company already had an offer in hand and was under instructions from the Company’s Board to move quickly.
On August 29, 2024, representatives of J.P. Morgan, at the direction of Company management, held a teleconference with representatives of Party E’s business development team to follow-up with respect to the August 27 dinner meeting and discuss the timing of Party E’s submission of a non-binding proposal.
Also on August 29, 2024, Mr. Kokino informed Mr. Lanfear via text message that representatives of the Purchaser Parties conducted an independent financial analysis of the Potential Transaction with third-party advisors regarding working capital required to run the UDENYCA Business following the closing, and intended to revise their offer on account of such analysis.
On August 30, 2024, Party E submitted a non-binding proposal to the Company for the acquisition of the Company’s UDENYCA franchise. The proposal included an up-front cash purchase price within a range of $300.0 million to $330.0 million, which did not contemplate the purchase of UDENYCA inventory, and indicated that Party E would not be assuming any liabilities of the Company in respect of its UDENYCA franchise. Party E’s proposal indicated that Party E would fund the acquisition with existing cash and bank debt, if required, and did not envisage any third-party financing. Party E’s proposal was conditioned on several assumptions, including, without limitation, the satisfactory completion of due diligence, the accuracy of a number of diligence-related assumptions in respect of the Company’s assets, intellectual property, legal compliance and commercial arrangements, and the final approval of Party E’s board of directors. Party E’s proposal included a request for a binding exclusivity period of 60 days from the date of the Company’s acceptance of the offer. The Company did not enter into exclusivity with Party E.
Also on August 30, 2024, Mr. Lanfear and Mr. Kokino met via videoconference to discuss the issue raised by Mr. Kokino the previous day in respect of the working capital required to run the UDENYCA Business following the closing. Mr. Lanfear informed Mr. Kokino that he would meet with the Company’s finance personnel to strategize a solution.
On September 4, 2024, Party C submitted a non-binding proposal to J.P. Morgan for the acquisition of the Company’s UDENYCA franchise. The proposal included an up-front cash purchase price of $300.0 million, which did not contemplate an additional payment for UDENYCA inventory, with milestone payments of $50.0 million, $60.0 million, $70.0 million, and $80.0 million, each payable following the first calendar year in which net sales of UDENYCA exceeded $250.0 million, $300.0 million, $350.0 million, and $400.0 million, respectively, for a total potential purchase price of $560.0 million. Party C’s proposal did not identify a source of funding for the acquisition. Party C’s proposal indicated that Party C did not anticipate hiring any employees of the Company as part of the transaction. Party C’s proposal was conditioned on several assumptions, including, without limitation, the satisfactory completion of due diligence and the approval of Party C’s board of directors.
On September 6, 2024, at the direction of Company management, representatives of J.P. Morgan held meetings by teleconference with representatives of each of Party C and Party E to discuss their respective non-binding proposals. J.P. Morgan communicated to each of Party C and Party E that their proposal was insufficient to progress further in the process and that their revised proposals should include the value of UDENYCA inventory. J.P. Morgan requested that each party submit a revised proposal. Representatives of Party C indicated to representatives of J.P. Morgan that they would include the value of UDENYCA inventory in their revised proposal.
Also on September 6, 2024, the Company and J.P. Morgan entered into an engagement letter on terms previously approved by the Transaction Committee at its July 9, 2024 meeting. Later that day, J.P. Morgan submitted a relationship disclosure letter to the Company’s management for distribution to the Board.
On September 13, 2024, the Company publicly announced that its third-party labeling and packaging contract manufacturing organization for UDENYCA delayed production of UDENYCA due to over-commitments and capacity constraints. These delays caused a temporary UDENYCA supply interruption (“Temporary Supply Interruption”).
On September 16, 2024 and September 17, 2024, Mr. Lanfear held meetings by videoconference with each of Mr. Kokino and a senior executive of Party E to discuss the impact of the Temporary Supply

Interruption on a Potential Transaction with each of the Purchaser Parties and Party E, respectively. Mr. Lanfear described the Company’s initial response to the Temporary Supply Interruption and the Company’s intent to secure an arrangement with an alternate supplier. During these calls, there was no discussion of the impact of the Temporary Supply Interruption on price or other deal terms.
On September 24, 2024, representatives of management of the Company and management of the Purchaser Parties, including Mr. Lanfear and Mr. Kokino, held a meeting by videoconference to provide further information about the Temporary Supply Interruption, its impact on the business and ongoing activities to address it.
On September 27, 2024, a member of the Purchaser Parties’ management called a member of Company management to preview that Purchaser’s board had guided the Purchaser Parties’ management to revise their bid, and that the Purchaser Parties anticipated their revised bid would reduce up-front cash consideration in favor of milestone payments to account for risk from the Temporary Supply Interruption and would include a reduction in overall value to account for an increase in the Company’s cost of goods sold.
Also on September 27, 2024, Party E delivered a revised non-binding proposal to representatives of J.P. Morgan and the Company. Party E’s revised proposal reaffirmed the terms of Party E’s initial proposal, with the addition of a cash payment of up to $120.0 million for UDENYCA inventory to be made at closing (subject to downward adjustment), for a total up-front cash payment of up to $450.0 million.
On September 30, 2024, at the direction of Company management, representatives of J.P. Morgan met with representatives of Party E via teleconference to provide feedback on Party E’s revised non-binding proposal. J.P. Morgan informed Party E that the revised proposal, while sufficient to advance Party E in the process, provided an insufficient valuation and would require improvement. J.P. Morgan then discussed next steps and process-related matters with representatives of Party E.
On October 3, 2024, Mr. Kokino called Mr. Lanfear to preview the terms of the Purchaser Parties’ forthcoming revised non-binding proposal, including with respect to contingent consideration.
On October 4, 2024, representatives of the Purchaser Parties delivered a further revised non-binding proposal to Mr. Lanfear and other members of Company management via email. In light of the factors previewed to the Company by the Purchaser Parties on the September 27 call described above, the Purchaser Parties’ revised proposal reduced up-front cash consideration to $365.0 million from $465.0 million, but retained a closing cash payment for UDENYCA inventory of up to $118.4 million, subject to downward adjustment, and introduced a single milestone payment of $75.0 million, earned if net sales of UDENYCA met or exceeded $325.0 million in the 12 months following closing.
Later that day, Mr. Lanfear responded to representatives of the Purchaser Parties by email, indicating that Company would continue to explore a Potential Transaction with the Purchaser Parties, and that while the Company was receptive to a potential reduction in valuation on account of an increase in cost of goods sold as previously discussed, that the Company did not accept the Purchaser Parties’ revised offer in respect of contingent consideration, and the Company would propose revised milestone terms.
Also on October 4, 2024, Latham shared initial draft transaction documents, including an initial draft asset purchase agreement and transition services agreement, with Party E.
On October 5, 2024, Mr. Lanfear provided Mr. Kokino with the Company’s counterproposal to the Purchaser Parties’ revised non-binding proposal submitted the previous day. As previewed by Mr. Lanfear, the Company’s counterproposal accepted the Purchaser Parties’ proposed up-front cash consideration of $365.0 million and closing inventory payment of up to $118.4 million, subject to downward adjustment. The counterproposal included 4 milestone payments, each of $25.0 million, with one such payment earned upon the achievement of each of the following milestones: (1) FDA authorization to sell product from Sharp, (2) net sales of UDENYCA met or exceeded $300.0 million in 4 consecutive quarters following the closing, (3) net sales of UDENYCA met or exceeded $350.0 million in 4 consecutive quarters following the closing, and (4) net sales of UDENYCA met or exceeded $400.0 million in 4 consecutive quarters following the closing. Also proposed was a one-year Transition Executive Steering and Commercialization Advisory Committee, comprised of representatives of each of the Company and the Purchaser Parties, with objectives including, but not limited to, providing advisory feedback to support the continued success of the UDENYCA franchise and provide executive oversight over the transition process.
On October 7, 2024, Mr. Lanfear, Mr. Kokino, and members of management of each of the Company and the Purchaser Parties held a meeting via videoconference to discuss the terms of the Purchaser Parties’ revised non-binding proposal dated October 4, and the Company’s counterproposal dated October 5. On the call, the parties engaged in negotiations on the terms of the milestone payments before reaching agreement in principle to the following milestone payment structure: the Company would be eligible to receive up to two (2) milestone payments of $37.5 million each for a total of $75.0 million, the first such payment to be earned if net sales for UDENYCA met or exceeded $300.0 million in any four (4) consecutive calendar quarters of the first five (5) full calendar quarters following closing, and the second such payment to be earned if net sales for UDENYCA met or exceeded $350.0 million in any four (4) consecutive calendar quarters of the first seven (7) full calendar quarters following the closing. Following the call, Company management summarized the terms discussed in an email addressed to representatives of the Purchaser Parties.
Also on October 7, 2024, representatives of Party C submitted a revised non-binding proposal to representatives of J.P. Morgan and the Company. Party C’s revised proposal reduced Party C’s up-front cash consideration to $250.0 million from $300.0 million, but included a cash payment at closing for all remaining UDENYCA inventory, to be purchased at book value (subject to having sufficient shelf life), and retained the milestone payments of up to $260.0 million provided in Party C’s non-binding proposal dated September 4. The revised proposal also provided that if closing occurred prior to December 31, 2024, Party C would have the option to postpone payment of up to $100.0 million of up-front cash consideration until the first quarter of 2025. Party C’s revised proposal also introduced a closing condition related to the resolution of the Temporary Supply Interruption, and introduced a number of assumptions related to the Temporary Supply Interruption.
On October 9, 2024, Mr. Lanfear, Mr. Kokino, and other members of management of the Company and the Purchaser Parties held a meeting via videoconference to further negotiate the proposed terms exchanged between the parties over the preceding days. Following the discussion, Company management circulated a revised proposal via email. The principal financial terms of the asset purchase agreement were unchanged from the parties’ latest discussions: (i) a $365.0 up-front cash purchase price, (ii) up to $118.4 million at closing for UDENYCA inventory, subject to downward adjustment, and (iii) two milestone payments of $37.5 million each for a total of $75.0 million, the first such payment to be earned if net sales for UDENYCA met or exceeded $300.0 million in any four (4) consecutive calendar quarters of the first five (5) full calendar quarters following closing, and the second such payment to be earned if net sales for UDENYCA met or exceeded $350.0 million in any four (4) consecutive calendar quarters of the first seven (7) full calendar quarters following the closing. With respect to certain commercial terms contained in the transition services agreement, and to address the working capital concerns previously raised by Mr. Kokino, the Company proposed to use UDENYCA receivables of the Company to cover up to $50.0-60.0 million in working capital for the Purchaser Parties for a period of four (4) to six (6) months following the closing, as the Purchaser Parties had indicated they would otherwise seek to reduce the up-front consideration by such amount.
Also on October 9, 2024, the Board held a special Board Meeting via videoconference, which was attended by members of Company management, J.P. Morgan, and Latham. At that Board Meeting, representatives of J.P. Morgan reported on the scope of outreach to potential counterparties, the status of discussions with various counterparties to date including, among other things, a review of the non-binding proposals that had been submitted to the Company to date and, based on guidance from Company management, the impact of the Temporary Supply Interruption, and a review and comparison of the material terms of such offers. Members of Company management also briefed the Board on the latest terms negotiated with the Purchaser Parties, including the terms discussed that morning. Following discussions between the Board and Company management regarding the milestone payment construct, the Board confirmed that the terms proposed by the Company on the October 9 call were acceptable and instructed Company management to continue to negotiate definitive documentation on such terms. Following the Board Meeting, representatives of Company management summarized in an email to members of management of the Purchaser Parties the terms discussed between the Company and the Purchaser Parties that morning.
On October 11, 2024, Mr. Lanfear, Mr. Kokino and other members of management of the Company and the Purchaser Parties met to further discuss the terms of the Company and Purchaser’s post-closing commercial arrangement. On that call, Mr. Lanfear and Company management agreed that the Company would use UDENYCA receivables to cover up to $60.0 million in working capital for the Purchaser Parties, with final settlement made six (6) months following the closing. Later that day, a member of the Purchaser Parties’ management sent further revised terms to members of management of the Company reflecting the parties’ earlier conversation.
On October 12, 2024, Company management replied to the Purchaser Parties’ October 11 email message indicating that the terms set forth therein were acceptable to the Company and that the Company looked forward to reaching an agreement with the Purchaser Parties.
On October 15, 2024, Mr. Lanfear and a senior executive of Party E met in New York. At this meeting, Mr. Lanfear and the Party E executive discussed, among other things, UDENYCA’s strategic fit for Party E, and the Company personnel that Party E would need to support the UDENYCA franchise following the closing. Both parties expressed their enthusiasm for a Potential Transaction and Mr. Lanfear indicated that if Party E moved quickly, the parties could get a deal done.
On October 16, 2024, Smith Anderson sent a revised draft of the asset purchase agreement to representatives of Latham.
On October 18, 2024, at the direction of Company management, representatives of J.P. Morgan held a meeting via videoconference with representatives of Party C. During the call, representatives of J.P. Morgan communicated that the terms set forth in Party C’s revised non-binding proposal dated October 7 would be inadequate to progress to further rounds of diligence and indicated that Party C would have to submit a further revised proposal with a higher up-front payment to advance in the process. Representatives of Party C indicated to J.P. Morgan that the Temporary Supply Interruption was a key reason for the lower valuation contained in Party C’s revised non-binding proposal dated October 7, 2024. Representatives of J.P. Morgan suggested a further supply update call with Mr. Lanfear to help Party C improve its bid.
On October 21, 2024, the Transaction Committee held a special meeting by videoconference, which was attended by, among others, members of Company management and Latham. At the meeting, members of Company management led the Transaction Committee through a discussion of the latest developments in the sale process, including a comparison of the non-binding proposals received by the Company to date, timelines to sign and close for each of the Purchaser Parties, Party C, and Party E, and a review of the strategy undertaken by the Company to maximize value for the Company and its stockholders.
Also on October 21, 2024, Latham sent a revised draft of the asset purchase agreement to representatives of Smith Anderson.
On October 28, 2024, Mr. Lanfear placed a call to Mr. Kokino to update him on the Temporary Supply Interruption. On October 30, 2024, members of management of the Company provided an update on the Temporary Supply Interruption to members of management of the Purchaser Parties.
Also on October 30, 2024, Mr. Lanfear and other members of management of the Company met via videoconference with a member of management of Party E. Party E reaffirmed interest in purchasing the UDENYCA Business and discussed the process for working expeditiously towards reaching an agreement in the coming weeks.
On October 31, 2024, Mr. Lanfear, other members of Company management and representatives of J.P. Morgan met via videoconference with representatives of Party C to provide an update on the Temporary Supply Interruption.
On November 1, 2024, Mr. Lanfear provided Mr. Kokino a further update on the Temporary Supply Interruption via text message.
On November 6, 2024, the Company announced its third quarter 2024 financial results.
On November 7, 2024, members of Company management met via videoconference with representatives of Party C to further discuss regulatory matters relating to the UDENYCA supply chain.
On November 8, 2024, Mr. Lanfear and another member of Company management held a teleconference with senior executives of Party E. The discussion included, among other topics, an inquiry from Mr. Lanfear regarding the status of Party E’s review of a Potential Transaction, with Mr. Lanfear emphasizing the need for Party E to work quickly. The parties also discussed logistics for a series of in-person meetings in New York between members of management of the Company and Party E, as well as their respective outside counsel, to negotiate transaction terms and discuss diligence matters.
Also on November 8, 2024, representatives of Party C communicated to representatives of J.P. Morgan that they would not further pursue a Potential Transaction on account of concerns related to the Temporary Supply Interruption, including due to the potential financial impact of any delays in obtaining regulatory approvals associated with the UDENYCA supply chain.
On November 11, 2024, representatives of management of the Company and management of the Purchaser Parties, including Mr. Lanfear and Mr. Kokino, as well as representatives of Latham and Smith Anderson, held a meeting by videoconference to discuss an issues list circulated by Smith Anderson in respect of the draft asset purchase agreement previously circulated by Latham. Key issues discussed included the description of the scope of assets to be included in the transaction, mechanics concerning the calculation and true-up of UDENYCA inventory and milestone payments and other topics in respect of the milestone payments, the requirement to obtain third-party contractual consents as conditions to closing and the terms of additional conditions to closing, the allocation of costs for regulatory matters and the representation and warranty insurance policy to be acquired by the Purchaser Parties, the scope of the indemnity provided by the Company, and various matters relating to the circumstances under which the asset purchase agreement may be terminated and any fees resulting therefrom.
Also on November 11, 2024, representatives of management of the Company and management of the Purchaser Parties, including Mr. Lanfear and Mr. Kokino, held a meeting by videoconference to discuss the status of the Temporary Supply Interruption and the Company’s re-launch plans. Representatives of the Company addressed the Purchaser Parties concerns related to duration of the Temporary Supply Interruption and certainty of future supply.
In an effort to expedite Party E’s due diligence and preparation of revised draft transaction documents, a number of members of the Company’s executive team and representatives of Latham flew to New York the week of November 11, 2024 to conduct a series of in person meetings with representatives of Party E to discuss the terms of definitive transaction documentation and address Party E’s outstanding diligence questions. At the conclusion of these meetings on November 15, 2024, Mr. Lanfear and a senior executive of Party E met in-person. The Party E executive indicated to Mr. Lanfear that Party E was highly committed to getting a deal done on an expedited timeline and had support from the Party E board to negotiate terms to be reviewed at meetings of the Party E board the week of Monday, December 2.
During the week of November 18, 2024, representatives of the Company and Party E conducted several calls to advance Party E’s diligence and preparation of revised draft transaction documents following the in-person meetings the week prior.
On November 19, 2024, Mr. Lanfear and other members of Company management held a meeting via teleconference with senior executives of Party E. The parties discussed various diligence matters focused on financial diligence and implementation, including but not limited to the UDENYCA supply chain and working capital requirements. The Party E representatives indicated they had hired new outside counsel to prepare revised transaction documents.
On November 21, 2024, Mr. Kokino sent a text message to Mr. Lanfear previewing to Mr. Lanfear that Smith Anderson would send a revised draft asset purchase agreement that afternoon reflecting a “middle of the ground” response and that the parties should work to sign a definitive agreement between December 4, 2024 and December 10, 2024.
Also on November 21, 2024, Smith Anderson sent a revised draft asset purchase agreement to representatives of Latham.
On November 22, 2024, Mr. Lanfear and other members of Company management held a meeting via teleconference with senior executives of Party E to discuss deal-related items in advance of Party E’s forthcoming board meetings. Citing risks identified in their diligence of the UDENYCA supply chain following the Temporary Supply Interruption and related diligence items relating to working capital, Party E representatives proposed that Party E shift $100.0 million of up-front cash consideration to two milestone payments of $50.0 million each. The first such payment would be earned by the Company if net sales of UDENYCA met or exceeded $250.0 million in the first year following closing, and the second such payment would be earned by the Company if net sales of UDENYCA met or exceeded $250.0 million in the second year following closing. Members of Company management inquired into the specifics of Party E’s supply chain and working capital concerns in order to strategize how best to address Party E’s diligence concerns, though did not negotiate transaction terms on the call. The Party E representatives indicated that their Chief Executive Officer had been briefing the board on a Potential Transaction in advance of Party E’s upcoming board meetings the week of December 2.
Also on November 22, 2024, at the direction of Company management, a representative of J.P. Morgan placed a call to Mr. Kokino. The representative of J.P. Morgan indicated to Mr. Kokino that the sales process was competitive and emphasized that Purchaser needed to move quickly towards signing a definitive agreement. Mr. Kokino then informed Mr. Lanfear via text message that the two most significant issues outstanding in the asset purchase agreement for the Purchaser Parties were the Company’s indemnification of the Purchaser Parties and the termination provision.
On November 23, 2024, Mr. Lanfear and another member of Company management spoke with Mr. Kokino by videoconference to negotiate transaction terms with the intent to reach broad compromise. The terms discussed included, without limitation, the scope of the intellectual property to be acquired, the efforts required by the Purchaser Parties to achieve the post-closing milestones, the terms of the parties’ termination rights and associated fees, the scope of the indemnity provided by the Company, certain conditions to closing, the markup on personnel fees for the provision of transition services by Company personnel, and matters related to the calculation of UDENYCA inventory.
On November 24, 2024, Latham sent a revised draft asset purchase agreement to representatives of Smith Anderson.
On November 25, 2024, the Board held a regularly scheduled quarterly Board Meeting via videoconference, which was attended by members of Company management, Latham, and J.P. Morgan. At that Board Meeting, representatives of J.P. Morgan presented a report on the status of the sale process to date, including a review and comparison of the latest non-binding proposals submitted by each of the Purchaser Parties and Party E. Representatives of J.P. Morgan also reviewed the strategy adopted and efforts undertaken by the Company to manage the sales process and maximize the value obtained in a sale of UDENYCA. Thereafter, representatives of Latham presented to the Board, among other things, (i) a summary of the proposed transaction structure and material economic and legal terms negotiated by the Company and its advisors with the Purchaser Parties, including the material terms of the asset purchase agreement and transition services agreement, (ii) a summary of antitrust and regulatory considerations in a Potential Transaction, (iii) the potential timeline for announcement and closing of a Potential Transaction, and (iv) legal considerations related to the Company’s outstanding convertible notes. Latham also reviewed the fiduciary duties of the Board in connection with a sale of UDENYCA. Following a review and discussion of the materials presented by J.P. Morgan and Latham, the Board confirmed its support for a transaction with the Purchaser Parties and directed management and its advisors to work to expeditiously finalize terms with the Purchaser Parties for consideration by the Board.
On November 26, 2024, Mr. Lanfear and other members of Company management held a meeting via videoconference with Mr. Kokino and another member of the Purchaser Parties’ management to discuss open points on transaction documentation including, without limitation, the contractual consents that would be conditions to closing. Following the call, Mr. Lanfear sent a text message to Mr. Kokino indicating the Company’s position on certain outstanding items on the asset purchase agreement including, among other things, signaling an openness to a cap of 20% of the purchase price for indemnification.
Also on November 26, 2024, Smith Anderson sent a revised draft asset purchase agreement to representatives of Latham.
On November 27, 2024, Latham sent a revised draft asset purchase agreement to representatives of Smith Anderson.

On November 29, 2024, Mr. Lanfear and other members of Company management held a meeting via videoconference with Mr. Kokino and another member of the Purchaser Parties’ management to discuss open points on transaction documentation.
On November 30, 2024, J.P. Morgan submitted an updated relationship disclosure letter to the Company’s management. Members of the Company’s management subsequently provided this letter to the Board on the same day.
On December 1, 2024, Mr. Lanfear and another member of Company management held a meeting via teleconference with Mr. Kokino to discuss final outstanding points on transaction documentation. Issues discussed included, without limitation, contractual consents that would be conditions to closing, the ability of the Company to offer price concessions prior to closing, whether the Company would indemnify the Purchaser Parties for certain losses associated with UDENYCA inventory, and the circumstances under which the Company must pay a termination fee to the Purchaser Parties.
Also on December 1, 2024, Smith Anderson sent a revised draft asset purchase agreement to representatives of Latham. Further drafts were exchanged between Latham and Smith Anderson over the ensuing day until the parties reached final agreement on December 2, 2024.
Later that day, members of management of the Company sent the latest drafts of all primary transaction documents to the Board for their review. Members of management of the Company sent further updated drafts to the Board in advance of its December 2 meeting, as well as updated board materials highlighting the changes to material transaction terms since the November 25, 2024 Board Meeting.
On December 2, 2024, the Board held a special Board Meeting via videoconference, which was attended by members of Company management, Latham, and J.P. Morgan. During the meeting, representatives of Latham provided an overview of the status of the legal documents under negotiation between the Company and the Purchaser Parties, including with respect to material terms in the definitive transaction documentation that had changed since the November 25, 2024 Board Meeting. Representatives of Latham noted that the asset purchase agreement and transition services agreement provided to the Board prior to the meeting were in substantially final form. Representatives of J.P. Morgan then presented a summary of J.P. Morgan’s engagement with the Company in respect of the sale process, including activities undertaken with the Company’s management and advisors. J.P. Morgan then reviewed its financial analyses of the consideration provided for in the asset purchase agreement. Following its presentation, J.P. Morgan delivered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated December 2, 2024, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the consideration to be paid to the Company in the proposed Transaction was fair, from a financial point of view, to the Company, as more fully described below in the section “Opinion of the Financial Advisor to the Company”. The Board confirmed that it had no further questions or concerns with respect to J.P. Morgan’s analysis and fairness opinion.
Following discussion, and after taking into consideration the information provided by and discussed with members of the Company’s management and advisors, including the factors described below in greater detail in the section of this Proxy Statement titled “Reasons for the Transaction and Recommendation of our Board,” the Board unanimously (i) determined that the asset purchase agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved the asset purchase agreement and the execution and delivery of the asset purchase agreement, the performance by the Company of its obligations thereunder, and the consummation of the transactions contemplated thereunder upon the terms and subject to the conditions set forth therein; (iii) resolved to submit the asset purchase agreement to the Company’s stockholders for consideration at the Special Meeting; and (iv) subject to the exceptions in the Company’s recommendation covenant, resolved to recommend that the Company’s stockholders adopt the asset purchase agreement in accordance with the DGCL at the Special Meeting.
Following the meeting, representatives of the Company and the Purchaser Parties met via videoconference to resolve the final unresolved items in the transaction documents. Thereafter, representatives of Latham and Smith Anderson finalized the asset purchase agreement and the other transaction documents and the schedules and exhibits thereto, and the asset purchase agreement was executed the afternoon of December 2, 2024. Before the opening of financial markets in New York on December 3, 2024, the Company and Purchaser issued a press release announcing the transaction.
Reasons for the Transaction and Recommendation of Our Board
In reaching its decision to approve the Asset Purchase Agreement and the Transaction, and to recommend that our stockholders vote to approve the Asset Sale Proposal, the Board consulted with Company management and outside financial and legal advisors. The Board considered a wide range of factors relating to the Asset Purchase Agreement and the proposed Transaction, many of which the Board believed supported its decision, including the following:
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the Board’s determination that it was in the best interests of the Company and its stockholders to dispose of the UDENYCA Business given the Company’s strategy to focus its research and development and commercial resources on our innovative immuno-oncology portfolio and the commercialization of LOQTORZI for the treatment of NPC patients in the U.S. and the Transaction’s expected impact on the Company’s financial position;

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the Transaction will allow us to monetize the value of the UDENYCA Business in order to maximize the potential opportunity ahead for LOQTORZI® (toripalimab-tpzi), a novel PD-1 inhibitor with growing sales and the only immune checkpoint inhibitor approved by the FDA for the treatment of NPC, allowing us to accelerate and advance the development of our I-O pipeline in combination with LOQTORZI®;

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the Transaction Committee’s negotiation of, and unanimous approval of the Transaction, the Asset Purchase Agreement and the Related Agreements and its recommendation that the Board approve and adopt the same;

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the value of the Closing Consideration to be received by us pursuant to the Asset Purchase Agreement and the fact that the Closing Consideration would be paid solely in cash;

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our Board’s belief that the Transaction was more favorable to our stockholders than any other alternative reasonably available to the Company and our stockholders, including the alternative of retaining the UDENYCA Business, based upon:

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the Board’s knowledge of the current and prospective environment in which the Company operates, the competitive environment, the Company’s and the UDENYCA Business’ overall strategic position, and the challenges attendant to improving the Company’s financial performance in order to maximize stockholder value and the likely effect of these factors on the Company’s ability to maintain and enhance its position as a public company given that environment; and

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the Board’s understanding of our business, operations, management, financial condition, earnings and prospects.

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the consideration we receive in the Transaction would provide us with cash to provide liquidity and certainty of value to the Company immediately upon the closing of the Transaction;

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the consideration we receive in the Transaction through the cash payment for services under the UDENYCA TSA, and through the prospect of receiving future cash from the Earnout Payments;

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the consideration we receive in the Transaction would allow us to fully repay the Company’s outstanding $230.0 million in aggregate principal amount of 1.5% Convertible Senior Subordinated Notes due 2026, and eliminate any risk or uncertainty associated with attempting to refinance the notes closer to their maturity date;

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the consideration we receive in the Transaction would allow us to pay $49.1 million to buy out the right to receive royalties on net sales of UDENYCA in accordance with the Revenue Purchase and Sale Agreement;

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the Transaction provides liquid working capital to the Company without diluting existing stockholders;

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the ability of the Company upon consummation of the Transaction to use tax attributes, which were previously not deemed realizable, to offset substantially all of the U.S. federal income taxes related to Transaction;

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the substantial cost savings the Company expects to realize following consummation of the Transaction on a going forward basis by: (a) paying off certain financial liabilities resulting in expected annual financing cash savings exceeding $10.0 million, with the remaining $38.7 million in secured debt (maturing May 2029) costing approximately $5 million to service annually, (b) transferring certain full-time employees to Purchaser to support UDENYCA; and (c) eliminating UDENYCA-related overhead and commercial expenses;

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the financial analyses presented by J.P. Morgan to the Board and the December 2, 2024 oral opinion delivered by J.P. Morgan to the Board, which was subsequently confirmed by delivery of its written opinion dated December 2, 2024, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Consideration to be paid to the Company in the proposed Transaction was fair, from a financial point of view, to the Company, as more fully described below in the section titled “Opinion of the Financial Advisor to the Company”. The full text of the written opinion of J.P. Morgan, dated December 2, 2024, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this Proxy Statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion;

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the anticipated time to close the Transaction and the risk that if we did not accept Purchaser’s offer at the time that we did, the Company might not have had another opportunity to do so;

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the Transaction will be subject to the approval of stockholders representing a majority of the voting power of all issued and outstanding common stock entitled to vote at the Special Meeting;

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through the Earnout Payments, the Company will potentially benefit from future revenue of the UDENYCA Business;

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the terms of the Asset Purchase Agreement were negotiated at arms-length and believed by our Board to be fair to us and our stockholders;

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the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the Transaction and their ability to terminate the Asset Purchase Agreement;

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the fact that the consummation of the Transaction is not conditioned on any financing arrangements or contingencies;

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the fact that the Company has sufficient operating flexibility to conduct its business in the ordinary course between the execution of the Asset Purchase Agreement and the consummation of the Transaction;

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the fact that the definition of “Material Adverse Effect” has a number of customary exceptions and is generally a very high standard as applied by courts;

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that the Company has the ability, in specified circumstances, to provide information to and to engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal, as further described in the section titled “Asset Purchase Agreement — No Solicitation of Alternative Proposals; Change of Board Recommendation” beginning on page 59;

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that the Company has the ability to terminate the Asset Purchase Agreement if the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) has not expired or terminated by February 18, 2025, subject to the obligation to pay Purchaser a termination fee of $1,000,000, as further described in the sections titled “Asset Purchase Agreement — Termination of the Asset Purchase Agreement —  Termination Fees” beginning on page 67;

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that the Board has the ability, in specified circumstances, to change its recommendation to Company stockholders to vote in favor of the Asset Sale Proposal or to terminate the Asset Purchase Agreement in order to enter into a definitive agreement with a third party providing for the consummation of a superior proposal, subject to the obligation to pay Purchaser a termination fee of $16,752,000, as further described in the sections titled “Asset Purchase Agreement — No Solicitation of Alternative Proposals; Change of Board Recommendation” beginning on page 59 and “Asset Purchase Agreement — Termination of the Asset Purchase Agreement — Termination Fees” beginning on page 67;

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the belief of the Board that, although the termination fee provisions might have the effect of discouraging competing third-party proposals, such provisions are customary for transactions of this type, and its belief that the $16,752,000 termination fee was reasonable in the context of comparable transactions and the likelihood that a fee of such size would not be a meaningful deterrent to alternative acquisition proposals;

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the Company’s right, under specified circumstances, to specifically enforce Purchaser’s obligations under the Asset Purchase Agreement;

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the likelihood that the Transaction would be completed, in light of, among other things, the conditions to the Transaction and the absence of a financing condition, the relative likelihood of obtaining required antitrust approval, and the remedies available to the Company under the Asset Purchase Agreement, as well as the commitment by Purchaser to use reasonable best efforts, subject to certain limitations, to consummate the Transaction as soon as reasonably practicable; and

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that Intas is a creditworthy entity with substantial assets, and Intas’s reputation in the pharmaceutical industry, its financial capacity to complete an acquisition of this size and its prior track record of completing acquisitions.

Our Board also considered and balanced against the potential benefits of the Transaction a number of potentially adverse factors concerning the Transaction, including the following:
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the conditions placed on our ability to solicit or respond to Acquisition Proposals as described under “Proposal One: Asset Sale Proposal — Asset Purchase Agreement — Covenants — No Solicitation”;

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the risk that antitrust regulatory authorities may not approve the Transaction or that CFIUS (a) may impose requirements or limitations on the operations of the Company as a condition of CFIUS clearance that adversely affect the business and financial results of the Company following the Transaction or (b) may inform the parties that CFIUS cannot resolve an issue of national security and intends to recommend that the President block the Transaction;

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the risk that all conditions to the parties’ obligations to complete the Transaction may not be satisfied or waived, and as a result, it is possible that the Transaction could be delayed or might not be completed;

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the risks and costs to the Company if the Transaction does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

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the risk of disruption to our business and customer reaction as a result of the public announcement of the Transaction;

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the risk that accompanies being a public company with relatively low revenues while we continue to try to grow our other areas of business without the substantial potential revenues associated with the UDENYCA Business;

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that the restrictions in the Asset Purchase Agreement on the conduct of the Company’s business during the period between execution of the Asset Purchase Agreement and the consummation of the Transaction, including that the Company is required to conduct its business in the ordinary course in all material respects, subject to specific limitations, which could delay or prevent the Company from pursuing certain business opportunities or strategic transactions that may arise and could have a negative impact on the Company’s ability to maintain its existing business and employee relationships;

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that there are limited circumstances in which the Board may terminate the Asset Purchase Agreement or change its recommendation that Company stockholders approve the Asset Sale Proposal, and if the Asset Purchase Agreement is terminated by Purchaser as a result of a change in recommendation of the Board or by the Board in order to enter into a definitive agreement with a third party providing for the consummation of a superior proposal, the Company has agreed to pay Purchaser a termination fee of $16,752,000. For additional information, see the section titled “Asset Purchase Agreement — Termination of the Asset Purchase Agreement” beginning on page 66;

•
that if the Asset Purchase Agreement is terminated by the Company pursuant to the Company’s right to terminate if the waiting period under the HSR Act has not expired or terminated by February 18,

2025, the Company has agreed to pay Purchaser a termination fee of $1,000,000. For additional information, see the section titled “Asset Purchase Agreement — Termination of the Asset Purchase Agreement” beginning on page 66;
•
the significant transaction costs to be incurred by the Company in connection with the Transaction;

•
the likelihood of lawsuits being brought against the Company or the Board in connection with the Transaction; and

•
various other risks described in the section titled “Risk Factors” beginning on page 15.

The foregoing discussion of the factors considered by our Board is not intended to be exhaustive, but it does set forth the principal factors considered by the Board. The Board collectively reached the conclusion to approve the Transaction and the Transaction Documents in light of the various factors described above, as well as other factors that the Board felt were appropriate. In view of the wide variety of factors considered by the Board in connection with its evaluation of the Transaction and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Board made its recommendation based on the totality of the information presented to, and the investigation conducted by, the Board. In considering the factors discussed above, individual directors may have given different weights to different factors.
After evaluating these factors and consulting with its outside legal counsel and financial advisor, all members of the Board approved the Transaction and the Transaction Documents and determined that the Transaction is advisable, fair to and in the best interests of the Company and our stockholders.
Accordingly, our Board (in reliance on the recommendation from the Transaction Committee) recommends that stockholders vote “FOR” the Asset Sale Proposal.
Opinion of the Financial Advisor to the Company
Pursuant to an engagement letter, the Company retained J.P. Morgan as its financial advisor in connection with the proposed Transaction.
At the meeting of the Board on December 2, 2024, J.P. Morgan rendered its oral opinion to the Board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Consideration to be paid to the Company in the proposed Transaction was fair, from a financial point of view, to the Company. J.P. Morgan confirmed its December 2, 2024 oral opinion by delivering its written opinion, dated December 2, 2024, to the Board that, as of such date, the Consideration to be paid to the Company in the proposed Transaction was fair, from a financial point of view, to the Company.
The full text of the written opinion of J.P. Morgan, dated December 2, 2024, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this Proxy Statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Transaction, and was limited to the fairness, from a financial point of view, to the Company of the Consideration to be paid to the Company in the proposed Transaction and did not address any other aspect of the proposed Transaction. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed Transaction to the holders of any class of securities, creditors or other constituencies of the Company or the UDENYCA Business or as to the underlying decision by the Company to engage in the proposed Transaction. The issuance of J.P. Morgan’s opinion was approved by a fairness opinion committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed Transaction or any other matter.
In arriving at its opinion, J.P. Morgan, among other things:
i)
reviewed the Asset Purchase Agreement;

ii)
reviewed certain publicly available business and financial information concerning the UDENYCA Business and the industries in which it operates;

iii)
compared the proposed financial terms of the proposed Transaction with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

iv)
compared the financial and operating performance of the UDENYCA Business with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of certain publicly traded securities of such other companies;

v)
reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to the UDENYCA Business, as discussed more fully in the section titled “Certain Company Prospective Financial Information provided by the Company to the Purchaser Parties” beginning on page 47 of this Proxy Statement; and

vi)
performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of the Company with respect to certain aspects of the proposed Transaction, and the past and current business operations of the UDENYCA Business, the financial condition and future prospects and operations of the UDENYCA Business and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness, and, pursuant to J.P. Morgan’s engagement letter with the Company, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company, the UDENYCA Business or the Purchaser Parties under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the Company’s management as to the expected future results of operations and financial condition of the UDENYCA Business to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the proposed Transaction and the other transactions contemplated by the Asset Purchase Agreement will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of the Company and will be consummated as described in the Asset Purchase Agreement. J.P. Morgan also assumed that the representations and warranties made by the Company and Purchaser in the Asset Purchase Agreement and the Related Agreements were and will be true and correct in all respects material to J.P. Morgan’s analysis, the Company will have no exposure under any indemnification obligations contained within the Asset Purchase Agreement or the related agreements in any amount material to J.P. Morgan’s analysis and the Inventory Adjustment Amount (as defined in the Asset Purchase Agreement) will not result in any adjustment to the Consideration that is material to J.P. Morgan’s analysis. At the direction of the Company, J.P. Morgan also assumed that (i) the probability of payment of the Earnout Payments and (ii) the timing of payment of the Earnout Payments will each be as described in discussions with the management of the Company. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed Transaction will be obtained without any adverse effect on the Company or the UDENYCA Business or on the contemplated benefits of the proposed Transaction.
The projections furnished to J.P. Morgan were prepared by the Company’s management as discussed more fully in the section titled “Certain Company Prospective Financial Information provided by the Company to the Purchaser Parties” beginning on page 47 of this Proxy Statement. The Company does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed Transaction, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company’s management, including, without limitation, factors related to general economic and competitive conditions, prevailing interest rates, and other factors as set forth in the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 18 of this Proxy Statement. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section titled “Certain Company Prospective Financial Information provided by the Company to the Purchaser Parties” beginning on page 47 of this Proxy Statement.
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to the Company of the Consideration to be paid to the Company in the proposed Transaction, and J.P. Morgan has expressed no opinion as to the fairness of any consideration paid in connection with the proposed Transaction to the holders of any class of securities, creditors or other constituencies of the Company or the UDENYCA Business or as to the underlying decision by the Company to engage in the proposed Transaction. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the proposed Transaction, or any class of such persons relative to the Consideration to be paid to the Company in the proposed Transaction or with respect to the fairness of any such compensation.
The terms of the Asset Purchase Agreement, including the Consideration, were determined through arm’s length negotiations between the Company and Purchaser, and the decision to enter into the Asset Purchase Agreement was solely that of the Board.
J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Board in its evaluation of the proposed Transaction and should not be viewed as determinative of the views of the Board or the Company’s management with respect to the proposed Transaction or the Consideration.
Summary of Material Financial Analysis
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the Board on December 2, 2024 and in the financial analyses presented to the Board on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Board and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
Public Trading Multiples.   Using publicly available information, J.P. Morgan compared selected financial data of the UDENYCA Business with similar data for selected publicly traded companies engaged in businesses that J.P. Morgan judged to be sufficiently analogous to the UDENYCA Business (or aspects thereof). The companies selected by J.P. Morgan were as follows:
i)
Organon & Co.

ii)
Supernus Pharmaceuticals, Inc.

iii)
Ani Pharmaceuticals, Inc.

iv)
UroGen Pharma Ltd.

v)
Mersana Therapeutics, Inc.

vi)
ADC Therapeutics SA

vii)
Heron Therapeutics, Inc.

viii)
Coherus BioSciences, Inc.

These companies were selected, among other reasons, by J.P. Morgan because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, J.P. Morgan considered to be similar to those of the UDENYCA Business. However, certain of these companies may have characteristics that are materially different from those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect the UDENYCA Business.
Using publicly available information, J.P. Morgan calculated, for each selected company, the multiple of the firm value (the “FV”) (calculated as equity value, plus or minus, as applicable, net debt or net cash) to the analyst consensus estimates of calendar year 2025 revenues for the applicable company (the “FV/2025E Revenue”).
Based on the results of this analysis, J.P. Morgan selected a FV/2025E Revenue reference range for the UDENYCA Business of 1.1x to 5.7x. J.P. Morgan then applied such reference range to the UDENYCA Business’s risk-adjusted projected revenue for fiscal year 2025 provided in the section titled “Certain Company Prospective Financial Information provided by the Company to the Purchaser Parties.” The analysis indicated a range of implied FV for the UDENYCA Business (rounded to the nearest $5 million) of approximately $205 million to $1,060 million, which J.P. Morgan compared to the implied value of the Consideration of approximately $530 million (the “Implied Consideration”), calculated based on the sum of (i) the up-front consideration (excluding the Earnout Payments) of approximately $483 million and (ii) the risk-adjusted net present value of the Earnout Payments, calculated based on the maximum Earnout Payments of $75 million, estimates of the probability of payment of the Earnout Payments and the timing of the Earnout Payments provided by the Company’s management and applying a 13.25% discount rate to such estimated payments.
Selected Transactions Analysis.   Using publicly available information, J.P. Morgan compared selected financial data of the UDENYCA Business with similar data for selected public transactions that J.P. Morgan judged to be sufficiently analogous to the proposed Transaction (or aspects thereof). The following transactions selected by J.P. Morgan were as follows:
Announcement Date	Acquiror	Target
June 23, 2022	Patient Square Capital/Gurnet Point Capital	Radius Health, Inc.
April 13, 2022	Halozyme Therapeutics, Inc.	Antares Pharma, Inc.
October 11, 2021	Pacira Biosciences, Inc.	Flexion Therapeutics, Inc.
October 11, 2021	Supernus Pharmaceuticals, Inc.	Adamas Pharmaceuticals, Inc.
October 1, 2020	Covis Group S.à r.l.	AMAG Pharmaceuticals, Inc.
These transactions were selected, among other reasons, by J.P. Morgan because certain aspects of the transactions, for the purposes of J.P. Morgan’s analysis, may be considered similar to the proposed Transaction. However, certain of these transactions may have characteristics that are materially different from those of the proposed Transaction. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the proposed Transaction.
Using publicly available information, J.P. Morgan calculated, for each selected transaction, the multiple of the target company’s FV implied in the relevant transaction to the target company’s last reported revenue for the 12 months immediately preceding the announcement of the transaction for the applicable transaction (the “FV/LTM Revenue”).
Based on the results of this analysis, J.P. Morgan selected a FV/LTM Revenue reference range for the UDENYCA Business of 2.2x to 5.6x. J.P. Morgan then applied such reference range to the UDENYCA Business’s projected risk-adjusted revenue for the 12 months ending March 31, 2025 provided in the section titled “Certain Company Prospective Financial Information provided by the Company to the Purchaser Parties”. The analysis indicated a range of implied FV for the UDENYCA Business (rounded to the nearest $5 million) of approximately $400 million to $1,025 million, which J.P. Morgan compared to the Implied Consideration.
Discounted Cash Flow Analysis.   J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied net present value for the UDENYCA Business. J.P. Morgan calculated the unlevered free cash flow that the UDENYCA Business is expected to generate from April 1, 2025 through fiscal year 2029 based on the information discussed more fully in the section titled “Certain Company Prospective Financial Information provided by the Company to the Purchaser Parties” beginning on page 47 of this Proxy Statement, which were discussed with, and approved by, the Board for use by J.P. Morgan in connection with its financial analyses. J.P. Morgan also calculated a range of terminal values for the Company at the end of this period by applying perpetual growth rates ranging from -15.0% to -35.0%, based on guidance provided by the Company’s management, to estimates of terminal revenue for the Company at the end of fiscal year 2029, as provided in the section titled “Certain Company Prospective Financial Information provided by the Company to the Purchaser Parties.”
J.P. Morgan then discounted the unlevered free cash flow estimates and the range of terminal values to present value as of March 31, 2025 using a range of discount rates from 12.75% to 13.75%, which range was chosen by J.P. Morgan based an analysis of the weighted average cost of capital of the Company. The present values of the unlevered free cash flow estimates and the range of terminal values were then adjusted for the estimated net present value of certain royalties payable in the future in respect of the UDENYCA Business, based on the information provided in the section titled “Certain Company Prospective Financial Information provided by the Company to the Purchaser Parties,” discounted to present value using a range of discount rates ranging from 12.75% to 13.75%. This analysis indicated a range of implied net present values for the UDENYCA Business (rounded to the nearest $5 million) of approximately $425 million to $540 million, which J.P. Morgan compared to the Implied Consideration.
Miscellaneous.   The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of the UDENYCA Business. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to the UDENYCA Business and none of the selected transactions reviewed was identical to the proposed Transaction. However, the companies selected were chosen by J.P. Morgan because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the UDENYCA Business and the transactions selected were chosen by J.P. Morgan because certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the proposed Transaction. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the proposed Transaction.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the proposed Transaction and deliver an opinion to the Board with respect to the proposed Transaction on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with the UDENYCA Business and the industries in which it operates.
For financial advisory services rendered in connection with the proposed Transaction, the Company has agreed to pay J.P. Morgan an estimated fee of approximately $12.6 million, $2.5 million of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion and the remainder of which is contingent upon the consummation of the proposed Transaction. In addition, the Company has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.
During the two years preceding the date of J.P. Morgan’s written opinion, neither J.P. Morgan nor its affiliates have had any material financial advisory or other material commercial or investment banking relationships with Purchaser for which fees have been earned. J.P. Morgan and/or its affiliates are currently providing investment banking services to Purchaser and/or its affiliates, in connection with transactions that are unrelated to the proposed Transaction. J.P. Morgan and/or its affiliates expect to receive customary compensation in connection with such investment banking services which, considered in the aggregate and assuming all the transactions are actually completed, are expected by J.P. Morgan to be less than the fee for financial advisory services that J.P. Morgan expects to receive from the Company in connection with the proposed Transaction. During the two years preceding the date of J.P. Morgan’s written opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with the Company, for which J.P. Morgan and its affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunner for an equity offering of the Company in May 2023 and as exclusive financial advisor for the sale of the Company’s CIMERLI franchise to Sandoz in March 2024.
In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of the Company. In the ordinary course of their businesses, J.P. Morgan and its affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company for their own account or for the accounts of customers and, accordingly, likely hold long or short positions in such securities or other financial instruments. During the two years preceding the date of J.P. Morgan’s written opinion, the aggregate fees recognized by J.P. Morgan from the Company were approximately $6.1 million and from Purchaser were less than $50,000.
Certain Company Prospective Financial Information provided by the Company to the Purchaser Parties
The Company does not make public disclosure of forecasts or projections of its expected financial performance because of, among other things, the inherent difficulty of accurately predicting financial performance for future periods and the risk that the underlying assumptions and estimates may prove incorrect. In connection with the negotiations with the Purchaser Parties, however, Company management provided certain limited unaudited prospective financial information for the UDENYCA Business on a stand- alone basis, without giving effect to the Transaction or any other similar transaction, to the Purchaser Parties on June 5, 2024, for purposes of considering and evaluating a transaction with the Company. In addition, the Company provided unaudited prospective financial information for the UDENYCA Business to Party A on July 19, 2024, to Party B on July 21, 2024, to Party C on August 1, 2024, to Party D on July 25, 2024, and to Party E on August 5, 2024 for purposes of each party’s consideration and evaluation of a transaction with the Company. Such projections differed from those presented to the Purchaser Parties in that they included the estimated impact of a potential pricing strategy that could be utilized by a potential acquirer of the UDENYCA Business. The Company presented information to the Purchaser Parties on June 28, 2024 regarding such impact but did not provide Purchaser with updated forecasts reflecting such impact.
The Company provided unaudited prospective financial information for the UDENYCA Business to the Board in connection with its evaluations of the Transaction and to the Company’s financial adviser,

J.P. Morgan, for its use and reliance in connection with its financial analyses and opinion as described in the section titled “— Opinion of the Financial Advisor to the Company” beginning on page 42 of this Proxy Statement with the primary differences from the projections provided to the Purchaser Parties being that the projections provided to the Board and J.P. Morgan included the estimated impact, timing and resolution of the Temporary Supply Interruption (the “December 2024 Forecasts”). Given the uncertainty of the impact, timing and resolution of the Temporary Supply Interruption, the projections provided to the Purchaser Parties and other potential buyers did not include the estimated impact of the Temporary Supply Interruption. Additional differences between the December 2024 Forecasts and the projections provided to the Purchaser
Parties included revised assumptions for cost of goods based on updated manufacturing data available at the time that the December 2024 Forecasts were prepared, updated estimates of future royalties due by the Company under the Revenue Purchase and Sale Agreement, and future headcount cost allocation to reflect the UDENYCA Business on a stand-alone basis for the Company. The inclusion of the prospective financial information in this Proxy Statement should not be regarded as an indication that any of the Company, J.P. Morgan, or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.
The prospective financial information for the Company reflects numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are inherently uncertain and difficult to predict and many of which are beyond the Company’s control. The prospective financial information is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information may also be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties, including the various risks set forth in the sections of this Proxy Statement titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” and in the reports filed by the Company with the SEC.
The prospective financial information for the Company was generally not prepared with a view toward public disclosure or complying with GAAP, the published guidelines of the SEC regarding projections, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Ernst & Young LLP, the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, (inclusive of prospective financial information provided by the Company to the Purchaser Parties and utilized by J.P. Morgan in its written opinion dated December 2, 2024, attached as Annex B) nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information. Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. The report of Ernst & Young LLP incorporated by reference in this Proxy Statement relates only to the Company’s historical audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2023 and does not extend to the unaudited prospective financial information and should not be read to do so.
You are strongly cautioned not to place undue reliance on the prospective financial information set forth below. The inclusion of the prospective financial information in this Proxy Statement should not be regarded as an indication that any of the Company, the Purchaser Parties or their affiliates, advisors or representatives considered or consider the prospective financial information to be necessarily predictive of actual future events, and the prospective financial information should not be relied upon as such. None of the Company, the Purchaser Parties or their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the prospective financial information, and none of them undertakes any obligation to update or otherwise revise or reconcile the prospective financial information to reflect circumstances existing after the date such information was prepared or to reflect the occurrence of future events even if any or all of the assumptions underlying the prospective financial information are shown to be inaccurate. None of the Company, the Purchaser Parties or their respective affiliates, advisors or representatives makes any representation to any of the Company’s stockholders regarding the projections.

The prospective financial information is not being included in this Proxy Statement to influence a Company stockholder’s decision regarding how to vote on any given proposal, but solely because the prospective financial information was provided to the Purchaser Parties.
In light of the foregoing, as well as the uncertainties inherent in any forecasted information, Company stockholders are cautioned not to place unwarranted reliance on such information, and the Company urges all Shareholders to review the Company’s most recent SEC filings for a description of the Company’s reported financial results. See “Where You Can Find More Information” beginning on page 75 of this Proxy Statement.
The following table summarizes selected prospective unaudited financial information that was shared by the Company with the Purchaser Parties on June 5, 2024 as described above.
UDENYCA (in millions)	2024 TOTAL	2025 TOTAL	2026 TOTAL	2027 TOTAL	2028 TOTAL	2029 TOTAL
Revenue	219.8	347.7	343.4	334.2	326.4	320.0
COGS & Royalties	(84.2)	(101.6)	(94.7)	(91.2)	(90.8)	(90.4)
Expenses	(49.2)	(44.9)	(43.6)	(43.2)	(43.1)	(43.1)
Net Profit	$86.3	$201.3	$205.1	$199.8	$192.5	$186.4
The following table summarizes selected prospective unaudited financial information that was shared by the Company with bidders other than the Purchaser Parties during the time period from July 19, 2024 through August 5, 2024 as described above.
UDENYCA (in millions)	2024 TOTAL	2025 TOTAL	2026 TOTAL	2027 TOTAL	2028 TOTAL	2029 TOTAL
Revenue	219.8	365.7	395.2	410.5	395.2	387.4
COGS & Royalties	(81.4)	(92.3)	(93.5)	(96.5)	(95.6)	(95.6)
Expenses	(49.2)	(44.9)	(43.6)	(43.2)	(43.1)	(43.1)
Net Profit	$89.1	$228.6	$258.1	$270.8	$256.5	$248.7
The following table summarizes the December 2024 Forecasts as described above.
UDENYCA (in millions)	2024 TOTAL	2025 TOTAL	2026 TOTAL	2027 TOTAL	2028 TOTAL	2029 TOTAL
Revenue	190.2	247.4	352.0	340.5	326.4	320.0
COGS & Royalties	(70.7)	(93.5)	(102.7)	(90.0)	(88.0)	(88.0)
Expenses	(55.1)	(47.0)	(44.8)	(44.4)	(44.3)	(44.3)
Net Profit	$64.5	$106.9	$204.5	$206.2	$194.1	$187.7
The material estimates and assumptions made by Company management in connection with the preparation of the projections include:
•
Continued stability of the pegfilgrastim market;

•
Payor coverage for the Product remaining consistent with potential for further expansion;

•
Relative Product average selling price stability given the projected competitive market;

•
Increased scale manufacturing process reducing future cost of goods sold;

•
Royalty rates with respect to the royalties due by the Company under the Revenue Purchase and Sale Agreement; and

•
No competitor obtaining meaningful market share with a competing pegfilgrastim on-body injector presentation product in the near term.

Use of Proceeds and Future Operations
The Company, and not its stockholders, will receive the proceeds from the Transaction. The Company plans to use the proceeds to pay off certain financial liabilities, including (a) to fully repay the Company’s outstanding $230.0 million in aggregate principal amount of 1.5% Convertible Senior Subordinated Notes due 2026 and (b) to pay $49.1 million to buy out the right to receive royalties on net sales of UDENYCA in accordance with the Revenue Purchase and Sale Agreement. In addition, the Company will use the proceeds for working capital and general corporate purposes, in connection with its continued business, which is focused on the research, development and commercialization of innovative immunotherapies to treat cancer and the development of an innovative immuno-oncology pipeline and the commercialization of LOQTORZI for the treatment of NPC patients in the U.S. The amounts and timing of our actual expenditures, however, will depend upon numerous factors, and we may find it necessary or advisable to use portions of the proceeds from the Transaction for different or presently non-contemplated purposes.
No Appraisal or Dissenters’ Rights
No appraisal or dissenters’ rights are available to our stockholders under Delaware law or under our amended and restated certificate of incorporation or amended and restated bylaws in connection with the Transaction.
Regulatory Matters
U.S. Antitrust
Under the HSR Act and the rules and regulations promulgated thereunder, the Transaction may not be completed until Coherus and Intas each file a Notification and Report Form with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”), and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period, ending on a business day, following the parties’ filings of their respective HSR Act Notification and Report Forms or the early termination of that waiting period. If the parties receive initial questions and voluntary requests from the FTC or DOJ, then they can pull and refile their HSR Act notification to restart the 30-day waiting period. If the FTC or DOJ issues a request for additional information and documentary materials (which we refer to as a “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties agree with the FTC or DOJ to delay consummation of the Transaction for a specified period of time.
Coherus and Intas each filed a Notification and Report Form with respect to the transaction with the FTC and DOJ on December 12, 2024. The waiting period with respect to the Notification and Report Forms filed under the HSR Act expired at 11:59 p.m., Eastern Time, on January 13, 2025 and, accordingly, the applicable closing condition to the Transaction has been satisfied.
At any time before or after consummation of the Transaction, notwithstanding the termination or expiration of the waiting period under the HSR Act, the DOJ or FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transaction, seeking divestiture of substantial assets of the parties or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the consummation of the Transaction, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Transaction or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Transaction will not be made or that, if a challenge is made, we will prevail.
CFIUS
Consummation of the Transaction is also subject to receipt of approval from the CFIUS, which, pursuant to the DPA, provides for national security reviews and, where appropriate, investigations by CFIUS of certain transactions in which a foreign person acquires control of a U.S. business. Under the terms of the Asset Purchase Agreement, consummation of the Transaction is subject to the satisfaction or waiver of the condition that one of the following will have occurred prior to the closing of the Transaction: (a) the parties have received written notice from CFIUS that (i) CFIUS has determined that the transactions contemplated by the Asset

Purchase Agreement are not a “covered transaction,” as defined in the DPA, (ii) CFIUS has completed an assessment or a review and investigation, if applicable, with respect to the Transaction and CFIUS has concluded all action under the DPA, or (iii) pursuant to 31 C.F.R. § 800.407(a)(2), CFIUS has determined that it is not able to conclude action under the DPA with respect to the Transaction based on the CFIUS Declaration but has not requested the submission of a CFIUS Notice, and CFIUS has not initiated a unilateral CFIUS review of the transactions contemplated by the Asset Purchase Agreement; or (b) CFIUS has sent a report to the President requesting the President’s decision with respect to the Transaction and either (i) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by the Asset Purchase Agreement or (ii) the period under the DPA during which the President may announce a decision to take action to suspend or prohibit the Transaction has expired without any such action being announced or taken.
Interests of Certain Persons in the Transaction
None of the Company’s officers, directors or employees have any special interest in, or will receive any special benefit from, the Transaction.
Material U.S. Federal Income Tax Consequences
Any U.S. federal income taxes incurred in connection with the Transaction will be payable by the Company. Our stockholders will not realize any gain or loss for U.S. federal income tax purposes as a result of the Transaction.
Anticipated Accounting Treatment
Under generally accepted accounting principles, upon completion of the Transaction, Coherus will remove the net assets sold and derecognized from our consolidated balance sheet. The results of operations from the UDENYCA Business will be treated as discontinued operations. The unaudited proforma financial information, included elsewhere in this proxy statement, gives pro forma effect to the sale of the UDENYCA Business.
The Company’s Business Following the Transaction
Following the Closing of the asset sale, the Company will continue to be a public company operating under the name Coherus BioSciences, Inc., however the Company will no longer operate the UDENYCA Business, other than certain transition activities for a temporary period of time to transition the UDENYCA Business to Purchaser. The Asset Purchase Agreement requires that Purchaser make offers of employment to certain employees of the Company, with the transfer of employment for accepting employees effective at the Closing. No executive officers of the Company are expected to transfer to Purchaser.
The Company will continue to be a commercial-stage biopharmaceutical company focused on the research, development and commercialization of innovative immunotherapies to treat cancer. Following the Closing, the Company will sharpen its focus on the advancement of its innovative, next-generation immuno-oncology portfolio in combination with its commercial product LOQTORZI (toripalimab-tpzi), a novel PD-1 inhibitor and the commercialization of LOQTORZI within its approved indications in the U.S. The Company is developing an innovative immuno-oncology pipeline that it believes will bring forward new potential indications for toripalimab in the U.S. and the development of new product candidates.
On October 27, 2023, the Company announced that LOQTORZI was approved by the FDA in combination with cisplatin and gemcitabine for the first-line treatment of adults with metastatic or recurrent locally advanced NPC, and as monotherapy for the treatment of adults with recurrent unresectable, or metastatic NPC with disease progression on or after platinum-containing chemotherapy. LOQTORZI is an anti-PD-1 antibody that the Company developed in collaboration with Junshi Biosciences Co., Ltd. (“Junshi Biosciences”) that is currently the only immune checkpoint inhibitor approved by the FDA for the treatment of these indications. The Company announced the launch of LOQTORZI in the U.S. on January 2, 2024. In addition, LOQTORZI is planned to be further evaluated in multiple clinical studies by the Company, Junshi Biosciences and the Company’s Biopharma partners.

The Company also has a pipeline of earlier stage clinical and preclinical immuno-oncology programs that it plans to develop in combination with LOQTORZI as well as in partnership with other companies with immune activating or cancer agents. The Company’s lead clinical stage product candidate is casdozokitug (CHS-388, formerly SRF388), an investigational antagonist antibody targeting IL-27, an immune regulatory cytokine, that is overexpressed in certain cancers, including hepatocellular, lung and renal cell carcinoma. Casdozokitug received orphan drug designation and fast track designation from the FDA for the treatment of hepatocellular carcinoma (“HCC”) in November 2020. Casdozokitug is currently in two on-going clinical studies, a Phase 1/2 study in patients with advanced solid tumors, including combination with toripalimab in non-small cell lung cancer (clinicaltrials.gov identifier# NCT04374877), and a Phase 2 study in HCC (clinicaltrials.gov identifier# NCT05359861). The Company initiated a randomized Phase 2 study in HCC evaluating casdozokitug in combination with toripalimab and bevacizumab in the fourth quarter of 2024 (clinicaltrials.gov identifier# NCT06679985).
The Company’s second clinical-stage product candidate, CHS-114 (formerly SRF114), is an investigational IgG1 antibody targeting CCR8, a chemokine receptor highly expressed on regulatory T cells (“Treg cells”) in the tumor microenvironment (“TME”). The Company is enrolling patients with advanced solid tumors and HNSCC in the U.S. in a clinical trial evaluating safety and pharmacokinetics of CHS-114 with and without LOQTORZI (clinicaltrials.gov identifier# NCT05635643). The Company plans to initiate a Phase 1b clinical study of CHS-114 in combination with toripalimab in second-line HNSCC and initiate a Phase 1b clinical study of CHS-114 in combination with toripalimab and/or other treatments in participants with advanced solid tumors with the first cohort evaluating gastric cancer (clinicaltrials.gov identifier# NCT06657144), in the first quarter of 2025.
The Company also has an early-stage development candidate, CHS-1000, an investigational antibody targeting human ILT4, designed to improve anti-PD-1 clinical benefit by transforming an unfavorable TME to a more favorable TME. The Company’s IND for CHS-1000 was allowed to proceed by the FDA in the second quarter of 2024 and initiating the first-in-human clinical study remains subject to further evaluation in the Company’s portfolio prioritization process.
In addition, the Company has a product candidate, GSK4381562, which is exclusively licensed to GSK. The Company has an obligation to pay 70% of all milestone- and royalty-based payments that it or its affiliates actually receive from GSK4381562 to the holders of contingent value rights (“CVRs”) that expire in September 2033.
The Company has a depth of scientific expertise, an experienced and robust manufacturing know how and oncology clinical, regulatory, market access, sales, key account management and medical affairs capabilities in the United States, which has supported the commercialization of LOQTORZI. The Company expects to further leverage these capabilities as it continues to advance its immuno-oncology franchise.
SEC Reporting
Our SEC reporting obligations as a public company will not be affected by the closing of the Transaction.
Expected Timing of the Transaction
We expect to complete the Transaction promptly following the Special Meeting if we obtain Stockholder Approval and the various other conditions to closing are satisfied or waived. However, the Transaction may not be completed as currently anticipated. Certain factors, including factors outside of our control and the control of Purchaser, could result in the closing of the Transaction being delayed or not occurring at all.

ASSET PURCHASE AGREEMENT
The following discussion sets forth the principal terms of the Asset Purchase Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated herein by reference. The rights and obligations of the parties are governed by the express terms and conditions of the Asset Purchase Agreement and not by this discussion, which is summary in nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the Asset Purchase Agreement. All capitalized terms used but not defined herein shall have the meanings set forth in the Asset Purchase Agreement. You are encouraged to read the Asset Purchase Agreement carefully and in its entirety, as well as this Proxy Statement and any documents included herewith, before making any decisions regarding the proposals being brought before the Special Meeting.
Purchase and Sale of Assets
Purchased Assets
Upon the terms and subject to the satisfaction of the conditions contained in the Asset Purchase Agreement, at the Closing, Seller has agreed to sell, assign, convey, transfer and deliver to Purchaser (or, with respect to certain physical assets (including inventory), one or more of designated affiliates of Purchaser), and Purchaser (or one or more of its designated affiliates), by Purchaser’s payment of the Closing Consideration and assumption of the Assumed Liabilities, has agreed to purchase and acquire from Seller all of Seller’s right, title and interest, free and clear of all Encumbrances (other than Permitted Encumbrances), in and to all of the following assets, property, rights and claims of Seller (the “Purchased Assets”):
(a)
UDENYCA (pegfilgrastim-cbqv) for which the FDA has approved the Seller’s BLA No. 761039, including UDENYCA ONBODY, Seller’s on-body injector presentation of UDENYCA (pegfilgrastim-cbqv) (the “Product”);

(b)
all regulatory submissions, applications (including any applications that are in process), approvals and correspondence with the relevant Governmental Authority for the Product, including BLA No. 761039, and all clinical and non-clinical data contained therein, and all documentation related thereto;

(c)
all sales data exclusively related to the UDENYCA Business or the Product, including average sales price, pricing and reimbursement data whether developed by Seller or its third-party vendors;

(d)
all intellectual property exclusively related to the UDENYCA Business or the Product (including the goodwill of Seller in such intellectual property) owned by Seller as of the Closing, and all right, title and interest of Seller in all intellectual property (i) exclusively related to the Product or the UDENYCA Business and licensed to Seller by third parties and (ii) licensed to Seller pursuant to the Assumed Contracts (collectively, “Seller IP”);

(e)
all (i) all inventory of finished Product owned by Seller, (ii) all pre-paid deposits related to the Product owned by Seller, (iii) all Product work-in-progress owned by Seller, and (iv) all other inventory to the extent primarily related to the Product or the Purchased Assets and owned by Seller, including clinical trial supply inventory, raw materials, active pharmaceutical ingredients, excipients, intermediaries, reagents, product components, packaging, work-in-process, finished goods, spare parts, production equipment and shop and production supplies, in each case whether imported, provided from contract manufacturers or otherwise and whether located at a facility of Seller, at a wholesaler, at a third-party logistics company, at a contract manufacturing organization or in transit, in each case, as of the Closing;

(f)
all master cell banks, working cell banks and other cell banks related to the Product or its manufacture;

(g)
all promotional materials exclusively used in or exclusively related to the UDENYCA Business or the Product, including websites for the Product;

(h)
all contracts set forth on Schedule V to the Asset Purchase Agreement, including all work orders and statements of work thereunder, subject in certain cases to the ability of Purchaser to decline to assume such contracts by notice to Seller within thirty (30) days of signing the Asset Purchase Agreement;
(i)
all books, records and financial information exclusively related to the UDENYCA Business or the Product, including copies of all customer and supplier lists, supply chain reports, assessments of suppliers, account lists, call data, sales history, call notes, marketing studies, market data, market research and analysis, consultant reports, physician databases and correspondence (excluding invoices) with respect to the Product to the extent maintained by Seller or any of its affiliates, customer purchasing histories, price lists, distribution lists, production data, quality control records and procedures, compliance procedures, research and development files, records and data (including all correspondence with any Governmental Authority), sterility data, product bill of material data, sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, brand plans, medical plans, distribution plans, internal financial statements, marketing and promotional surveys, material and research, files relating to Seller IP, and all complaint files with respect to the Product;

(j)
all rights to the information, data and work product proprietary to Seller exclusively related to the research and development activities and pre-clinical and clinical trials conducted or being conducted in connection with the Product;

(k)
all claims, counterclaims, defenses, causes of action, rights under express or implied warranties, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind against any third party, to the extent relating to any Assumed Liabilities, the Product, or any other Purchased Assets; and

(l)
all goodwill and the going concern value of the UDENYCA Business.

Excluded Assets
Under the terms of the Asset Purchase Agreement, Seller shall not sell, assign, convey, transfer or deliver to Purchaser any assets of Seller other than the Purchased Assets (the “Excluded Assets”), which shall include the following:
(a)
certain causes of action, claims or judgements of Seller related to the Excluded Assets or Excluded Liabilities (as defined below) or certain pre-Closing actions;

(b)
all rights of Seller under or pursuant to all warranties, representations, indemnities and guarantees made by suppliers, manufacturers, intermediaries, distributors and contractors in connection with products sold to Seller and comprising or incorporated in any Excluded Assets or to the extent relating to Excluded Liabilities;

(c)
all of Seller’s and its affiliates’ insurance policies, including premium adjustment and prepaid insurance premiums, along with all claims, causes of action, proceeds or other rights under such policies;

(d)
all accounts receivable arising prior to Closing with respect to Product sold prior to Closing and any claims related to sales of the Product prior to Closing (including overpayments by Seller with respect to rebates, chargebacks or returns related to Products sold prior to the Closing);

(e)
certain contracts set forth on Schedule II to the Asset Purchase Agreement;

(f)
all assets associated with all Benefit Plans; and

(g)
certain immaterial trademarks.

Assumption of Liabilities
Assumed Liabilities
Upon the terms and subject to the conditions of the Asset Purchase Agreement, Purchaser has agreed to assume and agreed to pay, perform and discharge as and when due the following liabilities of Seller (the “Assumed Liabilities”):

(a)
all liabilities arising out of the UDENYCA Business or the ownership, lease or operation of the Purchased Assets by Purchaser to the extent that they arise or are incurred by Purchaser on or after the Closing Date;

(b)
all purchase commitments and similar executory obligations contained in the Assumed Contracts to the extent such liabilities arise or are required to be performed following the Closing, and do not relate to any breach of warranty, failure to perform, improper performance, or other breach, default or violation by Seller prior to the Closing;

(c)
certain property and transfer taxes; and

(d)
certain other contractual obligations.

Excluded Liabilities
Under the terms of the Asset Purchase Agreement, Purchaser shall not assume or be obligated to pay, perform or otherwise discharge, and shall not be the successor to Seller with respect to, any liabilities, in each case, other than the Assumed Liabilities (the “Excluded Liabilities”), which include the following:
(a)
all liabilities with respect to returns of Product sold prior to the Closing and returned after the Closing;

(b)
all liabilities arising out of or related to any Excluded Asset or to the extent arising out of or related to Seller’s or its affiliates’ businesses other than the UDENYCA Business;

(c)
except as included as an Assumed Liability, all liabilities with respect to, including any liabilities with respect to any proceedings arising out of or relating to, the Product, the UDENYCA Business or the Purchased Assets (including all liabilities relating to or arising out of any product liability, infringement of intellectual property rights, breach of warranty or similar claim for injury to person or property), in each case to the extent arising out of or relating to the use, ownership, possession, operation, management or control of the Product, the UDENYCA Business or the Purchased Assets prior to the Closing;

(d)
certain liabilities related to settlement agreements entered into prior to Closing;

(e)
certain liabilities related to pre-Closing employment matters;

(f)
all liabilities related to Benefits Plans;

(g)
certain taxes of Seller;

(h)
all liabilities arising under or related to the Revenue Purchase and Sale Agreement;

(i)
all accounts payable, accrued expenses and other current liabilities to the extent arising out of services or goods provided prior to the Closing (whether or not yet billed and due) including any rebates, discounts, chargebacks, billing errors, rejections or returns in connection therewith;

(j)
all liabilities involving any product recalls or similar events related to the Product or the UDENYCA Business initiated prior to the Closing or relating to Product sold prior to the Closing;

(k)
all liabilities to make royalty, milestone or deferred payments or any other contingent payments in connection with the exploitation of the Product prior to the Closing or otherwise arising out of or relating to the conduct of the UDENYCA Business prior to the Closing, except for certain obligations expressly assumed by Purchaser as Assumed Liabilities;

(l)
certain pre-Closing liabilities arising out of or relating to any disruption in supply of any goods or services relating to the Product or the UDENYCA Business arising or occurring prior to the Closing;

(m)
all liabilities of Seller and its affiliates relating to any present or former applicants, employees, officers, directors, retirees, independent contractors or consultants of Seller or its affiliates, including any liabilities associated with any claims for wages or other benefits, plans, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments, any claims related to the classification of such individuals under the Fair Labor Standards Act or any similar state or local law;
(n)
all liabilities of Seller or its affiliates arising from any failure by Seller or its affiliates to comply with the paid-time-off policies in Seller’s employee handbook or applicable laws;

(o)
all liabilities of Seller or its affiliates arising from Seller’s or its affiliates’ failure to comply with applicable laws; and

(p)
all liabilities of Seller and its affiliates arising under the Asset Purchase Agreement and the Transaction Documents or from the consummation of the Transaction.

Consideration
As consideration for the Transaction, Purchaser has agreed to pay (or, with respect to the portion allocated to physical assets including product inventory, cause Accord to pay) us the Closing Consideration and assume the Assumed Liabilities. The Closing Consideration is subject to potential adjustment based on an inventory count to be conducted by the parties within 30 days after Closing to confirm the amount of inventory delivered at Closing. In addition, Seller is also eligible to receive the Earnout Payments (as further described below).
Contingent Consideration
Seller is eligible to receive two additional Earnout Payments of $37.5 million each. The first such payment is payable by Purchaser to Seller if Net Sales of UDENYCA for four consecutive fiscal quarters within the first five full fiscal quarters following the consummation of the Transaction are equal to or greater than $300 million, and the second such payment is payable by Purchaser to Seller if Net Sales of UDENYCA for four consecutive fiscal quarters within the first seven full fiscal quarters following the consummation of the Transaction are equal to or greater than $350 million (each such milestone, a “Net Sales Milestone”). Purchaser is required to pay Seller the Earnout Payments no later than thirty (30) days following determination that a Net Sales Milestone was achieved or following completion of an audit indicating that a Net Sales Milestone had previously been satisfied, in each case, in accordance with the provisions of the Asset Purchase Agreement.
Intellectual Property License
In consideration for Purchaser’s purchase of the Seller IP under the Asset Purchase Agreement, Seller has agreed to grant to Purchaser an exclusive (even as to Seller), worldwide, perpetual, irrevocable, fully paid-up, royalty-free, sub-licensable (through multiple tiers), transferable license, under any Intellectual Property owned or licensed to Seller as of the Closing Date that is primarily related to the Product or the UDENYCA Business and that is not included in the Seller IP, to exploit the Product.
Representations and Warranties
The Asset Purchase Agreement contains a number of representations and warranties made by Seller and Purchaser. The statements embodied in those representations and warranties were made for purposes of the Asset Purchase Agreement between the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Asset Purchase Agreement. Certain representations and warranties were made as of December 2, 2024, may be subject to contractual standards of materiality different from those generally applicable to stockholders or which may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts because they are qualified as described above. Moreover, information concerning the subject matter of the representations and warranties may have changed since December 2, 2024, and these changes may or may not be fully reflected in Seller’s or Purchaser’s public disclosures. The Asset Purchase Agreement should not be read alone, but should instead be read in conjunction with the other information regarding Seller and Purchaser that is contained in this Proxy Statement, as well as in the filings that Seller will make and has made with the SEC. The representations and warranties contained in the Asset Purchase Agreement may or may not have been accurate as of the date they were made, and we make no assertion herein that they are accurate as of the date of this Proxy Statement.
Seller Representations and Warranties
In the Asset Purchase Agreement, Seller has made a number of representations and warranties that are subject, in some cases, to specified exceptions and qualifications contained in the Asset Purchase Agreement. These representations and warranties relate to, among other things:
•
due organization, valid existence, good standing and qualification to do business;

•
its corporate authority to enter into the Asset Purchase Agreement and each of the other Transaction Documents, the validity and enforceability of such agreements;

•
the absence of conflicts with governing documents, applicable law or certain contracts as a result of the execution and delivery by Seller of the Asset Purchase Agreement and the other Transaction Documents;

•
the extent to which the consent of any Governmental Authority or other person is required to be obtained by or with respect to Seller in connection with the execution and delivery of the Asset Purchase Agreement and the other Transaction Documents by Seller, or the consummation of the transactions contemplated thereby;

•
litigation;

•
compliance with laws;

•
SEC documents and financial statements, the absence of untrue statements of material fact or omissions to state a material fact required to be stated therein in such filings and documents, and compliance of such filings with legal requirements;

•
since January 1, 2024, (a) conduct of its businesses and operation of its properties and assets in the ordinary course of business consistent with past practice, and (b) the absence of (i) a Material Adverse Effect, (ii) theft or material damage, destruction or casualty loss to any Purchased Asset or a material portion thereof, or substantial destruction of its books and records, (iii) sales or transfers of assets or properties that would be material to the UDENYCA Business as a whole, except in the ordinary course of business consistent with past practice, (iv) any action or an agreement to take any action that would be prohibited by the interim operating covenants, or (v) entry into any contract to do any of the foregoing, or any action or omission that would result in any of the foregoing;

•
material contracts, including the Assumed Contracts;

•
intellectual property matters;

•
data privacy and security matters;

•
regulatory matters, including compliance with the FDA and applicable health care laws;

•
title to the Purchased Assets and sufficiency thereof;

•
employee benefit plan matters, including legal compliance;

•
labor matters;

•
brokers’ fees payable in connection with the Transaction;

•
taxes;

•
inventory and sufficiency thereof;

•
insurance matters;

•
customers and suppliers; and

•
non-reliance on extra-contractual representations and warranties of Seller.

Purchaser Representations and Warranties
Additionally, in the Asset Purchase Agreement, Purchaser has made a number of representations and warranties that are subject, in some cases, to specified exceptions and qualifications contained in the Asset Purchase Agreement. These representations and warranties relate to, among other things:
•
due organization, valid existence and good standing;

•
its corporate authority to enter into the Asset Purchase Agreement and each of the other Transaction Documents, the validity and enforceability of such agreements;

•
the absence of conflicts with governing documents, applicable law or certain contracts as a result of the execution and delivery by Purchaser of the Asset Purchase Agreement and the other Transaction Documents;

•
the extent to which the consent of any Governmental Authority or other person is required to be obtained by or with respect to Purchaser in connection with the execution and delivery of the Asset Purchase Agreement and the other Transaction Documents by Purchaser, or the consummation of the transactions contemplated thereby;

•
litigation;

•
brokers’ fees payable in connection with the Transaction;

•
Purchaser’s ability to finance the Transaction; and

•
non-reliance on extra-contractual representations and warranties of Purchaser.

Conduct of the UDENYCA Business
Seller has agreed from December 2, 2024 until the earlier to occur of the Closing Date and the date that the Asset Purchase Agreement is terminated in accordance with its terms (the “Interim Period”), except (a) as otherwise expressly contemplated by the Asset Purchase Agreement or any of the other Transaction Documents, (b) as required by applicable law or Permits and (c) as otherwise approved in writing by Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed), Seller shall:
•
conduct the UDENYCA Business in the ordinary course of business consistent with past practice in all material respects and use commercially reasonable efforts to maintain and preserve in all respects the Purchased Assets and the UDENYCA Business;

•
keep accurate and complete books and records related to the Product, Purchased Assets and the UDENYCA Business;

•
keep in full force and effect insurance in respect of the UDENYCA Business, the Product and the other Purchased Assets comparable in amount and scope of coverage to such insurance that is currently maintained by Seller;

•
perform in all material respects all obligations under the Assumed Contracts and any other contracts relating to or affecting the UDENYCA Business, the Product or the Purchased Assets;

•
comply in all material respects with all laws and Permits applicable to the UDENYCA Business, the Product or the other Purchased Assets; and

•
maintain in effect all registrations and applications for all registered or pending Intellectual Property constituting Seller IP.

In addition, during the Interim Period, except (a) as otherwise expressly contemplated by the Asset Purchase Agreement or any of the other Transaction Documents, (b) as required by applicable law or Permits or (c) as otherwise approved in writing by Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed), Seller shall not, in each case, solely with respect to the UDENYCA Business or the Purchased Assets:
•
(a) incur, create, assume or permit the incurrence, creation or assumption of any Encumbrance with respect to the Purchased Assets, other than Permitted Encumbrances, or (b) dispose of any of the Purchased Assets other than sales of inventory in the ordinary course of business;

•
(a) terminate any Assumed Contract or Permit other than any expiration in accordance with its terms, or make any material amendment to or waive any material right or remedy under any such Assumed Contract or Permit or (b) enter into any contract that would be an Assumed Contract outside of the ordinary course of business;

•
waive, release, transfer or grant any rights or options in or to any of the Purchased Assets;

•
commence any proceeding with respect to the Purchased Assets;

•
transfer, dispose of, grant or obtain, abandon, or permit to lapse or agree to transfer, dispose of, grant or obtain, abandon, or permit to lapse any rights with respect to any Seller IP, or disclose or agree to disclose to any Person, other than to Purchaser or its affiliates, any trade secret included in the Purchased Assets or owned by Seller;

•
discharge, settle, compromise, satisfy or consent to any entry of judgment with respect to any proceeding relating to the Purchased Assets that (a) results in any material restriction on the UDENYCA Business or the Product or (b) results in a Liability of the UDENYCA Business after the Closing;

•
acquire any properties or assets that would constitute Purchased Assets, other than in the ordinary course of business consistent with past practice;

•
offer price concessions in the form of DSA fees, concessions, invoice discounts, rebates or other discounts for purposes of facilitating or encouraging customer buy-ins other than in the ordinary course of business; provided, that the parties acknowledge that Seller is in the process of resupplying the market after a temporary supply interruption and in a competitive market environment;

•
cancel any indebtedness to the extent such indebtedness would constitute a Purchased Asset, or waive, release or assign any material claim, action, arbitration, dispute or other proceeding or rights of the UDENYCA Business;

•
change the nature or scope of the UDENYCA Business in any material respect; or

•
agree to take any of the aforementioned actions.

No Solicitation of Alternative Proposals
Seller has agreed that during the Interim Period, it will, and it will direct and cause its controlled affiliates to:
•
immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal or any proposal that could reasonably be expected to lead to an Acquisition Proposal (including any Person with whom Seller was engaging in discussions prior to the date hereof);

•
not initiate, solicit, knowingly facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

•
not engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, except to notify such Person of the existence of the restrictions on solicitation and negotiation contained in the Asset Purchase Agreement; or

•
not approve, support, adopt, endorse or recommend any Acquisition Proposal or any Contract with respect thereto.

Notwithstanding the restrictions described above, prior to, but not after, the date and time at which the Stockholder Approval is obtained (“End Date”), if Seller receives a bona fide written Acquisition Proposal that is not withdrawn and that did not result from a breach of the restrictions on solicitation and negotiation contained in the Asset Purchase Agreement, Seller and its Representatives may, subject to compliance with the Asset Purchase Agreement, (a) provide information in response to a request therefor by the Person who has made such Acquisition Proposal, but only if Seller receives from the Person so requesting such information a confidentiality agreement on terms no less restrictive in the aggregate to such Person than those contained in the confidentiality agreement between Purchaser and Seller (provided, that such agreement shall not be required to include any standstill provision and shall not restrict or prohibit Seller from complying with the Asset Purchase Agreement) (an “Acceptable Confidentiality Agreement”) and prior to or concurrently with disclosing any information to such Person or any of its affiliates or Representatives in response to such Acquisition Proposal, Seller makes such information available to Purchaser (to the extent such information has not been previously made available to Purchaser); (b) engage or participate in any discussions or negotiations with such Person; and (c) approve, recommend or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (i) prior to taking any action described in clause (a) or (b) above, the Board determines in good faith after consultation with outside legal counsel that the failure to take such action, in light of the Acquisition Proposal and the terms of the Asset Purchase Agreement, would be inconsistent with the directors’ fiduciary duties under applicable law, (ii) in each such case referred to in clause (a) or (b) above, the Board has determined in good faith based on the information then available and after consultation with outside legal counsel and Seller’s financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or would be reasonably likely to result in a Superior Proposal, and (iii) in the case referred to in clause (c) above, the Board determines in good faith (after consultation with outside legal counsel and Seller’s financial advisor) that such Acquisition Proposal is a Superior Proposal.
Change of Board Recommendation
The Board and each committee of the Board has agreed that it will not, directly or indirectly:
•
(1) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Purchaser, the Board’s recommendation that the stockholders of Seller vote to authorize the transactions contemplated by the Asset Purchase Agreement (the “Board Recommendation”) with respect to the transactions contemplated by the Asset Purchase Agreement or (2) approve, propose to approve, resolve to approve, recommend or otherwise declare advisable (publicly or otherwise), any Acquisition Proposal; or

•
cause or permit Seller to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other Contract (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”) relating to or in connection with any Acquisition Proposal.

Notwithstanding the restrictions described above, the Board may withhold, withdraw, qualify or modify the Board Recommendation (a “Change of Recommendation”) prior to the End Date if (a) the Board determines in good faith based on information then available, after consultation with outside legal counsel and its financial advisor, that an Acquisition Proposal is a Superior Proposal and, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with directors’ fiduciary duties under applicable law or (b) (i) an Intervening Event (as defined below) occurs, (ii) Seller had no knowledge of such Intervening Event as of the date of the Asset Purchase Agreement and such Intervening Event was not reasonably foreseeable or, if Seller had knowledge of such Intervening Event as of the date of the Asset Purchase Agreement, the consequences of such Intervening Event were not reasonably foreseeable; and (iii) the Board determines in good faith, after consultation with outside legal counsel, that, in light of such Intervening Event, the failure to make a Change of Recommendation, if the Asset Purchase Agreement were not amended or an alternative transaction with Purchaser were not entered into, would be inconsistent with the directors’ fiduciary duties under applicable law;
The Board may not make a Change of Recommendation unless:
•
Seller has given Purchaser at least four business days’ prior notice (the “Notice Period”) that the Board intends to make a Change of Recommendation, which notice will specify the reasons for such action and, if applicable, will specify the identity of the party who made such Superior Proposal and, in reasonable detail, all of the material terms and conditions of such Superior Proposal and attach the most current version of the agreement reflecting such terms and conditions;

•
during the Notice Period, Seller engages in good faith negotiations with Purchaser to amend the Asset Purchase Agreement or enter into an alternative transaction with Purchaser so that the failure to make a Change of Recommendation in light of such Intervening Event would not be inconsistent with the directors’ fiduciary duties under applicable law or so that the Acquisition Proposal that is the subject of the notice ceases to be a Superior Proposal, as applicable; and
•
at the end of the Notice Period, the Board determines in good faith, after consultation with outside legal counsel, that the failure to make a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable law.

Provided, however, that any revisions to a Superior Proposal offered in writing by the party making such Superior Proposal, shall constitute a new Acquisition Proposal and Seller shall be required to deliver a new written notice to Seller and to again comply with the requirements for the first notice, except that the Notice Period shall be two (2) business days.
Efforts to Complete the Transaction
Purchaser has agreed to use reasonable best efforts to in order to consummate the Transaction, to (a) obtain, prior to the Closing Date, all Consents of, or other permission or action by, and to give all notices to and make all filings with and applications and submissions to, Governmental Authorities or other Persons as are necessary for consummation of the Transaction, (b) secure the expiration or termination of any applicable waiting period from a Governmental Authority, (c) defend all proceedings challenging the Asset Purchase Agreement, other Transaction Documents or Transaction and (d) resolve any objections asserted with respect to the Transaction raised by any Governmental Authority, and to prevent the entry of any court order and to have vacated, lifted, reversed or overturned any decree, judgment, permanent or preliminary injunction, restraining order or other order that restrains or prohibits consummation of the Transaction, including:
•
agreeing to and executing settlements, undertakings, consent decrees, stipulations, concessions or other agreements with any Governmental Authority;

•
selling, divesting, or otherwise conveying particular assets or categories of assets or businesses of Purchaser or its affiliates in the United States (but excluding the Purchased Assets and any assets or categories of assets or businesses of Purchaser or its affiliates located outside of the United States);

•
agreeing to sell, divest or otherwise convey any particular assets or categories of assets or businesses of Purchaser or its affiliates in the United States contemporaneously with or subsequent to the Closing (but excluding the Purchased Assets and any assets or categories of assets or businesses of Purchaser or its affiliates located outside of the United States); and

•
permitting Seller to sell, divest, or otherwise convey any particular assets or categories of assets or businesses (excluding the Purchased Assets) prior to the Closing.

However, in no event in no event shall Purchaser or any of its affiliates be obligated in connection with the receipt of any Consent, approval, ruling or authorization from any Governmental Authority in connection with the Asset Purchase Agreement, (a) to sell, divest, or otherwise convey any assets or categories of assets or business of Purchaser or its affiliates located outside of the United States or (b) to agree to, or agree to not contest, any findings of any Governmental Authority, whether civil or criminal.
Efforts to Obtain CFIUS Clearance
Each of the parties has agreed to, and to cause their respective affiliates to, use reasonable best efforts to obtain CFIUS Clearance (defined below). In connection with the efforts to obtain CFIUS Clearance, each of the parties has agreed to:
•
cooperate in all respects and consult with each other in connection with the CFIUS Declaration or CFIUS Notice, as applicable, including by allowing each other to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions;

•
to the extent not prohibited by CFIUS, promptly inform each other of any communication received by any Party from, or given by any Party to, CFIUS, including by promptly providing copies to each other of any such written communications;

•
permit each other to review in advance any substantive communication that is given to, and consult with each other in advance of any conference, meeting, or substantive telephone call with, CFIUS, and to the extent not prohibited by CFIUS, provide each other the opportunity to attend and participate in any conference, meeting, or substantive telephone call with CFIUS; and
•
enter into such assurances or agreements requested or required by CFIUS or the President to obtain CFIUS Clearance.

However, neither party nor any of its affiliates shall be required to (a) take any action that would violate any applicable law or (b) materially limit or restrict Purchaser’s or any of its affiliates’ ability after the Closing to retain the Purchased Assets or the UDENYCA Business (including by requiring Purchaser or any of its affiliates to enter into any proxy, voting trust, or other arrangements that vest rights of ownership or control in Persons who are independent of Purchaser or any of its affiliates).
Employee Benefits Matters
During the Interim Period, Purchaser will, or will cause an affiliate or a third-party commercial support partner to, make an offer of employment, effective, for any employee who is not on employee leave at the time of the Closing, on the Closing Date, and for any employee who is on employee leave at the time of the Closing, on the date the employee returns to work from employee leave, to certain employees of Seller that primarily work in the UDENYCA Business, with such offers of employment to include:
•
an annual base salary or hourly wage rate, as applicable, and annual cash incentive opportunity that is at least equal to the annual base salary or hourly wage rate and annual cash incentive opportunity applicable to such employee as of immediately prior to the Closing Date; and

•
other compensation opportunities and eligibility for benefits, in each case, no less favorable in the aggregate than those other compensation opportunities and benefits eligibility in effect for similarly situated employees of Purchaser as of immediately prior to the Closing Date (a “Qualifying Offer”).

Subject to each such employee’s at-will employment status and Purchaser’s right to terminate any such employee at any time with or without cause or notice, for a period of at least one year following the Closing Date, Purchaser is obligated to provide each such employee who continues employment with Purchaser or its affiliates with the compensation and benefits set forth in the Qualifying Offer for such employee.
Purchaser is required to (a) give or cause to be given to each transferred employee full credit for purposes of eligibility to participate and vesting under any employee benefit plans, programs and arrangements, but not including any defined benefit pension plan benefits, provided, sponsored, maintained or contributed to by Purchaser or any of its affiliates (“Purchaser Plans”) for such transferred employee’s service with Seller, and with any predecessor employer, to the same extent recognized by Seller, except to the extent such credit would result in the duplication of benefits for the same period of service, and (b) credit to each transferred employee under the applicable vacation or paid time off program of Purchaser or its affiliates for all unused vacation or other paid time off days of such transferred employee that accrued on or prior to the Closing Date.
With respect to each Purchaser Plan, Purchaser is required to (a) waive or cause to be waived for each transferred employee and each transferred employee’s dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Purchaser or its affiliates applicable to such transferred employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable (or was previously satisfied by) to such transferred employee under the terms of the comparable Benefit Plan, and (b) use commercially reasonable efforts to give or cause to be given full credit under the Purchaser Plans applicable to each transferred employee and each transferred employee’s dependents for all co-payments, deductibles, and out-of-pocket expenses under any Benefit Plan paid prior to the Closing in the same plan year as the Closing for purposes of any annual and lifetime maximums, as if there had been a single continuous employer; provided, however, that if such crediting proves unworkable for any reason, in lieu of such credit, Purchaser will, within 30 days of Closing, make a one-time payment of additional compensation in the amount of $500 to each transferred employee who had coverage under a Seller group medical plan as of Closing.
Non-Competition; Non-Interference; Non-Solicitation
The Asset Purchase Agreement includes the following restrictive covenants with respect to the two-year period following Closing:

Non-Compete:   Except for the services rendered under the UDENYCA TSA and subject to certain other exceptions contained in the Asset Purchase Agreement, Seller has agreed not to, and to cause its controlled affiliates not to, directly or indirectly through an entity, as a principal, employee, partner, owner, manager, member, officer, director, agent, contractor, consultant or otherwise (a) participate or engage in, render services for, assist, or provide financial resources to any business involved in the development, manufacture, production, distribution, sale or exploitation of a therapeutic product that includes pegfilgrastim in any indication or formulation, regardless of delivery (a “Competing Business”), (b) own or otherwise have an interest in, manage, operate or control any Person participating or engaged in a Competing Business or (c) enable, assist or license or grant any right that facilitates, any Person’s participation or engagement in any Competing Business.
Non-Interference:   Seller has agreed not to, and to cause its controlled affiliates not to, induce or attempt to induce any customer, supplier, lessee, lessor, licensee, licensor or other business relation of the UDENYCA Business (“Business Relation”) to restrict or cease doing business with the UDENYCA Business, or in any way interfere with the relationship between any such Business Relation and the UDENYCA Business.
Non-Solicitation:   Seller has agreed not to, and to cause its controlled affiliates not to, directly or indirectly, solicit or retain or employ or otherwise seek to retain or employ any employee or independent contractor of the UDENYCA Business as operated by Purchaser after the Closing, subject to certain customary exceptions.
Purchaser has agreed not to, and to cause its controlled affiliates not to, solicit or retain or employ or otherwise seek to retain or employ any employee or independent contractor of Seller as of Closing with whom (a) Purchaser or its affiliates had contact in connection with the Transaction, or (b) to the Knowledge of Purchaser, was an employee or independent contract of Seller, subject to certain customary exceptions.
Other Covenants and Agreements
The Asset Purchase Agreement contains certain other covenants and agreements, including covenants relating to:
•
cooperation between the parties in the preparation of this Proxy Statement;

•
confidentiality and access by each party to certain information about the other party during the period prior to the Closing;

•
maintenance of and access to books and records of each party post-Closing;

•
the obligation of the parties to use efforts to take all actions necessary to consummate and make effective the Transactions;

•
cooperation between the parties in connection with press releases and other public announcements with respect to the Transaction or the Asset Purchase Agreement;

•
maintaining confidentiality with respect to the Purchased Assets or Assumed Liabilities;

•
the intended tax treatment of the Transaction;

•
the transfer of certain of the Purchased Assets (including Seller’s BLA No. 761039) to Purchaser; and

•
the representation and warranty insurance policy obtained by Purchaser;

Closing Conditions
The respective obligations of each Party to consummate the transactions contemplated by the Asset Purchase Agreement are subject to the satisfaction (or, where legally permissible, waiver by such Party) at or prior to the Closing Date of each of the following conditions:
•
the Stockholder Approval has been obtained;

•
all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been earlier terminated;

•
there is no law or Governmental Order in effect that restrains or prohibits the consummation of the Transaction (excluding any law or Governmental Order pursuant to any Competition Law or foreign investment laws other than the HSR Act or the DPA); and

•
CFIUS Clearance has been obtained.

In addition, the obligation of Seller to consummate the transactions contemplated by the Asset Purchase Agreement is subject to the satisfaction (or waiver by Seller) at or prior to the Closing Date of each of the following additional conditions:
•
the representations and warranties of Purchaser contained in the Asset Purchase Agreement (other than the representations and warranties contained in Section 6.1 (Organization and Good Standing), Section 6.2 (Authority Relative to the Asset Purchase Agreement) and Section 6.5 (Brokers) (the “Purchaser Fundamental Representations”)), disregarding all qualifications contained herein relating to materiality or material adverse effect, shall be true and correct in each case on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the Transaction. The Purchaser Fundamental Representations shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date);

•
Purchaser shall have performed and complied in all material respects with all of the covenants and agreements under the Asset Purchase Agreement required to be performed and complied with by it prior to the Closing;

•
Seller’s receipt of a certificate signed by a duly authorized officer of Purchaser confirming that the matters described in the preceding two bullets have been satisfied; and

•
Seller has obtained the IRS Certificate and the Form 10F (and any documents described in clause (iii) of Section 3.4(b) of the Asset Purchase Agreement to the extent that such documents must be obtained from a Governmental Authority).

In addition, the obligation of Purchaser to consummate the transactions contemplated by the Asset Purchase Agreement is subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing Date of each of the following additional conditions:
•
the representations and warranties of Seller contained in the Asset Purchase Agreement (other than the representations and warranties contained in Section 5.1 (Organization, Standing and Corporate Power), Section 5.2 (Authority Relative to the Asset Purchase Agreement), Section 5.12(a) (Purchased Assets) and Section 5.15 (Brokers) (the “Seller Fundamental Representations”)), disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct, in each case on and as of the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date) with the same force and effect as though such representations and warranties had been made on the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect. The Seller Fundamental Representations shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date);

•
Seller shall have performed and complied in all material respects with all of the covenants and agreements under the Asset Purchase Agreement required to be performed and complied with by it prior to the Closing;

•
since the date of the Asset Purchase Agreement, Seller shall not have experienced a Material Adverse Effect;

•
Purchaser’s receipt of a certificate signed by a duly authorized officer of Seller confirming that the matters described in the preceding three bullets have been satisfied; and

•
the satisfaction or waiver of certain other conditions set forth on Section 8.3(e) of the Seller Disclosure Schedule.

Indemnification
Seller will indemnify Purchaser and its affiliates and their respective directors, managers, officers, employees, agents, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) against, and shall hold the Purchaser Indemnified Parties harmless from and against, any and all liabilities, obligations, demands, claims, actions, causes of action, assessments, losses, costs, damages, deficiencies, judgments, taxes, fines or expenses (whether or not arising out of third party claims), including interest, penalties, reasonable fees and expenses of attorneys, accountants and other consultants and experts and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (“Losses”) incurred or sustained by, or imposed upon, the Purchaser Indemnified Parties based upon or arising out of:
•
any inaccuracy in or breach of any of the Seller Fundamental Representations;

•
any breach by Seller of, or any failure by Seller to perform, any of its covenants or obligations under the Asset Purchase Agreement or any other Transaction Documents;

•
fraud by Seller;

•
any Excluded Asset or Excluded Liability;

•
certain taxes of Seller or any affiliate of Seller for which Purchaser is liable as a transferee or successor under law by reason of the Transaction; or

•
certain other items set forth on the Seller Disclosure Schedule (the “Special Indemnification Items”).

Purchaser will indemnify Seller and its affiliates and their respective directors, managers, officers, employees, agents, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) against, and shall hold the Seller Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnified Parties based upon or arising out of:
•
any breach by Purchaser of, or any failure by Purchaser to perform, any of its covenants or obligations under the Asset Purchase Agreement;

•
any Assumed Liability; or

•
fraud by Purchaser.

The aforementioned indemnification obligations are subject to the following survival period: (a) the Seller Fundamental Representations will survive the Closing until 11:59 pm ET on the date that is sixty (60) days following the expiration of the applicable statute of limitations; (b) the covenants in the Asset Purchase Agreement to be performed in whole or in part at or after the Closing will survive in accordance with their terms; and (c) in the case of fraud, the representations and warranties in the Asset Purchase Agreement will survive the Closing indefinitely.
The indemnification obligations are subject to the following limitations:
•
the aggregate amount of all Losses for which the Purchaser Indemnified Parties or the Seller Indemnified Parties are entitled to indemnification will not exceed the amount of the aggregate consideration received by or payable to Seller;

•
the aggregate amount of all Losses for which the Purchaser Indemnified Parties are entitled to indemnification for breaches of Seller Fundamental Representations and the Special Indemnification Items will not exceed $96,680,000;

•
Seller will not be liable for indemnification arising from the Special Indemnification Items unless and until the aggregate Losses exceed $4,834,000 (the “Deductible”), at which point Seller will be liable for all Damages arising out of or resulting from the applicable breach in excess of the Deductible; and

•
recovery by the Purchaser Indemnified Parties for any Losses arising from breaches of Seller Fundamental Representations will be satisfied (i) first, from the insurer under Purchaser’s representation and warranty insurance policy, (ii) then, to the extent such Losses are not covered by such policy, from Seller.

Except for (a) fraud, (b) the right to specific performance or (c) the Termination Fee (as described below), the respective rights of the parties set forth in the indemnification provisions of the Asset Purchase Agreement are the sole and exclusive rights and remedies available to the parties with respect to the matters set forth in the Asset Purchase Agreement.
Transaction Costs
Purchaser and Seller are each obligated to pay fifty percent (50%) of any filing fees with respect to any filings required under the HSR Act, and any other consents of any Governmental Authority, except that Purchaser shall be responsible for all filing fees in connection with the CFIUS Notice.
Purchaser and Seller are obligated to bear their own costs and expenses related to any Second Request for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, except that upon written request therefor, Purchaser will reimburse Seller and any of its affiliates for any costs or expenses incurred by Seller or such affiliate in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) to the extent that such costs and expenses were incurred exclusively in connection with, arising out of or relating to any Second Request for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, including legal fees incurred in connection therewith.
Seller is required to bear any fees, costs or expenses incurred in connection with obtaining any third-party consent that is required in connection with the consummation of the Transaction.
Otherwise, except as provided above or as provided in the Asset Purchase Agreement, all costs and expenses incurred in connection with the Asset Purchase Agreement and the Transaction will be paid by the party incurring such fees or expenses, whether or not the Transaction is consummated.
Termination of the Asset Purchase Agreement
The Asset Purchase Agreement may be terminated at any time prior to the Closing:
•
by mutual written consent of Seller and Purchaser;

•
by either Seller or Purchaser, if:

•
the Closing has not occurred by August 2, 2025 (the “Termination Date”), unless extended by written agreement of Seller and Purchaser; provided, that the right to terminate is not available to any party if such failure of the Closing to occur by the Termination Date was primarily due to the breach or violation of any representations, warranties, covenants or agreements contained in Asset Purchase Agreement by such party;

•
such other party has breached its representations, warranties, covenants, agreements or other obligations hereunder in a manner that would reasonably be expected to cause any condition of such terminating party to close the Transaction not to be satisfied and, except in the case of a breach of Purchaser’s obligation to effect the Closing and pay the Closing Consideration, such breach has not been cured within the earlier of (a) thirty (30) days after written notification thereof by the terminating party and (b) the Termination Date, but, in each case, only as long as such other party continues to use its reasonable best efforts to cure such breach; provided, that the right to terminate is not available to a party whose failure to fulfill any obligation under the Asset Purchase Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

•
any Governmental Authority has issued a final and unappealable order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transaction; provided, that the right to terminate is not available to any party if such order, decree, ruling or other proceeding was caused by or resulted from the failure of such party to perform any of its obligations under the Asset Purchase Agreement;
•
the Stockholder Meeting has been held and completed and the Stockholder Approval was not obtained by reason of the failure to obtain the required vote upon a final vote taken at the Stockholder Meeting (or any adjournment or postponement thereof at which such vote was taken);

•
the Board has made a Change of Recommendation; or

•
CFIUS has notified the parties that CFIUS (a) intends to recommend to the President that the Transaction be prohibited and (b) has been unable to identify conditions that mitigate the risks to the national security of the United States that arise as a result of the Transaction;

•
by Seller, if:

•
the waiting period under the HSR Act has not expired or terminated by February 18, 2025, by giving written notice to Purchaser no later than ten (10) calendar days after such date (the “HSR Termination Right”); or

•
Seller has complied with the terms of Section 7.3 of the Asset Purchase Agreement in all material respects and the Board authorizes Seller to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal concurrently with the termination of the Asset Purchase Agreement.

If the Asset Purchase Agreement is validly terminated then, subject to the obligation of Seller to pay the Termination Fee (as described below), each of the parties shall be relieved of its duties and obligations under the Asset Purchase Agreement after the date of such termination and such termination shall be without liability to the parties; provided, however, no such termination shall (i) restrict the availability of specific performance with respect to surviving obligations that are to be performed following such termination or (ii) relieve any party from liability for damages resulting from any a party’s knowing and intentional material breach of any of its representations or warranties, or such party’s material breach of any of its covenants or other agreements, in each case, set forth in the Asset Purchase Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of the Asset Purchase Agreement. The provisions of the Asset Purchase Agreement related to effects of termination, governing law, waiver of jury trial, and certain other provisions of the Asset Purchase Agreement shall remain in full force and effect and survive any termination of the Asset Purchase Agreement.
Termination Fees
Seller will be obligated to pay a termination fee of $16.752 million to Purchaser upon the occurrence of any of the following:
•
Seller terminates the Asset Purchase Agreement (subject to its compliance in all material respects with the restrictions on solicitation of Acquisition Proposals in the Asset Purchase Agreement) in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal concurrently with such termination;

•
a Change of Recommendation is made and either party terminates the Asset Purchase Agreement; or

•
(a) the Asset Purchase Agreement is terminated (i) by Seller pursuant to the HSR Termination Right, (ii) by either Purchaser or Seller if Closing has not occurred by the Termination Date (provided that the conditions to Closing with respect to expiration of the waiting period under the HSR Act and CFIUS Clearance have been satisfied at the time of such termination, and in the case of a termination by the Seller, only if at such time Purchaser would not be prohibited from terminating under the same provision of the Asset Purchase Agreement), or (iii) by Purchaser for Seller’s material breach of the Asset Purchase Agreement; (b) any Person has made a bona fide Acquisition Proposal after the date of the Asset Purchase Agreement and prior to such termination that has not been withdrawn or otherwise abandoned; and (c) within twelve (12) months after such termination, Seller enters into an Alternative Acquisition Agreement with respect to any Acquisition Proposal or any Acquisition Proposal is consummated.

Seller will be obligated to pay a termination fee of $1 million to Purchaser upon the exercise of the HSR Termination Right. Such fee will be credited against any additional fee owed by Seller subsequent to such termination.
Governing Law
The Asset Purchase Agreement, and all claims and causes of action arising out of, based upon, or related to the Asset Purchase Agreement or the negotiation, execution or performance thereof, is governed by Delaware law, without regard to choice or conflict of law principles that would result in the application of laws other than the laws of the State of Delaware.
Transition Services Agreement
At the closing of the Transaction, the parties have agreed to enter into the UDENYCA TSA pursuant to which Purchaser will agree to pay Seller for certain services we provide to Purchaser to facilitate a transition of the UDENYCA Business to Purchaser, for a certain period specified in the schedule to the UDENYCA TSA. These services may include (a) regulatory filings transfers; (b) support with transfer of commercial relationships and pharmacovigilance; and (c) support with transition of (i) commercial and finance operations, (ii) government pricing and reporting, and (iii) manufacturing and supply arrangements. Purchaser will agree to pay on a cost-plus basis, meaning the aggregate sum of the cost to Seller of providing the service on an hourly full-time equivalent basis, plus 10% for any employee below the vice president level. Under the commercial agreement rider, Seller will agree to sell the products bearing Seller’s National Drug Code (“NDC”) on behalf of Purchaser under Seller’s customer contracts, and financial liability will be settled between the parties using a gross to net process.

FINANCIAL INFORMATION
Consolidated Financial Statements of the Company
Our audited consolidated financial statements as of December 31, 2023 and 2022 and for the three years in the period ended December 31, 2023, and the notes thereto, are contained in our annual report on Form 10-K that is incorporated by reference into this Proxy Statement. Our unaudited condensed consolidated financial statements as of and for the fiscal quarters ended March 31, 2024, June 30, 2024, and September 30, 2024 and the notes thereto, are contained in our quarterly reports on Form 10-Q that are incorporated by reference into this Proxy Statement.
Unaudited Pro Forma Consolidated Financial Information
We have prepared unaudited pro forma consolidated financial information and notes thereto for the Company, which begin on page F-2. The unaudited pro forma consolidated financial information has been prepared from our historical consolidated financial statements and give effect to the Transaction. There can be no assurance that the Transaction will be consummated. The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements of the Company and the notes thereto.
Unaudited Combined Financial Statements of the UDENYCA Business
Beginning on page F-17 of this Proxy Statement are unaudited financial statements of the UDENYCA Business as of December 31, 2023 and 2022 and for the two years in the period ended December 31, 2023, and as of and for the nine months ended September 30, 2024.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
To the Company’s knowledge, the following table sets forth information regarding the beneficial ownership of our common stock as of November 30, 2024 by:
•
each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•
each of our directors and nominees for director;

•
each of our current “named executive officers” (as defined in Regulation S-K Item 402); and

•
all of our current directors, nominees for director and executive officers as a group.

Percentage of beneficial ownership is based on 115,609,758 shares of our common stock outstanding as of November 30, 2024. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable upon vesting within 60 days of November 30, 2024, are deemed outstanding. These shares are not, however, deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as otherwise noted below, the address for each beneficial owner listed below is c/o Coherus BioSciences, Inc., 333 Twin Dolphin Drive Suite 600 Redwood City, CA 94065. Except as indicated in the footnotes below and except as subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
Name and, as appropriate, Address of Beneficial Owner	Number of Outstanding Shares of Common Stock Beneficially Owned	Number of Shares Convertible/ Exercisable Within 60 Days	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% Security Holders:
BlackRock, Inc.(1)	12,074,695		12,074,695	10.44%
The Vanguard Group, Inc.(2)	10,357,412		10,357,412	8.96%
Rubric Capital Management LP(3)	10,400,000		10,400,000	9.00%
Named Executive Officers and Directors:
Ali J. Satvat(4)	3,036,576	110,000	3,146,576	2.72%
Dennis M. Lanfear(5)	1,228,343	3,889,764	5,118,107	4.28%
Lee N. Newcomer, MD(6)	—	90,750	90,750	*%
Mats L. Wahlström(7)	99,988	270,250	370,238	*%
Charles W. Newton(8)	—	86,250	86,250	*%
Rita A. Karachun(9)	—	—	—	—%
Bryan McMichael(10)	26,373	193,541	219,914	*%
Jill O’Donnell-Tormey, Ph.D.(11)	—	86,250	86,250	*%
Mark D. Stolper(12)	8,800	125,250	134,050	*%
Michael Ryan(13)	—	27,000	27,000	*%
Georgia Erbez(14)	—	16,500	16,500	*%
Paul Reider(15)	91,277	333,749	425,026	*%
McDavid Stilwell(16)	75,305	328,541	403,846	*%
Vladimir Vexler, Ph.D.(17)	76,362	561,139	637,501	*%
All directors and executive officers as a group (12 persons)(18)	4,491,357	5,229,304	9,720,61	8.04%

*
Beneficial Ownership representing less than one percent.

(1)
Based on information contained in a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 24, 2024, BlackRock, Inc.,

and its affiliates and subsidiaries have beneficial ownership of an aggregate of 12,074,695 shares of the Company’s common stock, BlackRock, Inc. has sole power to vote 11,407,343 shares of the Company’s common stock and sole power to dispose of 12,074,695 shares of the Company’s common stock. The address for BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.
(2)
Based on information contained in a Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2024, The Vanguard Group and its affiliates and subsidiaries have beneficial ownership of an aggregate of 10,357,412 shares of the Company’s common stock. The Vanguard Group has shared power to vote 155,709 shares of the Company’s common stock and sole power to dispose of 10,125,863 shares of the Company’s common stock and shared power to dispose of 231,549 shares of the Company’s common stock. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(3)
Based on the most recently available Schedule 13G/A filed with the SEC on November 13, 2024 by Rubric Capital Management LP (“Rubric”), an investment advisor on its behalf and on behalf of David Rosen. Rubric and Mr. Rosen each report beneficial ownership of 10,400,000 shares of our common stock, shared voting power as to 10,400,000 shares of our common stock and shared dispositive power as to 10,400,000 shares of our common stock. The address for Rubric is 155 East 44th St, Suite 1630, New York, NY 10017.

(4)
Consists of the 3,036,576 shares held by KKR Biosimilar L.P. KKR Biosimilar GP LLC is the sole general partner of KKR Biosimilar L.P. KKR Fund Holdings L.P. is the sole member of KKR Biosimilar GP LLC. The general partners of KKR Fund Holdings L.P. are KKR Fund Holdings GP Limited and KKR Group Holdings L.P. The sole shareholder of KKR Fund Holdings GP Limited is KKR Group Holdings L.P. The sole general partner of KKR Group Holdings L.P. is KKR Group Limited. The sole shareholder of KKR Group Limited is KKR & Co. L.P. The sole general partner of KKR & Co. L.P. is KKR Management LLC. The designated members of KKR Management LLC are Messrs. Kravis and Roberts. Each of KKR Biosimilar GP LLC, KKR Fund Holdings L.P., KKR Fund Holdings GP Limited, KKR Group Holdings L.P., KKR Group Limited, KKR & Co. L.P., KKR Management LLC, and Messrs. Kravis and Roberts disclaim beneficial ownership over all shares held by KKR Biosimilar L.P. except to the extent of their indirect pecuniary interests therein. The address of the entities affiliated with Kohlberg Kravis Roberts & Co. L.P. and Mr. Kravis is c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, Suite 7500, New York, NY 10001. The address of Messrs. Roberts and Satvat is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025. Mr. Satvat disclaims beneficial ownership of the shares held by KKR Biosimilar L.P., except to the extent of his pecuniary interest therein. Also includes 110,000 shares that may be acquired pursuant to the exercise of stock options within 60 days of November 30, 2024.

(5)
Consists of (i) 432,684 shares of common stock held by Dennis M. Lanfear, as Trustee of the Lanfear Revocable Trust, dated January 27, 2004, as restated, (ii) 86,965 shares of common stock held by Lanfear Capital Advisors, LLC, (iii) 708,694 shares of common stock held by Dennis M. Lanfear and (iv) 3,889,764 shares that may be acquired pursuant to the exercise of stock options within 60 days of November 30, 2024 by Mr. Lanfear.

(6)
Consists of 90,750 shares that may be acquired pursuant to the exercise of stock options within 60 days of November 30, 2024 by Dr. Newcomer.

(7)
Consists of (i) 99,988 shares of common stock held by Leonard Capital, LLC and (ii) 270,250 shares that may be acquired pursuant to the exercise of stock options within 60 days of November 30, 2024 by Mr. Wahlström. The members of Leonard Capital, LLC are Mr. Wahlström and his spouse.

(8)
Consists of 86,250 shares that may be acquired pursuant to the exercise of stock options within 60 days of November 30, 2024 by Mr. Newton.

(9)
Consists of (i) 0 shares of common stock and (ii) 0 shares that may be acquired pursuant to the exercise of stock options within 60 days of November 30, 2024 by Ms. Karachun.

(10)
Consists of (i) 26,373 shares of common stock held by Mr. McMichael and (ii) 193,541 shares that may be acquired pursuant to the exercise of stock options within 60 days of November 30, 2024 by Mr. McMichael.

(11)
Consists of 86,250 shares that may be acquired pursuant to the exercise of stock options within 60 days of November 30, 2024 by Dr. O’Donnell-Tormey.

(12)
Consists of (i) 8,800 shares of common stock and (ii) 125,250 shares that may be acquired pursuant to the exercise of stock options within 60 days of November 30, 2024 by Mr. Stolper.

(13)
Consists of 27,000 shares that may be acquired pursuant to the exercise of stock options within 60 days of November 30, 2024 by Mr. Ryan.

(14)
Consists of 16,500 shares that may be acquired pursuant to the exercise of stock options within 60 days of November 30, 2024 by Ms. Erbez.

(15)
Consists of (i) 91,277 shares of common stock and (ii) 333,749 shares that may be acquired pursuant to the exercise of stock options within 60 days of November 30, 2024 by Mr. Reider.

(16)
Based on information known to us for Mr. Stilwell, our former Chief Financial Officer, as of December 31, 2023, the date of Mr. Stilwell’s departure from us, consists of (i) 75,305 shares of common stock held by Mr. Stilwell and (ii) 328,541 shares that may be acquired pursuant to the exercise of stock options within 60 days of November 30, 2024 by Mr. Stilwell.

(17)
Based on information known to us for Dr. Vexler, our former Chief Scientific Officer, as of March 31, 2023, the date of Dr. Vexler’s departure from us, consists of (i) 76,362 shares of common stock and (ii) 561,139 shares that may be acquired pursuant to the exercise of stock options within 60 days of November 30, 2024 by Dr. Vexler.

(18)
Includes (i) 3,556,225 shares held by entities affiliated with certain of our directors; (ii) 4,491,357 shares beneficially owned by our executive officers and directors, which includes the 3,556,22 shares held by such entities and 935,132 shares held by certain of our executive officers and directors; and (iii) 5,229,304 shares that may be acquired pursuant to the exercise of stock options within 60 days of November 30, 2024.

STOCKHOLDER PROPOSALS FOR
2025 ANNUAL MEETING OF STOCKHOLDERS
Stockholders are entitled to present proposals for action and director nominations at the 2025 annual meeting of stockholders (the “2025 Annual Meeting”) only if they comply with applicable requirements of the proxy rules established by the SEC and the applicable provisions of our bylaws. Proposals for the 2025 Annual Meeting that were intended to be considered for inclusion in the proxy statement and form of proxy relating to such meeting were required to be received no later than December 16, 2024 and must have complied with the procedures of Rule 14a-8 under the Exchange Act. However, if the 2025 Annual Meeting is not held between April 29, 2025 and June 30, 2025 then the deadline will be a reasonable time before we begin to print and mail our proxy materials for that meeting.
If a stockholder intends to submit a proposal or director nomination for consideration at our 2025 Annual Meeting outside the procedures of Rule 14a-8 under the Exchange Act, the stockholder must comply with the requirements of our bylaws. Our bylaws state that a stockholder must provide timely written notice of a proposal to be brought before the meeting and supporting documentation as well as be present at such meeting, either in person or by a representative. For our 2025 Annual Meeting, a stockholder’s notice or nomination shall be timely received by the Company at our principal executive office no later than February 28, 2025 and no earlier than January 29, 2025; provided, however, that in the event the 2025 Annual Meeting is scheduled to be held on a date more than thirty (30) days before the anniversary date of the previous annual meeting or more than sixty (60) days after the anniversary date, notice by the stockholder to be timely must be delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made. Stockholder proposals should be addressed to the attention of the Company’s General Counsel, 333 Twin Dolphin Drive Suite 600 Redwood City, CA 94065.
Further, if you intend to nominate a director and solicit proxies in support of such director nominee(s) at the 2025 Annual Meeting, you must also provide the notice and additional information required by Rule 14a-19 to: Coherus BioSciences, Inc., Attn.: Secretary, 333 Twin Dolphin Drive Suite 600 Redwood City, CA 94065, no later than March 30, 2025. This deadline under Rule 14a-19 does not supersede any of the timing requirements for advance notice under our by-laws. The supplemental notice and information required under Rule 14a-19 is in addition to the applicable advance notice requirements under our by-laws as described in this section and it shall not extend any such deadline set forth under our by-laws.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules known as “householding” that permit companies and intermediaries (such as brokers) to deliver one set of proxy materials to multiple stockholders residing at the same address. This process enables us to reduce our printing and distribution costs and reduce our environmental impact. Householding is available to both registered stockholders and beneficial owners of shares held in street name.
Registered Stockholders
If you are a registered stockholder and have consented to householding, then we will deliver or mail one set of our proxy materials, as applicable, for all registered stockholders residing at the same address. Your consent will continue unless you revoke it, which you may do at any time by providing notice to the Company’s Corporate Secretary by telephone at (650) 463-4693 or by mail at 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of our proxy materials to a stockholder at a shared address to which a single copy of the documents was delivered.
If you are a registered stockholder who has not consented to householding, then we will continue to deliver or mail copies of our proxy materials, as applicable, to each registered stockholder residing at the same address. You may elect to participate in householding and receive only one set of proxy materials for all registered stockholders residing at the same address by providing notice to the Company as described above.
Street Name Holders
Stockholders who hold their shares through a brokerage may elect to participate in householding, or revoke their consent to participate in householding, by contacting their respective brokers.

OTHER MATTERS
As of the date of this Proxy Statement, the Board is not aware of any other matter other than those set forth in this Proxy Statement that will be presented for action at the Special Meeting and does not presently know of any matters that will be presented by other parties. If other matters requiring a vote of the stockholders properly come before the Special Meeting, the persons appointed as proxies intend to vote the shares they represent in accordance with their best judgment in the interest of the Company.
WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information and reporting requirements of the Exchange Act, pursuant to which we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. These reports and other information may be accessed at www.sec.gov. We also post the reports and other information we file with or furnish to the SEC on our website, https://www.coherus.com.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this Proxy Statement documents we have filed with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Proxy Statement. We incorporate by reference the following documents (each SEC File No. 001-36721):
•
our annual report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on March 15, 2024;

•
our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2024, June 30, 2024, and September 30, 2024 as filed with the SEC on May 9, 2024, August 8, 2024, and November 6, 2024, respectively; and

•
our current reports on Form 8-K filed with the SEC on January 10, 2024 (relating to item 8.01), January 22, 2024 (only as it relates to item 1.01 and any related matters under item 9.01), February 5, 2024 (only as it relates to item 1.01 and any related matters under item 9.01); February 22, 2024, March, 4, 2024, May 9, 2024 (relating to items 1.01, 1.02 and 2.03, and as amended on May 21, 2024), June 4, 2024, June 5, 2024; June 27, 2024, July 2, 2024, August 8, 2024 (only as it relates to item 5.02), December 3, 2024 (only as it relates to item 1.01 and any related matters under item 9.01), and December 4, 2024.

We are not, however, incorporating any documents or information that are deemed to be furnished and not filed in accordance with SEC rules and regulations.
You may obtain all documents we incorporate by reference through our website, https://www.coherus.com/, and from the SEC at its website, www.sec.gov. We will also provide to each person to whom a proxy statement is delivered, upon written or oral request, any document we incorporate by reference but do not deliver with this Proxy Statement. You may request a copy of these documents by contacting us at Coherus BioSciences, Inc., 333 Twin Dolphin Drive Suite 600 Redwood City, CA 94065 or (650) 649-3530. If so requested, we will provide a copy of the incorporated filings at no cost within one (1) business day.
Any statement contained in a document incorporated by reference into this Proxy Statement will be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained in this Proxy Statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.
By order of the Board of Directors
Dated: , 2025	Bryan McMichael Chief Financial Officer

INDEX TO FINANCIAL INFORMATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	F-2
UNAUDITED COMBINED FINANCIAL STATEMENTS OF UDENYCA BUSINESS	F-17

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introductory Note
On December 2, 2024, Coherus BioSciences, Inc., a Delaware corporation (“Coherus”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) by and between Coherus and Intas Pharmaceuticals Ltd., a limited company incorporated in India (“Purchaser” or “Intas”). Purchaser is the parent company of Accord BioPharma, Inc., the U.S. specialty division of Purchaser, that will assume full responsibility for the UDENYCA franchise in the U.S. following the Asset Purchase Agreement closing.
Pursuant to the terms and subject to the conditions set forth in the Asset Purchase Agreement, Coherus agreed to divest its UDENYCA® (pegfilgrastim-cbqv) franchise (the “UDENYCA Business”) to the Purchaser Parties (the “Transaction”) for $483.4 million in cash, inclusive of $118.4 million of UDENYCA inventory, subject to downward adjustment according to the amount of inventory actually delivered at closing. In addition, Coherus is eligible to receive two additional payments of $37.5 million each. The first such payment is payable to Coherus if Purchaser net sales of UDENYCA (as defined in the Asset Purchase Agreement) for four consecutive fiscal quarters within the first five full fiscal quarters following the Transaction’s close are equal to or greater than $300 million, and the second such payment is payable to Coherus if net sales of UDENYCA for four consecutive fiscal quarters within the first seven full fiscal quarters following the Transaction’s close are equal to or greater than $350 million.
Unaudited Pro Forma Condensed Combined Financial Information
The purpose of the unaudited pro forma condensed combined financial information presented herein is to reflect the closing of the Transaction (the “Transaction Closing”) to be voted on by the stockholders, explained in (i) below. There are previous transactions unrelated to the Transaction in (ii) to (iv) below which are included and appear in the unaudited pro forma condensed combined statements of operations before the subtotal adjusted for historical transactions. The unaudited pro forma condensed combined financial statements of Coherus present the pro forma effects of the following:
(i)
the Transaction and (A) concurrent payment of approximately $52.4 million, which represents the UDENYCA portion of the revenue participation right purchase and sale agreement (the “Revenue Purchase and Sale Agreement”) dated May 8, 2024 between Coherus and Coduet Royalty Holdings, LLC (“Coduet”) as of September 30, 2024 so that after such payment, there would no longer be an obligation to pay 5.0% of U.S. net sales of UDENYCA with respect to a specified net sales threshold during an applicable year and 0.5% of net sales of UDENYCA that exceeded the specified threshold during that year and (B) the assumed repurchase in the amount of $235.4 million, inclusive of $230.0 million principal balance, $1.6 million accrued interest and $3.8 million of transaction expenses, (the “Convertible Notes Repurchase”) by Coherus of all outstanding 1.5% Convertible Senior Subordinated Notes due 2026 (the “2026 Convertible Notes”).

(ii)
the divestiture of Coherus’ YUSIMRY (adalimumab-aqvh) franchise through the sale of certain assets, including YUSIMRY, to Hong Kong King-Friend Industrial Company Ltd., a Hong Kong corporation (“HKF”), and the assumption of certain liabilities by HKF (collectively, the “YUSIMRY Disposition”), which occurred on June 27, 2024 (the “YUSIMRY Disposition Date”),

(iii)
the divestiture of Coherus’ ophthalmology franchise through the sale of its subsidiary, Coherus Ophthalmology LLC (“CIMERLI Disposition”), which occurred on March 1, 2024 (the “CIMERLI Disposition Date”), and transactions related to the CIMERLI Disposition including the concurrent partial prepayment of Coherus’ term loans due in January 2027 (the “2027 Term Loans”) that occurred in April 2024, and

(iv)
the acquisition (the “Surface Merger”, and, together with the Transaction, the YUSIMRY Disposition and the CIMERLI Disposition, the “Combined Transactions”) of Surface Oncology, Inc. (“Surface”). Surface’s historical operations for the period prior to September 8, 2023, (the “Surface Acquisition Date”) (“Pre-Acquisition Surface”) are presented separately in the pro forma condensed combined financial information and the historical operations for the period including and after the Surface Acquisition Date for the surviving subsidiary of the Surface Merger,

Surface Oncology, LLC, which is a wholly owned subsidiary of Coherus, have been presented within the consolidated results of Coherus.
The unaudited pro forma condensed combined balance sheet does not reflect items (ii) through (iv) above because such events occurred prior to the date of the balance sheet.
The unaudited pro forma condensed combined financial information presented below has been derived from:
•
the historical audited consolidated financial statements of Coherus for the years ended December 31, 2023, 2022, and 2021 contained in its Annual Report on Form 10-K for the year ended December 31, 2023;

•
the historical unaudited condensed consolidated financial information of Coherus as of and for the nine months ended September 30, 2024 contained in its Quarterly Report on Form 10-Q for the period ended September 30, 2024;

•
the historical unaudited condensed consolidated financial statements of Surface as of June 30, 2023 and for the six months ended June 30, 2023 filed as Exhibit 99.1 to Coherus’ Current Report on Form 8-K/A filed on November 13, 2023;

•
the historical unaudited condensed consolidated financial information and the related accounting records of Surface’s operations for the period from July 1, 2023 to the Surface Acquisition Date; and

•
the related accounting records of Coherus for the nine months ended September 30, 2024, and the years ended December 31, 2023, 2022 and 2021.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” which is referred herein as “Article 11.” Article 11 provides the following pro forma adjustments to the historical financial information:
•
Transaction Accounting Adjustments — Adjustments that reflect only the application of required accounting to the acquisition, disposition, or other transaction.

•
Autonomous Entity Adjustments — Adjustments that are necessary to reflect the operations and financial position of the registrant as an autonomous entity when the registrant was previously part of another entity.

The transaction accounting adjustments are based on available information and assumptions that Coherus’ management believes are reasonable. However, such adjustments are preliminary estimates and actual experience may differ materially from expectations. There were no autonomous entity adjustments. Article 11 permits presentation of reasonably estimable synergies, dis-synergies and other transaction effects that have occurred or are expected to occur (“Management’s Adjustments”); however, Coherus has elected not to present Management’s Adjustments. Upon the Transaction Closing, Coherus expects to use tax attributes, which were previously not deemed realizable, to offset substantially all of the U.S. federal income taxes related to the divestiture.
The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2024 and for the year ended December 31, 2023 were prepared as though the Combined Transactions occurred on January 1, 2023. Additionally, Coherus’ contemplated Transaction will represent a strategic shift; thus, the entire biosimilar business, inclusive of the CIMERLI, YUSIMRY and UDENYCA franchises, will be prospectively presented as a discontinued operation. As such, Coherus has included unaudited pro forma condensed combined statements of operations for the years ended December 31, 2022 and 2021, which have been recast to adjust for discontinued operations. The unaudited pro forma condensed combined balance sheet as of September 30, 2024 was prepared as though the Transaction occurred on September 30, 2024. The unaudited pro forma condensed combined financial information is for illustrative purposes only, does not reflect what Coherus’ financial position and results of operations would have been had the Combined Transactions occurred on the dates indicated, is not necessarily indicative of Coherus’ future financial position and future results of operations and does not reflect all actions that may be taken by

Coherus after the closing of the Combined Transactions. Additionally, the unaudited pro forma condensed combined financial information does not give effect to anticipated synergies, dis-synergies, operating efficiencies, tax savings or cost savings that may be associated with the Combined Transactions including the related transactions. The unaudited pro forma condensed combined financial information constitutes forward-looking information, is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated and should be read in conjunction with the accompanying notes thereto.

COHERUS BIOSCIENCES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
SEPTEMBER 30, 2024
(in thousands, except share and per share data)
		Transaction
	Historical Coherus	Transaction (3a)	UDENYCA Transaction Accounting Adjustments	Notes	Combined Balance Sheet
Assets
Cash and cash equivalents	$97,690	$—	$466,315	3b	$276,223
		—	(235,391)	3c
		—	(52,391)	3d
Trade receivables, net	167,559	—	—		167,559
TSA receivables, net	31,241	—	—		31,241
Inventory	47,640	(45,506)	—		2,134
Prepaid manufacturing	10,718	(5,040)	—		5,678
Other prepaids and current assets	14,176	(1,779)	—		12,397
Total current assets	369,024	(52,325)	178,533		495,232
Property and equipment, net	2,911	(14)	—		2,897
Inventory, non-current	71,375	(71,375)	—		—
Intangible assets, net	54,313	—	—		54,313
Other assets, non-current	7,377	(241)	—		7,136
Total assets	$505,000	$(123,955)	$178,533		$559,578
Liabilities and stockholders’ deficit
Accounts payable	$21,893	$—	$—		$21,893
Accrued rebates, fees and reserves	163,315	—	—		163,315
TSA payables and other accrued liabilities	33,637	—	—		33,637
Accrued compensation	15,756	—	—		15,756
Accrued and other current liabilities	60,965	—	(281)	3b	48,951
		—	(1,591)	3c
		—	(10,142)	3d
Total current liabilities	295,566	—	(12,014)		283,552
Term loans	36,618	—	—		36,618
Convertible notes	227,891	—	(227,891)	3c	—
Lease liabilities, non-current	3,737	—	—		3,737
Other liabilities, non-current	29,161	—	(16,120)	3d	13,041
Total liabilities	592,973	—	(256,025)		336,948
Commitments and contingencies
Stockholders’ deficit:
Preferred stock ($0.0001 par value; shares authorized: 5,000,000; shares issued and outstanding: 0)	—	—	—		—
Common stock ($0.0001 par value; shares authorized: 300,000,000; shares issued and outstanding: 115,213,407)	12	—	—		12
Additional paid-in capital	1,412,587	—	655	3e	1,413,242
Accumulated other comprehensive loss	(275)	—	—		(275)
Accumulated deficit	(1,500,297)	(123,955)	466,596	3b	(1,190,349)
		—	(5,909)	3c
		—	(26,129)	3d
		—	(655)	3e
Total stockholders’ deficit	(87,973)	(123,955)	434,558		222,630
Total liabilities and stockholders’ deficit	$505,000	$(123,955)	$178,533		$559,578
See accompanying notes to the unaudited pro forma condensed combined financial information.

COHERUS BIOSCIENCES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024
(in thousands, except share and per share data)
		CIMERLI Disposition				Transaction
	Historical Coherus	CIMERLI Disposition (4f)	CIMERLI Transaction Accounting Adjustment (4g)	YUSIMRY Disposition (4h)	Subtotal adjusted for historical transactions	Transaction (4i)	UDENYCA Transaction Accounting Adjustment (4j)	Combined Statements of Operations
Net revenue	$212,816	$(26,979)	$—	$(7,508)	$178,329	$(159,673)	$—	$18,656
Costs and expenses:
Cost of goods sold	83,695	(16,877)	—	(7,619)	59,199	(53,222)	—	5,977
Research and development	72,101	(587)	—	307	71,821	(747)	—	71,074
Selling, general and administrative	126,441	(7,234)	—	(2,860)	116,347	(20,473)	—	95,874
Total costs and expenses	282,237	(24,698)	—	(10,172)	247,367	(74,442)	—	172,925
Income (loss) from operations	(69,421)	(2,281)	—	2,664	(69,038)	(85,231)	—	(154,269)
Interest expense	(21,812)	—	6,478	54	(15,280)	2,467	3,591	(9,222)
Gain on Sale Transactions, net	176,646	(153,784)	—	(22,862)	—	—	—	—
Loss on debt extinguishment	(12,630)	—	—	—	(12,630)	—	—	(12,630)
Other income (expense), net	6,420	—	—	—	6,420	—	—	6,420
Income (loss) before income taxes	79,203	(156,065)	6,478	(20,144)	(90,528)	(82,764)	3,591	(169,701)
Income tax provision (benefit)	—	—	—	—	—	—	—	—
Net income (loss) from continuing operations	$79,203	$(156,065)	$6,478	$(20,144)	$(90,528)	$(82,764)	$3,591	$(169,701)
Net income (loss) per share from continuing operations:
Basic	$0.69							$(1.48)
Diluted	$0.65							$(1.48)
Weighted-average number of shares used in computing net income (loss) per share from continuing operations:
Basic	114,263,256							114,279,341
Diluted	126,563,551							114,279,341
See accompanying notes to the unaudited pro forma condensed combined financial information.

COHERUS BIOSCIENCES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023
(in thousands, except shares and per share data)
	Historical				CIMERLI Disposition				Transaction
	Coherus	Pre-Acquisition Surface	Surface Transaction Accounting Adjustments	Notes	CIMERLI Disposition (4f)	CIMERLI Transaction Accounting Adjustment (4g)	YUSIMRY Disposition (4h)	Subtotal adjusted for historical transactions	Transaction (4i)	UDENYCA Transaction Accounting Adjustments	Notes	Combined Statements of Operations
Net revenue	$257,244	$—	$—		$(125,388)	$—	$(3,574)	$128,282	$(127,064)	$—		$1,218
Costs and expenses:
Cost of goods sold	158,992	—	622	4e	(73,975)	—	(50,668)	34,971	(33,911)	—		1,060
Research and development	109,436	37,505	(1,663)	4b	(2,605)	—	(4,812)	134,934	(5,909)	212	4k	129,237
		—	(2,927)	4c	—	—	—	—	—	—
Selling, general and administrative	192,015	19,647	1,060	4b	(32,298)	—	(7,774)	170,742	(31,485)	443	4k	139,700
		—	(1,908)	4c	—	—	—	—	—	—
Restructuring charges	—	12,009	—		—	—	—	12,009	—	—		12,009
Total costs and expenses	460,443	69,161	(4,816)		(108,878)	—	(63,254)	352,656	(71,305)	655		282,006
Income (loss) from operations	(203,199)	(69,161)	4,816		(16,510)	—	59,680	(224,374)	(55,759)	(655)		(280,788)
Interest expense	(40,542)	(4,040)	1,584	4a	—	22,561	—	(20,437)	—	4,763	4j	(15,674)
Loss on debt extinguishment	—	—	—		—	—	—	—	—	(8,225)	4j	(8,225)
Other income (expense), net	5,469	1,816	(1,792)	4d	(68)	—	—	5,425	(676)	—		4,749
Income (loss) before income taxes	(238,272)	(71,385)	4,608		(16,578)	22,561	59,680	(239,386)	(56,435)	(4,117)		(299,938)
Income tax provision (benefit)	(380)	—	—		—	—	—	(380)	—	—		(380)
Net income (loss) from continuing operations	$(237,892)	$(71,385)	$4,608		$(16,578)	$22,561	$59,680	$(239,006)	$(56,435)	$(4,117)		$(299,558)
Basic and diluted net loss per share from continuing operations	$(2.53)											$(2.92)
Weighted-average number of shares used in computing basic and diluted net loss per share from continuing operations	94,162,637											102,483,643
See accompanying notes to the unaudited pro forma condensed combined financial information.

COHERUS BIOSCIENCES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands, except shares and per share data)
					Transaction
	Historical Coherus	CIMERLI Disposition (4f)	YUSIMRY Disposition (4h)	Subtotal adjusted for historical transactions	Transaction (4i)	UDENYCA Transaction Accounting Adjustment (4j)	Combined Statements of Operations
Net revenue	$211,042	$(6,946)	$—	$204,096	$(203,814)	$—	$282
Costs and expenses:
Cost of goods sold	70,083	(4,029)	(149)	65,905	(65,905)	—	—
Research and development	199,358	(2,201)	(26,280)	170,877	(14,348)	—	156,529
Selling, general and administrative	198,481	(17,373)	(7,968)	173,140	(37,589)	—	135,551
Restructuring charges	—	—	—	—	—	—	—
Total costs and expenses	467,922	(23,603)	(34,397)	409,922	(117,842)	—	292,080
Income (loss) from operations	(256,880)	16,657	34,397	(205,826)	(85,972)	—	(291,798)
Interest expense	(32,474)	—	—	(32,474)	—	4,736	(27,738)
Loss on debt extinguishment	(6,222)	—	—	(6,222)	—	—	(6,222)
Other income (expense), net	3,822	—	(11)	3,811	(13)	—	3,798
Income (loss) before income taxes	(291,754)	16,657	34,386	(240,711)	(85,985)	4,736	(321,960)
Income tax provision (benefit)	—	—	—	—	—	—	—
Net income (loss) from continuing operations	$(291,754)	$16,657	$34,386	$(240,711)	$(85,985)	$4,736	$(321,960)
Basic and diluted net loss per share from continuing operations	$(3.76)						$(4.15)
Weighted-average number of shares used in computing basic and diluted net loss per share from continuing operations	77,630,020						77,630,020
See accompanying notes to the unaudited pro forma condensed combined financial information.

COHERUS BIOSCIENCES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
(in thousands, except shares and per share data)
					Transaction
	Historical Coherus	CIMERLI Disposition (4f)	YUSIMRY Disposition (4h)	Subtotal adjusted for historical transactions	Transaction (4i)	UDENYCA Transaction Accounting Adjustment (4j)	Combined Statements of Operations
Net revenue	$326,551	$—	$—	$326,551	$(326,509)	$—	$42
Costs and expenses:
Cost of goods sold	57,591	—	—	57,591	(57,591)	—	—
Research and development	363,105	(2,281)	(48,607)	312,217	(42,958)	—	269,259
Selling, general and administrative	169,713	(3,522)	(1,329)	164,862	(38,787)	—	126,075
Restructuring charges	—	—	—	—	—	—	—
Total costs and expenses	590,409	(5,803)	(49,936)	534,670	(139,336)	—	395,334
Income (loss) from operations	(263,858)	5,803	49,936	(208,119)	(187,173)	—	(395,292)
Interest expense	(22,959)	—	—	(22,959)	—	4,709	(18,250)
Loss on debt extinguishment	—	—	—	—	—	—	—
Other income (expense), net	(283)	—	(2)	(285)	369	—	84
Income (loss) before income taxes	(287,100)	5,803	49,934	(231,363)	(186,804)	4,709	(413,458)
Income tax provision (benefit)	—	—	—	—	—	—	—
Net income (loss) from continuing operations	$(287,100)	$5,803	$49,934	$(231,363)	$(186,804)	$4,709	$(413,458)
Basic and diluted net loss per share from continuing operations	$(3.81)						$(5.48)
Weighted-average number of shares used in computing basic and diluted net loss per share from continuing operations	75,449,632						75,449,632
See accompanying notes to the unaudited pro forma condensed combined financial information.

COHERUS BIOSCIENCES, INC.
NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(UNAUDITED)
1.
Description of the Combined Transactions

The Transaction
On December 2, 2024, Coherus entered into the Asset Purchase Agreement by and between Coherus and Intas.
Pursuant to the terms and subject to the conditions set forth in the Asset Purchase Agreement, Coherus agreed to divest its UDENYCA® (pegfilgrastim-cbqv) franchise, including UDENYCA ONBODY™, the on-body injector presentation of UDENYCA, to the Purchaser Parties for $483.4 million in cash, inclusive of $118.4 million of UDENYCA inventory, subject to downward adjustment according to the amount of inventory actually delivered at closing. In addition, Coherus is eligible to receive two additional payments of $37.5 million each. The first such payment is payable to Coherus if Purchaser net sales of UDENYCA for four consecutive fiscal quarters within the first five full fiscal quarters following the Transaction’s close are equal to or greater than $300 million, and the second such payment is payable to Coherus if net sales of UDENYCA for four consecutive fiscal quarters within the first seven full fiscal quarters following the Transaction’s close are equal to or greater than $350 million.
In connection with the Transaction, the following related transactions will have occurred on and will continue subsequent to the Transaction Closing (the “Transaction Date”):
•
UDENYCA Transition Services Agreement (the “UDENYCA TSA”): On the Transaction Date, Coherus and Purchaser have agreed to enter into the UDENYCA TSA pursuant to which, Coherus will provide to Purchaser certain specified transition services on the terms and subject to the conditions set forth in the UDENYCA TSA. The transition services provided under the UDENYCA TSA will run for the periods of time set forth in the schedules to the UDENYCA TSA, and are expected to be substantially completed by the end of 2025. Coherus could not reasonably estimate the impact of the UDENYCA TSA; thus, the impact has been excluded from the unaudited pro forma condensed combined financial information.

•
Coherus 2026 Convertible Notes:   After the Transaction, Coherus will be required to send to each holder of the 2026 Convertible Notes a notice giving the 2026 Convertible Note holder the right to require Coherus to repurchase its 2026 Convertible Notes. Each 2026 Convertible Note holder that sends a notice back electing to require Coherus to repurchase its 2026 Convertible Note and otherwise follows the instructions provided will receive the principal amount and any accrued, but unpaid, interest on its 2026 Convertible Notes. For purposes of the unaudited pro forma condensed combined financial information, Coherus assumes that each holder of the 2026 Convertible Notes will require Coherus to repurchase its 2026 Convertible Notes resulting in the repurchase of 100% of the outstanding 2026 Convertible Notes.

•
Coherus Revenue Purchase and Sale Agreement:   In conjunction with the Transaction, Coherus will pay off the remaining amount owed to Coduet related to UDENYCA. If the transaction occurred on September 30, 2024, the payment to Coduet would be approximately $52.4 million, and the payoff amount decreases each quarter as royalties are paid. Such amount represents the multiple of 2.25 and the original purchase price allocated to UDENYCA by the Revenue Purchase and Sale Agreement as reduced by all payments related to UDENYCA already paid by Coherus. After such payment, there will no longer be an obligation to pay 5.0% of U.S. net sales of UDENYCA to Coduet.

YUSIMRY Disposition
On June 26, 2024, Coherus entered into a purchase agreement with HKF.
Pursuant to the terms and subject to the conditions set forth in the purchase agreement with HKF, Coherus agreed to divest its YUSIMRY (adalimumab-aqvh) franchise through the sale of certain assets, including YUSIMRY, intellectual property exclusively related to YUSIMRY, certain contracts related to

YUSIMRY, YUSIMRY inventory, and all activities related to research and development of YUSIMRY, to HKF and the assumption of certain liabilities by HKF, including $17.0 million of inventory purchase commitments, but not including certain identified excluded assets and excluded liabilities for upfront, all-cash consideration of $40.0 million paid on June 26, 2024.
Pursuant to the purchase agreement with HKF, the closing of the YUSIMRY Disposition occurred on the YUSIMRY Disposition Date. In connection with the YUSIMRY Disposition, the following related transaction occurred on and continued subsequent to the YUSIMRY Disposition Date:
•
YUSIMRY Transition Services Agreement (the “YUSIMRY TSA”): On the YUSIMRY Disposition Date, Coherus and HKF entered into the YUSIMRY TSA pursuant to which, Coherus has provided to HKF certain specified transition services on the terms and subject to the conditions set forth in the YUSIMRY TSA. The transition services provided under the YUSIMRY TSA ran for the periods of time set forth in the schedules to the YUSIMRY TSA and were substantially completed by December 31, 2024. YUSIMRY TSA income recorded from the YUSIMRY Disposition Date through September 30, 2024 is presented in Historical Coherus in other income (expense), net. No estimate is included for any period after September 30, 2024.

CIMERLI Disposition
On the CIMERLI Disposition Date, Coherus completed the sale of all issued and outstanding interests of Coherus Ophthalmology LLC from Coherus to Sandoz Inc. (“Sandoz”). Pursuant to the Purchase and Sale Agreement (the “CIMERLI Purchase Agreement”) dated January 19, 2024 between Coherus and Sandoz, Sandoz paid to Coherus $170.0 million in cash plus an additional $17.8 million for CIMERLI product inventory and prepaid manufacturing assets. The CIMERLI Disposition also included Coherus’ CIMERLI biologics license application, ophthalmology sales and select field reimbursement teams, and access to proprietary commercial software.
In connection with the CIMERLI Disposition, the following related transactions occurred on or will continue subsequent to the CIMERLI Disposition Date:
•
CIMERLI Transition Services Agreement (the “CIMERLI TSA”): On the CIMERLI Disposition Date, Coherus and Sandoz entered into the CIMERLI TSA pursuant to which Coherus has provided to Sandoz certain specified transition services on the terms and subject to the conditions set forth in the CIMERLI TSA. The transition services provided under the CIMERLI TSA will run for the periods of time set forth in the schedules to the CIMERLI TSA, but are expected to extend no later than July 15, 2025. CIMERLI TSA income recorded from the CIMERLI Disposition Date through September 30, 2024 is presented in Historical Coherus in other income (expense), net. No estimate is included for any period after September 30, 2024.

•
Partial Prepayment of 2027 Term Loans:   On February 5, 2024, Coherus entered into a Consent, Partial Release and Third Amendment with the lenders of the 2027 Term Loans which required that if the consummation of the CIMERLI Disposition occurs, Coherus will be obligated to make a partial prepayment of the principal amounts outstanding under the 2027 Term Loans. Coherus repaid $175.0 million of the existing principal balance of $250.0 million, plus the prepayment premium and makewhole amount totaling $6.8 million using proceeds from the CIMERLI Disposition in April 2024. The remainder of the principal amounts outstanding under the 2027 Term Loans were paid off on May 8, 2024. The $175.0 million early partial prepayment of the 2027 Term Loans in April 2024 was accounted for as a debt modification.

Acquisition of Surface
On the Surface Acquisition Date, in accordance with the plan of merger (the “Surface Merger Agreement”) by and among Coherus, Crimson Merger Sub I, Inc., a wholly owned subsidiary of Coherus (“Merger Sub I”), Crimson Merger Sub II, LLC, a wholly owned subsidiary of Coherus (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), and Surface, where Merger Sub I merged with and into Surface, with Surface surviving such merger as a wholly owned subsidiary of Coherus, and, as part of the same overall transaction, promptly after such merger, Surface merged with and into Merger Sub II, with Merger Sub II surviving this merger and changing its name to Surface Oncology, LLC. The total consideration paid by Coherus in the Surface Merger was $64.6 million, which consisted of 11,971,460 shares of Coherus’ common stock at a per share price of $4.89, the fair value of a contingent value right (“CVR”) liability of $5.3 million for CVRs provided to Surface shareholders, and equity of the combined company owned by Surface former employees of $0.8 million.
In connection with the Surface Merger, the following related transactions occurred prior to the Surface Acquisition Date, for which disclosures of pro forma financial information would be material and are included as transaction accounting adjustments described in Note 4 hereto:
•
Repayment of Surface’s convertible note:   On June 15, 2023, in connection with entering into the Surface Merger Agreement, Surface executed a payoff arrangement to repay all amounts due under its loan and security agreement dated November 22, 2019 with K2 Health Ventures, LLC and Ankura Trust Company (as amended, the “Surface Loan Agreement”) with a principal amount of $25.0 million. Pursuant to the payoff arrangement, which settled in full on June 16, 2023, Surface incurred a loss on debt extinguishment of $2.5 million.

•
Early termination of the operating lease for Surface’s corporate headquarters:   On June 15, 2023, in connection with entering into the Surface Merger Agreement, Surface executed a lease termination agreement related to the operating lease for its corporate headquarters in Cambridge, Massachusetts. Pursuant to the lease termination agreement, the operating lease terminated on September 15, 2023, with an aggregate termination fee of $10.0 million paid to the landlord.

The transaction accounting adjustments to reflect the Combined Transactions include but are not limited to:
•
the separation of the operations and transferred assets related to UDENYCA from Coherus and the transfer of those assets to Intas reflected in the “Transaction” column;

•
the separation of the operations and transferred assets related to YUSIMRY from Coherus and the transfer of those assets to HKF reflected in the “YUSIMRY Disposition” column;

•
the separation of the operations and transferred assets related to CIMERLI from Coherus and the transfer of those assets to Sandoz reflected in the “CIMERLI Disposition” column;

•
the assumed repurchase of 100% of Coherus’ 2026 Convertible Notes;

•
the assumed payment required by the Revenue Purchase and Sale Agreement;

•
the partial prepayment of Coherus’ 2027 Term Loans;

•
the impact of, and transactions contemplated by, the Surface Merger Agreement related to the Surface Merger;

•
the repayment of all outstanding amounts of Surface’s loan agreement; and

•
the early termination of the operating lease for Surface’s corporate headquarters.

2.
Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared by management under U.S. generally accepted accounting principles (“U.S. GAAP”) in accordance with Article 11 and is presented in U.S. dollars. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of Coherus before and after the consummation of the Transaction. Upon the Transaction Closing, Coherus expects to use tax attributes, which were previously not deemed realizable, to offset substantially all of the U.S. federal income taxes related to the divestiture.
For the nine months ended September 30, 2024 and the year ended December 31, 2023, the pro forma adjustments related to the Transaction, the YUSIMRY Disposition and the CIMERLI Disposition are based upon actual information and certain assumptions which management believes are reasonable and are described in the accompanying notes to the unaudited pro forma condensed combined financial information. For the years ended December 31, 2022 and 2021, Coherus has included unaudited pro forma condensed combined statements of operations which have been recast to adjust for discontinued operations. The pro forma adjustments related to the Surface Merger which are described in the accompanying notes to the unaudited pro forma condensed combined financial information are based on the fair value of Surface’s tangible and identifiable intangible assets acquired and liabilities assumed on the Surface Acquisition Date.
Subsequent to the Surface Merger, Coherus’ stockholders have a majority of the voting power of the combined company, Coherus controls a majority of the governing body of the combined company and Coherus’ senior management comprises the senior management of the combined company. In accordance with U.S. GAAP, the assets and liabilities of Surface have been recorded at their fair values as of the Surface Acquisition Date.
The unaudited pro forma condensed combined balance sheet as of September 30, 2024 reflects adjustments that depict the accounting for the Transaction and the related transactions as if they had occurred on September 30, 2024. No adjustments were made for previous transactions included within the Combined Transactions that were already reflected in the balance sheet as of September 30, 2024. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2024 and year ended December 31, 2023, each reflect adjustments that give effect to Coherus’ results of operations as if the Combined Transactions had occurred on January 1, 2023. For the years ended December 31, 2022 and 2021, Coherus has included unaudited pro forma condensed combined statements of operations which have been recast to adjust for discontinued operations.
Surface’s historical operations for the portion of 2023 prior to the Acquisition Date (“Pre-Acquisition Surface”) are presented separately in the pro forma condensed combined financial information and the historical operations for the period including and after the Acquisition Date for the surviving subsidiary of the Merger, Surface Oncology, LLC, have been presented within the consolidated results of Coherus.
The pro forma financial information does not give effect to any anticipated synergies, dis-synergies operating efficiencies, tax savings or cost savings that may be associated with the Combined Transactions including the related transactions. There were no pre-existing contractual relationships between (i) Coherus and Surface, (ii) Coherus and Sandoz, (iii) Coherus and HKF and (iv) Coherus and Intas during the periods presented in the unaudited pro forma condensed combined financial information.
3.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet as of September 30, 2024 reflects the following adjustments:
Transaction Accounting Adjustments related to the Dispositions
(a)
The information in the “Transaction” column in the unaudited pro forma condensed combined balance sheet is derived from Coherus’ condensed consolidated financial information and the related accounting records as of September 30, 2024. It reflects assets transferred to Purchaser pursuant to the Asset Purchase Agreement and certain assets derecognized.

(b)
Represents the net cash of $466.3 million received in connection with the Transaction, which consists of the gross cash proceeds of $483.4 million in cash for the UDENYCA Business, including UDENYCA product inventory pursuant to the Asset Purchase Agreement, net of the estimated transaction costs of $17.1 million. As of September 30, 2024, $0.3 million of transaction costs were accrued in Coherus’ historical financial statements. The transaction costs include incremental professional fees (e.g., legal, advisory, accounting and other professional fees), that are directly attributable to the Transaction. Upon the Transaction Closing, Coherus expects to use tax attributes, which were previously not deemed realizable, to offset substantially all of the U.S. federal income taxes related to the divestiture.

The nonrecurring adjustment for pro forma gain on the Transaction of $342.6 million, as outlined in the table below, is based on UDENYCA’s unaudited balance sheet information as of September 30, 2024. Adjustments (3a) and (3b) only appear within accumulated deficit of the pro forma condensed combined balance sheet, as the pro forma income statements only present income (loss) from continuing operations. The actual gain on the disposition will be based on UDENYCA’s balance sheet information as of the Transaction Date and therefore is subject to change.

(amounts in thousands)
Cash received from Purchaser upon the Transaction Closing	$483,400
Subtract: Estimated transaction costs after September 30, 2024	(16,804)
Net proceeds	466,596
Subtract: Recorded carrying amount of net assets sold and derecognized upon disposition	(123,955)
Adjustment for pro forma gain on the Transaction	$342,641

(c)
After the Transaction, Coherus will be required to offer to repurchase 100% of the outstanding 2026 Convertible Notes resulting in a payment of the $230.0 million principal balance and $1.6 million in accrued interest. Transaction expenses of $3.8 million and the write-off of unamortized issuance costs of $2.1 million result in a $5.9 million adjustment to accumulated deficit. This assumes that each holder of the 2026 Convertible Notes will require Coherus to repurchase its 2026 Convertible Notes resulting in the repurchase of 100% of the outstanding 2026 Convertible Notes.

(d)
Using proceeds from the Transaction, this represents the payment related to the UDENYCA portion of the Revenue Purchase and Sale Agreement of $52.4 million ($2.2 million in accrued and other current liabilities and $16.1 million in other liabilities, non-current liabilities), the derecognition of the related derivative liability of $8.0 million in accrued and other current liabilities, and an offsetting $26.1 million increase in accumulated deficit related to the final remeasurement of the derivative liability prior to its settlement. The liabilities for the remaining portion of the Revenue Purchase and Sale Agreement and derivative will remain with Coherus.

(e)
To reflect share-based compensation expense of $0.7 million related to accelerated vesting and an extension of the exercise window granted to UDENYCA Business employees in connection with the Transaction.

4.
Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2024 and for the year ended December 31, 2023 reflect the below adjustments. For the years ended December 31, 2022 and 2021, Coherus has included unaudited pro forma condensed combined statements of operations which have been recast to adjust for discontinued operations.
Transaction Accounting Adjustments related to the Surface Merger
(a)
To reflect the derecognition of historical interest expense of $1.6 million for the year ended December 31, 2023, related to the cash settlement of Surface’s convertible note as if the Surface Merger had occurred on January 1, 2023.

(b)
To reflect the derecognition of historical lease and depreciation expense, net of sublease income, of $0.6 million for the year ended December 31, 2023, related to the early termination of the operating lease for Surface’s corporate headquarters. Of the aggregate historical lease and depreciation expense of $0.6 million for the year ended December 31, 2023, $1.7 million of research and development expense and $1.1 million of net benefit in selling, general and administrative expense have been derecognized.

(c)
To reflect the derecognition of historical depreciation expense related to the write-off of property and equipment, net of $4.8 million for the year ended December 31, 2023, in connection with the early termination of the operating lease for Surface’s corporate headquarters as if the Surface Merger had occurred on January 1, 2023. Of the aggregate historical depreciation expense of $4.8 million for the year ended December 31, 2023, $2.9 million and $1.9 million have been derecognized from research and development expense and selling, general and administrative expense, respectively.

(d)
To reflect the derecognition of historical interest and investment income of $1.8 million for the year ended December 31, 2023, related to Surface’s marketable securities as such securities were partially liquidated to meet the minimum company net cash amount pursuant to the Surface Merger Agreement.

(e)
To record amortization expense of $0.6 million for the year ended December 31, 2023, related to the finite-lived intangible assets as if the Surface Merger had occurred on January 1, 2023.

Transaction Accounting Adjustments related to the CIMERLI Disposition
(f)
The information in the “CIMERLI Disposition” column in the unaudited pro forma condensed combined statements of operations is derived from Coherus’ condensed consolidated financial information and the related accounting records for the periods presented and reflects the elimination of the historical operating results of CIMERLI. Certain general corporate overhead expenses that were allocable to CIMERLI’s operations but not specifically identifiable as costs of CIMERLI did not meet the criteria to be presented in the disposal group and are therefore presented within Coherus’ continuing operations. The pro forma adjustments for the CIMERLI Disposition do not purport to reflect what CIMERLI’s results of operations would have been on a stand-alone basis and are not necessarily indicative of future results of operations.

(g)
To reflect the derecognition of historical interest expense of $6.5 million and $22.6 million for the nine months ended September 30, 2024 and for the year ended December 31, 2023, respectively, related to the early partial prepayment of $175.0 million of Coherus’ 2027 Term Loans as if the CIMERLI Disposition and the related transactions had occurred on January 1, 2023.

Transaction Accounting Adjustments related to the YUSIMRY Disposition
(h)
The information in the “YUSIMRY Disposition” column in the unaudited pro forma condensed combined statements of operations is derived from Coherus’ condensed consolidated financial information and the related accounting records for the periods presented and reflects the elimination of the historical operating results of YUSIMRY. Certain general corporate overhead expenses that were allocable to YUSIMRY’s operations but not specifically identifiable as costs of YUSIMRY did not meet the criteria to be presented in the disposal group and are therefore presented within Coherus’ continuing operations. The pro forma adjustments for the YUSIMRY Disposition do not purport to reflect what YUSIMRY’s results of operations would have been on a stand-alone basis and are not necessarily indicative of future results of operations.

Transaction Accounting Adjustments related to the Transaction
(i)
The information in the “Transaction” column in the unaudited pro forma condensed combined statements of operations is derived from Coherus’ condensed consolidated financial information and the related accounting records for the periods presented and reflects the elimination of the historical operating results of UDENYCA. Certain general corporate overhead expenses that were allocable to UDENYCA’s operations but not specifically identifiable as costs of UDENYCA did not meet the criteria to be presented in the disposal group and are therefore presented within Coherus’ continuing operations. The pro forma adjustments for the Transaction do not purport to reflect what UDENYCA’s results of operations would have been on a stand-alone basis and are not necessarily indicative of future results of operations.

(j)
To reflect the derecognition of historical interest expense of $3.6 million and $4.8 million for the nine months ended September 30, 2024 and for the year ended December 31, 2023, respectively, related to the assumed repurchase of $230.0 million of Coherus’ 2026 Convertible Notes as if the Transaction and the related transactions had occurred on January 1, 2023. Additionally, this debt extinguishment would have resulted in a loss on debt redemption of $8.2 million, which comprises transaction fees and write-off of unamortized issuance costs. For the years ended December 31, 2022 and 2021, historical interest expense of $4.7 million and $4.7 million, respectively, has been recast to adjust for discontinued operations.

(k)
To reflect additional share-based compensation expense for the year ended December 31, 2023 in research and development and selling, general and administrative expense of $0.2 million and $0.4 million, respectively, related to accelerated vesting and an extension of the exercise window granted to UDENYCA Business employees as if the Transaction and related transactions had occurred on January 1, 2023.

5.
Pro Forma Net Loss Per Share from Continuing Operations

The below table presents the calculation of pro forma combined basic and diluted net loss per share from continuing operations of Coherus common stock for the nine months ended September 30, 2024 and the years ended December 31, 2023, 2022 and 2021, as if the Combined Transactions had occurred on January 1, 2023:
(amounts in thousands, except share and per share amounts)	Nine Months Ended September 30, 2024	Year Ended December 31,
		2023	2022	2021
Pro forma net loss from continuing operations	$(169,701)	$(299,558)	$(321,960)	$(413,458)
Weighted average common shares outstanding, excluding the Combined Transactions	114,257,467	90,329,209	77,630,020	75,449,632
Coherus common stock to Surface shareholders as consideration	—	11,971,460	—	—
Coherus common stock issued to Surface former employees as part of Surface Merger consideration	—	161,100	—	—
Shares that vested, net of shares withheld for taxes, in connection with the transfer of certain employees to Sandoz	7,411	7,411	—	—
Estimated shares to vest, net of shares withheld for taxes, in connection with the transfer of certain employees to Intas	14,463	14,463	—	—
Pro forma weighted average number of shares – basic and diluted**	114,279,341	102,483,643	77,630,020	75,449,632
Basic and diluted net loss per share from continuing operations	$(1.48)	$(2.92)	$(4.15)	$(5.48)

**
The following pro forma outstanding dilutive potential shares were excluded from the calculation of pro forma diluted net loss per share from continuing operations due to their anti-dilutive effect:

	Dilutive Potential Shares
	Nine Months Ended September 30, 2024	Year Ended December 31,
		2023	2022	2021
Stock options, including shares subject to ESPP	28,669,670	24,083,222	22,214,875	19,895,097
Restricted stock units	936,711	2,266,387	2,399,465	1,811,607
Shares issuable upon conversion of 2022 Convertible Notes	—	—	1,078,632	4,473,871
Shares issuable upon conversion of 2026 Convertible Notes	—	—	11,942,152	11,942,152
Total	29,606,381	26,349,609	37,635,124	38,122,727
The amounts in the table above exclude any shares contingently issuable pursuant to the CVR agreement because the conditions that could result in a payment becoming due were not met.

UNAUDITED COMBINED FINANCIAL STATEMENTS OF UDENYCA BUSINESS
(CARVE-OUT FROM COHERUS BIOSCIENCES, INC.)

UNAUDITED COMBINED FINANCIAL STATEMENTS OF THE UDENYCA BUSINESS
Coherus BioSciences, Inc. (the “Parent Company” or “Coherus”) is a commercial-stage biopharmaceutical company focused on the research, development and commercialization of innovative immunotherapies to treat cancer. The Parent Company is developing an innovative immuno-oncology pipeline that it believes will be synergistic with its proven commercial capabilities in oncology. The Parent Company’s headquarters and laboratories are located in Redwood City, California and in Camarillo, California, respectively.
The accompanying unaudited combined financial statements are for the Parent Company’s UDENYCA® (pegfilgrastim-cbqv) franchise, including UDENYCA ONBODY™, the on-body injector presentation of UDENYCA® (pegfilgrastim-cbqv) (collectively, the “UDENYCA Business”), inclusive of UDENYCA® product inventory, representing a portion of certain operations of Coherus. These financial statements have been prepared using information from Coherus’ historical accounting records and do not purport to reflect the financial position and results of operations that would have resulted if the UDENYCA Business had been a separate, standalone business during the periods presented. Although management has estimated allocations to reflect the historical results of operations for the UDENYCA Business, including certain corporate administrative and shared costs incurred on its behalf, such allocations are not necessarily indicative of the actual costs that the UDENYCA Business would have incurred had it been a standalone entity, nor should these be indicative of anticipated future cost savings after the disposition of the UDENYCA Business.

UDENYCA BUSINESS
(CARVE-OUT FROM COHERUS BIOSCIENCES, INC.)
Unaudited Combined Balance Sheets
(in thousands)
	December 31, 2023	December 31, 2022
Assets
Current assets:
Trade receivables, net	$114,712	$97,046
Inventory	40,073	29,339
Prepaid manufacturing	5,632	3,858
Other prepaids and current assets	2,079	7,302
Total current assets	162,496	137,545
Property and equipment, net	954	2,569
Inventory, non-current	54,086	60,730
Other assets, non-current	84	—
Total assets	$217,620	$200,844
Liabilities and Net Parent Investment
Current liabilities:
Accounts payable	$7,187	$4,691
Accrued rebates, fees and reserves	73,566	52,399
Accrued compensation	2,301	2,150
Accrued and other current liabilities	9,099	17,006
Total current liabilities	92,153	76,246
Lease liabilities, non-current	315	1,195
Total liabilities	92,468	77,441
Commitments and contingencies (Note 6)
Net Parent Investment	125,152	123,403
Total liabilities and Net Parent Investment	$217,620	$200,844
The accompanying notes are an integral part of these unaudited combined financial statements.

UDENYCA BUSINESS
(CARVE-OUT FROM COHERUS BIOSCIENCES, INC.)
Unaudited Combined Statements of Operations and Comprehensive Income (Loss)
(in thousands)
	2023	2022
Net revenue	$127,064	$203,814
Costs and expenses:
Cost of goods sold	33,911	65,905
Research and development	15,162	30,137
Selling, general and administrative	75,769	123,631
Total costs and expenses	124,842	219,673
Income (loss) from operations	2,222	(15,859)
Interest expense	(72)	(160)
Other income (expense), net	676	13
Income (loss) before income taxes	2,826	(16,006)
Income tax provision	—	—
Net income (loss)	$2,826	$(16,006)
The accompanying notes are an integral part of these unaudited combined financial statements.

UDENYCA BUSINESS
(CARVE-OUT FROM COHERUS BIOSCIENCES, INC.)
Unaudited Combined Statements of Changes in Net Parent Investment
(in thousands)
Total Net Parent Investment
Balance at December 31, 2021	$127,220
Net loss	(16,006)
Stock-based compensation expense	26,559
Transfers to parent, net	(14,370)
Balance at December 31, 2022	123,403
Net income	2,826
Stock-based compensation expense	14,699
Transfers to parent, net	(15,776)
Balance at December 31, 2023	$125,152
The accompanying notes are an integral part of these unaudited combined financial statements.

UDENYCA BUSINESS
(CARVE-OUT FROM COHERUS BIOSCIENCES, INC.)
Unaudited Combined Statements of Cash Flows
(in thousands)
	2023	2022
Operating activities
Net income (loss)	$2,826	$(16,006)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,379	1,778
Stock-based compensation expense	14,716	26,155
Inventory write-downs, net	3,268	26,000
Non-cash operating lease expense	888	1,349
Other non-cash adjustments, net	(1,033)	5
Changes in operating assets and liabilities:
Trade receivables, net	(17,709)	25,970
Inventory	(7,375)	(22,413)
Prepaid manufacturing	(1,774)	6,077
Other prepaid, current and non-current assets	4,251	(3,427)
Accounts payable	2,496	(2,046)
Accrued rebates, fees and reserves	21,167	(26,628)
Accrued compensation	151	334
Accrued and other current and non-current liabilities	(7,137)	(1,623)
Net cash provided by operating activities	16,114	15,525
Investing activities
Proceeds from disposal of property and equipment	770	—
Net cash provided by investing activities	770	—
Financing activities
Transfers to parent, net	(15,965)	(14,737)
Other financing activities	(919)	(788)
Net cash used in financing activities	(16,884)	(15,525)
Net increase (decrease) in cash	—	—
Cash at beginning of period	—	—
Cash at end of period	$—	$—
The accompanying notes are an integral part of these unaudited combined financial statements.

UDENYCA BUSINESS
(CARVE-OUT FROM COHERUS BIOSCIENCES, INC.)
UNAUDITED NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
1.
Description of the Transaction

On December 2, 2024, Coherus entered into an Asset Purchase Agreement (the “Purchase Agreement”) by and between Coherus and Intas Pharmaceuticals Ltd., a limited company incorporated in India (“Intas”). Pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, Coherus has agreed to divest the UDENYCA Business to Intas for $483.4 million in cash, inclusive of $118.4 million of UDENYCA product inventory (the “Inventory Target”), subject to downward adjustment by the amount of inventory actually delivered at the Closing less than the Inventory Target (such divestment, the “Transaction”). In addition, Coherus is also eligible to receive two additional payments of $37.5 million each. The first such payment is payable by Intas to Coherus if net sales of UDENYCA® for four consecutive fiscal quarters within the first five full fiscal quarters following the consummation of the Transaction are equal to or greater than $300 million, and the second such payment is payable by Intas to Coherus if net sales of UDENYCA® for four consecutive fiscal quarters within the first seven full fiscal quarters following the consummation of the Transaction are equal to or greater than $350 million.
The unaudited combined financial statements have been prepared for the inclusion in the proxy statement to be filed by Coherus with the Securities and Exchange Commission (“SEC”) on Schedule 14A in connection with the special meeting of stockholders to be scheduled to obtain stockholder approval for the Transaction and related transactions contemplated by the Purchase Agreement.
2.
Description of the Business, Basis of Presentation and Significant Accounting Policies

Description of the UDENYCA Business
The UDENYCA Business sells UDENYCA (pegfilgrastim-cbqv), a biosimilar to Neulasta, a long-acting granulocyte-colony stimulating factor, in the United States. UDENYCA was launched commercially in a pre-filled syringe presentation in January 2019. The FDA approved the prior approval supplement (“PAS”) for an autoinjector (“AI”) presentation of UDENYCA on March 3, 2023, and on May 22, 2023, Coherus announced the availability of UDENYCA AI for commercial sale. On December 26, 2023, Coherus announced that the FDA approved the PAS for its third pegfilgrastim presentation, the UDENYCA® on-body injector (“UDENYCA ONBODY”). UDENYCA ONBODY became commercially available in the first quarter of 2024.
Basis of Presentation
The UDENYCA Business has historically operated as a part of Coherus and not as a standalone company. Financial statements representing the historical operations of the UDENYCA Business have been derived from Coherus’ historical accounting records and are presented on a combined basis. All revenues and costs as well as assets and liabilities directly associated with the business activities of the UDENYCA Business are included in the financial statements. The financial statements of the UDENYCA Business also include allocation of certain research and development, and general and administrative expenses from Coherus. However, amounts recognized by the UDENYCA Business are not necessarily representative of the amounts that would have been reflected in the financial statements had the UDENYCA Business operated independently of Coherus, nor are they necessarily indicative of the UDENYCA Business’ future results of operations, financial position, or cash flows.
The unaudited combined financial statements have been prepared in conformity with the accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the SEC.
Net parent investment is shown in lieu of stockholders’ equity in the unaudited combined financial statements. Net parent investment represents the cumulative investment by Coherus in the UDENYCA Business through the dates presented, inclusive of operating results. All transactions between the UDENYCA Business and Coherus are considered to be effectively settled in the unaudited combined financial statements at the time the transaction is recorded. The effects of the settlement of these transactions between the UDENYCA Business and Coherus are reflected in the unaudited combined statements of cash flows as “Transfers to parent, net” within financing activities and in the unaudited combined balance sheets and unaudited combined statements of changes in net parent investment as “net parent investment.”
Historically, the UDENYCA Business was dependent upon Coherus for all of its working capital and financing requirements, as Coherus uses a centralized approach to cash management and financing its operations. There were no cash amounts specifically attributable to the UDENYCA Business for the historical periods presented; therefore, cash and cash equivalents have not been included in the unaudited combined financial statements. Financing transactions related to Coherus are accounted for as a component of net parent investment in the unaudited combined balance sheets and as a financing activity on the accompanying unaudited combined statements of cash flows. Primarily all revenue is generated within the United States where all the UDENYCA Business long-lived assets are also maintained.
The UDENYCA Business unaudited combined financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.
The financial statements of the UDENYCA Business include the assets, liabilities, and expenses of Coherus that management has determined are specifically identifiable to the UDENYCA Business, such as leases and fixed assets specifically identifiable to the UDENYCA Business. The unaudited combined statements of operations and comprehensive income (loss) of the UDENYCA Business also include an allocation of costs that are not directly attributable to the operations of the UDENYCA Business, including the costs of general and administrative support functions that are provided by Coherus, such as senior management, sales and marketing, finance, human resources, legal, information technology and other administrative personnel, outside marketing, advertising and legal expenses and other general and administrative costs. In addition, the UDENYCA Business’ unaudited combined financial statements include allocations of certain research and development costs not directly attributable to individual programs. These costs have been allocated to the UDENYCA Business for the purposes of preparing the unaudited combined financial statements based on cost allocation methods that used proportions of directly attributable costs supporting the UDENYCA Business and other organizational activities, as applicable, which are considered to be reasonable reflections of the utilization of services provided or benefit received by the UDENYCA Business during the periods presented. These allocations may not necessarily be indicative of the costs that would have been incurred if the UDENYCA Business had operated on a separate, standalone basis for the periods presented and, therefore, may not reflect the UDENYCA Business’ results of operations, financial position, and cash flows had the UDENYCA Business operated as a standalone entity during the periods presented.
Use of Estimates
The preparation of unaudited combined financial statements in conformity with U.S. GAAP requires management to make judgements, estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, including amounts where allocations have been made from Coherus, and related disclosures. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities when these values are not readily apparent from other sources. Accounting estimates and judgements are inherently uncertain, and the actual results could differ from these estimates.
Trade Receivables
Trade receivables are recorded net of allowances for chargebacks, chargeback prepayments, cash discounts for prompt payment and credit losses. The UDENYCA Business estimates an allowance for expected credit losses by considering factors such as historical experience, credit quality, the age of the accounts receivable balances, and current economic conditions that may affect a customer’s ability to pay. The corresponding expense for the credit loss allowance is reflected in selling, general and administrative expenses and was not material during the periods presented. The UDENYCA Business believes that its allowance for expected credit losses was adequate and immaterial as of December 31, 2023 and 2022.

Concentrations of Risk
The UDENYCA Business’s financial instruments that are exposed to concentration of credit risk consist primarily of trade receivables. The UDENYCA Business monitors the credit worthiness of customers that are granted credit in the normal course of business. In general, there is no requirement for collateral from customers.
Substantially all of the UDENYCA Business’s revenues are in the United States to three wholesalers. For all periods presented, sales of UDENYCA accounted for all of the UDENYCA Business’s revenues.
The UDENYCA Business enters into strategic commercial supply agreements for UDENYCA. If certain of the UDENYCA Business’s current vendors are unable to manufacture the supply needed in the quantities and time frame required, the UDENYCA Business may not be able to supply the product in a timely manner.
Inventory
Prior to the regulatory approval of UDENYCA, the UDENYCA Business incurred expenses for the manufacture of drug product that became available to support the commercial launch of UDENYCA. Inventory costs are capitalized when future commercialization is considered probable and the future economic benefit is expected to be realized, based on management’s judgment. A number of factors are considered, including the current status in the regulatory approval process, potential impediments to the approval process such as safety or efficacy, viability of commercialization and marketplace trends. Inventory in the combined balance sheets as of December 31, 2023 and 2022 was related entirely to UDENYCA. The UDENYCA Business began to capitalize inventory costs associated with UDENYCA after receiving final regulatory approval in November 2018.
Inventory is stated at the lower of cost or estimated net realizable value with cost determined under the first-in first-out method. Inventory costs include third-party contract manufacturing, third-party packaging services, freight, labor costs for personnel involved in the manufacturing process, and indirect overhead costs. The UDENYCA Business primarily uses actual costs to determine the cost basis for inventory. The determination of excess or obsolete inventory requires judgment including consideration of many factors, such as estimates of future product demand, current and future market conditions, product expiration information, and potential product obsolescence, among others. During 2023 and 2022, the UDENYCA Business recorded $3.3 million and $26.0 million in inventory write-downs, respectively, within cost of goods sold in the combined statements of operations. The 2023 charge was primarily for inventory that did not meet acceptance criteria. The 2022 charge was due to the competitive environment and lower demand for UDENYCA resulting in certain inventory becoming at risk of expiration.
Accrued Research and Development Expense
Clinical trial costs are a component of research and development expense. The UDENYCA Business accrues and expenses clinical trial activities performed by third parties based upon actual work completed in accordance with agreements established with clinical research and manufacturing organizations and clinical sites. The UDENYCA Business determines the actual costs through monitoring patient enrollment, discussions with internal personnel and external service providers regarding the progress or stage of completion of trials or services and the agreed-upon fee to be paid for such services.
Net Revenues
The UDENYCA Business sells to wholesalers and distributors, (collectively, “Customers”). The Customers then resell to hospitals and clinics (collectively, “Healthcare Providers”) pursuant to contracts with the UDENYCA Business. In addition to distribution agreements with Customers and contracts with Healthcare Providers, the UDENYCA Business enters into arrangements with group purchasing organizations (“GPOs”) that provide for United States government-mandated or privately negotiated rebates, chargebacks and discounts. The UDENYCA Business also enters into rebate arrangements with payers, which consist primarily of commercial insurance companies and government entities, to cover the reimbursement of products to Healthcare Providers. The UDENYCA Business provides co-payment assistance to patients who have commercial insurance and meet certain eligibility requirements. Revenue from product sales is recognized at the point when a Customer obtains control of the product and the UDENYCA Business satisfies its performance obligation, which generally occurs at the time product is shipped to the Customer. Payment terms differ by jurisdiction and customer, but typically range from 30 to approximately 60 days from date of shipment.
Product Sales Discounts and Allowances
Revenue from product sales is recorded at the net sales price (“transaction price”), which includes estimates of variable consideration for which reserves are established and that result from chargebacks, rebates, co-pay assistance, prompt-payment discounts, returns and other allowances that are offered within contracts between the UDENYCA Business and its Customers, Healthcare Providers, payers and GPOs. These reserves are based on the amounts earned or to be claimed on the related sales and are classified as reductions in trade receivables (if the amounts are payable to a Customer) or current and non-current liabilities (if the amounts are payable to a party other than a Customer). Where appropriate, these estimates take into consideration a range of possible outcomes that are probability-weighted for relevant factors such as historical experience, current contractual and statutory requirements, specifically known market events and trends, industry data and forecasted Customer buying and payment patterns. Overall, these reserves reflect the best estimates of the amount of consideration to which the UDENYCA Business is entitled based on the terms of its contracts. The amount of variable consideration that is included in the transaction price may be constrained and is included in the net sales price only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in a future period. The actual amount of consideration ultimately received may differ. If actual results in the future vary from the UDENYCA Business’s estimates, the estimates will be adjusted, which will affect net product revenue in the period that such variances become known.
Chargebacks:   Chargebacks are discounts that occur when Healthcare Providers purchase directly from a Customer. Healthcare Providers, which belong to Public Health Service institutions, non-profit clinics, government entities, GPOs, and health maintenance organizations, generally purchase the product at a discounted price. The Customer, in turn, charges back to the UDENYCA Business the difference between the price initially paid by the Customer and the discounted price paid by the Healthcare Providers to the Customer. The allowance for chargebacks is based on an estimate of sales through to Healthcare Providers from the Customer.
Discounts for Prompt Payment:   The UDENYCA Business provides for prompt payment discounts to its Customers, which are recorded as a reduction in revenue in the same period that the related product revenue is recognized.
Rebates:   Rebates include mandated discounts under the Medicaid Drug Rebate Program, other government programs and commercial contracts. Rebate amounts owed after the final dispensing of the product to a benefit plan participant are based upon contractual agreements or legal requirements with these public sector benefit providers. The accrual for rebates is based on statutory or contractual discount rates and expected utilization. The estimates for the expected utilization of rebates are based on Customer and commercially available payer data, as well as data collected from the Healthcare Providers, Customers, GPOs, and historical utilization rates. Rebates invoiced by payers, Healthcare Providers and GPOs are paid in arrears. If actual future rebates vary from estimates, the UDENYCA Business may need to adjust its accruals, which would affect net product revenue in the period of adjustment.
Co-payment Assistance:   Patients who have commercial insurance and meet certain eligibility requirements may receive co-payment assistance. The calculation of the accrual for co-pay assistance is based on an estimate of claims and the cost per claim that the UDENYCA Business expects to receive associated with product that has been recognized as revenue.
Product Returns:   The UDENYCA Business offers its Customers limited product return rights, which are principally based upon whether the product is damaged or defective, or the product’s expiration date.
Other Allowances:   The UDENYCA Business pays fees to Customers and GPOs for account management, data management and other administrative services. To the extent that the services received are distinct from the sale of products to the customer, these payments are classified in selling, general and administrative expense in the UDENYCA Business’s combined statements of operations, otherwise they are included as a reduction in product revenue.
Cost of Goods Sold
Cost of goods sold consists primarily of third-party manufacturing, distribution, certain overhead costs, royalties on certain products, and charges for inventory write-downs.
On May 2, 2019, Coherus and Amgen settled a trade secret action brought by Amgen related to UDENYCA. As a result, cost of goods sold reflects a mid-single digit royalty on UDENYCA net product revenue, which began on July 1, 2019. The royalty cost will continue for five years pursuant to the settlement.
In 2023 and 2022, cost of goods sold included inventory write-downs, net of $3.3 million and $26.0 million, respectively.
Research and Development Expense
Research and development expense represents costs incurred to conduct research, such as the development of new presentation forms of UDENYCA. The UDENYCA Business recognizes all research and development costs as they are incurred. The UDENYCA Business’s external research and development expense consists primarily of costs associated with manufacturing process development activities, analytical activities and pre-launch inventory manufactured prior to regulatory approval being obtained or deemed to be probable.
Internal costs are associated with activities performed by the UDENYCA Business’s research and development organization including allocated costs of Coherus that have been allocated to the UDENYCA Business for the purposes of preparing the unaudited combined financial statements based on cost allocation methods that used proportions of directly attributable costs supporting the UDENYCA Business and other organizational activities, as applicable, which are considered to be reasonable reflections of the utilization of services provided or benefit received by the UDENYCA Business during the periods presented. Internal costs consist primarily of:
•
personnel-related expense, which include salaries, benefits and stock-based compensation for employees that are directly attributable to the UDENYCA Business and allocations of certain research and development costs not directly attributable to individual programs; and

•
facilities and other allocated expense, which include direct and allocated expense for rent and maintenance of facilities, depreciation and amortization of leasehold improvements and equipment, laboratory and other supplies.

Selling, General and Administrative Expense
Selling, general and administrative expense includes direct and allocated costs comprising primarily compensation and benefits associated with senior management, sales and marketing, finance, human resources, legal, information technology and other administrative personnel, outside marketing, advertising and legal expenses and other general and administrative costs. The UDENYCA Business expenses the cost of advertising, including promotional expenses, as incurred. Direct and allocated advertising expenses were $2.6 million and $4.7 million in the years ended December 31, 2023 and 2022, respectively.
Stock-Based Compensation
The UDENYCA Business’ compensation programs include stock-based awards granted by Coherus. The related grants under these programs are accounted for at fair value. The fair values are recognized as compensation expense on a straight-line basis over the vesting period with the related costs recorded in cost of goods sold, research and development, and selling, general and administrative expense, as appropriate. The UDENYCA Business accounts for forfeitures as they occur. The UDENYCA Business accounts for stock issued in connection with business combinations based on the fair value of the Coherus’ common stock on the date of issuance.

Income Taxes
The UDENYCA Business income taxes are presented on a separate return basis. As discussed in “Basis of Presentation”, the UDENYCA Business was historically included in Coherus’ consolidated U.S. federal income tax return. The UDENYCA Business’ income taxes are computed and reported herein under the “separate return” method. Tax attributes allocated in the deferred tax assets in the accompanying combined financial statements are not necessarily indicative of the actual amount of attributes that would have been recorded had the UDENYCA Business been held within a separate stand-alone entity. Use of separate return method may result in differences when the sum of the amounts allocated to separate tax provisions are compared with amounts presented in Coherus’ consolidated financial statements. In that event, the related deferred tax assets and liabilities could be significantly different from those presented.
The UDENYCA Business utilizes the liability method of accounting for deferred income taxes. Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. A valuation allowance is established against deferred tax assets when, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The UDENYCA Business’s policy is to record interest and penalties on uncertain tax positions as income tax expense. The UDENYCA Business recognizes uncertain income tax positions at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority.
Recent Accounting Pronouncements
The following are recent accounting pronouncements that the UDENYCA Business has not yet adopted:
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which provides qualitative and quantitative updates to the rate reconciliation and income taxes paid disclosures, among others, in order to enhance the transparency of income tax disclosures, including consistent categories and greater disaggregation of information in the rate reconciliation and disaggregation by jurisdiction of income taxes paid. The new standard is effective for the UDENYCA Business for annual periods beginning after December 15, 2024, with early adoption permitted. The amendments in this ASU should be applied prospectively; however, retrospective application is also permitted. The UDENYCA Business is currently evaluating the impact this ASU may have on its financial statement disclosures.
The UDENYCA Business has reviewed other recent accounting pronouncements and concluded they are either not applicable to the business or that no material effect is expected on the combined financial statements as a result of future adoption.
3.
Revenue

Net product revenue was $127.1 million and $203.8 million for the years ended December 31, 2023 and 2022, respectively, and consisted of UDENYCA sales in the United States.
Gross product revenues by significant customer as a percentage of total gross product revenues were as follows:
	2023	2022
McKesson Corporation	41%	38%
Cencora (previously known as AmeriSource-Bergen Corporation)	38%	44%
Cardinal Health, Inc.	20%	17%
Product Sales Discounts and Allowances
Chargebacks and discounts for prompt payment are recorded as a reduction in trade receivables, and the remaining reserve balances are classified as current liabilities in the UDENYCA Business combined balance sheets. The activities and ending reserve balances for each significant category of sales discounts and allowances, which constitute variable consideration, were as follows:

(in thousands)	Chargebacks and Discounts for Prompt Payment	Rebates	Other Fees, Co-pay Assistance and Returns	Total
Balances at December 31, 2021	$29,665	$54,004	$26,054	$109,723
Provision related to sales made in:
Current period	436,618	64,362	71,983	572,963
Prior period – increase (decrease)	(2,090)	(1,050)	32	(3,108)
Payments and customer credits issued	(421,722)	(82,641)	(80,345)	(584,708)
Balances at December 31, 2022	42,471	34,675	17,724	94,870
Provision related to sales made in:
Current period	568,420	62,135	74,708	705,263
Prior period – increase (decrease)	(1,362)	1,374	3,943	3,955
Payments and customer credits issued	(540,836)	(53,232)	(67,761)	(661,829)
Balances at December 31, 2023	$68,693	$44,952	$28,614	$142,259

4.
Inventory

Inventory consisted of the following:
	December 31,
(in thousands)	2023	2022
Raw materials	$8,296	$7,913
Work in process	73,934	65,295
Finished goods	11,929	16,861
Total	$94,159	$90,069
Inventory expected to be sold more than twelve months from the balance sheet date is classified as inventory, non-current in the combined balance sheets. As of December 31, 2023 and 2022, the non-current portion of inventory consisted primarily of raw materials and work in process inventory. The following table presents the inventory balance sheet classifications:
	December 31,
(in thousands)	2023	2022
Inventory	$40,073	$29,339
Inventory, non-current	54,086	60,730
Total	$94,159	$90,069
Prepaid manufacturing of $5.6 million and $3.9 million as of December 31, 2023 and 2022, respectively, included prepayments to contract manufacturing organizations (“CMOs”) for manufacturing services of the UDENYCA Business’s products, which the UDENYCA Business expected to be converted into inventory within twelve months.
5.
Balance Sheet Components

Property and Equipment, Net
As of December 31, 2023 and 2022, property and equipment, net consisted primarily of finance lease right of use assets and was immaterial.

Accrued and Other Current Liabilities
Accrued and other current liabilities consisted of the following:
(in thousands)	December 31, 2023	December 31, 2022
Accrued commercial and research and development manufacturing	$5,280	$12,460
Accrued other	3,173	3,542
Lease liabilities, current	646	1,004
Total Accrued and other current liabilities	$9,099	$17,006

6.
Commitments and Contingencies

Purchase Commitments
Coherus entered into agreements with certain vendors on behalf of the UDENYCA Business to secure raw materials and certain CMOs to manufacture its supply of UDENYCA. As of December 31, 2023, the non-cancelable purchase commitments under the terms of these agreements were as follows:
Year ending December 31, (in thousands)
2024	$39,558
2025	10,639
2026	1,150
Total obligations	$51,347
The UDENYCA Business enters into contracts in the normal course of business with contract research organizations for clinical trials and CMOs for the manufacture of clinical trial materials. The contracts are generally cancellable, with varying provisions regarding termination. If a contract with a specific vendor were to be terminated, the UDENYCA Business would generally only be obligated for products or services that the UDENYCA Business had received as of the effective date of the termination and any applicable cancellation fees.
Guarantees and Indemnifications
In the normal course of business, Coherus enters into contracts and agreements on behalf of the UDENYCA Business that contain a variety of representations and warranties and provide for general indemnifications. Coherus’ exposure under these agreements is unknown because it involves claims that may be made against Coherus in the future but have not yet been made. To date, Coherus has not paid any claims or been required to defend any action related to its indemnification obligations. However, the UDENYCA Business may record charges in the future as a result of these indemnification obligations. The UDENYCA Business assesses the likelihood of any adverse judgments or related claims, as well as ranges of probable losses. In the cases where the UDENYCA Business believes that a reasonably possible or probable loss exists, it will disclose the facts and circumstances of the claims, including an estimate range, if possible.
Legal Proceedings and Other Claims
Coherus is a party to various legal proceedings and claims that arise in the ordinary, routine course of business and that have not been fully resolved. The outcome of such legal proceedings and claims is inherently uncertain. Accruals are recognized for such legal proceedings and claims to the extent that a loss is both probable and reasonably estimable. The best estimate of a loss within a range is accrued; however, if no estimate in the range is better than any other, then the minimum amount in the range is accrued. If it is determined that a material loss is reasonably possible and the loss or range of loss can be estimated, the possible loss is disclosed. Sometimes it is not possible to determine the outcome of these matters or, unless otherwise noted, the outcome (including in excess of any accrual) is not expected to be material, and the maximum potential exposure or the range of possible loss cannot be reasonably estimated. As of December 31,

2023 and 2022, accrued rebates, fees and reserves in the combined balance sheets included $6.4 million and $4.7 million, respectively, related to such matters.
In late April of 2022, Coherus received a demand letter from Zinc Health Services, LLC (“Zinc”) asserting that Zinc was entitled to approximately $14.0 million from the Company for claims related to certain sales of UDENYCA from October 2020 through December 2021. Coherus is continuing to evaluate the claims in the letter. No legal proceeding has been filed in connection with the claims in the letter and based on currently available information the final resolution of the matter is uncertain. Coherus intends to defend any legal proceeding that may be filed. The UDENYCA Business established an accrual as of December 31, 2023 that represented its estimated liability to resolve the matter. Loss contingencies are inherently unpredictable, the assessment is highly subjective and requires judgments about future events and unfavorable developments or resolutions can occur. The UDENYCA Business regularly reviews litigation matters to determine whether its accrual is adequate. The amount of ultimate loss may differ materially from the amount accrued to date.
Other than the matter in connection with the demand letter described in this Note 6, there are no pending legal proceedings, other than ordinary routine litigation incidental to the business, to which the UDENYCA Business is a party, or that the UDENYCA Business’ property is subject.
7.
Stock-Based Compensation and Employee Benefits

Stock-Based Compensation
The following table summarizes the classification of direct and allocated stock-based compensation expense in the UDENYCA Business’ unaudited combined statements of operations:
	Year Ended December 31,
(in thousands)	2023	2022
Cost of goods sold(1)	$535	$736
Research and development	2,640	4,479
Selling, general and administrative	11,541	20,940
Stock-based compensation expense	$14,716	$26,155
Stock-based compensation expense capitalized into inventory	$518	$1,140

(1)
Stock-based compensation capitalized into inventory is recognized as cost of goods sold when the related product is sold.

Valuation Assumptions of Awards Granted to Employees
Coherus estimated the fair value of each stock option and awards granted under the Employee Stock Purchase Plan (“ESPP”) on the date of grant using the Black-Scholes option-pricing model. The following table illustrates the weighted-average assumptions for the Black-Scholes option-pricing model used in determining the fair value of the awards during the years ended December 31, 2023 and 2022:

	Year Ended December 31,
	2023	2022
Expected term (years)
Stock options	6.0	6.1
ESPP	0.5	0.5
Expected volatility
Stock options	64%	62%
ESPP	105%	70%
Risk-free interest rate
Stock options	3.92%	2.37%
ESPP	5.35%	3.77%
Expected dividend yield
Stock options	—%	—%
ESPP	—%	—%
Expected Term:   The expected term represents the period for which the stock-based awards are expected to be outstanding and is based on the options’ vesting term and contractual term. Since January 1, 2021, the UDENYCA Business has used historical data to calculate the expected term.
Expected Volatility:   The expected volatility is calculated based on the Coherus’ daily stock closing prices for a period equal to the expected life of the award.
Risk-Free Interest Rate:   The risk-free interest rate is based on the United States Treasury constant maturity rate at the time of grant using a term equal to the expected life.
Expected Dividends:   Coherus has not paid and does not anticipate paying any dividends in the near future, and therefore used an expected dividend yield of zero in the valuation model.
401(k) Retirement Plan
In 2019, the Coherus’ Compensation Committee approved Coherus’ matching of the employees 401(k) Plan whereby eligible UDENYCA Business employees may elect to contribute up to the lesser of 90% of their annual compensation or the statutorily prescribed annual limit allowable under Internal Revenue Service regulations. Beginning January 1, 2021, UDENYCA Business made matching contributions of 100% of the first 4% of eligible compensation, up to a maximum of $7,500. The UDENYCA Business recorded direct and allocated compensation expense related to the match of $0.7 million and $1.3 million in 2023 and 2022.
8.
Income Taxes

As discussed in “Basis of Presentation,” the UDENYCA Business was historically included in Coherus’ consolidated U.S. federal income tax return. The UDENYCA Business’ income taxes are computed and reported herein under the “separate return” method. Tax attributes allocated in the deferred tax assets in the accompanying combined financial statements were estimated and are not necessarily indicative of the actual amount of attributes that would have been recorded had the UDENYCA Business been held within a separate stand-alone entity. Use of separate return method may result in differences when the sum of the amounts allocated to separate tax provisions are compared with amounts presented in Coherus’ consolidated financial statements. In that event, the related deferred tax assets and liabilities could be significantly different from those presented.
The components of income (loss) before income taxes are as follows:
	Year Ended December 31,
(in thousands)	2023	2022
Domestic	$2,826	$(16,006)
Foreign	—	—
Total	$2,826	$(16,006)

There was no income tax provision for the years ended December 31, 2023 and 2022 due to the UDENYCA Business’ history of losses and valuation of allowances against the deferred tax assets.
A reconciliation of the statutory United States federal rate to the UDENYCA Business’ effective tax rate is as follows:
	Year Ended December 31,
	2023	2022
Percent of pre-tax income:
United States federal statutory income tax rate	21.0%	21.0%
State taxes, net of federal benefit	32.8	8.2
Permanent items	2.6	—
Research and development credit	—	3.0
Stock-based compensation costs	23.8	(2.1)
Change in valuation allowance	(80.2)	(30.1)
Effective income tax rate	—%	—%
The components of the UDENYCA Business’ net deferred tax assets as of December 31, 2023 and 2022 consist of the following:
	December 31,
(in thousands)	2023	2022
Net operating loss carryforwards	$17,700	$21,459
Research and development credits	15,617	15,617
Stock-based compensation	13,146	11,650
Sales related accruals	22,459	22,769
Other accruals	470	1,192
Capitalized research and development	3,670	2,940
Gross deferred tax assets	73,062	75,627
Right-of-use asset	(203)	(501)
Gross deferred tax liabilities	(203)	(501)
Total net deferred tax asset	72,859	75,126
Less valuation allowance	(72,859)	(75,126)
Net deferred tax assets (liabilities)	$—	$—
The tax benefit of net operating losses, temporary differences and credit carry forwards is recorded as an asset to the extent that management assesses that realization is “more likely than not.” The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences representing net future deductible amounts become deductible. Due to the UDENYCA Business’ history of losses, and lack of other positive evidence, the UDENYCA Business has determined that it is more likely than not that its federal net deferred tax assets and certain state net deferred tax assets will not be realized, and therefore, the UDENYCA Business has offset the federal and certain state net deferred tax assets by a valuation allowance as of December 31, 2023 and 2022.
The valuation allowance decreased by $2.3 million and increased by $5.1 million during the years ended December 31, 2023 and 2022, respectively.
As of December 31, 2023, the UDENYCA Business had net operating loss carryforwards for federal income of $79.9 million, which will start to expire in the year 2036, and various states net operating loss carryforwards of $27.9 million, which have various expiration dates beginning in 2031.
As of December 31, 2023, the UDENYCA Business had federal research and development credit carryforwards for federal income tax purposes of $14.2 million, which will start to expire in the year 2031, and state research and development credit carryforwards of $5.3 million, which have no expiration date.

Utilization of the net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations provided by Section 382 of the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of certain net operating loss and tax credit carryforwards before their utilization. Under the new enacted tax law, the carry forward period of net operating losses generated from 2018 forward is indefinite. However, the carryforward period for net operating losses generated prior to 2018 remains the same. Therefore, the annual limitation may result in the expiration of certain net operating losses and tax credit carryforwards before their utilization. The tax years from inception in 2011 forward remain open to examination due to the carryover of unused net operating losses and tax credits.
As of December 31, 2023 and 2022, the UDENYCA Business had $3.9 million and $3.9 million, respectively, of unrecognized benefits, none of which would currently affect the UDENYCA Business’ effective tax rate if recognized due to the UDENYCA Business’ deferred tax assets being fully offset by a valuation allowance. During 2023 and 2022, the Company did not recognize accrued interest and penalties related to unrecognized tax benefits. The UDENYCA Business does not anticipate a material adjustment of unrecognized tax benefits during the next twelve months from the balance sheet date as reductions for tax positions of prior years.
9.
Subsequent Events

The UDENYCA Business has evaluated subsequent events occurring after December 31, 2023 for recognition in these unaudited combined financial statements through the date of March 15, 2024, when Coherus’ annual report on Form 10-K was filed with the SEC. Additionally, the UDENYCA Business has evaluated subsequent events occurring after March 15, 2024 through January 14, 2025, the date these unaudited combined financial statements were available for issuance, for the purposes of unrecognized subsequent events.
In addition to the Transaction with Intas disclosed in Note 1. Organization, Description of the Transaction, and Basis of Presentation, the following subsequent events occurred:
Revenue Participation Right Purchase and Sale Agreement
On May 8, 2024, Coherus entered into a revenue participation right purchase and sale agreement (the “Revenue Purchase and Sale Agreement”) with Coduet Royalty Holdings, LLC, as administrative agent and each buyer named in an annex thereto (collectively, the “Purchaser”). Under the terms of the Revenue Purchase and Sale Agreement, in exchange for the Purchaser’s payment to Coherus of a purchase price of $24.0 million, in the aggregate subject to certain conditions at closing (the “UDENYCA Purchase Price”), Coherus agreed to sell to the Purchaser its right to receive payment in full of a mid-single digit percentage of U.S. net sales of UDENYCA (the “Revenue Payment”) with payments made each calendar quarter commencing on the effective date of the Revenue Purchase and Sale Agreement. The Purchaser’s right to receive the Revenue Payment terminates and the UDENYCA Business no longer has the obligation to pay the Purchaser Revenue Payments once the Purchaser receives the amount equal to 2.25 times the UDENYCA Purchase Price. Coherus may also buy-out the Purchaser’s rights to receive the Revenue Payments by paying Purchaser such multiple on the UDENYCA Purchase Price.
The Revenue Purchase and Sale Agreement contains various representations and warranties, including with respect to organization, authorization, and certain other matters, certain covenants with respect to payment, reporting, intellectual property, in-licenses, out-licenses, and certain other actions, indemnification obligations and other provisions customary for transactions of this nature.
Temporary Supply Interruption
On September 13, 2024, Coherus announced that the UDENYCA Business’ third-party labeling and packaging CMO for UDENYCA delayed production of UDENYCA due to over-commitments and capacity constraints. These delays caused a temporary UDENYCA supply interruption and production resumed in November 2024. As a result, net revenue in the fourth quarter of 2024 was expected to be significantly less than the third quarter of 2024.

UDENYCA BUSINESS
(CARVE-OUT FROM COHERUS BIOSCIENCES, INC.)
UNAUDITED CONDENSED COMBINED BALANCE SHEETS
(in thousands)
	September 30, 2024	December 31, 2023
Assets
Current assets:
Trade receivables, net	$158,316	$114,712
Inventory	45,506	40,073
Prepaid manufacturing	5,040	5,632
Other prepaids and current assets	4,058	2,079
Total current assets	212,920	162,496
Property and equipment, net	14	954
Inventory, non-current	71,375	54,086
Other assets, non-current	241	84
Total assets	$284,550	$217,620
Liabilities and Net Parent Investment
Current liabilities:
Accounts payable	$10,958	$7,187
Accrued rebates, fees and reserves	151,995	73,566
Accrued compensation	2,217	2,301
Accrued and other current liabilities	22,367	9,099
Total current liabilities	187,537	92,153
Other liabilities, non-current	16,120	315
Total liabilities	203,657	92,468
Commitments and contingencies (Note 8)
Net Parent Investment	80,893	125,152
Total liabilities and Net Parent Investment	$284,550	$217,620
The accompanying notes are an integral part of these unaudited condensed combined financial statements.

UDENYCA BUSINESS
(CARVE-OUT FROM COHERUS BIOSCIENCES, INC.)
Unaudited Condensed Combined Statements of Operations and Comprehensive Income (Loss)
(in thousands)
	Nine Months Ended September 30,
	2024	2023
Net revenue	$159,673	$90,875
Costs and expenses:
Cost of goods sold	53,222	28,551
Research and development	10,460	12,904
Selling, general and administrative	67,264	59,123
Total costs and expenses	130,946	100,578
Income (loss) from operations	28,727	(9,703)
Interest expense	(2,467)	(65)
Other income (expense), net	188	676
Income (loss) before income taxes	26,448	(9,092)
Income tax provision	—	—
Net income (loss)	$26,448	$(9,092)
The accompanying notes are an integral part of these unaudited condensed combined financial statements.

UDENYCA BUSINESS
(CARVE-OUT FROM COHERUS BIOSCIENCES, INC.)
Unaudited Condensed Combined Statements of Changes in Net Parent Investment
(in thousands)
Total Net Parent Investment
Balance at December 31, 2023	$125,152
Net income	26,448
Stock-based compensation expense	11,779
Transfers to parent, net	(82,486)
Balance at September 30, 2024	$80,893
Total Net Parent Investment
Balance at December 31, 2022	$123,403
Net loss	(9,092)
Stock-based compensation expense	11,479
Transfers to parent, net	(11,606)
Balance at September 30, 2023	$114,184
The accompanying notes are an integral part of these unaudited condensed combined financial statements.

UDENYCA BUSINESS
(CARVE-OUT FROM COHERUS BIOSCIENCES, INC.)
Unaudited Condensed Combined Statements of Cash Flows
(in thousands)
	Nine Months Ended September 30,
	2024	2023
Operating activities
Net income (loss)	$26,448	$(9,092)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	315	1,132
Stock-based compensation expense	11,603	11,670
Inventory write-downs, net	2,481	2,042
Other non-cash adjustments, net	674	(103)
Changes in operating assets and liabilities:
Trade receivables, net	(43,561)	5,059
Inventory	(25,027)	(4,872)
Prepaid manufacturing	592	(1,011)
Other prepaid, current and non-current assets	(2,726)	4,309
Accounts payable	3,544	(53)
Accrued rebates, fees and reserves	78,429	4,306
Accrued compensation	298	(57)
Accrued and other current and non-current liabilities	5,865	(1,538)
Net cash provided by operating activities	58,935	11,792
Investing activities
Other investing activities, net	214	676
Net cash provided by investing activities	214	676
Financing activities
Proceeds from Revenue Purchase and Sale Agreement, net of issuance costs	23,943	—
Transfers to parent, net	(82,786)	(11,686)
Other financing activities	(306)	(782)
Net cash used in financing activities	(59,149)	(12,468)
Net increase in cash	—	—
Cash at beginning of period	—	—
Cash at end of period	$—	$—
The accompanying notes are an integral part of these unaudited condensed combined financial statements.

UDENYCA BUSINESS
(CARVE-OUT FROM COHERUS BIOSCIENCES, INC.)
UNAUDITED NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
1.
Description of the Transaction

On December 2, 2024, Coherus entered into an Asset Purchase Agreement (the “Purchase Agreement”) by and between Coherus and Intas Pharmaceuticals Ltd., a limited company incorporated in India (“Intas”). Pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, Coherus has agreed to divest the UDENYCA Business to Intas for $483.4 million in cash, inclusive of $118.4 million of UDENYCA product inventory (the “Inventory Target”), subject to downward adjustment by the amount of inventory actually delivered at the Closing less than the Inventory Target (such divestment, the “Transaction”). In addition, Coherus is also eligible to receive two additional payments of $37.5 million each. The first such payment is payable by Intas to Coherus if net sales of UDENYCA® for four consecutive fiscal quarters within the first five full fiscal quarters following the consummation of the Transaction are equal to or greater than $300 million, and the second such payment is payable by Intas to Coherus if net sales of UDENYCA® for four consecutive fiscal quarters within the first seven full fiscal quarters following the consummation of the Transaction are equal to or greater than $350 million.
The unaudited condensed combined financial statements have been prepared for the inclusion in the proxy statement to be filed by Coherus with the Securities and Exchange Commission (“SEC”) on Schedule 14A in connection with the special meeting of stockholders to be scheduled to obtain stockholder approval for the Transaction and related transactions contemplated by the Purchase Agreement.
2.
Description of the Business, Basis of Presentation and Summary of Significant Accounting Policies

Description of the UDENYCA Business
The UDENYCA Business sells UDENYCA (pegfilgrastim-cbqv), a biosimilar to Neulasta, a long-acting granulocyte-colony stimulating factor, in the United States. UDENYCA was launched commercially in a pre-filled syringe presentation in January 2019. The FDA approved the prior approval supplement (“PAS”) for an autoinjector (“AI”) presentation of UDENYCA on March 3, 2023, and on May 22, 2023, Coherus announced the availability of UDENYCA AI for commercial sale. On December 26, 2023, Coherus announced that the FDA approved the PAS for its third pegfilgrastim presentation, the UDENYCA® on-body injector (“UDENYCA ONBODY”). UDENYCA ONBODY became commercially available in the first quarter of 2024.
Basis of Presentation
The UDENYCA Business has historically operated as a part of Coherus and not as a standalone company. Financial statements representing the historical operations of the UDENYCA Business have been derived from Coherus’ historical accounting records and are presented on a combined basis. All revenues and costs as well as assets and liabilities directly associated with the business activity of the UDENYCA Business are included in the financial statements. The financial statements of the UDENYCA Business also include allocation of certain research and development, and general and administrative expenses from Coherus. However, amounts recognized by the UDENYCA Business are not necessarily representative of the amounts that would have been reflected in the financial statements had the UDENYCA Business operated independently of Coherus, nor are they necessarily indicative of the UDENYCA Business’ future results of operations, financial position, or cash flows.
The accompanying unaudited condensed combined financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) for interim financial information and in accordance with the rules and regulations of the SEC. Accordingly, they do not include all of the information and notes required by U.S. GAAP for complete financial statements. These unaudited condensed combined financial statements reflect all adjustments, including normal recurring accruals that the UDENYCA Business believes are necessary to fairly state the financial position and the results of the UDENYCA Business’s operations and cash flows for interim periods in accordance with U.S. GAAP. Interim-period results are not necessarily indicative of results of operations or cash flows for a full year or any subsequent interim period.

Net parent investment is shown in lieu of stockholders’ equity in the unaudited condensed combined financial statements. Net parent investment represents the cumulative investment by Coherus in the UDENYCA Business through the dates presented, inclusive of operating results. All transactions between the UDENYCA Business and Coherus are considered to be effectively settled in the unaudited condensed combined financial statements at the time the transaction is recorded. The effects of the settlement of these transactions between the UDENYCA Business and Coherus are reflected in the unaudited condensed combined statements of cash flows as “Transfers to parent, net” within financing activities and in the unaudited condensed combined balance sheets and unaudited condensed combined statements of changes in net parent investment as “net parent investment.”
Historically, the UDENYCA Business was dependent upon Coherus for all of its working capital and financing requirements, as Coherus uses a centralized approach to cash management and financing its operations. There were no cash amounts specifically attributable to the UDENYCA Business for the historical periods presented; therefore, cash and cash equivalents have not been included in the unaudited condensed combined financial statements. Financing transactions related to Coherus are accounted for as a component of net parent investment in the unaudited condensed combined balance sheets and as a financing activity on the accompanying unaudited condensed combined statements of cash flows. Primarily, all revenue is generated within the United States where all long-lived assets are also maintained.
The UDENYCA Business unaudited condensed combined financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.
The financial statements of the UDENYCA Business include the assets, liabilities, and expenses of Coherus that management has determined are specifically identifiable to the UDENYCA Business, such as leases and fixed assets specifically identifiable to the UDENYCA Business. The unaudited condensed combined statements of operations and comprehensive income (loss) of the UDENYCA Business also include an allocation of costs that are not directly attributable to the operations of the UDENYCA Business, including the costs of general and administrative support functions that are provided by Coherus, such as senior management, sales and marketing, finance, human resources, legal, information technology and other administrative personnel, outside marketing, advertising and legal expenses and other general and administrative costs. In addition, the UDENYCA Business’ unaudited condensed combined financial statements include an allocation of certain research and development costs not directly attributable to individual programs. These costs have been allocated to the UDENYCA Business for the purposes of preparing the unaudited condensed combined financial statements based on cost allocation methods that used proportions of directly attributable costs supporting the UDENYCA Business and other organizational activities, as applicable, which are considered to be reasonable reflections of the utilization of services provided or benefit received by the UDENYCA Business during the periods presented. These allocations may not necessarily be indicative of the costs that would have been incurred if the UDENYCA Business had operated on a separate, standalone basis for the periods presented and, therefore, may not reflect the UDENYCA Business’ results of operations, financial position, and cash flows had the UDENYCA Business operated as a standalone entity during the periods presented.
The accompanying unaudited condensed combined financial statements should be read in conjunction with the UDENYCA Business’ annual unaudited combined financial statements as of and for the years ended December 31, 2023 and 2022.
Use of Estimates
The preparation of unaudited condensed combined financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, including amounts where allocations have been made from Coherus, and related disclosures. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities when these values are not readily apparent from other sources. Estimates are assessed each period and updated to reflect current information, such as, the estimated effects and uncertainty surrounding the temporary supply interruption relating to the UDENYCA

Business’ third-party labeling and packaging contract manufacturing organization (“CMO”). Accounting estimates and judgments are inherently uncertain and therefore actual results could differ from these estimates.
Trade Receivables
Trade receivables are recorded net of allowances for chargebacks, cash discounts for prompt payment and credit losses. The UDENYCA Business estimates an allowance for expected credit losses by considering factors such as historical experience, credit quality, the age of the accounts receivable balances, and current economic conditions that may affect a customer’s ability to pay. The corresponding expense for the credit loss allowance is reflected in selling, general and administrative expenses and was not material during the periods presented. The UDENYCA Business believes that its allowance for expected credit losses was adequate and immaterial as of September 30, 2024 and December 31, 2023.
Revenue Purchase and Sale Agreement
The Revenue Purchase and Sale Agreement (see Note 7. Financial Liabilities) contains an embedded derivative that meets the criteria to be bifurcated and accounted for separately from the Revenue Purchase and Sale Agreement (the “Royalty Fee Derivative Liability”). The Royalty Fee Derivative Liability was recorded at fair value upon entering into the Revenue Purchase and Sale Agreement and is subsequently remeasured to fair value at each reporting period with the corresponding change in fair value recognized in other income (expense), net in the unaudited condensed combined statements of operations. The Revenue Purchase and Sale Agreement was initially valued and is remeasured using Monte Carlo simulation models to perform the “with-and-without” method, which involves valuing the UDENYCA portion of the Revenue Purchase and Sale Agreement with the embedded derivative and then valuing it without the embedded derivative. The difference between values is determined to be the estimated fair value of the UDENYCA portion of the Royalty Fee Derivative (“UDENYCA Royalty Fee Derivative”). Refer to Note 4. Fair Value Measurements for details regarding the fair value.
The UDENYCA portion of the Revenue Purchase and Sale Agreement is accounted for as a liability net of a discount comprising issuance costs and the fair value of the embedded derivative requiring bifurcation. The UDENYCA Business imputes interest expense associated with this liability using the effective interest rate method. The effective interest rate is calculated based on the rate that would enable the liability to be repaid in full over the anticipated life of the arrangement. Interest expense is recognized over the estimated term on the unaudited condensed combined statement of operations. The interest rate on this revenue participation liability may vary during the term of the agreement depending on a number of factors, including the level of actual and forecasted net sales. The UDENYCA Business evaluates the interest rate quarterly based on actual and forecasted net sales utilizing the prospective method. A significant increase or decrease in actual or forecasted net sales could materially impact the revenue participation liability, interest expense, and the time period for repayment.
Stock-Based Compensation
The UDENYCA Business’s compensation programs include stock-based awards granted by Coherus. For awards other than condition-based performance stock options, the fair values are recognized as compensation expense on a straight-line basis over the vesting period. For condition-based performance stock options, expense is recognized only when performance conditions are considered probable of being achieved and is recognized over the period from the grant date through the time the milestone is expected to be achieved. The related costs are recorded in cost of goods sold, research and development, and selling, general and administrative expense, as appropriate. The UDENYCA Business accounts for forfeitures as they occur.
Recent Accounting Pronouncements
The following are recent accounting pronouncements that the UDENYCA Business has not yet adopted:
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which provides qualitative and quantitative updates to the rate reconciliation and income taxes paid disclosures, among others, in order to enhance the transparency of income tax disclosures, including consistent categories and greater disaggregation of information in the rate reconciliation and disaggregation by jurisdiction of income taxes paid. The new standard is effective for the UDENYCA Business for annual periods beginning after December 15, 2024, with early adoption permitted. The amendments in this ASU should be applied prospectively; however, retrospective application is also permitted. The UDENYCA Business is currently evaluating the impact this ASU may have on its financial statement disclosures.
The UDENYCA Business has reviewed other recent accounting pronouncements and concluded they are either not applicable to the business or that no material effect is expected on the unaudited condensed combined financial statements as a result of future adoption.
3.
Revenue

Gross product revenues by significant customer as a percentage of total gross product revenues were as follows:
	Nine Months Ended September 30,
	2024	2023
McKesson Corporation	42%	41%
Cencora (previously known as AmeriSource-Bergen Corporation)	38%	39%
Cardinal Health, Inc.	19%	19%
Product Sales Discounts and Allowances
Chargebacks and discounts for prompt payment are recorded as a reduction in trade receivables, and the remaining reserve balances are classified as current liabilities in the accompanying unaudited condensed combined balance sheets. The activities and ending reserve balances for each significant category of discounts and allowances that constitute variable consideration were as follows:
	Nine Months Ended September 30, 2024
(in thousands)	Chargebacks and Discounts for Prompt Payment	Rebates	Other Fees, Co-pay Assistance and Returns	Total
Balances at December 31, 2023	$68,693	$44,952	$28,614	$142,259
Provision related to sales made in:
Current period	713,231	126,926	103,724	943,881
Prior period – increase (decrease)	(876)	4,988	(1,069)	3,043
Payments and customer credits issued	(728,423)	(65,001)	(91,139)	(884,563)
Balances at September 30, 2024	$52,625	$111,865	$40,130	$204,620
	Nine Months Ended September 30, 2023
(in thousands)	Chargebacks and Discounts for Prompt Payment	Rebates	Other Fees, Co-pay Assistance and Returns	Total
Balances at December 31, 2022	$42,471	$34,675	$17,724	$94,870
Provision related to sales made in:
Current period	377,653	33,066	49,907	460,626
Prior period – increase (decrease)	(1,376)	1,422	4,605	4,651
Payments and customer credits issued	(371,140)	(37,515)	(47,173)	(455,828)
Balances at September 30, 2023	$47,608	$31,648	$25,063	$104,319

4.
Fair Value Measurements

The fair values of financial instruments are classified into one of the following categories based upon the lowest level of input that is significant to the fair value measurement:
•
Level 1 — Quoted prices in active markets for identical assets or liabilities.

•
Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

On May 8, 2024, the UDENYCA Business recorded a UDENYCA Royalty Fee Derivative Liability in connection with the UDENYCA portion of the Revenue Purchase and Sale Agreement (see Note 7. Financial Liabilities). To estimate the fair value, the UDENYCA Business uses Monte Carlo simulation models that require the use of Level 3 unobservable inputs, primarily the amount and timing of our expected future revenue, the estimated volatility of these revenues, the discount rate corresponding to the risk of revenue, and the probability of certain events. At September 30, 2024, the estimated fair value of the UDENYCA Royalty Fee Derivative Liability was $8.0 million. The UDENYCA Royalty Fee Derivative Liability is recorded in accrued and other current liabilities on the unaudited condensed combined balance sheets.
5.
Inventory

Inventory consisted of the following:
(in thousands)	September 30, 2024	December 31, 2023
Raw materials	$13,735	$8,296
Work in process	102,526	73,934
Finished goods	620	11,929
Total	$116,881	$94,159
Inventory is stated at the lower of cost or estimated net realizable value with cost determined under the first-in first-out method. The determination of excess or obsolete inventory requires judgment including consideration of many factors, such as estimates of future product demand, current and future market conditions, product expiration information, and potential product obsolescence, among others.
Inventory expected to be sold more than twelve months from the balance sheet date is classified as inventory, non-current on the unaudited condensed combined balance sheets. As of September 30, 2024 and December 31, 2023, the non-current portion of inventory consisted primarily of raw materials and work in process. The following table presents the inventory balance sheet classifications:
(in thousands)	September 30, 2024	December 31, 2023
Inventory	$45,506	$40,073
Inventory, non-current	71,375	54,086
Total	$116,881	$94,159
Prepaid manufacturing of $5.0 million and $5.6 million as of September 30, 2024 and December 31, 2023, respectively included prepayments to CMOs for manufacturing services of the UDENYCA Business’ products, which were expected to be converted into inventory within twelve months.
6.
Balance Sheet Components

Property and Equipment, Net
Property and equipment, net consisted primarily of finance lease right of use assets and was immaterial as of September 30, 2024 and December 31, 2023.

Accrued and Other Current Liabilities
Accrued and other current liabilities consisted of the following:
(in thousands)	September 30, 2024	December 31, 2023
Accrued commercial and research and development manufacturing	$11,183	$5,280
UDENYCA Royalty Fee Derivative Liability (Note 7)	7,962	—
Revenue participation liability, current (Note 7)	2,180	—
Accrued other	1,042	3,173
Lease liabilities, current	—	646
Total Accrued and other current liabilities	$22,367	$9,099
Other Liabilities, Non-current
Other liabilities, non-current consisted of the following:
(in thousands)	September 30, 2024	December 31, 2023
Revenue participation liability, non-current (Note 7)	$16,120	$—
Lease liabilities, non-current	—	315
Total Other liabilities, non-current	$16,120	$315

7.
Financial Liabilities

Revenue Purchase and Sale Agreement
On May 8, 2024, the Coherus entered into a revenue participation right purchase and sale agreement (the “Revenue Purchase and Sale Agreement”) with Coduet Royalty Holdings, LLC, as administrative agent and each buyer named in an annex thereto (collectively, the “Purchaser Group”). Under the terms of the Revenue Purchase and Sale Agreement, the Purchaser Group paid to Coherus $24.0 million, subject to certain conditions at closing (the “UDENYCA Purchase Price”). In exchange, Coherus sold to the Purchaser Group a right to receive 5.0% of U.S. net sales of UDENYCA with respect to a specified threshold applicable to UDENYCA net sales during an applicable year and 0.5% of U.S. net sales of UDENYCA that exceeded the specified threshold during that year (the “Revenue Payment”) for each calendar quarter commencing May 8, 2024. The Purchaser Group’s right to receive the Revenue Payment terminates and Coherus no longer has the obligation to pay Revenue Payments once the Purchaser Group receives the amount equal to 2.25 times the UDENYCA Purchase Price. Coherus may also buy-out the Purchaser Group’s rights to receive the Revenue Payments by triggering certain conditions and paying the Purchaser Group the unpaid portion of the 2.25 multiple on the UDENYCA Purchase Price.
The Revenue Purchase and Sale Agreement contains various representations and warranties, including with respect to organization, authorization, and certain other matters, certain covenants with respect to payment, reporting, intellectual property, in-licenses, out-licenses, and certain other actions, indemnification obligations and other provisions customary for transactions of this nature.
The Revenue Purchase and Sale Agreement contains an embedded derivative that meets the criteria to be bifurcated and accounted for as a freestanding derivative instrument subject to derivative accounting. The allocation of the UDENYCA Purchase Price to the embedded derivative resulted in an $8.0 million discount on the UDENYCA revenue participation liability. Additionally, there was $0.9 million of UDENYCA related issuance costs. The UDENYCA Business is amortizing the discount and issuance costs to interest expense over the estimated term of the Revenue Purchase and Sale Agreement using the effective interest method. For the nine months ended September 30, 2024, interest expense, was $2.5 million, inclusive of the amortization of discount and issuance costs. For details on the UDENYCA Royalty Fee Derivative Liability, see Note 4. Fair Value Measurements.

A summary of the UDENYCA Business revenue participation liability is as follows:
(in thousands)	September 30, 2024
Revenue participation liability	$24,556
Less unamortized discount and issuance costs	(6,256)
Total	$18,300
Classification on the unaudited condensed combined balance sheets is as follows:
(in thousands)	Balance Sheet Classification	September 30, 2024
Revenue participation liability, current	Accrued and other current liabilities	$2,180
Revenue participation liability, non-current	Other liabilities, non-current	16,120
Total		$18,300

8.
Commitments and Contingencies

Purchase Commitments
The UDENYCA Business entered into agreements with certain vendors to secure raw materials and certain CMOs to manufacture its supply of products. As of September 30, 2024, the UDENYCA Business’s non-cancelable purchase commitments under the terms of its agreements are as follows:
Year ending December 31, (in thousands)
2024	$5,996
2025	47,617
2026	1,394
2027	450
Total obligations	$55,457
The UDENYCA Business enters into contracts in the normal course of business with contract research organizations for clinical trials and CMOs for the manufacture of clinical trial materials. The contracts are generally cancellable, with varying provisions regarding termination. If a contract with a specific vendor were to be terminated, the UDENYCA Business would generally only be obligated for products or services that the UDENYCA Business had received as of the effective date of the termination and any applicable cancellation fees.
Guarantees and Indemnifications
In the normal course of business, the Coherus enters into contracts and agreements on behalf of the UDENYCA Business that contain a variety of representations and warranties and provide for general indemnifications. Coherus’ exposure under these agreements is unknown because it involves claims that may be made against Coherus in the future but have not yet been made. To date, Coherus has not paid any claims or been required to defend any action related to its indemnification obligations. The UDENYCA Business assesses the likelihood of any adverse judgments or related claims, as well as ranges of probable losses. In the cases where the UDENYCA Business believes that a reasonably possible or probable loss exists, it will disclose the facts and circumstances of the claims, including an estimate range, if possible.
Legal Proceedings and Other Claims
Coherus is a party to various legal proceedings and claims that arise in the ordinary, routine course of business and that have not been fully resolved. The outcome of such legal proceedings and claims is inherently uncertain. Accruals are recognized for such legal proceedings and claims to the extent that a loss is both probable and reasonably estimable. The best estimate of a loss within a range is accrued; however, if no estimate in the range is better than any other, then the minimum amount in the range is accrued. If it is determined that a material loss is reasonably possible and the loss or range of loss can be estimated, the possible loss is disclosed. Sometimes it is not possible to determine the outcome of these matters or, unless otherwise noted, the outcome (including in excess of any accrual) is not expected to be material, and the maximum potential exposure or the range of possible loss cannot be reasonably estimated. As of September 30, 2024 and December 31, 2023, accrued rebates, fees and reserves in the unaudited condensed combined balance sheets included $6.4 million related to such matters.
In late April of 2022, Coherus received a demand letter from Zinc Health Services, LLC (“Zinc”) asserting that Zinc was entitled to approximately $14.0 million from Coherus for claims related to certain sales of UDENYCA from October 2020 through December 2021. No legal proceeding has been filed in connection with the claims in the letter and based on currently available information the final resolution of the matter is uncertain. Coherus intends to defend any legal proceeding that may be filed. The UDENYCA Business has an accrual established as of September 30, 2024 that represented its estimated liability to resolve the matter. Loss contingencies are inherently unpredictable, the assessment is highly subjective and requires judgments about future events and unfavorable developments or resolutions can occur. The UDENYCA Business regularly reviews litigation matters to determine whether its accrual is adequate. The amount of ultimate loss may differ materially from the amount accrued to date.
Other than the matter in connection with the demand letter described in this Note 8. Commitments and Contingencies, there are no pending legal proceedings, other than ordinary routine litigation incidental to the business, to which the UDENYCA Business is a party, or that the UDENYCA Business’ property is subject.
9.
Stock-Based Compensation

The following table summarizes the classification of direct and allocated stock-based compensation expense in the UDENYCA Business’s unaudited condensed combined statements of operations:
	Nine Months Ended September 30,
(in thousands)	2024	2023
Cost of goods sold(1)	$765	$478
Research and development	1,814	2,290
Selling, general and administrative	9,024	8,902
Stock-based compensation expense	$11,603	$11,670
Stock-based compensation expense capitalized into inventory	$941	$287

(1)
Stock-based compensation capitalized into inventory is recognized as cost of goods sold when the related product is sold.

10.
Subsequent Events

The UDENYCA Business has evaluated subsequent events occurring after September 30, 2024 for recognition in these unaudited condensed combined financial statements through the date of November 6, 2024, when Coherus’ quarterly report on Form 10-Q was filed with the SEC. Additionally, the UDENYCA Business has evaluated subsequent events occurring after November 6, 2024 through January 14, 2025, the date these unaudited condensed combined financial statements were available for issuance, for the purposes of unrecognized subsequent events.

Annex A
ASSET PURCHASE AGREEMENT
BY AND BETWEEN
COHERUS BIOSCIENCES, INC.,
AND
INTAS PHARMACEUTICALS LTD.
DATED AS OF December 2, 2024
A-1

A-i

A-ii

A-iii

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 2, 2024 by and among Coherus BioSciences, Inc., a Delaware corporation (“Seller”), and Intas Pharmaceuticals Ltd., a limited company incorporated in India (“Buyer”). Each of Seller and Buyer are referred to herein as a “Party” and together as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Article I.
RECITALS
WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell, transfer and assign to Buyer, the Purchased Assets other than the Purchased Assets set forth on Schedule XII (the “Physical Purchased Assets”), and to one or more of its designated Affiliates set forth on Schedule X (the “Designated Affiliates”), the Physical Purchased Assets, and in connection therewith Buyer will assume the Assumed Liabilities, all upon the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1   Definitions.   A defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined. As used in this Agreement, the following terms have the meanings specified below:
“Acceptable Confidentiality Agreement” has the meaning given to such term in Section 7.3(b).
“Acquisition Proposal” means any inquiry, offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group, relating to (a) a single transaction or series of related transactions, which is or are structured to permit such Person or group to acquire, directly or indirectly, beneficial ownership of fifty percent (50%) or more of the Purchased Assets, in each case, other than the transactions contemplated by this Agreement, (b) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Seller, (c) any acquisition, in a single transaction or series of related transactions, of beneficial ownership of fifty percent (50%) or more of the total voting power or of any class of equity securities of Seller, or fifty percent (50%) or more of the consolidated total assets of Seller, in each case other than the transactions contemplated by this Agreement or (d) any tender offer or exchange offer in which any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) offers to acquire beneficial ownership, or the right to acquire beneficial ownership, of fifty percent (50%) or more of the outstanding equity securities of Seller.
“Adjustment Amount” an amount equal to (a) Zero Dollars ($0) if the Closing Inventory exceeds the Inventory Target, or (b) the amount by which the Closing Inventory falls short of the Inventory Target.
“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, “control” (and any similar term) means the power of one or more Persons to direct, or cause the direction of, the affairs of another Person by reason of ownership of voting stock or by Contract or otherwise.
“Aggregate Consideration” has the meaning given to such term in Section 3.1.
“Agreement” has the meaning given to such term in the Preamble hereto.
“Allocation” has the meaning given to such term in Section 2.7.
“Alternative Acquisition Agreement” has the meaning given to such term in Section 7.3(c)(i)B.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).
“Antitrust Information or Document Request” means any request or demand for documents or the production of documents, or any request or demand for the production of witnesses for interviews or depositions, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.
“Apportioned Obligations” has the meaning given to such term in Section 7.11(b).
“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be executed and delivered by Seller and Buyer at the Closing, substantially in the form of Exhibit A.
“Assumed Contracts” has the meaning given to such term in Section 2.5.
“Assumed Liabilities” has the meaning given to such term in Section 2.3.
“Base Amount” means Four Hundred Eighty-Three Million Four Hundred Thousand U.S. Dollars ($483,400,000).
“Benefit Plan” means each material employee benefit plan (within the meaning of Section 3(3) of ERISA) and any other material written or oral plan, policy, program, agreement or arrangement involving direct or indirect compensation, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, equity or equity-based compensation or other forms of incentive compensation, post-retirement compensation, fringe benefits, or other benefits, in each case, that is sponsored or maintained by Seller or any of its Subsidiaries for the benefit of any Employee or in which any Employee participates, excluding any such plan required by applicable Law or sponsored, in whole or in part, by any Governmental Authority.
“Bills of Sale” means the Bills of Sale to be executed and delivered by Seller to Buyer at the Closing, substantially in the form of Exhibit B.
“BLA” means in the United States, a Biologics License Application, as defined in the United States Public Health Service Act (42 U.S.C. § 262), and applicable regulations promulgated thereunder by the FDA, or an equivalent application in any applicable foreign jurisdiction.
“Business” means that portion of Seller’s business of Exploiting of the Product.
“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in San Francisco, California or Raleigh, North Carolina.
“Business Relation” means any customer, supplier, lessee, lessor, licensee, licensor or other business relation.
“Buyer” has the meaning given to such term in the Preamble hereto.
“Buyer Fundamental Representations” means the representations and warranties contain in Section 6.1, Section 6.2 and Section 6.5.
“Buyer Indemnified Parties” has the meaning given to such term in Section 10.2(a).
“Buyer Plans” has the meaning given to such term in Section 7.16(d).
“Cell Banks” means, collectively, all master cell banks, working cell banks and other cell banks related to the Product or its Manufacture.
“CFIUS” means the Committee on Foreign Investment in the United States or any member agency thereof acting in its capacity as a member agency.

“CFIUS Clearance” means: (a) the Parties have received written notice from CFIUS that (i) CFIUS has determined that the transactions contemplated by this Agreement are not a “covered transaction,” as defined in the DPA, (ii) CFIUS has completed an assessment or a review and investigation, if applicable, with respect to the transactions contemplated by this Agreement and CFIUS has concluded all action under the DPA, or (iii) pursuant to 31 C.F.R. § 800.407(a)(2), CFIUS has determined that it is not able to conclude action under the DPA with respect to the transactions contemplated by this Agreement based on the CFIUS Declaration but has not requested the submission of a CFIUS Notice, and CFIUS has not initiated a unilateral CFIUS review of the transactions contemplated by this Agreement; or (b) CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision with respect to the transactions contemplated by this Agreement and either (i) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (ii) the period under the DPA during which the President may announce a decision to take action to suspend or prohibit the transactions contemplated by this Agreement has expired without any such action being announced or taken.
“CFIUS Declaration” means a declaration prepared jointly by the Parties with respect to the transactions contemplated by this Agreement and submitted to CFIUS pursuant to 31 C.F.R. Part 800 Subpart D.
“CFIUS Denial” means that CFIUS has notified the Parties or one of their respective Affiliates that CFIUS (a) intends to recommend to the President that the transactions contemplated by this Agreement be prohibited and (b) has been unable to identify conditions that mitigate the risks to the national security of the United States that arise as a result of the transactions contemplated by this Agreement.
“CFIUS Notice” means a joint voluntary notice prepared by the Parties with respect to the transactions contemplated by this Agreement and submitted to CFIUS pursuant to 31 C.F.R. Part 800 Subpart E.
“Change of Recommendation” has the meaning given to such term in Section 7.3(c)(ii).
“Closing” has the meaning given to such term in Section 4.1.
“Closing Adjustment Certificate” means a certificate signed by an officer of Buyer prepared by Buyer in accordance with Section 3.2(b) setting forth the Inventory Count and Buyer’s determination of the Adjustment Amount, together with reasonable supporting calculations and documentation.
“Closing Cash Consideration” has the meaning given to such term in Section 3.1.
“Closing Date” has the meaning given to such term in Section 4.1.
“Closing Inventory” means the aggregate Inventory with expiration dating no earlier than January 31, 2027, in each case calculated as of immediately prior to the Closing in a manner consistent with Seller’s historical accounting policies and procedures for inventory, as described in the Seller Financial Statements, and based on the books and records of Seller and according to GAAP, as described on Schedule VI.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercially Reasonable Efforts” means, with respect to the to the achievement of the Net Sales Milestones, attempting to achieve such Net Sales Milestones in a reasonable, diligent, and good faith manner using efforts and resources comparable to the efforts and resources that Buyer typically uses to achieve the equivalent net sales milestones for a product of similar commercial potential and at a similar stage in its lifecycle as the Product, taking into account issues of safety and efficacy, product profile, the proprietary position, profitability as compared to other uses of resources, and the then current competitive and economic environment, but not taking into account the obligation to make Earnout Payments.
“Competing Business” means any business involved in the development, Manufacture, production, distribution, sale or Exploitation of a therapeutic product that includes pegfilgrastim in any indication or formulation, regardless of delivery.
“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any other country or jurisdiction, including the HSR Act, the

Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended and other similar competition or antitrust laws of any jurisdiction other than the United States.
“Confidentiality Agreement” means the Confidentiality Agreement by and between Accord Healthcare, Inc. and Seller, dated May 16, 2024.
“Consents” means consents, approvals, exemptions, waivers, authorizations, filings, registrations and notifications.
“Contract” means any lease, sublease, contract, subcontract, deed, mortgage, license, sublicense, or other legally enforceable agreement, commitment, arrangement or instrument, written or oral, together with any modifications, supplements, waivers and consents thereto.
“Contracting Parties” has the meaning set forth in Section 12.6.
“Damages” means all losses, claims, damages, payments, Taxes, costs and expenses (including costs and expenses of Proceedings), amounts paid in connection with any assessments, judgments or settlements relating thereto, and out-of-pocket expenses and reasonable attorneys’ fees and expenses reasonably incurred in defending against any such Proceedings.
“Data Protection Laws” means any applicable Laws relating to the Processing of Personal Information, data privacy, data security, data breach notification, and the cross-border transfer of Personal Information.
“Data Protection Requirements” means all applicable (a) Data Protection Laws; (b) Privacy Policies; and (c) the terms of any Contracts to which Seller is bound relating to the Processing of Personal Information.
“Deductible” has the meaning given to such term in Section 10.3(c).
“Designated Affiliates” has the meaning given to such term in the Recitals hereto.
“DGCL” has the meaning given to such term in Section 7.4(b).
“Direct Claims” has the meaning given to such term in Section 10.4.
“Documentary Materials” means all books, records, information, files, data and plans (whether written, electronic or in any other medium), and similar items of Seller exclusively related to the Purchased Assets.
“DPA” means Section 721 of Title VII of the Defense Production Act of 1950, as amended, and the rules and regulations of CFIUS promulgated thereunder.
“Earnout Dispute Notice” has the meaning given to such term in Section 3.3(a)(iv).
“Earnout Payment” means the First Earnout Payment and the Second Earnout Payment, as applicable.
“Earnout Period” means Earnout Period 1 or Earnout Period 2, as applicable.
“Earnout Period 1” means the period beginning on the first day of the first full fiscal quarter following the Closing Date and ending on the last day of the fifth full fiscal quarter following the Closing Date.
“Earnout Period 2” means the period beginning on the first day of the first full fiscal quarter following the Closing Date and ending on the last day of the seventh full fiscal quarter following the Closing Date.
“Earnout Settlement Date” has the meaning given to such term in Section 3.3(a)(iv).
“Earnout Statement” has the meaning given to such term in Section 3.3(a)(ii).
“Employee” means each current employee as of the Closing Date (including individuals who are full-time, part-time, temporary, on vacation or on a paid or unpaid leave of absence) who worked primarily for the Business as of immediately prior to the date hereof and whose name, exempt or non-exempt status, immigration status, compensation, bonus information, date of hire, paid time off information, state of residence, and work location is set forth on Schedule VII.
“Employee Leave” means, with respect to Employees, an approved leave of absence due to vacation, family leave, short-term disability or other approved leave of absence.

“Employee Transfer Date” means for any Employee who is not on Employee Leave at the time of the Closing, the Closing Date and for any Employee who is on Employee Leave at the time of the Closing, the date the Employee returns to work from Employee Leave.
“Encumbrances” means, with respect to any property or asset, any charge, lien (statutory or otherwise), mortgage, lease, hypothecation, encumbrance, pledge, security interest, license, claim, levy, option, right of use, first offer or first refusal or other right to purchase, easement, servitude, restrictive covenant, encroachment or similar restriction, whether of record or not, or any contract to give any of the foregoing, in respect of such property or asset.
“End Date” has the meaning given to such term in Section 7.3(b).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.
“ERISA Affiliate” means, with respect to any entity, (a) a member of any “controlled group” (within the meaning of Section 414(b) of the Code) of which that entity is also a member, (b) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with that entity, or (c) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which that entity is also a member.
“Errant Assets” has the meaning given to such term in Section 7.8(d).
“Estimated Adjustment Amount” means the estimated Adjustment Amount set forth on the Estimated Adjustment Certificate.
“Estimated Adjustment Certificate” means a certificate signed by an officer of Seller and reasonably acceptable to Buyer setting forth Seller’s good faith estimate of the Adjustment Amount, together with reasonable supporting calculations and documentation.
“Excess Payment” has the meaning given to such term in Section 3.2(e)(i).
“Exchange Act” has the meaning given to such term in Section 5.6(a).
“Excluded Assets” has the meaning given to such term in Section 2.2.
“Excluded Liabilities” has the meaning given to such term in Section 2.4.
“Exploit” means (and, with correlative meanings, the terms “Exploited,” “Exploitation” and “Exploiting” mean) to have made, Manufacture, have Manufactured, import, export, use, have used, sell, offer for sale, have sold, research, develop, commercialize, register, hold or keep (whether for disposal or otherwise), transport, distribute, promote, market or otherwise dispose of.
“FDA” shall mean the United States Food and Drug Administration or any successor thereto.
“FDA Permits” has the meaning given to such term in Section 5.11(b).
“Final Adjustment Certificate” has the meaning given to such term in Section 3.2(d).
“Final Earnout Statement” has the meaning given to such term in Section 3.3(a)(v).
“Final Settlement Date” has the meaning given to such term in Section 3.2(c).
“First Earnout Payment” has the meaning given to such term in Section 3.3(c)(i).
“Form 10F” has the meaning given to such term in Section 3.4(b).
“Fraud” means, with respect to a Party, such Party’s intentional common law fraud, as interpreted under the laws and by the courts of the State of Delaware, with respect to the making of representations and warranties set forth in Article V or Article VI, as applicable. For the avoidance of doubt, “Fraud” shall not include any claim based upon any theory or doctrine of negligent or constructive misrepresentation or omission, or any form of fraud premised on recklessness or negligence.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“GCP” means all Laws governing the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials, including, as applicable: U.S. Code of Federal Regulations Title 21, Parts 50, 54, 56, 312 and 314, as amended; and the equivalent Laws in any relevant country, each as amended g that in each case govern, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.
“GLP” means (a) the good laboratory practice standards enforced by the FDA and codified in 21 C.F.R. Part 58; and (b) the equivalent Laws in any relevant country, each be amended.
“GMP” means all current good manufacturing practices requirements enforced by the FDA or any comparable Governmental Authority including, as applicable: (a) the FDA’s regulations codified at 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820; and (b) the equivalent applicable Laws in any relevant country, each as amended.
“Governing Documents” means (a) with respect to any corporation, its articles or certificate of incorporation and bylaws, (b) with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance, (c) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or governing or organizational documents of similar substance and (d) with respect to any other entity, governing or organizational documents of similar substance to any of the foregoing, in the case of each of clauses (a) through (d), as may be in effect from time to time.
“Governmental Authority” means any supranational, national, federal, municipal, state, local or foreign governmental, administrative, taxing or regulatory authority, department, agency, commission or body (including any court or similar tribunal), in each case, of competent jurisdiction.
“Governmental Order” means any binding order, writ, judgment, injunction, decree, stipulation, determination or award of any Governmental Authority.
“HCP” means healthcare professional.
“Health Care Laws” means all Laws governing: (a) the procurement, development, research, testing, Manufacturing, processing, reprocessing, production, packaging, sale, commercialization, pharmacovigilance, distribution, recall, importation, exportation, handling, quality, Labeling, advertising, and marketing of the Product, the conduct of pre-clinical and non-clinical studies and clinical trials, and interactions with and licensure and accreditation of healthcare providers, including the following, in each case as applicable: (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.); (ii) the Public Health Service Act (42 U.S.C. §§ 201 et seq.); and (iii) Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) and any other Law governing or pertaining to any state or federal government funded or sponsored health care program, including the collection and reporting requirements, and the processing of any applicable rebate, chargeback or adjustment, under applicable Laws relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs; (b) the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), any state Law concerning kickbacks, and any similar federal, state, and local Laws that govern the subject matter of the foregoing; (c) the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a and 1320a-7b); (d) the civil False Claims Act (31 U.S.C. §§ 3729 et seq.) and any similar state and local Laws that address the subject matter of the foregoing; (e) the criminal false statements law (42 U.S.C. § 1320a-7b(a)); (f) all civil and criminal laws relating to health care fraud and abuse, including, but not limited to, 18 U.S.C. §§ 286, 287, 1035, 1347, 1349; (g) all Laws governing the mandated reporting of incidents, occurrences, diseases and/or events; (h) all Laws governing the advertising or marketing of health care products and services; (i) all Laws relating to the hiring of employees or acquisition of services or supplies from Persons excluded from participation in state and federal governmental health programs, including, but not limited to the Exclusion Laws (42 U.S.C. § 1320a-7); (j) the federal Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), and any similar or equivalent state and local Laws; (k) state and price transparency reporting (SPTR) Laws, including, but not limited to those governing reporting (whether in advance of, simultaneous with, or after)

certain product introductions, product approvals, price increases, and ongoing or period price reporting obligations and ad hoc or other price related inquiries or demands from any Governmental Authority (such as, but not limited to state departments of health or insurance, state Attorneys General, and prescription drug affordability boards and similar entities and authorities) and any similar state and local Laws that address the subject matter of the foregoing; (l) all state and local Laws applicable to registration and/or reporting related to and/or of sales and marketing representatives, agents, and others who act on behalf of a manufacturer; (m) all state and local Laws governing the creation, certification, and implementation of pharmaceutical compliance programs and policies by manufacturers; (n) GCP, GMP, or GLP and similar or equivalent Laws of all applicable jurisdictions; and (o) any other comparable Laws in other jurisdictions in which the Seller presently conducts the Business or has conducted the Business, as well as any and all amendments thereto.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“HSR Termination Date” has the meaning given to such term in Section 11.1(b).
“Independent Accounting Firm” means PricewaterhouseCoopers LLP; provided, that in the event that the designated Independent Accounting Firm refuses to accept the appointment provided for hereunder, Seller and Buyer shall jointly appoint a mutually acceptable replacement independent, nationally recognized accounting firm to serve in the capacity of the Independent Accounting Firm.
“Indian Tax Law” has the meaning given to such term in Section 3.4(b).
“Intellectual Property” shall mean all rights, title and interest (whether statutory, common law or otherwise) in or relating to any intellectual property, in any jurisdiction throughout the world, including all: (a) patents and patent applications, and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions provisionals, renewals, extensions, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like, and any foreign equivalents of any of the foregoing (including certificates of invention and any applications therefor) and all rights to claim priority from any of the foregoing; (b) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, brand names and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, and all applications, registrations, renewals and extensions of any of the foregoing; (c) copyrights and copyrightable subject matter, whether or not registered or published, and all applications, registrations, reversions, extensions and renewals of any of the foregoing, and all moral rights, however denominated; (d) trade secrets, and all other confidential or proprietary information, ideas, technology, software, compositions, discoveries, improvements, know-how, inventions, designs, processes, techniques, formulae, models, and methodologies, in each case, whether or not patentable or copyrightable; (e) Internet domain names and social media accounts and addresses, social media handles, keywords and all registrations for any of the foregoing; (f) other proprietary or moral rights, rights of integrity or attribution, and rights of publicity; (g) all copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium) and all goodwill associated therewith; and (h) remedies against infringement or misappropriation thereof and rights to the protection or enforcement of any interest therein.
“Interim Period” has the meaning given to such term in Section 7.1(a).
“Intervening Event” has the meaning given to such term in Section 7.3(c)(iii)A.
“Inventory” means, as of the Closing, (a) all inventory of finished Product owned by Seller, whether or not Labeled, (b) all pre-paid deposits related to the Product owned by Seller, (c) all Product work-in-progress owned by Seller, and (d) all other inventory to the extent primarily related to the Product or the Purchased Assets and owned by Seller, including clinical trial supply inventory, raw materials, active pharmaceutical ingredients, excipients, intermediaries, reagents, product components, packaging, work-in-process, finished goods, spare parts, production equipment and shop and production supplies, in each case whether imported, provided from contract manufacturers or otherwise and whether located at a facility of Seller, at a wholesaler, at a third-party logistics company, at a contract manufacturing organization or in transit.
“Inventory Count” has the meaning given to such term in Section 3.2(b).
“Inventory Target” means One Hundred Eighteen Million Four Hundred Thousand U.S. Dollars ($118,400,000).

“IP Assignment Agreements” means the Patent Assignment Agreement, the Trademark Assignment Agreement, and the Domain Name Assignment Agreement to be executed and delivered by Seller to Buyer at the Closing, substantially in the forms of Exhibit C, and one or more other Intellectual Property assignment(s) in such other form(s) that are mutually acceptable to the Parties.
“IP Contracts” means all Contracts pursuant to which any Intellectual Property primarily related to the Product or the Business is (a) licensed to Seller by any other Person or (b) licensed by Seller to any other Person.
“IP License” has the meaning given to such term in Section 2.8.
“IRS” means the United States Internal Revenue Service.
“IRS Certificate” has the meaning given to such term in Section 3.4(b).
“Knowledge of Buyer” means, as to a particular matter, the actual knowledge, after reasonable inquiry, of Chrys Kokino, Emily King, Ranish Singhvi and Yogesh Hede.
“Knowledge of Seller” means, as to a particular matter, the actual knowledge after reasonable inquiry of any individual set forth on Section 1.1(a) of the Seller Disclosure Schedule.
“Labeling” means (and, and with the correlative meanings, the terms “Label” and “Labeled” mean) as defined in Section 201(k) and (m) of the FDCA (21 U.S.C. § 321(k) and (m)) and other comparable foreign Law relating to the subject matter thereof, including the Product’s label, packaging and package inserts accompanying the Product, and any other written, printed, or graphic materials accompanying the Product, including patient instructions or patient indication guides.
“Law” means any federal, state, provincial, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, determination, decision or opinion of any Governmental Authority.
“Liability” means any debt, obligation or liability of any nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.
“Licensed Intellectual Property” means all Intellectual Property (a) exclusively related to the Product or the Business and licensed to Seller by third parties and (b) licensed to Seller pursuant to the Assumed Contracts.
“Losses” has the meaning given to such term in Section 10.2(a).
“Manufacture,” “Manufactured” and “Manufacturing” mean all activities related to the production, manufacture, processing, filling, finishing, packaging, releasing, Labeling, shipping and holding of the Product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.
“Material Adverse Effect” means any event, change, condition, circumstance, development or effect that, individually or in the aggregate with all other events, changes, conditions, circumstances, developments and effects, (a) has had or could reasonably be expected to have, a material adverse effect on the long-term financial condition, results of operations or assets of the Business or the Purchased Assets, taken as a whole, or the Assumed Liabilities, taken as a whole or (b) has, or could reasonably be expected to prevent or materially impair, impede or delay (i) the consummation by Seller of the transactions contemplated hereby and (ii) Seller performing in all material respects its obligations under the Transaction Documents; provided, however, that none of the following events, changes, conditions, circumstances, developments or effects (or the results thereof) shall be taken into account, individually or in the aggregate, solely in determining whether any such Material Adverse Effect of the nature described in clause (a) above has occurred (A) the announcement of the signing of this Agreement (including any action or inaction by the customers, suppliers, landlords, employees, consultants or competitors of Seller and its Affiliates as a result thereof), compliance with the express provisions of this Agreement or the consummation of the transactions contemplated hereby, (B) actions or omissions taken or not taken by or on behalf of Seller or any of its Affiliates at the request of Buyer of its Affiliates, (C) actions or omissions taken or not taken by Buyer or its Affiliates in contravention of this Agreement, (D) failure of Seller or any of its Affiliates to meet any internal or published projections, forecasts, estimates or predictions (provided, that the underlying causes of such failure shall not be excluded), (E) changes or prospective changes in Law (including rules, regulations and administrative policies of the FDA) or GAAP; (F) volcanoes, tsunamis, earthquakes, floods, storms, hurricanes, tornadoes or other natural disasters, (G) changes in general economic conditions, currency exchange rates or United States or international debt or equity markets, (H) any pandemic, public health event, outbreak of disease or illness, or any escalation or worsening relating to the foregoing, including any escalation or worsening of stoppages, shutdowns or habits or behavior of people, or any response of any Governmental Authority (including requirements for business closures or “sheltering-in-place”), related to any of the foregoing, (I) events or conditions generally affecting the industry or markets in which Seller commercializes the Product, and (J) national or international political or social conditions or any national or international hostilities, acts of terror or acts of war (whether or not declared), or any escalation or worsening of any such conditions, hostilities, acts of terror or acts of war (whether or not declared); provided, further, that, in the case of clauses (E) through (J), such events, changes, conditions, circumstances, developments or effects shall be taken into account in determining whether any such material adverse effect has occurred solely to the extent that any such events, changes, conditions, circumstances, developments or effects have a disproportionate adverse effect on the Business or the Purchased Assets, taken as a whole, or the Assumed Liabilities, taken as a whole, relative to similar businesses, assets and Liabilities of other Persons operating in the industry or markets in which Seller Exploits the Product. Notwithstanding anything to the contrary set forth in this Agreement, the Parties hereby acknowledge and agree that, if the events, changes, conditions, circumstances, developments or effects set forth on Section 1.1(b) of the Seller Disclosure Schedule occur, then Seller shall have been deemed to experience a Material Adverse Effect.
“Material Contracts” has the meaning given to such term in Section 5.8(a).
“Material Customers” has the meaning given to such term in Section 5.19(a).
“Material Suppliers” has the meaning given to such term in Section 5.19(b).
“Net Sales” means the total aggregate amount invoiced during the applicable Earnout Period by Buyer, its Affiliates and its and their sublicensees for all sales of the Product to any Person, other than Buyer, its Affiliates or its and their sublicensees (including any distributor), less the sum of the following deductions, to the extent actually allowed, incurred, paid or accrued during such period in connection with the sale of the Product, as determined by Buyer in accordance with GAAP, consistently applied:
(i)   discounts (including trade, cash and quantity discounts), cash or non-cash coupons, charge-back payments or rebates granted to managed health care organizations or payors or to federal, state or local governments or their agencies, purchasers or reimbursers or to customers;
(ii)   credits or allowances, discounts or chargebacks, refunds, or retroactive price adjustments, including for products returned in connection with recalls or withdrawals, and any amounts accrued or deferred in connection with any of the foregoing;
(iii)   Taxes on sales or delivery of such Product (such as import, export, excise, sales, use, and value added Taxes), other Taxes levied on, absorbed, determined or imposed with respect to such sales, tariffs or customs duties but excluding any Taxes assessed against the income derived from such sales;
(iv)   deductions for bad debts actually written off; provided, that any amounts deducted that are subsequently collected will be included in Net Sales for the period in which such amounts were collected;
(v)   discounts or rebates or other payments required by applicable Law, including any governmental special medical assistance programs, and any penalties related to supply failures;
(vi)   distribution expenses, fee-for-service wholesaler fees, GPO administrative fees, inventory management fees paid to wholesalers, or any similar fees, to the extent consistent with the usual course of dealing of Buyer (or its Affiliates or its or their sublicensees, as applicable); or

(vii)   other specifically identifiable amounts that are substantially similar to those credits and deductions listed above.
Net Sales shall not include any amounts billed for sales by and between Buyer or its Affiliates or its or their sublicensees for resale or any amounts billed for development or other clinical trial purposes or for compassionate or other similar use. If the Product is sold in combination with any one or more other products that were not combined with such product as of the Closing Date, and if such product is also sold separately on a commercial basis, then the portion of Net Sales attributable to sales of the Product in such combination product sales shall be determined according to the ratio of (A) the invoiced amount at which the Product is sold separately to (B) the invoiced amount of any such combination of products sold in which such product is included.
“Net Sales Milestones” has the meaning given to such term in Section 3.3(c)(ii).
“Non-Party Affiliates” has the meaning given to such term in Section 12.6.
“Notice of Disagreement” has the meaning given to such term in Section 3.2(c).
“Omitted Assets” has the meaning given to such term in Section 7.8(c).
“Order” means any order, writ, judgment, injunction, decree, rule, ruling, directive, determination or award made, issued or entered by or with any Governmental Authority, whether preliminary, interlocutory or final.
“Party” or “Parties” has the meaning given to such term in the Preamble hereto.
“Permit” shall mean franchises, grants, authorizations, registrations, licenses, permits, easements, variances, exceptions, certificates and approvals of any Governmental Authority.
“Permitted Encumbrances” means: (a)(i) liens for Taxes or other governmental charges not yet due and payable or delinquent or (ii) liens for Taxes (A) that are Excluded Liabilities, (B) that are being contested in good faith by appropriate proceedings and (C) for which appropriate reserves have been established in the Seller Financial Statements if required by GAAP to the extent arising on or prior to September 30, 2024, (b) statutory liens and rights of set-off of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen, customs brokers or agencies, suppliers and materialmen, and other Encumbrances imposed by Law, in each case, that are incurred in the ordinary course of business, are not delinquent and are not material to the Purchased Assets, (c) Encumbrances arising from applicable Laws of general application which do not interfere with the current operation of the Business in any material respect, (d) Encumbrances arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (e) Encumbrances arising by operation of law under Article 2 of any state’s Uniform Commercial Code (or successor statute) in favor of a seller of goods or buyer of goods, and (f) the Encumbrances disclosed on Section 1.1(c) of the Seller Disclosure Schedule.
“Person” means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, group, trust, association or other organization or entity or Governmental Authority. References to any Person include such Person’s successors and permitted assigns.
“Personal Information” means any information that is capable of identifying a natural person, and constitutes “personal data,” “personal information,” “personally identifiable information” or the equivalent under Data Protection Laws.
“Preliminary Closing Cash Consideration” means the Base Amount, minus the Adjustment Amount.
“Privacy Policies” means all public-facing, written privacy, security, and data protection policies, including any public representations relating to Seller’s Processing of Personal Information.
“Proceeding” has the meaning given to such term in Section 5.4.
“Process” (and the corollary term “Processing”) means, with respect to data, the collection, use, storage, transfer, disclosure, disposal or other processing of such data.

“Product” means UDENYCA® (pegfilgrastim-cbqv) for which the FDA has approved the Seller’s BLA No. 761039, including UDENYCA ONBODY™, Seller’s on-body injector presentation of UDENYCA® (pegfilgrastim-cbqv).
“Product BLA” means BLA No. 761039 and all supplements and amendments thereto.
“Product Financial Statements” has the meaning given to such term in Section 5.6(c).
“Property Taxes” has the meaning given to such term in Section 7.11(b).
“Proxy Statement” has the meaning given to such term in Section 7.4(a).
“Purchased Assets” has the meaning given to such term in Section 2.1.
“Qualifying Offer” has the meaning given to such term in Section 7.16.
“Registered IP” means all Seller IP that, as of the date of this Agreement, is registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, domains, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.
“Representatives” means, with respect to a particular Person, any director, officer, employee or other authorized representative of such Person or its Subsidiaries, including such Person’s attorneys, accountants, financial advisors and restructuring advisors.
“Required Consents” has the meaning given to such term in Section 5.3(b).
“Restricted Period” has the meaning given to such term in Section 7.14(a).
“RWI Policy” has the meaning given to such term in Section 7.15.
“Sale of Assets” means any sale of assets of Buyer or its Affiliates, however structured (whether through merger, reorganization, acquisition of equity, sale or transfer of assets or otherwise, but excluding any sale of equity of Buyer whether through merger, reorganization, acquisition of equity, sale or transfer of assets or otherwise), that results in the sale or other disposition of at least fifty percent (50%) of the Purchased Assets.
“SEC” has the meaning given to such term in the Preamble to Article V.
“Second Earnout Payment” has the meaning given to such term in Section 3.3(c)(ii).
“Second Net Sales Milestone” has the meaning given to such term in Section 3.3(c)(ii).
“Securities Act” has the meaning given to such term in Section 5.6(a).
“Seller” has the meaning given to such term in the Preamble hereto.
“Seller Board” means the Board of Directors of Seller.
“Seller Board Recommendation” has the meaning given to such term in Section 7.4(a).
“Seller Disclosure Schedule” has the meaning given to such term in the Preamble to Article V.
“Seller Financial Statements” has the meaning given to such term in Section 5.6(b).
“Seller Fundamental Representations” means the representations and warranties contained in Section 5.1, Section 5.2, Section 5.12(a) and Section 5.15.
“Seller Indemnified Parties” has the meaning given to such term in Section 10.2(b).
“Seller IP” means all Intellectual Property exclusively related to the Business or the Product (including the goodwill of Seller in such Intellectual Property) owned by Seller as of the Closing, and all right, title and interest of Seller in the Licensed Intellectual Property.
“Seller Permitted Purpose” has the meaning given to such term in Section 7.10(b).
“Seller SEC Reports” has the meaning given to such term in Section 5.6(a).

“Shortfall Payment” has the meaning given to such term in Section 3.2(e)(i).
“Stockholder Approval” means the authorization of the transactions contemplated by this Agreement at the Stockholder Meeting by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding Common Stock in accordance with the DGCL and the provisions of Seller’s Governing Documents as in effect on the record date for such vote.
“Stockholder Meeting” has the meaning given to such term in Section 7.4(b).
“Straddle Period” has the meaning given to such term in Section 7.11(b).
“Subrogation Waiver” has the meaning given to such term in Section 7.15.
“Subsidiary” means, with respect to any Person, (a) any corporation or similar entity of which at least fifty percent (50%) of the securities or interests having, by their terms, ordinary voting power to elect members of the board of directors, or other persons performing similar functions with respect to such corporation or similar entity, is held, directly or indirectly by such Person and (b) any partnership, limited liability company or similar entity of which (i) such Person is a general partner or managing member or (ii) such Person possesses a fifty percent (50%) or greater interest in the total capitalization or total income of such partnership, limited liability company or similar entity.
“Superior Proposal” means any bona fide written Acquisition Proposal that the Seller Board determines in its good faith judgment after consultation with outside legal counsel and Seller’s financial advisor (a) would, if consummated, result in a transaction more favorable to Seller than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of this Agreement contemplated by Section 7.3(c)), and (b) would, if accepted, be reasonably likely to be consummated in accordance with its terms, taking into account such factors as the Seller Board considers in good faith to be appropriate; provided, however, that for purposes of this definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term herein.
“Tax” means (a) any U.S. federal, state, local or non-U.S. tax (including any income tax, franchise tax, service tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, tariff or duty (including any customs duty) (and any additions to tax, penalty or interest), in each case imposed by any Governmental Authority (to the extent the foregoing are taxes or in the nature of a tax); and (b) any Liability in respect of any items described in clause “(a)” of this definition payable by reason of transferee or successor Liability under applicable law, otherwise by operation of law, or Treasury Regulation Section 1.1502-6 or any analogous provision of state or local Law.
“Tax Return” means any return, declaration, report, certificate, filing, estimate, statement, information return or other document (including any attachments thereto or amendments thereof) filed or required to be filed with any Governmental Authority with respect to Taxes.
“Termination Date” has the meaning given to such term in Section 11.1(c).
“Termination Fee” has the meaning given to such term in Section 11.2(b).
“Third Party Claim Notice” has the meaning given to such term in Section 10.4(b).
“Third Party Claims” has the meaning given to such term in Section 10.4(b).
“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Bills of Sale, the IP Assignment Agreements, the Transition Services Agreement and any other Contract to be entered into by the Parties in connection with the Closing.
“Transfer Letter” means a letter to the FDA from Seller or Buyer, as applicable, requesting transfer of the Product BLA from Seller to Buyer and requesting Buyer to become the new applicant for the Product.
“Transfer Taxes” has the meaning given to such term in Section 7.11(a).
“Transferred Employee” has the meaning given to such term in Section 7.16.

“Transition Services Agreement” means the Transition Services Agreement to be executed and delivered by Buyer and Seller and/or one or more of their respective Affiliates at the Closing, substantially in the form of Exhibit D.
“True-Up Amount” has the meaning given to such term in Section 3.3(a)(vi).
“Unassignable Asset” has the meaning given to such term in Section 4.4.
“WARN” has the meaning given to such term in Section 5.14(c).
“Willful Breach” has the meaning given to such term in Section 11.2.
Section 1.2   Construction.   The terms “hereby,” “hereto,” “hereunder” and any similar terms as used in this Agreement refer to this Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. The terms “including,” “includes” or similar terms when used herein shall mean “including, without limitation.” The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require. Except where the context otherwise requires, the word “or” is used in the inclusive sense (and/or). Any reference to any federal, state, provincial, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise indicated, references to (a) Articles, Sections, Schedules and Exhibits refer to Articles, Sections, Schedules and Exhibits of and to this Agreement and (b) references to $ (dollars) are to United States Dollars. When reference is made to any agreement, instrument or other document in this Agreement, such reference shall refer to such agreement, instrument or other document as originally executed or, if subsequently amended, modified, replaced or supplemented from time to time, as so amended, modified, replaced or supplemented and in effect at the relevant time of reference thereto. Unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto. Unless expressly stated herein to the contrary, reference to any applicable Law means such applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder. When calculating a period of time, the day that is the initial reference day in calculating such period will be excluded. The phrase “the date hereof” means the date of this Agreement, as stated in the first paragraph hereof.
ARTICLE II
PURCHASE AND SALE
Section 2.1   Purchase and Sale of Assets.   Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Buyer (or, with respect to the Physical Purchased Assets, one or more of the Designated Affiliates) and Buyer (or one or more of the Designated Affiliates) shall, by Buyer’s (or one or more of the Designated Affiliates’) payment of the Closing Cash Consideration and assumption of the Assumed Liabilities, purchase and acquire from Seller, all of Seller’s right, title and interest, free and clear of all Encumbrances (other than Permitted Encumbrances), in and to all of the assets, property, rights and claims of Seller set forth on Schedule I (collectively, the “Purchased Assets”); provided, however, that the Purchased Assets shall not include any Excluded Assets.
Section 2.2   Excluded Assets.   Notwithstanding any provision herein to the contrary, Buyer expressly understands and agrees that Seller shall not sell, assign, convey, transfer or deliver to Buyer any assets of Seller other than the Purchased Assets and, the Parties acknowledge that, for the avoidance of doubt, the “Purchased Assets” do not include the assets, rights or interests of Seller set forth on Schedule II (collectively, the “Excluded Assets”).
Section 2.3   Assumed Liabilities.   On the Closing Date, Buyer shall execute and deliver to Seller the Assignment and Assumption Agreement pursuant to which Buyer shall assume and agree to pay, perform and discharge as and when due the Liabilities set forth on Schedule III, to the extent not paid prior to the Closing (collectively, the “Assumed Liabilities”).

Section 2.4   Excluded Liabilities.   Notwithstanding any provision herein to the contrary, Buyer shall not assume or be obligated to pay, perform or otherwise discharge, and Buyer shall not be the successor to Seller with respect to, any Liabilities, in each case, other than the Assumed Liabilities and the Parties acknowledge that, for the avoidance of doubt, the “Assumed Liabilities” do not include the Liabilities of Seller set forth on Schedule IV (all such Liabilities that Buyer is not assuming being referred to collectively as the “Excluded Liabilities”).
Section 2.5   Assumption and Assignment of Certain Contracts.   Subject to Section 4.4, all rights and benefits under the Contracts and Permits listed on Schedule V (the “Assumed Contracts”) arising from and after the Closing Date shall be, assigned, conveyed, transferred and delivered to Buyer.
Section 2.6   Buyer Designation.   On or before the Closing, Buyer shall designate one or more of the Designated Affiliates to receive title to the Physical Purchased Assets and may designate one or more of the Designated Affiliates to assume all or any portion of the Assumed Liabilities. Notwithstanding the foregoing, Buyer shall continue to be entitled to all of its rights and remedies, and shall not be released from any of its duties or obligations, under this Agreement as a result of or in connection with any such designation.
Section 2.7   Allocation.   Buyer and Seller agree that the consideration payable under Article III shall be allocated for Tax and other relevant purposes as follows: (a) the purchase price for the Physical Purchased Assets (other than promotional materials) shall be equal to (i) the Inventory Target, if the Closing Inventory is equal to or greater than the Inventory Target, or (ii) the Closing Inventory, if the Closing Inventory is less than the Inventory Target, (b) the purchase price for the promotional materials is $100,000, and (c) the balance of the Aggregate Consideration shall be allocable to the Purchased Assets other than the Physical Purchased Assets (collectively, the “Allocation”). The Parties agree to (and shall cause their Affiliates to) file all Tax Returns consistently with the Allocation.
Section 2.8   Intellectual Property License.   In consideration for Buyer’s purchase of the Seller IP hereunder, Seller hereby grants to Buyer an exclusive (even as to Seller), worldwide, perpetual, irrevocable, fully paid-up, royalty-free, sub-licensable (through multiple tiers), transferable license, under any Intellectual Property owned or licensed to Seller as of the Closing Date that is primarily related to the Product or the Business and that is not included in the Seller IP, to Exploit the Product (the “IP License”). The IP License is, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency Laws, a license of right to “intellectual property” as defined in the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency Laws. Buyer will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency Laws.
ARTICLE III
CONSIDERATION
Section 3.1   Consideration.   In consideration of the sale, transfer and assignment of the Purchased Assets to Buyer (or one of the Designated Affiliates), subject to the terms and conditions of this Agreement, Buyer shall (or, in respect of the portion of Preliminary Closing Cash Consideration allocable to Inventory, shall cause one or more of the Designated Affiliates to) (a) pay to Seller at the Closing, by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer at least two (2) Business Days prior to the Closing, an amount equal to the Preliminary Closing Cash Consideration (such Preliminary Closing Cash Consideration, as adjusted in accordance with Section 3.2, the “Closing Cash Consideration”), (b) assume the Assumed Liabilities and (c) pay the Earnout Payments to Seller, if any, pursuant to Section 3.3 (the Closing Cash Consideration, assumption of the Assumed Liabilities, and the Earnout Payments collectively being the “Aggregate Consideration”).
Section 3.2   Inventory Adjustment.
(a)   Estimated Adjustment Certificate.   Seller shall deliver to Buyer no later than six (6) Business Days prior to the Closing Date a draft of the Estimated Adjustment Certificate. Seller shall consider in good faith any comments made by Buyer to the draft of the Estimated Adjustment Certificate no later than four (4) Business Days prior to the Closing Date, and Seller shall deliver the final Estimated Adjustment Certificate to Buyer no later than three (3) Business Days prior to the Closing Date.

(b)   Closing Adjustment Certificate.   Within thirty (30) days after the Closing, Buyer shall (i) conduct a physical count of the Inventory (wherever located, including inventory on consignment, in transit or deposited in a warehouse) (the “Inventory Count”), which shall be observed by the auditors or other designated Representatives of each Party and conducted in a manner reasonably acceptable to each Party and (ii) prepare and deliver to Seller the Closing Adjustment Certificate based on the Inventory Count. Buyer and Seller shall provide to each other such data, information and access to personnel, books and records as the other Party may reasonably request in connection with the preparation and review of the Closing Adjustment Certificate.
(c)   Notice of Disagreement.   The Closing Adjustment Certificate shall become final and binding upon the Parties on the date that is thirty (30) days after receipt of the Closing Adjustment Certificate by Seller (unless Seller gives written notice of its disagreement (“Notice of Disagreement”) to Buyer prior to such date) (the “Final Settlement Date”). Any Notice of Disagreement shall specify in reasonable detail the dollar amount, nature and basis of any such disagreement. If a Notice of Disagreement is received by Buyer, then the Closing Adjustment Certificate (as revised in accordance with paragraph (d) below, if applicable) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (A) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Closing Adjustment Certificate and (B) the date upon which the Final Adjustment Certificate is issued by the Independent Accounting Firm.
(d)   Final Adjustment Certificate.   During the first thirty (30) days after the date upon which Buyer receives a Notice of Disagreement, the Parties shall attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such thirty (30)-day period (or earlier by mutual agreement to arbitrate) the Parties have not reached agreement, the matters that remain in dispute may be submitted to the Independent Accounting Firm by either Seller or Buyer for review and resolution. The hearing date shall be scheduled by the Independent Accounting Firm as soon as reasonably practicable and shall be conducted on a confidential basis. Seller and Buyer shall, not later than seven (7) days prior to the hearing date set by the Independent Accounting Firm, submit a brief (to include their respective calculations with regard to amounts in dispute on the Closing Adjustment Certificate) for settlement of any amounts set forth in the Notice of Disagreement that remain in dispute. The Parties shall instruct the Independent Accounting Firm to render a decision (which decision shall include a written statement of findings and conclusions, including a written explanation of its reasoning with respect to such findings and conclusions) resolving the matters in dispute in accordance with this Section 3.2(d), and the Final Adjustment Certificate reflecting such decision, within three (3) Business Days after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration. The Independent Accounting Firm shall (i) act as an arbiter and not as an expert, (ii) address only those items in dispute and, (iii) for each item, not assign a value greater than the greatest value for such item claimed by either Seller or Buyer or smaller than the smallest value for such item claimed by either Seller or Buyer. The decision of the Independent Accounting Firm shall be final and binding on the Parties, absent Fraud or manifest error. The fees and expenses of the Independent Accounting Firm incurred pursuant to this Section 3.2(d) shall be borne by Buyer, on the one hand, and Seller, on the other hand, as determined by the Independent Accounting Firm based on the inverse of the percentage that the Independent Accounting Firm’s determination (before such allocation) bears to the total value of each Party’s respective position in relation to the total amount in dispute. For purposes of illustration only, if the amount in dispute is one hundred dollars ($100) and if the final written determination of the Independent Accounting Firm states that eighty dollars ($80) of the disputed amount is resolved in Buyer’s favor and twenty dollars ($20) of the disputed amount is resolved in Seller’s favor, Buyer would bear twenty percent (20%) of the Independent Accounting Firm’s costs and expenses, on the one hand, and Seller would bear eighty percent (80%) of such costs and expenses, on the other hand. All other fees, expenses and costs incurred by Seller or Buyer in implementing the provisions of this Section 3.2 shall be borne by Seller or Buyer, respectively. As used in this Agreement, the term “Final Adjustment Certificate” shall mean the Closing Adjustment Certificate delivered (or deemed delivered) pursuant to Section 3.2(b), as subsequently adjusted, if applicable, pursuant to this Section 3.2(d) to reflect any subsequent written agreement between the Parties with respect thereto and, if submitted to the Independent Accounting Firm, any amendments or modifications to the Closing Adjustment Certificate decided by the Independent Accounting Firm.

(e)   Final Settlement and Adjustment to Closing Cash Consideration; Payment.
(i)   (x) If the Adjustment Amount set forth on the Final Adjustment Certificate is less than the Estimated Adjustment Amount, then the Closing Cash Consideration shall equal the Preliminary Closing Cash Consideration increased by an amount equal to the excess of the Estimated Adjustment Amount over the Adjustment Amount set forth on the Final Adjustment Certificate (a “Shortfall Payment”) and (y) if the Adjustment Amount set forth on the Final Adjustment Certificate is greater than the Estimated Adjustment Amount, then the Closing Cash Consideration shall equal the Preliminary Closing Cash Consideration decreased by an amount equal to the excess of the Adjustment Amount set forth on the Final Adjustment Certificate over the Estimated Adjustment Amount (an “Excess Payment”).
(ii)   Any Shortfall Payment shall be paid by Buyer to Seller and any Excess Payment shall be paid by Seller to Buyer, in either case, not later than three (3) Business Days after the Final Settlement Date by wire transfer of immediately available funds to an account or accounts specified in writing by Buyer or Seller, as applicable.
Section 3.3   Earnout Payments.
(a)   The Parties agree as follows with respect to the calculation, notification and payment of the Earnout Payments:
(i)   Within thirty (30) days after each full fiscal quarter following the Closing Date during the Earnout Period, Buyer shall prepare and deliver to Seller a statement setting forth Buyer’s calculation of Net Sales for such fiscal quarter.
(ii)   Within thirty (30) days after each Earnout Period, Buyer shall prepare and deliver to Seller a statement setting forth Buyer’s calculation of Net Sales for each fiscal quarter during such Earnout Period (the “Earnout Statement”). The Earnout Statement will (A) be derived from the books and records of Buyer and its Affiliates, (B) be prepared in accordance with the provisions of this Section 3.3, and (C) include reasonable supporting detail to evidence the calculations of Net Sales contained therein.
(iii)   During the period commencing upon receipt by Seller of an Earnout Statement and expiring at 5:00 p.m. (Pacific time) on the date that is thirty (30) days thereafter, Buyer shall provide Seller and any accountants and advisors engaged by Seller with reasonable access, during normal business hours and upon reasonable advance notice, to the books and records of Buyer and its Affiliates used to prepare the Earnout Statement and shall permit Seller and its accountants to conduct a physical count of the Inventory, in each case, solely for the purposes of (A) enabling Seller and its accountants or advisors to calculate, and to review Buyer’s calculation of, Net Sales as set forth in the Earnout Statement, and (B) identifying any dispute related to Buyer’s calculation of Net Sales as set forth in the Earnout Statement.
(iv)   The Earnout Statement shall become final and binding upon the Parties on the earlier of (A) the date that is thirty (30) days after receipt of the Earnout Statement by Seller (unless Seller gives written notice of its disagreement (“Earnout Dispute Notice”) to Buyer prior to such date) and (B) the date Seller indicates in writing to Buyer its agreement with the Earnout Statement (the “Earnout Settlement Date”). Any Earnout Dispute Notice shall specify in reasonable detail the dollar amount, nature and basis of any such disagreement. If an Earnout Dispute Notice is received by Buyer, then the Earnout Statement (as revised in accordance with paragraph (iii) below, if applicable) shall become final and binding on the Parties on, and the Earnout Settlement Date shall be, the earlier of (1) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Earnout Statement and (2) the date upon which the Final Earnout Statement is issued by the Independent Accounting Firm.
(v)   Final Earnout Statement.   During the first thirty (30) days after the date upon which Buyer receives an Earnout Dispute Notice, the Parties shall attempt to resolve in writing any differences that they may have with respect to all matters specified in the Earnout Dispute Notice. If at the end of such thirty (30)-day period (or earlier by mutual agreement to arbitrate) the Parties have not reached agreement, the matters that remain in dispute may be submitted to the Independent Accounting Firm by either Seller or Buyer for review and resolution. The hearing date shall be scheduled by the Independent Accounting Firm as soon as reasonably practicable and shall be conducted on a confidential basis. Seller and Buyer shall, not later than seven (7) days prior to the hearing date set by the Independent Accounting Firm, submit a brief (to include their respective calculations with regard to amounts in dispute on the Earnout Statement) for settlement of any amounts set forth in the Earnout Statement that remain in dispute. The Parties shall instruct the Independent Accounting Firm to render a decision (which decision shall include a written statement of findings and conclusions, including a written explanation of its reasoning with respect to such findings and conclusions) resolving the matters in dispute in accordance with this Section 3.3(a)(v), and the Final Earnout Statement reflecting such decision, within three (3) Business Days after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration. The Independent Accounting Firm shall (i) act as an arbiter and not as an expert, (ii) address only those items in dispute and, (iii) for each item, not assign a value greater than the greatest value for such item claimed by either Seller or Buyer or smaller than the smallest value for such item claimed by either Seller or Buyer. The decision of the Independent Accounting Firm shall be final and binding on the Parties, absent Fraud or manifest error. The fees and expenses of the Independent Accounting Firm incurred pursuant to this Section 3.3(a)(v) shall be borne by Buyer, on the one hand, and Seller, on the other hand, as determined by the Independent Accounting Firm based on the inverse of the percentage that the Independent Accounting Firm’s determination (before such allocation) bears to the total value of each Party’s respective position in relation to the total amount in dispute. For purposes of illustration only, if the amount in dispute is one hundred dollars ($100) and if the final written determination of the Independent Accounting Firm states that eighty dollars ($80) of the disputed amount is resolved in Buyer’s favor and twenty dollars ($20) of the disputed amount is resolved in Seller’s favor, Buyer would bear twenty percent (20%) of the Independent Accounting Firm’s costs and expenses, on the one hand, and Seller would bear eighty percent (80%) of such costs and expenses, on the other hand. All other fees, expenses and costs incurred by Seller or Buyer in implementing the provisions of this Section 3.3(a) shall be borne by Seller or Buyer, respectively. As used in this Agreement, the term “Final Earnout Statement” shall mean the Earnout Statement delivered (or deemed delivered) pursuant to Section 3.3(a)(i), as subsequently adjusted, if applicable, pursuant to this Section 3.3(a)(v) to reflect any subsequent written agreement between the Parties with respect thereto and, if submitted to the Independent Accounting Firm, any amendments or modifications to the Earnout Statement decided by the Independent Accounting Firm.
(vi)   If a Net Sales Milestone was determined not to have been achieved following an Earnout Period, during the 270-day period following such Earnout Period, in the event Buyer determines that the actual amount of any of the components of Net Sales set forth in clauses (i) through (vii) of the definition thereof that were estimates as of the date of delivery of the applicable Earnout Statement (a “True-Up Amount”) differs such that a Net Sales Milestone would have been deemed satisfied if such True-Up Amount was included in the calculation of Net Sales contained in the applicable Earnout Statement in lieu of such estimated amount, Buyer shall promptly, but no later than three (3) Business Days following such determination, notify Seller in writing with the date of such notification constituting the Earnout Settlement Date and shall pay such Earnout Payment in accordance with the terms of Section 3.3(c)(i) or Section 3.3(c)(ii), as applicable. Alternatively, if during the 270-day period following such Earnout Period in which an Earnout Payment was made to Seller, in the event Buyer determines that the actual amount of any True-up Amount differs such that a Net Sales Milestone would not have been deemed satisfied if such True-Up Amount was included in the calculation of Net Sales contained in the applicable Earnout Statement in lieu of such estimated amount, Buyer shall promptly, but no later than three (3) Business Days following such determination, notify Seller in writing with the date of such notification constituting the Earnout Settlement Date and Seller shall remit such Earnout Payment to Buyer no later than thirty (30) days after the applicable Earnout Settlement Date by wire transfer of immediately available funds to an account or accounts specified in writing by Buyer.
(b)   Audit Rights.   Following the Closing until the date that is one year following the Earnout Period, each Party may, or may engage the Independent Accounting Firm to, review the books and records of Buyer and its Affiliates pertaining to Net Sales for the purposes of confirming whether a Net Sales Milestone was or was not achieved.
(i)   In the event that Seller elects to audit the books and records of Buyer and its Affiliates pursuant to this Section 3.3(b), then no later than thirty (30) days following Seller’s request of an audit pursuant to this Section 3.3(b), Buyer shall afford Seller or the Independent Accounting Firm, as the case may be, reasonable access to and an opportunity to examine such books and records of Buyer and its Affiliates as it reasonably requests, during regular business hours, in a manner designed to avoid disruption to Buyer’s business and subject to execution and delivery to Buyer of a confidentiality agreement reasonably acceptable to Buyer for the sole purpose of determining compliance with the earnout provisions of this Agreement. In the event that Buyer elects to audit the books and records of Buyer and its Affiliates pursuant to this Section 3.3(b), then Buyer shall deliver a notice of its decision to perform such audit to Seller and Buyer shall direct the Independent Accounting Firm to commence such examination no later than thirty (30) days after Buyer provides such notice to Seller.
(ii)   The calculation of Net Sales in any audit conducted pursuant to this Section 3.3(b) shall account for the true-up of the components of Net Sales set forth in clauses (i) through (vii) of the definition thereof and any amounts attributable thereto that were actually received by Buyer as of the date of such audit shall be attributed to the applicable Earnout Period to which they relate.
(iii)   Each of Seller and Buyer will be entitled to receive a written report of the Independent Accounting Firm (if any) with respect to its findings directly from the Independent Accounting Firm.
(iv)   The Party who engaged the Independent Accounting Firm will bear the full cost of any such Independent Accounting Firm’s audit, unless such audit discloses (A) a Net Sales Milestone was achieved but not reported by Buyer, in which case, Buyer shall bear the cost of the Independent Accounting Firm for such audit, or (B) a Net Sales Milestone was not achieved but was reported and paid by Buyer, in which case, Seller shall bear the cost of such Independent Accounting Firm for such audit.
(v)   Each Party’s exercise of its audit rights under this Section 3.3(b) may not (A) be conducted more than once in any twelve (12) month period, or (B) be repeated for any fiscal quarter.
(c)   The Parties agree as follows with respect to the Earnout Payments:
(i)   If the Net Sales for four (4) consecutive fiscal quarters within Earnout Period 1 are equal to or greater than Three Hundred Million U.S. Dollars ($300,000,000) (the “First Net Sales Milestone”), Seller shall be entitled to a one-time earnout payment equal to Thirty-Seven Million Five Hundred Thousand U.S. Dollars ($37,500,000) payable by Buyer to Seller no later than thirty (30) days after (A) the applicable Earnout Settlement Date or (B) completion of an audit in accordance with Section 3.3(b) indicating that the First Net Sales Milestone previously occurred by wire transfer of immediately available funds to an account or accounts specified in writing by Seller (the “First Earnout Payment”).
(ii)   If the Net Sales for four (4) consecutive fiscal quarters within Earnout Period 2 are equal to or greater than Three Hundred Fifty Million U.S. Dollars ($350,000,000) (the “Second Net Sales Milestone” and, together with the First Net Sales Milestone, the “Net Sales Milestones” and each, a “Net Sales Milestone”), Seller shall be entitled to a one-time earnout payment equal to Thirty-Seven Million Five Hundred Thousand U.S. Dollars ($37,500,000) payable by Buyer to Seller no later than thirty (30) days after (A) the applicable Earnout Settlement Date or (B) completion of an audit in accordance with Section 3.3(b) indicating that the Second Net Sales Milestone previously occurred by wire transfer of immediately available funds to an account or accounts specified in writing by Seller (the “Second Earnout Payment”).
(iii)   Subject to the terms of this Agreement, subsequent to the Closing, Buyer (or its Affiliates) shall have sole discretion with respect to all matters relating to the operation of the Business and the Exploitation of the Product; provided, however, that Buyer shall (A) not take any actions in bad faith for the sole intended purpose of avoiding the Earnout Payments and (B) use Commercially Reasonable Efforts to achieve each of the Net Sales Milestones.
(iv)   Following the Closing and until the earlier of (A) the date that all Earnout Payments have been made and (B) eighteen (18) months following the Earnout Period, Buyer and its Affiliates may not directly or indirectly consummate a Sale of Assets unless (1) the acquirer in such Sale of Assets explicitly and in writing assumes and succeeds to the obligations of Buyer set forth in this Section 3.3 or such obligations are transferred to such acquirer by operation of law, and (2) (y) Buyer remains secondarily liable for any remaining Earnout Payments until eighteen (18) months following the Earnout Period or (z) the acquiror in a such Sale of Assets has the same financial capability to pay such Earnout Payments as Buyer, as determined by Seller in its reasonable discretion.
(v)   The Earnout Payments are personal to Seller and are and shall remain non-transferable for any reason other than by operation of Law, will or the Laws of descent and distribution. Any attempted assignment, pledge, hypothecation, transfer or other disposition of an Earnout Payment (or any portion thereof) by Seller without the express prior written consent of Buyer shall be null and void. The Earnout Payments shall represent only a right to receive cash payments from Buyer, subject to the terms set forth herein. The Earnout Payments shall not be deemed an interest in any security, shall not possess any attributes of common stock or other equity securities and shall not entitle the holder thereof to any rights of any kind other than as specifically set forth herein, including any rights as an equityholder or owner in Buyer or any Affiliate of Buyer or any rights to continued employment with Buyer or any Affiliate thereof. The Earnout Payments shall not be represented by any form of certificate or any other instrument.
(vi)   Seller acknowledges and agrees that (A) there is no assurance that Seller will receive any Earnout Payments, (B) the Parties solely intend the express provisions of this Agreement to govern their contractual relationship, and (C) none of Buyer or any of its Affiliates owe Seller a fiduciary or other duty, express or implied, in respect of the Earnout Payments, other than the contractual obligations expressly set forth herein.
(vii)   Records.   Following the Closing and until earlier of (A) the date that all Earnout Payments have been made and (B) 18 months following the Earnout Period, Buyer shall keep, and shall cause its Affiliates to keep, adequate books and records of accounting as reasonably necessary for the calculation of Net Sales.
(viii)   Late Payments.   Buyer shall pay interest on any Earnout Payment that is not paid on or before the date such Earnout Payment(s) are due under this Agreement at an annual rate equal to the prime rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during such period, calculated on the total number of days payment is delinquent. In the event that an Earnout Payment is paid following the procedures set forth in Section 3.3(b), the date such Earnout Payment was due for purposes of this Section 3.3(c)(viii) shall be deemed to be thirty (30) days following the date that the Earnout Statement that was the subject of the dispute was due.
(ix)   Tax Treatment.   The Parties hereby acknowledge and agree that, for U.S. federal income Tax purposes, any Earnout Payments payable pursuant to this Agreement constitute additional purchase price (except to the extent required to be treated as imputed interest) and, unless Seller elects otherwise, are intended to be eligible for installment method reporting. No Party shall file any Tax Returns inconsistent with the tax treatment set forth in the preceding sentence.
Section 3.4   Withholding.
(a)   So long as Seller complies with its obligations under Section 3.4(b) and provides Buyer with an IRS Form W-9 pursuant to Section 4.2(c), no withholding of Taxes shall be made from the payment of the Aggregate Consideration or any other consideration payable to Seller and its Affiliates hereunder, other than any such withholding required by a change in U.S. Tax Law or the Indian Tax Law occurring after the date of this Agreement. If Seller does not comply with its obligations under Section 3.4(b) or fails to provide Buyer with an IRS Form W-9 pursuant to Section 4.2(c), or if such withholding is required by a change in U.S. Tax Law or the Indian Tax Law occurring after the date of this Agreement, Buyer and its Affiliates shall be entitled to deduct and withhold from the payment of the Aggregate Consideration or any other consideration payable to Seller and its Affiliates hereunder such Taxes as are required to be deducted or withheld with respect to the payment of such amounts under any applicable Law and to the extent that any such Taxes are so deducted or withheld and paid over to the appropriate Governmental Authority, the deducted or withheld amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction or withholding was required. Buyer and Seller shall cooperate in good faith to reduce or eliminate any proposed withholding to the greatest extent permitted by applicable Law, including in the event Seller is not able to obtain, or has not obtained, the IRS Certificate or the Form 10F.
(b)   Prior to the Closing and the date on which any Earnout Payments or reimbursement for any fees are made by Buyer, Seller shall provide to Buyer (i) a Form 6166 certificate of U.S. tax residency issued by the IRS (or successor document as may be necessary to obtain the Form 10F) for the relevant Tax year (the “IRS Certificate”) and a declaration on Form 10F in the format and procedure prescribed under the Indian Income Tax Act, 1961 (the “Indian Tax Law”) for the relevant Tax year (the “Form 10F”), (ii) a declaration of “No Permanent Establishment” of Seller in India (on the form included as Exhibit E) dated during the relevant Tax year and (iii) solely to the extent required by a change in the Indian Tax Law after the date of this Agreement, such other documents as may be required under the Indian Tax Law to eliminate or reduce applicable withholding. Seller shall use commercially reasonable efforts to obtain the IRS Certificate and the Form 10F. Buyer shall, if requested by Seller, use commercially reasonable efforts to assist Seller in obtaining the Form 10F.
(c)   To the extent requested by Seller or otherwise applicable, Buyer shall issue a quarterly withholding Tax certificate, in a format prescribed by the relevant Governmental Authority of India, certifying the Tax deducted or withheld and deposited with the relevant Governmental Authority of India.
ARTICLE IV
THE CLOSING
Section 4.1   Time and Place of the Closing.   Pursuant to the terms and subject to the conditions of this Agreement, the closing of the purchase and sale of the Purchased Assets and the transfer and assumption of the Assumed Liabilities and the transactions contemplated by this Agreement (the “Closing”) will take place remotely, via the exchange of documents and signatures, on the second Business Day after the day on which the conditions precedent set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) are satisfied or waived in accordance with this Agreement, or at such other place and time or on such other date as Seller and Buyer may mutually agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The effective time of the Closing is 12:01 a.m., Pacific Time, on the Closing Date.
Section 4.2   Deliveries by Seller.   At or prior to the Closing, Seller shall deliver or cause to be delivered the following to Buyer (or, in respect of the Physical Purchased Assets, to one or more of the Designated Affiliates):
(a)   the Purchased Assets;
(b)   the Assignment and Assumption Agreement, the Bills of Sale, the IP Assignment Agreements and the Transition Services Agreement, duly executed by Seller and/or one or more of its Affiliates;
(c)   a properly completed and duly executed IRS Form W-9 from Seller;
(d)   copies of the Consents set forth on Section 4.2(d) of the Seller Disclosure Schedule; and
(e)   evidence, reasonably acceptable to Buyer, that all Encumbrances on the Purchased Assets (other than Permitted Encumbrances), as set forth on Section 4.2(e) of the Seller Disclosure Schedule, will be released contemporaneously or immediately following the Closing, including either (A) a completed UCC-3 Termination Statement and any filings required by the United States Patent and Trademark Office, each in a proper form for filing, with respect to each such Encumbrance, or (B) a payoff letter from any secured party thereunder, in form and substance reasonably acceptable to Buyer, certifying that upon receipt by or on behalf of Seller of the amount specified in such payoff letter, such Encumbrance shall be released with no further action and that such secured party will, promptly upon receipt of the specified amount, deliver to Buyer a duly executed UCC-3 Termination Statement and any United States Patent and Trademark Office filings, in a proper form for filing, with respect to such Encumbrance.
Section 4.3   Deliveries by Buyer.   At or prior to the Closing, Buyer shall deliver or cause to be delivered the following to Seller:
(a)   the Closing Cash Consideration in accordance with Section 3.1;
(b)   the Assignment and Assumption Agreement, the IP Assignment Agreements and the Transition Services Agreement, duly executed by Buyer and/or one or more of its Affiliates; and
(c)   such other instruments of assumption duly executed by Buyer as shall be reasonably necessary for Buyer to assume the Assumed Liabilities in accordance with this Agreement.
Section 4.4   Third Party Consents.   Seller shall exercise reasonable best efforts to obtain the Required Consents between the date hereof and the Closing Date. To the extent that Seller’s rights under any Assumed Contract or any other Purchased Asset may not be assigned to Buyer without the Consent of another Person which has not been obtained prior to or at the Closing (collectively, the “Unassignable Assets”), this Agreement shall not constitute an agreement to assign the same (until such Consent reasonably acceptable to Buyer shall have been obtained) if an attempted assignment would constitute a breach thereof or be unlawful, and, subject to the satisfaction (or to the extent permitted by Law, waiver by the Party entitled to the benefit thereof) of the conditions set forth in Article VIII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Closing Cash Consideration in connection therewith. Following the Closing, Seller shall use its commercially reasonable efforts to obtain any such required Consent(s) as promptly as possible; provided, that such efforts shall not require Seller or its Affiliates to expend any sum of money (other than a de minimis sum of money) to obtain each of them, incur any liability (other than a de minimis liability), commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party; provided, further, that in no event will the failure to obtain such Consent prevent the consummation of the transactions contemplated hereby or constitute a breach of this Agreement (other than to the extent such failure constitutes a breach of the obligations set forth in this Section 4.4 or the representations and warranties contained in Section 5.3). Until such Consent that is necessary for the effective assignment to Buyer of any Unassignable Asset is obtained, provided and to the extent that Seller can do so without breaching the terms of such Unassignable Asset, Seller shall use commercially reasonable efforts to provide Buyer, in all material respects, with, and Seller shall hold in trust for the exclusive benefit of Buyer, all the economic (taking into account all burdens to Seller), operational and other benefits of such Unassignable Asset, to the extent permitted, as if such Consent had been obtained. Without limitation of and subject to the foregoing, at Buyer’s request, Seller shall use commercially reasonable efforts to: (i) cooperate, in all reasonable respects, in any lawful and commercially reasonable arrangement proposed by Buyer under which Buyer would obtain the economic, operational and other benefits thereunder and would assume any related economic burden thereunder, (ii) enforce for the benefit Buyer and as directed by Buyer such Seller’s rights under such Unassignable Asset as if such Unassignable Asset had been sold, conveyed, assigned and delivered to Buyer, including in the name of Seller party to such Unassignable Asset or otherwise as Buyer shall specify, including the right to terminate in accordance with the terms thereof, and (iii) permit Buyer to enforce any rights arising with respect thereto; provided, however, that, (1) Buyer hereby agrees to promptly reimburse Seller for all related Taxes and expenses incurred by Seller in complying with Buyer’s requests described above, and (2) if Seller provides Buyer, in all material respects, with, and Seller holds in trust for the exclusive benefit of Buyer, all the economic, operational and other benefits of such Unassignable Asset in accordance with this Section 4.4, Buyer shall assume the related economic burden and, from and after the Closing, Buyer shall, as agent or subcontractor for Seller pay, perform and discharge fully as and when required the Liabilities of Seller with respect to such Unassignable Asset. Seller, being party to such Unassignable Asset, will promptly pay to Buyer all income, proceeds and other monies received by Seller from third parties to the extent related to Buyer’s intended rights under such Unassignable Asset, as contemplated by this Section 4.4. Once any Consent referenced in this Section 4.4 is obtained or notice is properly made, Seller shall assign the applicable Unassignable Asset to Buyer for no additional consideration and, for the avoidance of doubt, such Unassignable Asset shall thereafter be treated as a Purchased Asset for all purposes hereunder.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
Subject to (a) any information contained, or incorporated by reference, in any current, annual or quarterly report publicly filed with the United States Securities and Exchange Commission (the “SEC”) by Seller since January 1, 2022 and prior to the date hereof, other than information contained in any risk factor or forward looking statement sections thereof (it being understood that any matter disclosed in any such SEC report will be deemed to be disclosed with respect to a representation or warranty in this Article V only to the extent that it specifically references the Product and is reasonably apparent from such disclosure in such SEC report on its face that it is applicable to such representation or warranty), and (b) such exceptions as are disclosed in the corresponding section of the disclosure schedule or any other section or subsection of disclosure schedule (regardless of whether or not a specific cross-reference is made thereto) to the extent its relevance to such other section or subsection is reasonably apparent on the face of such disclosure (the “Seller Disclosure Schedule”) delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement, Seller hereby represents and warrants to Buyer as follows:
Section 5.1   Organization, Standing and Corporate Power.   Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; and (b) to own, lease and use its assets in the manner in which its assets are currently owned, leased and used. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not be material to the Purchased Assets or the Business.
Section 5.2   Authority Relative to this Agreement.   Seller has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Seller is party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Seller, and, subject to the receipt of the Stockholder Approval, no other corporate or similar proceedings on the part of Seller are necessary to authorize this Agreement or the other Transaction Documents to which it is party or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Seller, and, upon their execution and delivery in accordance with the terms of this Agreement, each of the other Transaction Documents to which Seller is party will have been duly and validly executed and delivered by Seller, and assuming that this Agreement and the other Transaction Documents to which it is party constitute valid and binding agreements of Buyer to the extent that it is a party thereto, and, subject to the execution and delivery of such other Transaction Documents in accordance with the terms hereof, this Agreement and the other Transaction Documents constitute valid and binding agreements of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.
Section 5.3   No Violation; Consents.
(a)   Except as described in Section 5.3(a) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement or the other Transaction Documents by Seller nor the consummation by Seller of the transactions contemplated hereunder or thereunder will (with or without notice or lapse of time, or both) (i) assuming the Stockholder Approval is obtained, conflict with or result in any breach of any provision of the Governing Documents of Seller or (ii) subject to the matters referred to in Section 5.3(b), conflict with or violate any Law applicable to Seller or its respective properties or assets or (iii) require any Consent under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than Permitted Encumbrances) on any property or asset of Seller pursuant to, any Assumed Contract.

(b)   No Consent of any Governmental Authority or any other Person is required to be obtained by or with respect to Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents by Seller, or the consummation by Seller of the transactions contemplated hereby and thereby, except for (i) under the HSR Act, (ii) the Consents set forth in Section 5.3(b) of the Seller Disclosure Schedule (the “Required Consents”), and (iii) compliance with any applicable requirements of applicable securities Laws.
Section 5.4   Legal Proceedings and Orders.   Except as described in Section 5.4 of the Seller Disclosure Schedule, there is no action, suit, claim, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding or any informal proceeding) or investigation pending or being heard by or before, or otherwise involving, any Governmental Authority or any arbitrator or arbitration panel (each a “Proceeding”) or Governmental Order and, to the Knowledge of Seller, no Person has threatened to commence any Proceeding (a) that relates to the Purchased Assets or the Business or (b) that would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with any of the transactions contemplated by this Agreement or any other Transaction Document.
Section 5.5   Compliance with Law.
(a)   Seller is and, during the past six (6) years, has been, with respect to the operation of the Business and the ownership and use of the Purchased Assets, in compliance in all material respects with all applicable Laws (including Health Care Laws), except as set forth in Section 5.5 of the Seller Disclosure Schedule. The Cell Banks are and, during the past six (6) years, have been maintained and stored in compliance in all material respects with (i) applicable Laws and (ii) the Master Project Agreement by and between Seller and Fisher BioServices, Inc., dated September 11, 2012, and the Commercial Manufacturing Agreement by and between Seller and KBI Biopharma, Inc., dated November 14, 2018, as applicable. During the past six (6) years, Seller has not, and to the Knowledge of Seller no other Person has, received any written subpoenas, demands, audits, written notices of adverse filing, warning letters, or other notices from any Governmental Authority inquiring into, or otherwise relating to, any actual or potential violation of any Laws applicable to the Business, the Purchased Assets or the Assumed Liabilities. Seller is not under investigation by any Governmental Authority for a violation of any Laws applicable to the Business, the Purchased Assets or the Assumed Liabilities, and, to the Knowledge of Seller, there are no facts or circumstances that would reasonably be expected to form the basis for any such violation.
(b)   Section 5.5(b) of the Seller Disclosure Schedule sets forth all material Permits held by Seller that are necessary or required to enable Seller to conduct the Business or own and operate the Purchased Assets. Seller holds each such material Permit, and each such material Permit is valid and in full force and effect. Seller is in compliance in all material respects with the terms and requirements of such material Permits.
Section 5.6   Seller SEC Reports; Financial Statements.
(a)   Seller has filed all reports, schedules, forms, statements or other documents required to be filed by it under the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), as the case may be, since January 1, 2022 (collectively, the “Seller SEC Reports”). Each Seller SEC Report (i) as of its date, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, as in effect on the date so filed and (ii) did not, at the time it was filed (or, if subsequently amended or supplemented, at the time of such amendment or supplement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(b)   Each of the consolidated financial statements of Seller contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and in the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024, June 30, 2024 and September 30, 2024 filed with the SEC (collectively, the “Seller Financial Statements”) was prepared in accordance with GAAP and presents fairly, in all material respects, the consolidated financial position of Seller as of the respective dates thereof and the consolidated statements of operations, stockholder’s equity and cash flows of Seller for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal period end adjustments).
(c)   Set forth on Section 5.6(c) of the Seller Disclosure Schedule are the unaudited statement of profits and losses of Seller with respect to the Product for the periods ended June 30, 2024 and December 31, 2023 and 2022, the related statement of cash flows for the periods ended December 31, 2023 and June 30, 2024 and the balance sheets of Seller with respect to the Product as of September 30, 2023 and June 30, 2024 (the “Product Financial Statements”). Each of the Product Financial Statements was prepared in accordance with GAAP and presents fairly, in all material respects, the consolidated financial position of Seller with respect to the Product as of the respective dates thereof and the consolidated statement of cash flows of Seller with respect to the Product for the respective periods indicated therein, subject to normal period-end adjustments. Without limiting the foregoing, Buyer and Seller acknowledge and agree that the figures presented in the Product Financial Statements may differ from those presented in financial statements filed by Seller with the SEC, including the financial statements to be contained in the Proxy Statement.
(d)   Seller does not have any Liabilities of a nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Seller (or in the notes thereto), except for Liabilities (i) that were incurred after September 30, 2024 in the ordinary course of business consistent with past practice and are not, individually or in the aggregate, material to the Business or the Purchased Assets, (ii) that were incurred under this Agreement, (iii) that are Excluded Liabilities, or (iv) that were disclosed or reserved against in the Seller Financial Statements (including the notes thereto).
Section 5.7   Absence of Changes.   Other than as described on Section 5.7 of the Seller Disclosure Schedule, since January 1, 2024 (a) Seller has conducted its business and operated its properties and assets in the ordinary course of business consistent with past practice, and (b) Seller has not (i) experienced a Material Adverse Effect, (ii) suffered any theft or material damage, destruction or casualty loss to any Purchased Asset or any material portion of any Purchased Asset (whether or not covered by insurance), or any substantial destruction of its books and records, (iii) sold or transferred any portion of its assets or properties that would be material to the Business as a whole, except for sales of Inventory and transfers of cash in payment of trade payables, all in the ordinary course of business consistent with past practice, (iv) taken or agreed to take any action that, if taken without the consent of Buyer during the period from the date hereof until the Closing Date or earlier termination of this Agreement, would be prohibited by Section 7.1, or (v) entered into any Contract to do any of the foregoing, or take any action or omission that would result in any of the foregoing.
Section 5.8   Contracts.
(a)   Section 5.8 of the Seller Disclosure Schedule sets forth a true and complete list, organized by the applicable subcategory set forth below, of each of the following Contracts that are primarily related to the Product (such Contracts, the “Material Contracts”):
(i)   (A) any Contract relating to the acquisition or disposition by Seller of any operating business or assets or (B) any Contract under which Seller has any indemnification or other obligations, other than any such Contracts entered into in the ordinary course of business consistent with past practice (with such ordinary course Contracts including clinical trial agreements, service agreements and research and development agreements with universities and other academic institutions);
(ii)   (A) any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by Seller and applicable to the Purchased Assets or (B) any Contract evidencing debt of Seller or providing for the creation of or granting any Encumbrance upon any of the Purchased Assets;
(iii)   any Contract (A) creating or purporting to create any partnership or joint venture or any sharing of profits or losses by Seller with any third party; or (B) any Contract that provides for “earn-outs” or other contingent payments by or to Seller;

(iv)   any Contract under which any Governmental Authority has any material rights or that requires Consent from or notice to a Governmental Authority;
(v)   any Contract (A) containing covenants restricting or purporting to restrict competition which, in either case, have, would have or purport to have the effect of prohibiting Seller in any geographic area or other jurisdiction; (B) in which Seller has granted “exclusivity” or that requires Seller to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person; (C) containing a “most-favored-nation,” best pricing or other similar term or provision by which another party to such Contract or any other Person is, or would become, entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person; or (D) containing any “non-solicitation” or “no-hire” provisions or covenants running in favor of another Person operating in the industry in which Seller operates;
(vi)   any Contract involving a license, grant of rights to use any Intellectual Property, or royalty, milestone, or other similar arrangement;
(vii)   any lease, sublease, rental or occupancy agreement, license, installment, conditional sale agreement or agreement under which Seller is lessee or lessor of, or owns, uses or operates any leasehold or other interest in, any real or personal property;
(viii)   any Contract that, if terminated, or if it expired without being renewed, would have a Material Adverse Effect;
(ix)   any Contract with a Material Customer or Material Supplier;
(x)   any Contract for purchase or sale of goods or services, materials, supplies or equipment that involved the payment of more than $1,500,000 in 2023 or which Seller reasonably anticipates will involve the payment of more than $1,500,000 in 2024 under such Contract;
(xi)   any Contract relating to the marketing, sale, licensing or distribution of the Product;
(xii)   any Manufacturing or supply agreements (and associated quality agreements), sponsored research agreements, collaboration agreements, pharmacovigilance agreements or any agreements with an academic institution, research center or contract research organization (excluding non-disclosure agreements with any such contract research organization);
(xiii)   any Contract containing an option in favor of a party other than Seller or grants any right of first refusal or right of first offer, right of first negotiation or similar right in favor of a party other than Seller or that limits or purports to limit the ability of Seller to own, operate, sell, transfer, pledge or otherwise dispose of any of the Purchased Assets;
(xiv)   any power of attorney with respect to the Business or any Purchased Asset; and
(xv)   any other Contracts that are material to the Purchased Assets or the operation of the Business (other than those described in any of clauses (i) through (xiii) above).
(b)   Except as set forth in Section 5.8(b) of the Seller Disclosure Schedule, Seller has delivered or made available to Buyer a correct and complete copy of each of the Assumed Contracts and Material Contracts and all amendments, side letters and exhibits and schedules relating to such Assumed Contracts and Material Contracts.
(c)   Except as set forth in Section 5.8(c) of the Seller Disclosure Schedule, none of the Assumed Contracts or Material Contracts is under negotiation as of the date hereof. Except as would not be material to Seller, no liquidated damages, penalties or similar remedies are currently imposed or, to the Knowledge of Seller, threatened against Seller under any of the Assumed Contracts or Material Contracts.
(d)   Except as set forth in Section 5.8(d) of the Seller Disclosure Schedule, neither Seller nor, to the Knowledge of Seller, any other party, is in breach or default under any of the Assumed Contracts or Material Contracts. No event exists which upon notice or the passage of time, or both, could reasonably be expected to give rise to any default in the performance by Seller or, to the Knowledge of Seller, by any other party under any of the Assumed Contracts or Material Contracts or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Seller has not given to or received from any other party to an Assumed Contract or Material Contract written notice of any such alleged default. Seller has not given any notice to other party to any Assumed Contract or Material Contract that it intends to terminate such Assumed Contract or Material Contract, and Seller has not received any notice from any other party stating that such party intends to terminate any Assumed Contract or Material Contract or intends to submit to Seller any claim of breach with respect to the performance of Seller’s obligations under any such Contract.
(e)   Except as set forth in Section 5.8(e) of Sellers Disclosure Schedule, to the Knowledge of Seller, each of the Assumed Contracts will continue to be legal, valid, binding and enforceable and fully effective with respect to Buyer immediately following the Closing in accordance with its terms as in effect prior to the execution of this Agreement.
Section 5.9   Intellectual Property.
(a)   Section 5.9(a) of the Seller Disclosure Schedule identifies as of the date hereof, (i) each item of Registered IP, (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number, and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest.
(b)   (i) Seller owns or possesses valid rights to use all Seller IP necessary to conduct the Business as it is currently conducted as of the date of this Agreement; and (ii) to the Knowledge of Seller, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any Seller IP.
(c)   As of the date hereof, the operation of the Business as currently conducted as of the date of this Agreement (including the Development, Manufacture or Commercialization of the Product) does not infringe the Intellectual Property of any other Person.
(d)   There are no actions against Seller that are pending or, to the Knowledge of Seller, threatened, (i) claiming that the operation of the Business as currently conducted as of the date of this Agreement (including the Development, Manufacture or Commercialization of the Product) infringes, misappropriates, or violates any Person’s Intellectual Property or (ii) with respect to the ownership, validity, enforceability or use of any of the Seller IP (including any opposition, cancellation, interference, reissue, reexamination or other similar proceeding). Except as described in Section 5.9(d) of the Seller Disclosure Schedule, no such actions have been asserted in the six (6) years immediately preceding the Closing Date. Except as described in Section 5.9(d) of the Seller Disclosure Schedule, no Seller IP is subject to any outstanding settlement, decree, order, injunction, judgment or ruling, or any Contract, restricting or otherwise limiting the use, ownership, validity, enforceability, disposition or exploitation thereof.
(e)   All current and former directors, officers, employees, contractors and consultants of Seller who contributed to the discovery, creation or development of any Intellectual Property related to the Product or the Business (i) did so within the scope of his or her employment such that such Intellectual Property became the exclusive property of Seller or (ii) pursuant to a valid and enforceable written agreement, assigned all of his or her rights in such Intellectual Property to Seller and waived all non-assignable rights therein, including all author or moral rights. No current or former directors, officers, employees, contractors or consultants of Seller have made or, to the Knowledge of Seller, threatened to make any claim or challenge in writing against Seller or any of its Affiliates in connection with their contribution to the discovery, creation or development of any such Intellectual Property.
(f)   Section 5.9(f) of the Seller Disclosure Schedule sets forth a complete and accurate list as of the Closing Date of the IP Contracts, other than (i) software licenses for commercially available off the shelf software, (ii) employee proprietary inventions agreements (or similar employee agreements), or (iii) non-exclusive licenses entered into in the ordinary course of business in connection with the

Exploitation of the Product. All material obligations for payment of monies currently due and payable by Seller and other material obligations in connection with the IP Contracts have been satisfied in a timely manner.
(g)   Seller has made all filings with Governmental Authorities or obtained all grants and registrations that are necessary to preserve and protect all Registered IP (including, as applicable, with respect to the payment of filing, examination and maintenance fees, proofs of working or use, disclosure requirements, timely post-registration filing of affidavits of use and incontestability and renewal applications), and no renewal, maintenance or other fees are due, during the ninety (90) day period following the Closing Date. The Registered IP is subsisting, and in full force and effect; and, to the Knowledge of Seller, is valid and enforceable; provided, that the foregoing will not constitute a representation or warranty regarding non-infringement, non-misappropriation or non-violation of any Registered IP.
(h)   Seller has used reasonable efforts and taken all reasonable steps to maintain in confidence its trade secrets and other material confidential information acquired, conceived, developed, collected, compiled, generated, reduced to practice, and owned by Seller and included in the Seller IP, including requiring all employees or other persons to whom such trade secrets and other material confidential information is disclosed to execute valid and enforceable written agreements requiring the confidential treatment and non-disclosure of such trade secrets and other confidential information.
(i)   The execution and delivery of this Agreement and the other Transaction Documents by Seller do not and will not, and the consummation of the transactions contemplated hereby and thereby and compliance by Seller with the provisions of this Agreement and any other Transaction Documents will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any right or obligation or to the loss of a benefit under, or result in the creation of any Encumbrance in or upon or the transfer of, any material Seller IP owned or controlled by Seller. The Seller IP shall be solely and exclusively owned or available for use by Buyer immediately after the Closing, free and clear of all Encumbrances (other than Permitted Encumbrances), including any royalty payment or other obligations or contractual limitations (other than pursuant to the terms of any Assumed Contract).
(j)   No funding, Intellectual Property, facilities, personnel or other resources of any Governmental Authority or university or other academic institution or research center has been used in connection with the conception, invention, reduction to practice, development or other creation of any Intellectual Property relating to the Product or otherwise included in the Seller IP, except for any such funding or use of Intellectual Property, facilities, personnel or other resources that has not resulted and would not result in such Governmental Authority or university or other academic institution or research center obtaining ownership rights or any other similar right, title or interest (including any “march in” rights) in or to any Intellectual Property relating to the Product or otherwise included in the Seller IP (including any claim or option to any of the foregoing).
Section 5.10   Data Privacy and Security.   During the past five (5) years and solely to the extent related to the Business, Seller: (a) is and has been in compliance in all material respects with applicable Data Protection Requirements, (b) maintains, and to the extent required under the Data Protection Laws requires all processors and other third-parties that process Personal Information on behalf of Seller to maintain, commercially reasonable technical, physical, and administrative safeguards designed to ensure that all Personal Information Processed by or for Seller is protected against unauthorized access, use, modification or disclosure, and, to the Knowledge of Seller, there have been no incidents regarding the same under any applicable Data Protection Law; and (c) has not received communication from any Person alleging that Seller is not in compliance with any Data Protection Requirements.
Section 5.11   Regulatory Matters.
(a)   (i) Seller is operating, and during the past five (5) years has operated, the Business with respect to the Purchased Assets, in compliance in all material respects with all applicable Health Care Laws, (ii) during the past five (5) years, Seller has not received any written notification of any pending or, to the Knowledge of Seller, threatened, Proceeding from any Governmental Authority, including the FDA, alleging non-compliance by Seller under any applicable Health Care Laws with respect to the Purchased Assets, and (iii) during the past five (5) years, neither Seller, its offers or directors, nor to the Knowledge of Seller, any of its employees or HCPs that has participated in the Exploitation of the Purchased Assets, has been excluded, suspended or debarred from participation in any federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)) or human clinical research or, to the Knowledge of Seller, is subject to a Proceeding that could reasonably be expected to result in such debarment, suspension, or exclusion.
(b)   Except as would not, individually or in the aggregate, reasonably be expected to be material to the Purchased Assets, the Assumed Liabilities or the Business, Seller holds such Permits issued by the FDA required for the conduct of the Business as currently conducted (collectively, the “FDA Permits”), and all other state, regional or national Permits required for the conduct of the Business as currently conducted. All such Permits and FDA Permits are in full force and effect and no such Permits or FDA Permits will be terminated or become terminable, or be impaired, varied or suspended, to the detriment of the Business in whole or in part, as a result of the transactions contemplated hereby.
(c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA by Seller in connection with the Business or the Purchased Assets have been so filed, maintained or furnished and (ii) all such reports, documents, claims and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).
(d)   The clinical and pre-clinical studies conducted or sponsored by or on behalf of Seller with respect to the Purchased Assets have been and, if still pending, are being conducted in compliance in all material respects with all applicable Health Care Laws and FDA Permits.
(e)   Except as set forth in Section 5.11(e) of the Seller Disclosure Schedule, the Product is being, and has been, during the past five (5) years, investigated, researched, procured, developed, Manufactured, produced, packaged, Labeled, marketed, promoted, tested, distributed, imported, exported, handled, commercialized, sold and stored in compliance with all applicable Health Care Laws. Without limiting the generality of the foregoing, the Seller and, to the Knowledge of Seller, the Seller’s contract research organizations, contract manufacturing organizations of the Product, are, and have been during the past five (5) years, acting or operating in compliance with all Health Care Laws and hold such Permits applicable to such organizations’ respective activities with respect to the Product.
(f)   During the past five (5) years, there have been no recalls, field notifications, product defect notifications, market withdrawals or replacements, “dear doctor” letters, investigator notices, clinical trial safety reports, serious adverse event reports or other comparable notices of action relating to a quality, safety or efficacy concern or alleged lack of regulatory compliance of the Product that have materially impacted the quality, safety, or efficacy profile of the Product, to the Knowledge of Seller, there are no facts or circumstances that would be reasonably likely to result in such action or otherwise require a material change in the Labeling of or the, variation, termination, or suspension of the development, testing of the Product.
(g)   Except as set forth in Section 5.11(g) of the Seller Disclosure Schedule, during the past five (5) years, neither the Seller, nor to the Knowledge of Seller, any of their respective contract research organizations, contract manufacturing organization, or service vendors, has received written notice (i) of any FDA Form-483, or alleged material noncompliance or major or critical findings pertaining to the Seller’s or such organizations’ or vendors’ activities with respect to the Product, in any case as a result of any internal audit or inspection or any audit or inspection performed by or on behalf of a Governmental Authority in connection with, related to, or affecting the Product or (ii) of any alleged material falsification or fraudulent activity regarding any documentation generated or submitted to any Person in connection with, related to, or affecting the Product.
(h)   During the past five (5) years, neither the Seller, nor to the Knowledge of Seller, any of its contract research organizations, contract manufacturing organization, or service vendors have received serious and unexpected adverse event reports, investigator notices in writing, or other notice alleging a lack of quality, safety, efficacy, or regulatory compliance of the Product (collectively, “Safety Notices”), in each case, that have materially impacted the quality, safety or efficacy profile of the Product. During the past five (5) years, neither the Seller, nor to the Knowledge of Seller, any of its contract research organizations, contract manufacturing organization, or service vendors have received material product complaints with respect to the Product that remain unresolved, and, to the Knowledge of Seller, neither the Seller nor any of its contract research organizations, contract manufacturing organization, or service vendors have received notice of facts that either individually or collectively would reasonably be expected to result in a material Safety Notice with respect to the Product.
(i)   As of the Closing Date, except as disclosed in Section 5.11(i) of the Seller Disclosure Schedule, to the Knowledge of Seller, the Product is not the subject of any written material adverse reimbursement or coverage decision or determination from any third-party payor.
Section 5.12   Purchased Assets.
(a)   Seller has good and valid title to, or has good and valid leasehold interests in, all tangible personal property that is included in the Purchased Assets (other than the Excluded Assets), free and clear of all Encumbrances other than Permitted Encumbrances, except as set forth in Section 5.12(a) of the Seller Disclosure Schedule. Seller has the power to sell, assign, transfer and deliver to Buyer the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances. To the Knowledge of Seller, there are no adverse claims of ownership to the Purchased Assets. Seller has not received any written notice, or to the Knowledge of Seller, oral notice, that any Person has asserted a claim of ownership or right of possession or use in or to any of the Purchased Assets.
(b)   The Purchased Assets, together with the rights and services made available under the Transition Services Agreement and the IP License, constitute all of the assets, rights or properties (tangible or intangible) owned or controlled by, or in the possession of, Seller or its Affiliates that are necessary for the Exploitation of the Product, other than those assets set forth on Section 5.12(b) of the Seller Disclosure Schedule. Immediately after the Closing, except for the assets, properties and rights used to perform the services that are the subject of the Transition Services Agreement, the IP License and the assets, properties and rights that are currently available in Buyer’s existing business as of the date hereof, Buyer will own all of the rights, properties and assets that are primarily related to the Product, and no other Person shall have any rights to Exploit the Product.
Section 5.13   Employee Matters.
(a)   Section 5.13 of the Seller Disclosure Schedule sets forth, as of the date hereof, an accurate and complete list of all Benefit Plans (excluding at-will offer letters or agreements made in the ordinary course of business on Seller’s standard form, in each case that are cancellable without penalty to Seller (other than any statutory severance and access to continued healthcare coverage obligations)). Except as would not reasonably be expected to result in material Liability to Buyer, each Benefit Plan has been established and administered in all respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. Seller has made available to Buyer complete and correct copies of (i) each Benefit Plan, including all amendments thereto, (ii) the most recent annual report (Form 5500) filed with respect to each such Benefit Plan, including schedules and financial statements attached thereto, and attached opinions of independent accountants as applicable; (iii) the most recent summary plan description for each such Benefit Plan for which a summary plan description is required, together with any summary of material modifications thereto, (iv) the trust, insurance policy or other funding contract, (v) the most recent determination or opinion letter issued with the IRS with respect to any such Benefit Plan intended to be qualified under Section 401(a) of the Code, and (vi) all material or other non-routine correspondence to or from any Governmental Authority in the three (3) most recent plan years.
(b)   Each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code (i) has received a favorable determination letter from the IRS that such Benefit Plan is so qualified, or (ii) is maintained pursuant to a volume submitter or prototype document for which it may properly rely on the applicable opinion or advisory letter. To the Knowledge of Seller, nothing has occurred, whether by action or failure to act, that would reasonably be expected to adversely affect the qualification of any such Benefit Plan.

(c)   Except as would not reasonably be expected to result in material Liability to Buyer, there are no pending or, to the Knowledge of Seller, threatened claims by or on behalf of any participant in any of the Benefit Plans, other than routine claims, proceedings or actions for benefits, and none of the Benefit Plans is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the United States Department of Labor, or any other Governmental Authority.
(d)   Except as set forth on Section 5.13(d) of the Seller Disclosure Schedule, no Benefit Plan is, and neither Seller nor any of its ERISA Affiliates has ever maintained or contributed to (or been obligated to contribute to) or has any liability to, (i) any plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) any multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA, (iii) any multiemployer plan (within the meaning of Section 3(37) of ERISA) or (iv) any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.
(e)   As of the date hereof, except as set forth on Section 5.13(e) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (alone or in combination with any other event): (i) entitle any Employee to any payment, forgiveness of indebtedness, vesting, distribution, or increase in compensation or benefits under any Benefit Plan or otherwise, (ii) result in any accelerated payment or vesting of compensation for any Employee or (iii) result in any payment or benefit with respect to any “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) that could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.
(f)   No Employee or beneficiary thereof is entitled to receive any welfare benefits from the Seller, including death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than as applicable Law requires.
(g)   Except as would not reasonably be expected to result in material Liability to Buyer, there has been no failure of a Benefit Plan that is a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in Section 4980B(g) of the Code).
Section 5.14   Labor Matters.
(a)   Except as prohibited by Law, Section 5.14(a) of the Seller Disclosure Schedule contains a true and complete list of (i) all Employees and (ii) all individual independent contractors and consultants of Seller who provide services primarily relating to the Business, in each case, including each Employee, contractor, or consultant’s name, job title, exempt or non-exempt status, immigration status, rate of pay, commissions, bonus information or other forms of compensation, date of hire, paid time off information, state of residence, and work location.
(b)   Seller is not a party and is not subject to any labor union or collective bargaining Contract in respect of any Employee. As of the date hereof, (i) there are no pending or, to the Knowledge of Seller, threatened strikes, lockouts, work stoppages or slowdowns, pickets, boycotts, unfair labor practice charges, or grievances against Seller involving the Employees and (ii) with respect to Employees, Seller is in material compliance with, and at all times in the five (5) years before the Closing Date has materially complied with, all applicable Laws relating to terms or conditions of employment or labor or employment practices, including as it relates to hiring, worker classification, compensation, training, wage and hour, immigration, employment eligibility verification, privacy, occupational health and safety, accommodations, equal employment opportunity, pay equity, harassment, discrimination, retaliation, whistleblower, record retention, notice, wage payment and deduction, unemployment, collective bargaining, Taxes, discipline, and termination.
(c)   Seller has not carried out a “plant closing” or “mass layoff” as such terms are defined under the U.S. Worker Adjustment and Retraining Notification Act and any similar state or other Laws (“WARN”) with respect to the Business without fully satisfying its obligations under WARN.
(d)   Except as would not reasonably be expected to result in material Liability to Buyer, Seller has properly classified (i) each of its former employees and the Employees as exempt or non-exempt under applicable wage and hour Laws and (ii) each of its current and former independent contractors as independent contractors and not employees. Neither Seller nor any Affiliate of Seller has received any notice from any Governmental Authority disputing such classification.
Section 5.15   Brokers.   Except for J.P. Morgan Securities LLC, no Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Seller in connection with the transactions contemplated by this Agreement. Such fees shall be paid in full by Seller.
Section 5.16   Taxes.
(a)   There are no Encumbrances for Taxes (other than Permitted Encumbrances) on any of the Purchased Assets.
(b)   Seller has timely filed with each appropriate Governmental Authority all material Tax Returns relating to the Purchased Assets, the Assumed Liabilities or the Business required to be filed, and all such Tax Returns are true, complete and correct in all material respects. All material Taxes relating to the Purchased Assets, the Assumed Liabilities or the Business required to be paid or remitted by Seller whether or not shown on any Tax Return have been timely paid or remitted.
(c)   All material Taxes with respect to the Purchased Assets, the Assumed Liabilities or the Business required by Law to have been withheld or collected by Seller have been duly withheld or collected and, to the extent required, have been properly and timely paid to the appropriate Governmental Authority.
(d)   Seller has properly collected and remitted all material sales, use, value added, goods and services, and similar Taxes with respect to sales or leases made or services provided to its customers.
(e)   No audit of or relating to any portion of any material Tax Return of Seller that relates to the Purchased Assets, the Assumed Liabilities or the Business is currently in progress or, to the Knowledge of Seller, threatened in writing. There are no actual or proposed Tax deficiencies, assessments or adjustments with respect to Seller relating to the Purchased Assets, the Assumed Liabilities or the Business, which have not been finally resolved.
(f)   Seller has not been informed in writing by any Governmental Authority in a jurisdiction in which the Seller does not file a Tax Return that such Governmental Authority believes that Seller was required to file any Tax Return in such jurisdiction relating to the Purchased Assets, the Assumed Liabilities or the Business that was not filed or is subject to Tax in such jurisdiction as a result of the Purchased Assets, the Assumed Liabilities or the Business; provided, however, that for the avoidance of doubt nothing in this Section 5.16(f) constitutes a representation or warranty regarding any Tax Return filing or Tax payment obligation of Buyer in any jurisdiction after the Closing.
(g)   None of the Purchased Assets include any interest in any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.
(h)   None of the Purchased Assets, including the Seller IP, any BLA and the Material Contracts, is registered in India.
Section 5.17   Inventory.
(a)   Section 5.17(a) of the Seller Disclosure Schedule sets forth a complete and accurate record or count of the Inventory held by Seller as of the date set forth therein, and consists of a quantity and quality usable and salable in the ordinary course of business.
(b)   The Inventory conforms in all material respects with all applicable specifications, good manufacturing processes, Laws and regulatory approvals and the Closing Inventory has, as of the Closing Date, a remaining shelf life through January 31, 2027. All Inventory is merchantable, fit for the purposes for which it was procured or Manufactured and usable or saleable in the Business and all Inventory has been Manufactured in all material respects in accordance with all regulatory approvals and all applicable Laws.
(c)   No Inventory has been pledged as collateral or is held on a consignment basis. Each item included in the Inventory is owned by Seller, free and clear of any Encumbrances other than Permitted Encumbrances.

Section 5.18   Insurance.   Seller has in place customary policies of insurance covering the Business, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability, and such policies are in a form and amount which is adequate for the operation of the Business. Such insurance policies are in full force and effect, no written notice of cancellation has been received by Seller under such policies, and there is no existing default or event which, with the giving of notice or lapse of time or both, would reasonably be expected to be, individually or in the aggregate, material to the Business.
Section 5.19   Customers and Suppliers.
(a)   Section 5.19(a) of the Seller Disclosure Schedule sets forth with respect to the Business (i) the top ten (10) customers that have paid the most aggregate consideration to Seller for goods or services rendered for the most recent fiscal year (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such period. Seller has not received any written notice, or, to the Knowledge of Seller, oral notice, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.
(b)   Section 5.19(b) of the Seller Disclosure Schedule sets forth with respect to the Business (i) the top ten (10) suppliers to whom Seller has paid the most aggregate consideration for goods or services rendered from the most recent fiscal year (collectively, the “Material Suppliers”); and (ii) the amount of consideration paid to each Material Supplier during such period. Seller has not received any written notice, or, to the Knowledge of Seller, oral notice, that any of the Material Suppliers has ceased, or intends to cease after the Closing, to supply the goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.
Section 5.20   Non-Reliance; No Additional Representations.
(a)   Except as expressly set forth in Article VI and in any certificate, instrument or other document required to be delivered pursuant to this Agreement by Buyer, Seller acknowledges that neither Buyer nor any other Person acting on behalf of Buyer makes any representations or warranties, whether express, implied or statutory, with respect to Buyer or with respect to any information provided to Seller or any of its Affiliates or Representatives. Seller has not relied on any representation, warranty or other statement by any Person acting on behalf of Buyer, other than the representations and warranties of Buyer expressly contained in Article VI and in any certificate, instrument or other document required to be delivered by Buyer. Seller acknowledges and agrees that the representations and warranties set forth in Article VI and in any certificate, instrument or other document required to be delivered pursuant to this Agreement by Buyer are made solely by Buyer, and no Affiliate of Buyer, Representative of Buyer or other Person shall have any responsibility or Liability related thereto.
(b)   Except as expressly set forth in Article V and in any certificate, instrument or other document required to be delivered pursuant to this Agreement by Seller, Seller hereby disclaims all Liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or Representatives with respect to the execution and delivery of this Agreement or the transactions contemplated hereby.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as follows:
Section 6.1   Organization and Good Standing.   Buyer is a limited company duly organized, validly existing and in good standing under the Laws of India. Each of the Designated Affiliates is a corporation validly existing and in good standing under the Laws of Delaware.
Section 6.2   Authority Relative to this Agreement.   Buyer has all necessary limited company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Buyer, and no other proceedings on the part of Buyer are necessary to authorize this Agreement or the other Transaction Documents to which it is party or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Buyer, and, upon their execution and delivery in accordance with the terms of this Agreement, each of the other Transaction Documents to which Buyer is a party will have been duly and validly executed and delivered by Buyer, and, assuming that this Agreement and such other Transaction Documents to which Buyer is a party constitute valid and binding agreements of Seller, constitute valid and binding agreements of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.
Section 6.3   No Violation; Consents.
(a)   Neither the execution and delivery of this Agreement or the other Transaction Documents by Buyer, nor the consummation by Buyer of the transactions contemplated hereunder or thereunder will (with or without notice or lapse of time) (i) conflict with or result in any breach of any provision of the Governing Documents of Buyer or (ii) subject to the matters referred to in Section 6.3(b), conflict with or violate any Law applicable to Buyer or its properties or assets, except, with respect to clause (ii), as would not reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with Buyer’s ability to consummate any of the transactions contemplated by this Agreement.
(b)   No Consent of any Governmental Authority or any other Person is required to be obtained by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents by Buyer, or the consummation by Buyer of the transactions contemplated hereby and thereby, except for (i) under the HSR Act and (ii) compliance with any applicable requirements of applicable securities Laws.
Section 6.4   Legal Proceedings and Orders.   There is no Proceeding, and, to the Knowledge of Buyer, no Person has threatened in writing to commence any Proceeding that would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with any of the transactions contemplated by this Agreement or any other Transaction Document. To the Knowledge of Buyer, there is no Governmental Order to which Buyer is subject that would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with any of the transactions contemplated by this Agreement or any other Transaction Document.
Section 6.5   Brokers.   No Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.
Section 6.6   Buyer Financing.   Buyer has adequate financial resources, and will have available as of the Closing Date, sufficient cash in immediately available funds (including cash on hand and borrowing facilities) to pay the Aggregate Consideration and all of the fees, costs and expenses incurred in connection with the transactions contemplated hereby by Buyer and its Affiliates. Buyer has, and will have as of the Closing Date, adequate financial resources to pay or otherwise satisfy the Assumed Liabilities assumed by Buyer.
Section 6.7   Non-Reliance; No Additional Representations.
(a)   Except as expressly set forth in Article V and in any certificate, instrument or other document required to be delivered pursuant to this Agreement by Seller, Buyer acknowledges that neither Seller nor any other Person acting on behalf of Seller makes any representations or warranties, whether express, implied or statutory, with respect to Seller, the Purchased Assets or the Business, or with respect to any information provided to Buyer or any of its Affiliates or Representatives. Buyer has not relied on any representation, warranty or other statement by any Person acting on behalf of Seller, other than the representations and warranties of Seller expressly contained in Article V and in any certificate, instrument or other document required to be delivered by Seller. Buyer acknowledges and agrees that the representations and warranties set forth in Article V and in any certificate, instrument or other document required to be delivered pursuant to this Agreement by Seller are made solely by Seller, and no Affiliate of Seller, Representative of Seller or other Person shall have any responsibility or Liability related thereto.
(b)   Except as expressly set forth in Article VI and in any certificate, instrument or other document required to be delivered pursuant to this Agreement by Buyer, Buyer hereby disclaims all Liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Seller or its Affiliates or Representatives with respect to the execution and delivery of this Agreement, the Purchased Assets, the Business or the transactions contemplated hereby.
(c)   Buyer acknowledges that any financial projections that may have been provided to it are based on assumptions of future operating results based on assumptions about certain events (many of which are beyond the control of Seller). Buyer understands that no assurances or representations can be given that the actual results of the operations of the Business will conform to the projected results for any period. Buyer specifically acknowledges that no representation or warranty has been made, and that Buyer has not relied on any representation or warranty, as to the accuracy of any projections, estimates or budgets, future revenues, future results from operations, future cash flows, the future condition (whether financial or other) of Seller, or the Business, or, except as expressly set forth in this Agreement, any other information or documents made available to Buyer, its Affiliates or its or their respective Representatives.
ARTICLE VII
COVENANTS OF THE PARTIES
Section 7.1   Conduct of the Business.
(a)   From the date hereof until the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Article XI (the “Interim Period”), except (x) as otherwise expressly contemplated by this Agreement (including as described on Section 7.1 of the Seller Disclosure Schedule and the other matters contemplated by the other Schedules and Exhibits hereto) or any of the other Transaction Documents, (y) as required by applicable Law or Permits and (z) as otherwise approved in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), Seller shall:
(i)   conduct the Business in the ordinary course of business consistent with past practice in all material respects and use commercially reasonable efforts to maintain and preserve in all respects the Purchased Assets and the Business;
(ii)   keep accurate and complete books and records related to the Product, Purchased Assets and the Business;
(iii)   keep in full force and effect insurance in respect of the Business, the Product and the other Purchased Assets comparable in amount and scope of coverage to such insurance that is currently maintained by Seller;
(iv)   perform in all material respects all obligations under the Assumed Contracts and any other Contracts relating to or affecting the Business, the Product or the Purchased Assets;
(v)   comply in all material respects with all Laws and Permits applicable to the Business, the Product or the other Purchased Assets; and
(vi)   maintain in effect all registrations and applications for all registered or pending Intellectual Property constituting Seller IP.
(b)   Without limiting the generality of the foregoing, during the Interim Period, except (i) as otherwise expressly contemplated by this Agreement (including as described on Section 7.1 of the Seller Disclosure Schedule and the other matters contemplated by the other Schedules and Exhibits hereto) or any of the other Transaction Documents, (ii) as required by applicable Law or Permits or (iii) as otherwise approved in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), Seller shall not, in each case, solely with respect to the Business or the Purchased Assets:

(i)   (A) incur, create, assume or permit the incurrence, creation or assumption of any Encumbrance with respect to the Purchased Assets, other than Permitted Encumbrances, or (B) dispose of any of the Purchased Assets other than sales of inventory in the ordinary course of business;
(ii)   (A) terminate any Assumed Contract or Permit other than any expiration in accordance with its terms, or make any material amendment to or waive any material right or remedy under any such Assumed Contract or Permit or (B) enter into any contract that would be an Assumed Contract outside of the ordinary course of business;
(iii)   waive, release, transfer or grant any rights or options in or to any of the Purchased Assets;
(iv)   commence any Proceeding with respect to the Purchased Assets;
(v)   transfer, dispose of, grant or obtain, abandon, or permit to lapse or agree to transfer, dispose of, grant or obtain, abandon, or permit to lapse any rights with respect to any Seller IP, or disclose or agree to disclose to any Person, other than to Buyer or its Affiliates, any trade secret included in the Purchased Assets or owned by Seller;
(vi)   discharge, settle, compromise, satisfy or consent to any entry of judgment with respect to any Proceeding relating to the Purchased Assets that (A) results in any material restriction on the Business or the Product or (B) results in a Liability of the Business after the Closing;
(vii)   acquire any properties or assets that would constitute Purchased Assets, other than in the ordinary course of business consistent with past practice;
(viii)   offer price concessions in the form of DSA fees, concessions, invoice discounts, rebates or other discounts for purposes of facilitating or encouraging customer buy-ins other than in the ordinary course of business; provided, that the parties acknowledge that Seller is in the process of resupplying the market after a temporary supply interruption and in a competitive market environment;
(ix)   cancel any indebtedness to the extent such indebtedness would constitute a Purchased Asset, or waive, release or assign any material claim, action, arbitration, dispute or other proceeding or rights of the Business;
(x)   change the nature or scope of the Business in any material respect; or
(xi)   agree to take any of the actions specified in this Section 7.1(b).
(c)   Nothing contained in this Agreement shall be construed to give Buyer or any of its Affiliates, directly or indirectly, any right to control or direct the Business prior to the Closing or any other businesses or operations of Seller or its Affiliates. Prior to the Closing, Seller shall exercise such control and supervision of the Business and of its other business and operations as is consistent with the terms and conditions of this Agreement and its Governing Documents.
Section 7.2   Access to Information; Confidentiality.
(a)   During the Interim Period, Buyer may conduct such review of the Documentary Materials, Assumed Contracts, Purchased Assets and the Business as may be reasonably necessary for the purpose of preparing for the ownership and operation of the Purchased Assets and the Business following the Closing. During the Interim Period, Seller shall permit Buyer and its authorized agents or Representatives, including its independent accountants, to have reasonable access to the books and records of Seller during normal business hours to review information and documentation relative to the properties, books, Contracts and other records of Seller (in each case, to the extent related to the Business), in each case, for the purpose of preparing for the ownership and operation of the Purchased Assets and the Business following the Closing; provided, that such investigation shall be conducted in accordance with all applicable Competition Laws, only be upon reasonable advance notice and shall not materially disrupt personnel and operations of Seller and shall be at Buyer’s sole cost and expense. It is further agreed that none of Buyer, its Affiliates or their respective Representatives shall, prior to the Closing Date, contact any of the employees, customers, suppliers, distributors, contractors, lenders, agents or parties (or Representatives of any of the foregoing) that have business relationships with Seller or any Governmental Authority or Representatives thereof, in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the prior written consent of Seller (other than the required filings specified in Section 5.3).
(b)   Following the Closing, Seller shall permit Buyer and its authorized agents or Representatives to have reasonable access to the information set forth on Section 7.2(b) of the Seller Disclosure Schedule.
(c)   Notwithstanding anything to the contrary set forth in this Agreement, during the Interim Period, neither Seller nor any of its Affiliates shall be required to disclose to Buyer or any of its Representatives (i) any information (A) if doing so would violate any Contract or Law to which Seller or any of its Affiliates is a party, which would otherwise expose Seller or its Affiliates to a material risk of Liability or which would result in the loss of the ability to successfully assert the attorney-client and work product privileges, (B) if Seller or any of its Affiliates, on the one hand, and any of Buyer or any of its Affiliates, on the other hand, are adverse parties in a Proceeding and such information is reasonably pertinent thereto, or (C) if Seller or any of its Affiliates reasonably determines that such information should not be so disclosed in order to comply with applicable Competition Laws, (ii) any information relating to Taxes or Tax Returns other than information relating to the Purchased Assets or the Business, (iii) any information contained in, or relating to or addressing matters contained in, any personnel file, human resources file or other employment-related file or information or (iv) any information in relation to the sale of the Purchased Assets, except as may be otherwise required pursuant to this Agreement, or any other sale process involving the Purchased Assets or the Business.
Section 7.3   Acquisition Proposals.
(a)   Solicitation or Negotiation.   Seller agrees that it will, and it will direct and cause its controlled Affiliates to:
(i)   immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal or any proposal that could reasonably be expected to lead to an Acquisition Proposal (including any Person with whom Seller was engaging in discussions prior to the date hereof);
(ii)   not initiate, solicit, knowingly facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;
(iii)   not engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, except to notify such Person of the existence of this Section 7.3; or
(iv)   approve, support, adopt, endorse or recommend any Acquisition Proposal or any Contract with respect thereto.
(b)   Response to Acquisition Proposals.   Notwithstanding anything in the foregoing to the contrary prior to, but not after, the date and time at which the Stockholder Approval is obtained (“End Date”), if Seller receives a bona fide written Acquisition Proposal that is not withdrawn and that did not result from a breach of this Section 7.3, Seller and its Representatives may (i) after having complied with Section 7.3(e), provide information in response to a request therefor by the Person who has made such Acquisition Proposal, but only if Seller receives from the Person so requesting such information a confidentiality agreement on terms no less restrictive in the aggregate to such Person than those contained in the Confidentiality Agreement (provided, that such agreement shall not be required to include any standstill provision and shall not restrict or prohibit Seller from complying with this Agreement) (an “Acceptable Confidentiality Agreement”) and prior to or concurrently with disclosing any information to such Person or any of its Affiliates or Representatives in response to such Acquisition Proposal, Seller makes such information available to Buyer (to the extent such information has not been previously made available to Buyer); (ii) after having complied with Section 7.3(e), engage or participate in any discussions or negotiations with such Person; and (iii) after having complied with Section 7.3(c), approve, recommend or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (A) prior to taking any action described in clause (i) or (ii) above, the Seller Board determines in good faith after consultation with outside legal counsel that the failure to take such action, in light of the Acquisition Proposal and the terms of this Agreement, would be inconsistent with the directors’ fiduciary duties under applicable Law, (B) in each such case referred to in clause (i) or (ii) above, the Seller Board has determined in good faith based on the information then available and after consultation with outside legal counsel and Seller’s financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or would be reasonably likely to result in a Superior Proposal, and (C) in the case referred to in clause (iii) above, the Seller Board determines in good faith (after consultation with outside legal counsel and Seller’s financial advisor) that such Acquisition Proposal is a Superior Proposal.
(c)   Change of Recommendation; Alternative Acquisition Agreement.
(i)   The Seller Board and each committee of the Seller Board will not, directly or indirectly:
A.   (1) except as expressly permitted by this Section 7.3, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Buyer, the Seller Board Recommendation with respect to the transactions contemplated by this Agreement, or (2) approve, propose to approve, resolve to approve, recommend or otherwise declare advisable (publicly or otherwise), any Acquisition Proposal; or
B.   Except as expressly permitted by, and after compliance with, Section 11.1(h), cause or permit Seller to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other Contract (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 7.3(b)) (an “Alternative Acquisition Agreement”) relating to or in connection with any Acquisition Proposal.
(ii)   Notwithstanding anything to the contrary set forth in this Agreement, subject to Section 11.2(b), the Seller Board may withhold, withdraw, qualify or modify the Seller Board Recommendation (a “Change of Recommendation”) prior to the End Date if the Seller Board determines in good faith based on information then available, after consultation with outside legal counsel and its financial advisor, that an Acquisition Proposal is a Superior Proposal and, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with directors’ fiduciary duties under applicable Law; provided, however, that Seller will not effect a Change of Recommendation in connection with a Superior Proposal, or take any action pursuant to Section 11.1(h) with respect to a Superior Proposal unless: (A) Seller notifies Buyer in writing, four (4) Business Days in advance, that it intends to effect a Change of Recommendation in connection with a Superior Proposal, or to take action pursuant to Section 11.1(h) with respect to a Superior Proposal, which notice will specify the reasons for such action and will specify the identity of the party who made such Superior Proposal and, in reasonable detail, all of the material terms and conditions of such Superior Proposal and attach the most current version of the agreement reflecting such terms and conditions; (B) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal, or taking any action pursuant to Section 11.1(h) with respect to a Superior Proposal, Seller will negotiate in good faith on an exclusive basis with Buyer during such four (4) Business Day period (to the extent that Buyer desires to negotiate) to make such revisions to the terms of this Agreement or consider a possible alternative transaction with Buyer so that the Acquisition Proposal that is the subject of the notice ceases to be a Superior Proposal; and (C) the Seller Board will have considered in good faith any changes to this Agreement offered in writing by Buyer and will have determined in good faith (after consultation with its outside legal counsel and financial advisor) that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Buyer were to be given effect; provided, that Seller will not effect a Change of Recommendation in connection with a Superior Proposal, or take any action pursuant to Section 11.1(h) with respect to a Superior Proposal, prior to the time that is four (4) Business Days after it has provided the written notice required by clause (A) above; provided, further, that in the event that the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, Seller will provide written notice of such modified Acquisition Proposal to Buyer and will again comply with this Section 7.3(c), except that the deadline for such new written notice will be reduced to two (2) Business Days (rather than the time that is four (4) Business Days otherwise contemplated by this Section 7.3(c)) and the time Seller will be permitted to effect a Change of Recommendation in connection with a Superior Proposal, or to take action pursuant to Section 11.1(g) with respect to a Superior Proposal, will be reduced to the time that is two (2) Business Days after it has provided such written notice (rather than the time that is four (4) Business Days otherwise contemplated by this Section 7.3(c)).
(iii)   A Change of Recommendation may also be made at any time prior to the End Date if:
A.   there shall occur or arise after the date of this Agreement a material development or material change in circumstances (any such material development or material change in circumstances being referred to in this Agreement as an “Intervening Event”); provided, however, that in no event shall the receipt, existence or terms of any Acquisition Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to an Acquisition Proposal constitute or be deemed to contribute to or otherwise be taken into account in determining whether there has been an Intervening Event;
B.   Seller had no Knowledge of Seller of such Intervening Event as of the date of this Agreement and such Intervening Event was not reasonably foreseeable or, if Seller had Knowledge of Seller of such Intervening Event as of the date of this Agreement, the consequences of such Intervening Event were not reasonably foreseeable;
C.   the Seller Board determines in good faith, after consultation with outside legal counsel, that, in light of such Intervening Event, the failure to make a Change of Recommendation, if this Agreement were not amended or an alternative transaction with Buyer were not entered into, would be inconsistent with the directors’ fiduciary duties under applicable Law;
D.   a Change of Recommendation is not made at any time within the period of four (4) Business Days after Buyer receives written notice from Seller confirming that the Seller Board has determined that the failure to make a Change of Recommendation in light of such Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law (which notice specifies, in reasonable detail, the reasons for such action);
E.   during such four (4) Business Day period, if requested by Buyer, Seller engages in good faith negotiations with Buyer to amend this Agreement or enter into an alternative transaction with Buyer so that the failure to make a Change of Recommendation in light of such Intervening Event would not be inconsistent with the directors’ fiduciary duties under applicable Law; and
F.   at the end of such four (4) Business Day period, the Seller Board determines in good faith, after consultation with outside legal counsel, that the failure to make a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law in light of such Intervening Event (taking into account any written proposal submitted to Seller by Buyer to amend this Agreement or enter into an alternative transaction with Buyer as a result of the negotiations contemplated by clause (E) above).
(d)   Certain Permitted Disclosure; Standstills.
(i)   Nothing in this Agreement shall prohibit Seller or the Seller Board from disclosing to Seller’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that unless such disclosure consists solely of a “stop, look and listen” communication containing only statements contemplated by Rule 14d-9(f) under the Exchange Act, Seller shall first comply with Section 7.3(c) and Section 7.3(e), to the extent applicable to such disclosure.
(ii)   Seller shall not grant any waiver or release under, or fail to enforce, any standstill or similar agreement; provided, however, that, at any time prior to the End Date, Seller may grant a waiver or release under any standstill agreement if the Seller Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. Seller shall not, and shall not permit any of its Representatives to, enter into any confidentiality or similar agreement subsequent to the date of this Agreement that prohibits Seller or any of its Affiliates from providing Buyer the information specifically required to be provided to Buyer pursuant to this Section 7.3.
(e)   Notice.   Until the earlier to occur of the termination of this Agreement pursuant to Article XI and the Closing, Seller agrees that it will promptly (and, in any event, within seventy-two (72) hours) notify Buyer if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the identity of the Person making the proposal or offer and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed Contracts) and thereafter will keep Buyer informed on a current basis of any material development with regard to such discussions or negotiations. Until the earlier to occur of the termination of this Agreement pursuant to Article XI and the Closing, in the event that any party modifies its Acquisition Proposal in any respect, Seller will notify Buyer within seventy-two (72) hours of receipt of such modification of the fact that such Acquisition Proposal has been modified and the terms of such modification (including, if applicable, copies of any written documentation reflecting such modification). Seller agrees that it will not enter any confidentiality (or similar) agreement subsequent to the date of this Agreement that prohibits Seller from providing to Buyer such material terms and conditions and other information.
Section 7.4   Proxy Statement; Special Meeting.
(a)   Seller shall use commercially reasonable efforts to prepare and file with the SEC a preliminary proxy statement (together with a letter to stockholders, notice of meeting and form of proxy) to be used in connection with the solicitation of proxies for use at the Stockholder Meeting (collectively, including any amendment or supplement thereto, the “Proxy Statement”) within thirty (30) days of the date hereof. Seller agrees that at the date it is first mailed to the stockholders of Seller or at the time of the Stockholder Meeting or at the time of any amendment or supplement thereof, (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by Seller for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the adoption of this Agreement by Seller’s stockholders, Seller shall become aware of the occurrence of any event or other circumstance relating to it or the transactions contemplated by this Agreement, as to which an amendment or supplement to the Proxy Statement shall be required, Seller shall promptly inform Buyer and prepare and mail to its stockholders such amendment or supplement. Seller and Buyer shall use reasonable best efforts to respond to any comments of the SEC and its staff, and Seller shall file a definitive Proxy Statement as soon as reasonably practicable following resolution of any SEC comments and mail to its stockholders the Proxy Statement and all other proxy materials for such Stockholder Meeting. Each of Seller and Buyer shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect. If necessary, in order to comply with applicable securities laws, after the Proxy Statement shall have been so mailed, Seller shall promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. Subject to Section 7.3, the Seller Board shall recommend that the stockholders of Seller vote to authorize the transactions contemplated by this Agreement (the “Seller Board Recommendation”) and shall include such recommendation in the Proxy Statement; provided, however, that the Seller Board may fail to make, or withdraw, modify or change such recommendation, and shall not be required to include such recommendation in the Proxy Statement, if it shall have validly made a Change of Recommendation pursuant to Section 7.3(c).
(b)   Seller shall, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and Seller’s Governing Documents, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) for the purpose of obtaining the

Stockholder Approval and the other matters described in this Section 7.4(b) as promptly as reasonably practicable following the date upon which the Proxy Statement is cleared by the SEC. Seller shall use reasonable best efforts to solicit from its stockholders proxies for the purposes of obtaining the Stockholder Approval and to obtain Stockholder Approval in accordance with the DGCL, Seller’s Governing Documents and the Exchange Act.
(c)   Buyer shall furnish all information concerning Buyer as may be reasonably requested in connection with the preparation and filing with the SEC of the Proxy Statement so as to comply with applicable Law. Buyer and its counsel shall be given a reasonable opportunity to review and comment on the preliminary and definitive Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and Seller shall consider in good faith in such document any comments reasonably and timely proposed by Buyer and its counsel. Seller shall (i) as promptly as practicable after receipt thereof, provide Buyer and its counsel with copies of any written comments, and advise Buyer and its counsel of any comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide Buyer and its counsel a reasonable opportunity to review Seller’s proposed response to such comments, and (iii) consider for inclusion in Seller’s written response to such comments any input reasonably and timely proposed by Buyer and its counsel. Buyer hereby represents, covenants and agrees that none of the information to be supplied by or on behalf of Buyer or any Affiliate thereof for inclusion or incorporation by reference in the Proxy Statement shall, at the date it is first mailed to the stockholders of Seller or at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by Buyer with respect to statements made or incorporated by reference therein to the extent based on information supplied by Seller in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein.
Section 7.5   Regulatory Approvals and Consents.
(a)   Each Party shall, and shall cause its respective Affiliates to, prepare, as soon as is practical following the date of this Agreement, all necessary filings in connection with the transactions contemplated by this Agreement that may be required under the HSR Act prior to the Closing Date. Each Party shall, and shall cause its respective Affiliates to, submit the required filings as soon as practicable after the date of this Agreement, but, with respect to filings under the HSR Act, in no event later than ten (10) days after the date of this Agreement. The Parties shall, and shall cause their respective Affiliates to, request expedited treatment of any such filings, promptly make any appropriate or necessary subsequent or supplemental filings, and cooperate with one another in the preparation of such filings in such manner as is reasonably necessary and appropriate. The Parties shall consult with one another and shall agree in good faith upon the timing of such filings. Notwithstanding anything in this Agreement to the contrary, after consultation between outside antitrust counsel of Buyer and Seller, the determination of Buyer with respect to strategy shall be final; provided, that Buyer will incorporate Seller’s view and inputs regarding such strategy.
(b)   Subject to applicable confidentiality restrictions or restrictions required by law, Buyer and Seller will notify the other promptly upon the receipt by such Party or its Affiliates of (i) any comments or questions from any officials of any Governmental Authority in connection with any filings made pursuant to this Section 7.5 or the transactions contemplated by this Agreement and (ii) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to any laws of any Governmental Authority or answers to any questions, or the production of any documents, relating to an investigation of the transactions contemplated by this Agreement by any Governmental Authority. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 7.5, each Party shall promptly inform the other Party of such occurrence and cooperate in filing promptly with the applicable Governmental Authority such amendment or supplement. Without limiting the generality of the foregoing, each Party shall provide to the other Party (or its advisors), upon request, copies of all correspondence between such Party and any Governmental Authority relating to the transactions contemplated by this Agreement or the other Transaction Documents. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the others under this Section 7.5 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to any other Representatives of the recipient without the advance written consent of the Party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls and meetings with a Governmental Authority regarding the transactions contemplated by this Agreement shall include Representatives of both Buyer and Seller. Subject to applicable Law, the Parties shall consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement or the other Transaction Documents by or on behalf of any Party, subject, however, to Buyer’s right to make the final determination on the strategy as to the foregoing, and to take the lead with respect to such appearances, presentations, memoranda, briefs, arguments, and proposals after incorporating Seller’s view and inputs.
(c)   Buyer shall, and shall cause its Affiliates to, exercise reasonable best efforts in order to consummate the transactions contemplated by this Agreement, to (i) obtain, prior to the Closing Date, all Consents of, or other permission or action by, and to give all notices to and make all filings with and applications and submissions to, Governmental Authorities or other Persons as are necessary for consummation of the transactions contemplated by this Agreement, (ii) secure the expiration or termination of any applicable waiting period from a Governmental Authority, (iii) defend all Proceedings challenging this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby and (iv) resolve any objections asserted with respect to the transactions contemplated by this Agreement and the other Transaction Documents raised by any Governmental Authority, and to prevent the entry of any court order and to have vacated, lifted, reversed or overturned any decree, judgment, permanent or preliminary injunction, restraining order or other order of the type referred to in Section 8.1(c), including (A) agreeing to and executing settlements, undertakings, consent decrees, stipulations, concessions or other agreements with any Governmental Authority, (B) selling, divesting, or otherwise conveying particular assets or categories of assets or businesses of Buyer or its Affiliates in the United States (but excluding the Purchased Assets and any assets or categories of assets or businesses of Buyer or its Affiliates located outside of the United States), (C) agreeing to sell, divest or otherwise convey any particular assets or categories of assets or businesses of Buyer or its Affiliates in the United States contemporaneously with or subsequent to the Closing (but excluding the Purchased Assets and any assets or categories of assets or businesses of Buyer or its Affiliates located outside of the United States), and (D) permitting Seller to sell, divest, or otherwise convey any particular assets or categories of assets or businesses (excluding the Purchased Assets) prior to the Closing. Buyer shall, and shall cause its Affiliates to, respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement or the other Transaction Documents. Buyer shall not, and shall not allow any of its Affiliates to, take any action that would reasonably be expected to prevent, materially delay, impede or condition the receipt of any required approval from any Governmental Authority. Notwithstanding anything to the contrary in this Agreement, in no event shall Buyer or any of their Affiliates be obligated in connection with the receipt of any Consent, approval, ruling or authorization from any Governmental Authority in connection with this Agreement, (x) to sell, divest, or otherwise convey any assets or categories of assets or business of Buyer or its Affiliates located outside of the United States or (y) to agree to, or agree to not contest, any findings of any Governmental Authority, whether civil or criminal.
(d)   The foregoing shall not apply in any respect to CFIUS Clearance, including the CFIUS Declaration and CFIUS Notice, which shall be governed exclusively by the provisions of Section 7.5(e).
(e)   Each of Buyer and Seller shall (and shall cause its respective Affiliates to) prepare and submit to CFIUS a CFIUS Declaration as promptly as possible, and in no event later than twenty (20) Business Days, following the date of this Agreement. In the event CFIUS requests that the Parties file a CFIUS Notice pursuant to 31 C.F.R. § 800.407(a)(1), the Parties shall (i) submit to CFIUS a draft CFIUS Notice as promptly as possible, and in no event later than thirty (30) Business Days after the date CFIUS makes such request, and (ii) submit a formal CFIUS Notice pursuant to the DPA as soon as practicable or, if applicable, after receipt of any comments to the draft CFIUS Notice. Each of the Parties shall provide any supplemental information and other related information requested by CFIUS pursuant to the DPA as soon as practicable and in any case within the time periods required by CFIUS; provided, that the Parties may agree to request an extension of time pursuant to the DPA to respond to CFIUS requests for information. Each of the Parties shall, and shall cause their respective Affiliates to, use reasonable best efforts to obtain CFIUS Clearance. In connection with the efforts to obtain CFIUS Clearance, each of the Parties shall (A) cooperate in all respects and consult with each other in connection with the CFIUS Declaration or CFIUS Notice, as applicable, including by allowing each other to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (B) to the extent not prohibited by CFIUS, promptly inform each other of any communication received by any Party from, or given by any Party to, CFIUS, including by promptly providing copies to each other of any such written communications, (C) permit each other to review in advance any substantive communication that is given to, and consult with each other in advance of any conference, meeting, or substantive telephone call with, CFIUS, and to the extent not prohibited by CFIUS, provide each other the opportunity to attend and participate in any conference, meeting, or substantive telephone call with CFIUS and (D) enter into such assurances or agreements requested or required by CFIUS or the President of the United States to obtain CFIUS Clearance; provided, that neither Party nor any of its Affiliates shall be required to (1) take any action that would violate any applicable Law or (2) materially limit or restrict Buyer’s or any of its Affiliates’ ability after the Closing to retain the Purchased Assets or the Business (including by requiring Buyer or any of its Affiliates to enter into any proxy, voting trust, or other arrangements that vest rights of ownership or control in Persons who are independent of Buyer or any of its Affiliates). For purposes of this Section 7.5(e), “reasonable best efforts” shall not be construed to require the Parties to enter into litigation to overturn or challenge any governmental determination or action with respect to the DPA.
Section 7.6   Maintenance of Records.
(a)   Between the Closing Date and the seven (7) year anniversary of the Closing Date, Seller and its Representatives shall have reasonable access to all of the books and records of Seller directly or indirectly delivered to Buyer at Closing, including all Documentary Materials and all other information pertaining to the Purchased Assets to the extent that such books, records and information relate to any period prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours, shall not unreasonably interfere with the normal operations of Buyer and Buyer shall permit Seller and its Representatives to make such reasonable copies of such books, records and information as they may reasonably request, in each case at Seller’s sole cost and expense.
(b)   Between the Closing Date and the seven (7) year anniversary of the Closing Date, Buyer and its Representatives shall have reasonable access to all of the books and records of Seller to the extent that such books, records and information relate to the Purchased Assets or the Business, including all information that is not exclusively related to the Business or the Purchased Assets and that Buyer reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on Buyer by a Governmental Authority having jurisdiction over Buyer in connection with, related to, based upon or arising from the Purchased Assets, the Business or transactions contemplated by this Agreement, (ii) for use in any judicial, regulatory, administrative or other Proceeding or in order to satisfy Tax, audit, accounting, claims, regulatory, litigation or other similar requirements in connection with, related to, based upon or arising from the Purchased Assets, the Business or the transactions contemplated by this Agreement, (iii) for use in any Proceeding relating to the infringement of the Intellectual Property rights of another Person, or (iv) to comply with its obligations under this Agreement. Such access shall be afforded by Seller upon receipt of reasonable advance notice and during normal business hours, shall not unreasonably interfere with the normal operations of Seller and Seller shall permit Buyer and its Representatives to make such reasonable copies of such books, records and information as they may reasonably request, in each case at Buyer’s sole cost and expense.
(c)   Notwithstanding the foregoing, no Party shall be required to provide access to or disclose information where such access or disclosure (y) is related to any claim against a Party or such Party’s Affiliates by the requesting Party or its Affiliates or (z) would violate any applicable Law or waive any attorney-client or other similar privilege, and each Party may redact information regarding itself or its Affiliates or otherwise not relating to the other Party and its Affiliates, the Purchased Assets or the Business, and, in the event such provision of information could reasonably be expected to violate any applicable Law or Contract or waive any attorney-client or other similar privilege, the Parties shall take commercially reasonable measures to make substitute disclosure arrangements in a manner reasonably appropriate under the circumstances in which the restrictions of this sentence apply. Any information owned by a Party that is provided to a requesting Party pursuant to this Section 7.6 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information. No Party shall have any Liability to any other party in the event that any information exchanged or provided in good faith pursuant to this Section 7.6 is found to be inaccurate. No Party shall have any Liability to any other Party if any information is destroyed or lost after commercially reasonable efforts by such Party to retain such information in accordance with its regular document retention policy.
Section 7.7   Expenses.
(a)   Buyer and Seller shall each be obligated to pay fifty percent (50%) of any and all costs of any filing fees with respect to any filings required under the HSR Act and any other Consents of any Governmental Authority pursuant to Section 7.5 in connection with this Agreement and the transactions contemplated hereby; provided, that Buyer shall pay all filing fees in connection with the CFIUS Notice.
(b)   Each Party shall bear its own costs or expenses incurred by itself or any of its Affiliates in connection with, arising out of or relating to any Antitrust Information or Document Request, including legal fees incurred in connection therewith and any costs incurred in complying with or responding to such Antitrust Information or Document Request; provided, that, notwithstanding the foregoing and whether or not the transactions contemplated hereby are consummated, Buyer shall reimburse Seller and any of its Affiliates, promptly and in any event within five (5) Business Days of receipt of a written request for such reimbursement, for any costs or expenses incurred by Seller or such Affiliate in excess of Two Million Five Hundred Thousand Dollars ($2,500,000); provided, further, that such costs and expenses were incurred exclusively in connection with, arising out of or relating to any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, including legal fees incurred in connection therewith.
(c)   Any fees, costs or expenses incurred in connection with obtaining any third-party Consent required in connection with the consummation of the transactions contemplated hereby shall be borne by Seller.
(d)   Unless otherwise provided herein, including as provided in Section 7.11(a), each of Buyer and Seller agrees to pay, without right of reimbursement from the other, all costs and expenses incurred by it incident to the performance of its obligations hereunder, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective Parties in connection with the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated.
Section 7.8   Further Assurances.
(a)   Subject to the terms and conditions of this Agreement and applicable Law, the Parties shall, and shall cause their respective Affiliates and Representatives to, cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations or otherwise to consummate and make effective the transactions contemplated by this Agreement as soon as practicable and to take such actions or do such things as any other Party may reasonably request in order to cause any of the conditions to such other Party’s obligation to consummate such transactions specified in Article VIII to be fully satisfied.
(b)   From time to time, on or after the Closing Date, Seller shall execute and deliver such other instruments of transfer to Buyer as are reasonably necessary and as Buyer may reasonably request in order to more effectively vest in Buyer all of Seller’s right, title and interest to the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). Following the Closing, if either Buyer or Seller becomes aware that any of the Purchased Assets or Assumed Liabilities have not been transferred to Buyer or that any of the Excluded Assets or Excluded Liabilities have been transferred to Buyer, such Party shall promptly notify the other Party and the Parties shall, as soon as reasonably practicable, use reasonable best efforts to transfer such assets or Liabilities, subject to obtaining any necessary prior third party consent or approval, to: (i) Buyer, in the case of any Purchased Assets or Assumed Liabilities which were not transferred at the Closing or (ii) Seller, in the case of any Excluded Asset or Excluded Liabilities which were transferred at the Closing.
(c)   Following the Closing, in the event that the Parties jointly agree that any assets or Liabilities, including (i) mail, payment of receivables or other communications, primarily used in or primarily relating to the Business or the Purchased Assets and (ii) Contracts that are primarily related to the Business, have not, but should have, been included in the Purchased Assets, Assumed Liabilities or conveyed to Buyer at Closing (“Omitted Assets”), subject to obtaining any consent required for the assignment, conveyance or transfer thereof, Seller shall use reasonable best efforts to transfer and assign, or cause to be transferred and assigned, such Omitted Assets or the applicable rights or obligations thereunder to Buyer or its designated assignee. Pending such transfer, to the extent permitted by Law, Seller shall use reasonable best efforts to hold such Omitted Assets and provide to Buyer or its designated assignee all of the benefits (including any amounts paid to Seller or its Affiliates in respect thereof) associated with the ownership thereof, and Seller shall cause such Omitted Assets to be used or retained as may be reasonably instructed by Buyer.
(d)   Following the Closing, in the event that the Parties jointly agree that any assets or Liabilities, including mail, payment of receivables or other communications, previously used in or relating to the Excluded Assets, have, but should not have, been included in the Purchased Assets, Assumed Liabilities or conveyed at Closing (“Errant Assets”), Buyer shall use reasonable best efforts to transfer, or cause to be transferred, such Errant Assets to Seller or its designated assignee. Pending such transfer, to the extent permitted by Law, Buyer shall use reasonable best efforts to hold such Errant Assets and provide to Seller or its designated assignee all of the benefits (including any amounts paid to Buyer or its Affiliates in respect thereof) associated with the ownership thereof, and Buyer shall cause such Errant Assets to be used or retained as may be reasonably instructed by Seller.
Section 7.9   Public Statements.   The Parties shall consult with each other before issuing any press release or making any public statement or other public communication with respect to the Agreement or the transactions contemplated hereby. No Party shall issue any such press release or make any such public statement or public communication without the prior consent of the other Party, which shall not be unreasonably withheld, except as may be required or requested by any Governmental Authority (including the SEC) or otherwise reasonably necessary to satisfy requirements under applicable Law or obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the Party required or requested to make the release or announcement shall, to the extent legally permissible and reasonably practicable, use reasonable best efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of the Parties may make internal announcements to their respective employees regarding the transactions contemplated by this Agreement and Seller may, without such consultation or consent, make such disclosures and communications in response to inquiries from the press or analysts, or via presentations, publicly available conference calls and other forums to employees, customers, suppliers and investors to the extent such communications are consistent in substance with previous public communications that have been reviewed and previously approved by the Parties.
Section 7.10   Confidentiality.
(a)   Buyer and Seller agree that the Confidentiality Agreement shall, as of the Closing Date, terminate solely with respect to “Confidential Information” (as defined in the Confidentiality Agreement) included in the Purchased Assets or related to the Product, the Business or the Assumed Liabilities.
(b)   From and after the Closing Date, Seller shall, and shall cause its Affiliates and Representatives to, keep confidential and not disclose to any Person (except those Persons to whom such disclosure is necessary in connection with a Seller Permitted Purpose and who are advised of the confidential nature of Buyer Confidential Information and directed to comply with the confidentiality and non-use obligations under this Section 7.10(b)), or use, any Buyer Confidential Information, except as required to (i) perform Seller’s or its Affiliates’ obligations or exercise or enforce its or their rights and remedies under this Agreement or any other Transaction Document or (ii) comply with applicable Law or Seller’s or its Affiliates’ respective regulatory, Tax or financial reporting requirements (each of (i) and (ii), a “Seller

Permitted Purpose”). Seller shall treat and shall cause its Affiliates and Representatives to treat, Buyer Confidential Information as confidential, using the same degree of care as Seller normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care. Seller shall be responsible for any use or disclosure of Buyer Confidential Information by any of its Affiliates or Representatives that would breach this Section 7.10(b) if such Affiliate or Representative was a party hereto. As used herein, the term “Buyer Confidential Information” means (1) all information, knowledge and data of Seller or its Affiliates primarily related to the Business, the Purchased Assets, the Product or the Assumed Liabilities, (2) all information, knowledge and data provided by Buyer or any of its Affiliates to Seller or any of its Affiliates or its Representatives in connection with the transactions contemplated by this Agreement other than any information contemplated by clause (1), and (3) all analyses, compilations, forecasts, studies, interpretations, summaries, notes, data and other documents and materials (in any form or medium of communication, whether written, oral, electronic or magnetic), whether prepared by Seller, its Representatives or others, which contain, reflect or are generated from or based upon, in whole or in part, the information referred to in clauses (1) and (2) of this sentence, other than any such information that (A) only with respect to (2) above, is known to Seller prior to receipt thereof from Buyer or any of its Affiliates, (B) is disclosed to Seller by a third party which was not known by Seller to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, with respect to such information, (C) is or becomes part of the public domain through no fault of Seller, or (D) is independently developed by or for Seller, without reliance on or reference to any information contemplated by clauses (1) or (2) of this sentence.
(c)   In the event that Seller is requested pursuant to, or required by, applicable Law to disclose any Buyer Confidential Information, if permitted by Law, it will notify Buyer in a timely manner so that Buyer may seek a protective order or other appropriate remedy or, in Buyer’s sole discretion, waive compliance with the confidentiality provisions of this Agreement. Without limiting the Parties’ rights and obligations under Section 7.10, each Party will cooperate in all reasonable respects in connection with any reasonable actions to be taken for the foregoing purpose at Buyer’s sole cost and expense. Notwithstanding the foregoing, Seller may furnish Buyer Confidential Information as requested or required pursuant to applicable Law (subject to any such protective order or other appropriate remedy) without Liability hereunder; provided, that Seller complies with the provisions of this Agreement and only furnishes that portion of the Buyer Confidential Information which, based on its good faith judgment, it believes is legally required, and such Party exercises reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to such Buyer Confidential Information.
(d)   Nothing in this Section 7.10 shall be construed as preventing or in any way inhibiting either Party from complying with applicable Law governing activities and obligations undertaken pursuant to this Agreement or any Transaction Document.
Section 7.11   Tax Matters.
(a)   Any sales, use, goods and services, property transfer or gains, harmonized sales, documentary, stamp, registration, recording, value added, or similar Tax payable in connection with the sale or transfer of the Purchased Assets and the assumption of the Assumed Liabilities (“Transfer Taxes”) shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Notwithstanding the foregoing, Seller shall not bear any portion of any Transfer Taxes assessed by any Governmental Authority in India. Buyer or Seller, as appropriate, shall prepare and file all necessary Tax Returns or other documents with respect to all such Transfer Taxes to the extent permitted under applicable Tax Law. Each Party shall provide reimbursement for their portion of any Tax described in this Section 7.11 that is paid by the other Party. Buyer and Seller shall cooperate and use their respective commercially reasonable efforts to minimize Transfer Taxes.
(b)   All real and personal property Taxes (“Property Taxes”) levied with respect to the Purchased Assets for a taxable period that includes but does not end on the Closing Date (such Property Taxes, collectively, “Apportioned Obligations” and any such taxable period, a “Straddle Period”) shall be apportioned between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning on the day after the Closing Date based on the relative numbers of days in such portions of the Straddle Period. The proportionate amount of such Property Taxes that is apportioned to the portion of the Straddle Period that ends on the Closing Date shall be deemed to be an Excluded Liability and shall be paid by Seller. The proportionate amount of such Taxes that is apportioned to the portion of the Straddle Period that begins on the day after the Closing Date shall be deemed to be an Assumed Liability and shall be paid by Buyer. To the extent that Buyer pays any amount of Apportioned Obligations apportioned to the portion of the applicable Straddle Period ending on the Closing Date, Seller shall reimburse Buyer for such amount within thirty (30) days after a written request for reimbursement delivered by Buyer to Seller. To the extent that Seller pays any amount of Apportioned Obligations apportioned to the portion of the applicable Straddle Period beginning on the day after the Closing Date, Buyer shall reimburse Seller for such amount within thirty (30) days after a written request for reimbursement delivered by Seller to Buyer. Notwithstanding the foregoing, Seller shall not bear any portion of any Property Taxes assessed by any Governmental Authority in India.
(c)   Buyer and Seller will, and will cause their respective Affiliates to, provide each other, as promptly as practicable, with such cooperation and information as either of them reasonably may request of the other in connection with the filing of any Tax Return, the determination of any Liability for Taxes or a right to refund of Taxes, the preparation for litigation of any Liability for Taxes or in connection with any Proceeding relating to Taxes, in each case, with respect to the Purchased Assets or the Business. Any information obtained under this Section 7.11(c) will be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any Proceeding relating to Taxes.
Section 7.12   Transfer of Purchased Assets; Payments Received.
(a)   The Parties will make all necessary arrangements for Buyer to take possession of the Purchased Assets, and, at Buyer’s sole cost and expense (including any costs of storage for Inventory not transferred at Closing), to transfer same to a location operated by Buyer, to the extent necessary, as promptly as practicable following the Closing. Notwithstanding any transfer of Purchased Assets that occurs following Closing, all right, title and interest to, and liability arising from, the Purchased Assets shall be transferred from Seller to Buyer as of the Closing and Seller shall have no liability for any risk of loss, nor any requirement to provide insurance coverage, with respect to such Purchased Assets, except as expressly provided in the Transition Services Agreement.
(b)   Notwithstanding any provision herein to the contrary, Seller shall transfer all Documentary Materials to Buyer, at no additional cost to Buyer, as soon as reasonably practicable following the Closing.
(c)   Seller, on the one hand, and Buyer, on the other hand, each agree that, after the Closing, each will hold and will promptly transfer and deliver to the other, from time to time as and when received by such Party or its Affiliates, any cash, checks with appropriate endorsements or other property that such party or its Affiliates may receive on or after the Closing which properly belongs to Buyer or Seller, respectively, or their respective Affiliates.
(d)   Buyer will update and submit the structured product labeling (SPL) in XML file no later than ten (10) Business Days after issuance of the new product license, to reflect the approved labeling, including a new national drug code.
Section 7.13   BLA Transfer.   Promptly following the Closing, and pursuant to the direction of Buyer, each of Buyer and Seller shall submit a Transfer Letter to the FDA. Seller agrees to submit information to the FDA consistent with the information set forth in 21 CFR § 314.72 transferring all rights to Buyer, substantially in the form of the document as provided in Schedule VIII. Buyer agrees to submit information to the FDA consistent with the information set forth in 21 CFR § 314.72 committing to agreements, promises and conditions made by Seller and contained in the Product BLA and specifying the date the change of ownership is effective, substantially in the form of the document as provided in Schedule IX.
Section 7.14   Non-Competition; Non-Solicitation.
(a)   For a period of two (2) years after the Closing Date (the “Restricted Period”), except for the services rendered under the Transitions Services Agreement, Seller shall not, and shall cause its controlled Affiliates not to directly or indirectly through an entity, as a principal, employee, partner, owner, manager, member, officer, director, agent, contractor, consultant or otherwise (i) participate or engage in, render services for, assist, or provide financial resources to any Competing Business, (ii) own or otherwise have an interest in, manage, operate or control any Person participating or engaged in a Competing Business or (iii) enable, assist or license or grant any right that facilitates, any Person’s participation or engagement in any Competing Business; provided, however, that nothing herein shall (A) preclude Seller or its Affiliates from engaging in any business with a Person that participates in, engages in or owns a Competing Business so long as Seller does not participate or engage in, render services for, assist or provide financial resources to such Competing Business at any time during which Seller does business with such Person, (B) preclude Seller or its Affiliates from owning five percent (5%) or less of the outstanding stock or other securities of any Person listed on a national securities exchange engaged in a Competing Business solely as a passive investment or (C) apply to any Person who becomes an Affiliate of Seller by virtue of the consummation of any transaction or series of related transactions following the Closing pursuant to which such Person (or group of Persons) acquires, directly or indirectly, beneficial ownership of more than fifty percent (50%) of the equity interests of Seller (or, if Seller is not the surviving entity in such transaction or series of related transactions, the equity interests of such surviving entity), whether such transaction(s) is effected by merger, consolidation, recapitalization, sale or transfer of the Seller’s equity interests or other similar form of business combination.
(b)   During the Restricted Period, Seller shall not, and shall cause its controlled Affiliates not to induce or attempt to induce any Business Relation of the Business to restrict or cease doing business with the Business, or in any way interfere with the relationship between any such Business Relation and the Business.
(c)   During the Restricted Period, Seller shall not and shall cause its controlled Affiliates not to, directly or indirectly, solicit or retain or employ or otherwise seek to retain or employ any employee or independent contractor of the Business as operated by Buyer after the Closing; provided, that the foregoing restriction on solicitation shall not apply to generalized searches by use of advertising or recruiting efforts (including the use of search firms) which are not specifically targeted at Buyer or any of its Affiliates or any employee of the Business; and provided, further, that the restrictions set forth in this Section 7.14(c) shall not be applicable to any person whose employment or service with Buyer or its Affiliates is terminated by Buyer or its Affiliates after the Closing if such termination has been effective for at least six (6) months.
(d)   During the Restricted Period, Buyer shall not and shall cause its controlled Affiliates not to solicit or retain or employ or otherwise seek to retain or employ any employee or independent contractor of Seller as of Closing with whom (i) Buyer or its Affiliates had contact with in connection with the transactions contemplated by this Agreement, or (ii) to the Knowledge of Buyer, was an employee or independent contract of Seller; provided, that the foregoing restriction on solicitation shall not apply to generalized searches by use of advertising or recruiting efforts (including the use of search firms) which are not specifically targeted at Seller or any of its Affiliates or any of their respective employees; and provided, further, that the restrictions set forth in this Section 7.14(d) shall not be applicable to any person whose employment or service with Seller or its Affiliates is terminated by Seller or its Affiliates after the Closing if such termination has been effective for at least six (6) months.
Section 7.15   RWI Policy.   On the date of this Agreement, Buyer shall deliver to Seller evidence of the purchase by Buyer of a buyer-side representation and warranty insurance policy (the “RWI Policy”) naming Buyer as an insured party thereunder, together with evidence of the payment of the premium for such RWI Policy, and all other fees, taxes and other payments payable in connection therewith (all of which, for the avoidance of doubt, shall be the responsibility of Buyer). The RWI Policy shall provide that (a) no Person has a right to seek subrogation, indemnity or contribution from, and will not pursue any claim against, Seller or any Affiliate of Seller, and, in the event the insurer thereunder attempts to so subrogate or pursue any such claim, Buyer shall exercise its rights under the RWI Policy to disallow such subrogation or claim (the “Subrogation Waiver”), except, in each case, to the limited extent they could have liability in respect of Fraud and (b) Seller is a third party beneficiary of such Subrogation Waiver. From and after the Closing, Buyer shall not (and shall cause its Subsidiaries and Affiliates not to) amend or terminate the RWI Policy in any manner adverse to Seller and/or any of its Affiliates (including with respect to the Subrogation Waiver or the exclusion provisions of the RWI Policy). The cost of the RWI Policy premium and any fees associated therewith shall be covered by Buyer; provided, that Seller shall reimburse Buyer for the lesser of fifty percent (50%) of the cost of the RWI Policy or One Million U.S. Dollars ($1,000,000).

Section 7.16   Employee Relations and Benefits.
(a)   Buyer shall, or shall cause an Affiliate or a third-party commercial support partner to, make an offer of employment, effective on the Closing Date, to each Employee (including each Employee who is absent due to being on Employee Leave) set forth on Schedule XI, with only such changes to Schedule XI before the Closing Date as may be mutually agreed in writing between Buyer and Seller, with such offers of employment to (i) include an annual base salary or hourly wage rate, as applicable, and annual cash incentive opportunity that is at least equal to the annual base salary or hourly wage rate and annual cash incentive opportunity applicable to such Employee as of immediately prior to the Closing Date and other compensation opportunities and eligibility for benefits, in each case, no less favorable in the aggregate than those other compensation opportunities and benefits eligibility in effect for similarly situated employees of Buyer as of immediately prior to the Closing Date (a “Qualifying Offer”) and (ii) be effective immediately upon the applicable Employee Transfer Date; provided, that any offer of employment to an Employee who is not actively at work on the Closing Date due to being on Employee Leave shall be effective on the date following the Closing Date on which such Employee returns to active employment. Each such Employee who accepts such offer of employment and becomes an employee of Buyer or an Affiliate of Buyer on the applicable Employee Transfer Date shall be referred to herein as a “Transferred Employee”.
(b)   Prior to the Closing Date, Seller shall provide Buyer and its Affiliates and commercial third-party commercial support providers with reasonable access, upon reasonable notice and at mutually agreed times, to meet with the Employees for the purpose of potentially making offers of employment or otherwise communicating with the Employees in connection with such offers of employment described in Section 7.16(a); provided, that not less than two (2) Business Days prior to any such meeting or communication being delivered to Employees, Buyer shall deliver to Seller any written material to be presented, provided or delivered for Seller’s approval, such approval not to be unreasonably delayed or withheld. The Parties further agree to coordinate in good faith with respect to the making of offers to the applicable Employees to minimize any disruption in the Business in connection with the employment offer process contemplated by this Section 7.16.
(c)   Subject to each Transferred Employee’s at-will employment status and Buyer’s (or, as applicable, Buyer’s Affiliate’s) right to terminate any Transferred Employee at any time with or without cause or notice, for a period of not less than twelve (12) months following the Closing Date, Buyer shall, or shall cause its Affiliate or third-party commercial support partner to, provide each Transferred Employee who continues employment with Buyer or its Affiliates with the compensation and benefits set forth in the Qualifying Offer for such Transferred Employee.
(d)   From and after the Closing, Buyer (i) shall give or cause to be given to each Transferred Employee full credit for purposes of eligibility to participate and vesting under any employee benefit plans, programs and arrangements, but not including any defined benefit pension plan benefits, provided, sponsored, maintained or contributed to by Buyer or any of its Affiliates (“Buyer Plans”) for such Transferred Employee’s service with Seller, and with any predecessor employer, to the same extent recognized by Seller, except to the extent such credit would result in the duplication of benefits for the same period of service, and (ii) shall credit to each Transferred Employee under the applicable vacation or paid time off program of Buyer or its Affiliates for all unused vacation or other paid time off days of such Transferred Employee that accrued on or prior to the Closing Date.
(e)   With respect to each Buyer Plan, Buyer shall (i) waive or cause to be waived for each Transferred Employee and each Transferred Employee’s dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Buyer or its Affiliates applicable to such Transferred Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable (or was previously satisfied by) to such Transferred Employee under the terms of the comparable Benefit Plan, and (ii) use commercially reasonable efforts to give or cause to be given full credit under the Buyer Plans applicable to each Transferred Employee and each Transferred Employee’s dependents for all co-payments, deductibles, and out-of-pocket expenses under any Benefit Plan paid prior to the Closing in the same plan year as the Closing for purposes of any annual and lifetime maximums, as if there had been a single continuous employer; provided, however, that if such crediting proves unworkable for any reason, in lieu of such credit, Buyer will, within 30 days of Closing, make a one-time payment of additional compensation in the amount of $500 to each Transferred Employee who had coverage under a Seller group medical plan as of Closing.
(f)   The Parties acknowledge and agree that all provisions contained in this Section 7.16 are included for the sole benefit of the Parties. This Agreement is not intended by the Parties to, and nothing in this Section 7.16 or otherwise in this Agreement, whether express or implied, shall, (i) constitute an amendment to any Benefit Plan or any Buyer Plan or (ii) confer on any Transferred Employee or any other Person (other than the Parties) any rights or remedies (including any right to employment or other service relationship or any third-party beneficiary rights).
ARTICLE VIII
CONDITIONS TO CLOSING
Section 8.1   Conditions Precedent to Obligations of Buyer and Seller.   The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, where legally permissible, waiver by such Party) at or prior to the Closing Date of each of the following conditions:
(a)   Stockholder Approval.   Seller shall have obtained the Stockholder Approval.
(b)   Antitrust Authorizations.   All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been earlier terminated.
(c)   No Adverse Order.   There shall be no Law or Governmental Order that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby (which, for the avoidance of doubt, shall be deemed to exclude any Law or Governmental Order pursuant to any Competition Law or foreign investment Laws other than the HSR Act or the DPA).
(d)   CFIUS Clearance.   The Parties shall have obtained CFIUS Clearance.
Section 8.2   Conditions Precedent to Obligations of Seller.   The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller) at or prior to the Closing Date of each of the following additional conditions:
(a)   Accuracy of Buyer’s Representations and Warranties.   The representations and warranties of Buyer contained in this Agreement (other than the Buyer Fundamental Representations), disregarding all qualifications contained herein relating to materiality or material adverse effect, shall be true and correct in each case on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated herein. The Buyer Fundamental Representations shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date).
(b)   Covenants and Agreements of Buyer.   Buyer shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by it prior to the Closing.
(c)   Certificate of Buyer.   Seller shall have received a certificate signed by a duly authorized officer of Buyer confirming the matters set forth in Section 8.2(a) and Section 8.2(b) as of the Closing Date.
(d)   Tax Items.   Seller shall have obtained the IRS Certificate and the Form 10F (and any documents described in clause (iii) of Section 3.4(b) to the extent such documents must be obtained from a Governmental Authority).

Section 8.3   Conditions Precedent to Obligations of Buyer.   The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer) at or prior to the Closing Date of each of the following additional conditions:
(a)   Accuracy of Seller’s Representations and Warranties.   The representations and warranties of Seller contained in this Agreement (other than the Seller Fundamental Representations), disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct, in each case on and as of the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date) with the same force and effect as though such representations and warranties had been made on the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect. The Seller Fundamental Representations shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date).
(b)   Covenants and Agreements of Seller.   Seller shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by Seller prior to the Closing.
(c)   No Seller Material Adverse Effect.   Since the date hereof, Seller has not experienced a Material Adverse Effect.
(d)   Certificate of Seller.   Buyer shall have received a certificate signed by a duly authorized officer of Seller confirming the matters set forth in Section 8.3(a) and Section 8.3(b) as of the Closing Date.
(e)   Additional Conditions Precedent to Obligations of Buyer.   The conditions set forth on Section 8.3(e) of the Seller Disclosure Schedule.
Section 8.4   Satisfaction of Conditions.   All conditions to the obligations of Seller and Buyer to proceed with the Closing under this Agreement will be deemed to have been fully and completely satisfied or waived for all purposes upon the Closing.
Section 8.5   No Frustration of Closing Conditions.   Neither Buyer nor Seller shall rely on the failure of any condition set forth in Article VIII to be satisfied if such failure was primarily caused by the failure of Buyer or Seller, as the case may be, to perform any of its respective obligations under this Agreement.
ARTICLE IX
REMEDIES
Section 9.1   Remedies.   Notwithstanding anything in this Agreement to the contrary, (a) each Party recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement shall cause the other Party to sustain irreparable harm for which it would not have an adequate remedy at Law, and therefore in the event of any such breach the aggrieved Party shall, without the posting of bond or other security (any requirement for which the Parties hereby waive), be entitled to the remedy of specific performance of such covenants and agreements, including injunctive and other equitable relief, in addition to any other remedy to which it might be entitled, (b) a Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and (c) in the event that any action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties acknowledge and agree that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither Buyer nor Seller would have entered into this Agreement.
ARTICLE X
INDEMNIFICATION
Section 10.1   Survival.   Subject to the terms, conditions and limitations set forth in this Agreement, other than the Seller Fundamental Representations, the representations and warranties of the Parties contained in this Agreement shall terminate as of and shall not survive beyond the Closing. Notwithstanding the foregoing, (a) the Seller Fundamental Representations shall survive the Closing until 11:59 pm ET on the date that is sixty (60) days following the expiration of the applicable statute of limitations; (b) the covenants in this Agreement that by their terms are to be performed in whole or in part at or after the Closing shall survive in accordance with their terms; and (c) in the case of Fraud, the representations and warranties contained in this Agreement shall survive the Closing indefinitely. Notwithstanding the foregoing, any claims asserted by an Indemnified Party in writing by notice to the applicable Party from whom indemnification is sought prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive, but only for purposes of the resolution of the matter covered in such notice, until finally resolved.
Section 10.2   Indemnification.
(a)   Subject to the terms, conditions and limitations set forth in this Agreement, Seller shall indemnify Buyer and its Affiliates and their respective directors, managers, officers, employees, agents, Representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) against, and shall hold the Buyer Indemnified Parties harmless from and against, any and all Liabilities, obligations, demands, claims, actions, causes of action, assessments, losses, costs, damages, deficiencies, judgments, Taxes, fines or expenses (whether or not arising out of Third Party Claims), including interest, penalties, reasonable fees and expenses of attorneys, accountants and other consultants and experts and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (hereinafter referred to collectively as “Losses”) incurred or sustained by, or imposed upon, the Buyer Indemnified Parties based upon or arising out of:
(i)   any inaccuracy in or breach of any of the Seller Fundamental Representations contained in Article V of this Agreement or in any certificate, instrument or other document required to be delivered pursuant to this Agreement;
(ii)   any breach by Seller of, or any failure by Seller to perform, any of its covenants or obligations under this Agreement or any other Transaction Documents;
(iii)   Fraud by Seller;
(iv)   any Excluded Asset or Excluded Liability;
(v)   to the extent not included in Excluded Liabilities, any Taxes of Seller or any Affiliate of Seller for which Buyer is liable as a transferee or successor under Law or otherwise under any requirements of applicable Law by reason of the transactions contemplated hereunder, but excluding any Transfer Taxes or Property Taxes to the extent specifically allocated to Buyer pursuant to Section 7.11(a) or Section 7.11(b); or
(vi)   any of the items set forth on Section 10.2(a)(vi) of the Seller Disclosure Schedule.
(b)   Subject to the terms, conditions and limitations set forth in this Agreement, Buyer shall indemnify Seller and its Affiliates and their respective directors, managers, officers, employees, agents, Representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) against, and shall hold the Seller Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnified Parties based upon or arising out of:
(i)   any breach by Buyer of, or any failure by Buyer to perform, any of its covenants or obligations under this Agreement;
(ii)   any Assumed Liability; or
(iii)   Fraud by Buyer.
Section 10.3   Limitations.
(a)   The aggregate amount of all Losses for which the Buyer Indemnified Parties or the Seller Indemnified Parties shall be entitled to indemnification under Section 10.2(a) or Section 10.2(b), respectively, shall not exceed the amount of the Aggregate Consideration received by or payable to Seller.

(b)   The aggregate amount of all Losses for which the Buyer Indemnified Parties shall be entitled to indemnification under Section 10.2(a)(i) and Section 10.2(a)(vi) shall not exceed $96,680,000.
(c)   Seller shall not be liable under Section 10.2(a)(vi) unless and until the aggregate Losses for which it would be liable under this Agreement exceed $4,834,000 (the “Deductible”), at which point Seller will be liable for all Damages arising out of or resulting from the applicable breach in excess of the Deductible.
(d)   Recovery by the Buyer Indemnified Parties for any Losses arising under Section 10.2(a)(i) shall be satisfied (i) first, from the insurer under the RWI Policy, (ii) then, to the extent such Losses are not covered by the RWI Policy, from Seller.
(e)   For purposes of determining (i) whether there has been a breach or inaccuracy of any representation, warranty, covenant or obligation under this Agreement, and (ii) calculating the amount of any Losses arising from such breach or inaccuracy, the representations, warranties, covenants and obligations set forth in this Agreement shall be read without regard to any materiality, material adverse effect, Material Adverse Effect or similar qualifications that may be contained therein as if such qualification were deleted from such representation or warranty.
(f)   Neither Party shall have any Liability under this Agreement for punitive damages, except to the extent actually awarded and paid to a third party.
(g)   Each Indemnified Party shall use its commercially reasonable efforts to mitigate any indemnifiable Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.
(h)   Notwithstanding anything herein to the contrary, the limitations set forth in this Section 10.3 shall not apply in the event of Fraud.
(i)   Notwithstanding the fact that any Person may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement or any of the Transactions Documents related to any fact, event, condition or circumstance, no Person will be entitled to recover the amount of any Losses suffered by such Person more than once under this Agreement in respect of such fact, event, condition or circumstance.
(j)   Payments by Seller pursuant to Section 10.2(a) or by Buyer pursuant to Section 10.2(b), as applicable, in respect of any Loss shall be limited to the amount of Loss that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by Buyer or Seller, as applicable, in respect of any such claim. If an Indemnified Party receives any payment in respect of any Losses after it has already received an indemnification payment on account of its claim, then it shall promptly reimburse Seller (in case of a claim by any Buyer Indemnified Party) or Buyer (in case of a claim by any Seller Indemnified Party), as appliable, for the amount of such payment (net of any costs, expenses or losses incurred in connection with such payment) to the extent that such amount was not already deducted from the indemnification payment made by Seller (in case of a claim by any Buyer Indemnified Party) or Buyer (in case of a claim by any Seller Indemnified Party), as appliable.
Section 10.4   Method of Recovery.
(a)   Direct Claims.   If any Buyer Indemnified Party or Seller Indemnified Party (any such Person being an “Indemnified Party”) desires to make a claim for indemnification under Section 10.2 arising from any matter not involving a third party, such Indemnified Party shall notify Buyer (in the case of a claim by any Seller Indemnified Party) or Seller (in the case of a claim by any Buyer Indemnified Party) (in any such case, the “Indemnifying Party”) of the claim (a “Direct Claim”) in writing promptly, describing the Direct Claim in reasonable detail (to the extent known at the time) including, if known, the estimated amount or, if applicable, method of computation of the amount of such claim (all of the foregoing, the “Claim Information”); provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby.

(b)   Third Party Claims.
(i)   If an Indemnified Party desires to make a claim for indemnification under Section 10.2 arising from a claim by a third party, such Indemnified Party shall notify the Indemnifying Party of the claim (the “Third Party Claim”) in writing promptly after receiving notice of any third party Proceeding, describing the Third Party Claim in reasonable detail (to the extent known at the time), including the Claim Information and a copy of any documentation received from the third party (the “Third Party Claim Notice”); provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party shall have the right at such Person’s own expense to assume the control of the defense of any Third Party Claims (including, at its own expense, employment of counsel who must be reasonably satisfactory to the Indemnified Party) by providing notice to the Indemnified Party within thirty (30) days of receipt of the Third Party Claim Notice; provided, however, that in order for Seller to assume control of the defense of a Third Party Claim: (i) the Third Party Claim must not seek an injunction or other equitable relief against the Indemnified Party; and (ii) the Third Party Claim must not relate to or arise in connection with any criminal Proceeding.
(ii)   The Indemnifying Party may compromise or settle any such Third Party Claim for which the Indemnifying Party has properly assumed the defense; provided, that the Indemnifying Party shall give the Indemnified Party advance written notice of any proposed compromise or settlement and shall not, without the prior written consent of the Indemnified Party, consent to or enter into any compromise or settlement with respect to such Third Party Claim that (A) commits the Indemnified Party to take, or to forbear to take, any action, (B) does not provide for a full and complete written release by the applicable third party of the Indemnified Party or (C) would result in a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates. The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such Third Party Claim through counsel chosen by the Indemnified Party; provided, that the fees and expenses of such counsel shall be borne solely by the Indemnified Party. However, if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that (1) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party or (2) the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third Party Claim, the reasonable and documented out-of-pocket fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered Losses. If the Indemnifying Party elects not to or is not permitted to control or conduct the defense of a Third Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose and the Indemnified Party shall have the right but not the obligation to assume its own defense and the reasonable fees and expenses of counsel to the Indemnified Party in connection therewith shall be considered Losses. The Parties shall cooperate in the defense of any Third Party Claim, with such cooperation to include (x) the retention and the provision to the other Party of records and information that are reasonably relevant to such Third Party Claim and (y) reasonable access to employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder, it being understood that the out-of-pocket costs and expenses of the Indemnified Party relating thereto shall be considered Losses. The Indemnified Party and the Indemnifying Party shall keep each other fully informed with respect to the status of such Third Party Claim.
(c)   The Parties agree that any indemnification payment shall be treated for Tax purposes as an adjustment to the Aggregate Consideration to the extent permitted by applicable Law.
Section 10.5   Exclusive Remedies.   Except for (a) Fraud, (b) equitable remedies, including enforcement of Section 7.14 or (c) the Termination Fee, the respective rights of the Parties under this Article X shall be the sole and exclusive rights and remedies available to the Parties with respect to the matters set forth in this Agreement, and each of the Parties hereby absolutely agrees and covenants not to seek any remedy at law relating to the transactions contemplated by this Agreement other than pursuant to this Article X.

Notwithstanding the remedies available to the Parties hereunder, the right of the Parties to pursue an action for any other remedies or relief under the Transition Services Agreement against the counterparties thereto will not be limited hereby.
ARTICLE XI
TERMINATION
Section 11.1   Termination Events.   Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
(a)   by mutual written consent of Seller and Buyer;
(b)   by Seller if the waiting period under the HSR Act has not expired or terminated by February 18, 2025 (the “HSR Termination Date”), by giving written notice to Buyer no later than ten (10) calendar days after the HSR Termination Date.
(c)   by either Seller or Buyer by giving written notice to the other Party if the Closing shall not have occurred by eight (8) months following the date of this Agreement (the “Termination Date”), unless extended by written agreement of Seller and Buyer; provided, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to any Party if such failure of the Closing to occur by the Termination Date was primarily due to the breach or violation of any representations, warranties, covenants or agreements contained in this Agreement by such Party;
(d)   by either Seller or Buyer by giving written notice to the other Party if such other Party has breached its representations, warranties, covenants, agreements or other obligations hereunder in a manner that would reasonably be expected to cause any condition of such Party giving notice set forth in Article VIII not to be satisfied and, except in the case of a breach of Buyer’s obligation to effect the Closing and pay the Closing Cash Consideration in accordance with the terms of Article VIII, such breach has not been cured within the earlier of (i) thirty (30) days after written notification thereof by the Party seeking termination hereunder and (ii) the Termination Date, but, in each case, only as long as such other Party continues to use its reasonable best efforts to cure such breach; provided, that the right to terminate this Agreement under this Section 11.1(d) shall not be available to a Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;
(e)   by either Seller or Buyer by giving written notice to the other Party if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall not be subject to appeal or shall have become final and unappealable; provided, that the right to terminate this Agreement under this Section 11.1(e) shall not be available to any Party if such order, decree, ruling or other Proceeding was caused by or resulted from the failure of such Party to perform any of its obligations hereunder;
(f)   by either Seller or Buyer by giving written notice to the other Party if the Stockholder Meeting shall have been held and completed and the Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Stockholder Meeting (or any adjournment or postponement thereof at which such vote was taken);
(g)   by either Seller or Buyer if the Seller Board shall have made a Change of Recommendation;
(h)   by Seller at any time prior to the Termination Date, if Seller has complied with the terms of Section 7.3 in all material respects and the Seller Board authorizes Seller to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal concurrently with the termination of this Agreement; or
(i)   by either Seller or Buyer in the event of a CFIUS Denial.

Section 11.2   Effect of Termination.
(a)   In the event that this Agreement is validly terminated in accordance with this Article XI, then, subject to Section 11.2(b), each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Parties; provided, however, that subject to the terms of this Section 11.2, (a) no such termination shall (i) restrict the availability of specific performance, if any, set forth in Section 9.1 with respect to surviving obligations that are to be performed following such termination or (ii) relieve any party from liability for damages resulting from any Willful Breach and (b) the provisions of Article XI and Article XII shall remain in full force and effect and survive any termination of this Agreement in accordance with their terms. For purposes of this Section 11.2, the term “Willful Breach” means a Party’s knowing and intentional material breach of any of its representations or warranties as set forth in this Agreement, or such Party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such Party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement.
(b)   In the event that
(i)   this Agreement is terminated by Seller pursuant to Section 11.1(h);
(ii)   this Agreement is terminated by either Buyer or Seller pursuant to Section 11.1(g);
(iii)   (A) this Agreement is terminated (i) by Seller pursuant to Section 11.1(b), (ii) by either Buyer or Seller pursuant to Section 11.1(c) (provided that the conditions to Closing set forth in Section 8.1(b) and Section 8.1(d) have been satisfied at the time of such termination pursuant to Section 11.1(c) and in the case of a termination by the Seller, only if at such time Buyer would not be prohibited from terminating this Agreement pursuant to Section 11.1(c)), or (iii) by Buyer pursuant to Section 11.1(d); (B) any Person has made a bona fide Acquisition Proposal after the date of this Agreement and prior to such termination that has not been withdrawn or otherwise abandoned; and (C) within twelve (12) months after such termination, Seller enters into an Alternative Acquisition Agreement with respect to any Acquisition Proposal or any Acquisition Proposal is consummated; or
(iv)   this Agreement is terminated by Seller pursuant to Section 11.1(b).
then, in the case of the foregoing clauses (i), (ii) and (iii), Seller shall pay Buyer a termination fee of Sixteen Million Seven Hundred Fifty-Two Thousand Dollars ($16,752,000), and in the case of the foregoing clause (iv), Seller shall pay Buyer a termination fee of One Million Dollars ($1,000,000) (any such fee, the “Termination Fee”) by wire transfer of immediately available funds to the account designated in writing by Buyer within two (2) Business Days of such termination. Seller will not be required to pay the Termination Fee more than once, and in the event that Buyer receives the One Million Dollars ($1,000,000) Termination Fee, and then later is entitled to the Sixteen Million Seven Hundred Fifty-Two Thousand Dollars ($16,752,000) Termination Fee, Seller will receive credit for the prior One Million Dollars ($1,000,000) Termination Fee, to the extent actually paid, such that only Fifteen Million Seven Hundred Fifty-Two Thousand Dollars ($15,752,000) of the subsequent Termination Fee will be payable by Seller to Buyer. Each of the Parties acknowledges that the payment of the Termination Fee, if and when payable, is not a penalty, but is liquidated damages in a reasonable amount that will compensate Buyer in the circumstances in which the Termination Fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Subject in all respects to Buyer’s injunction, specific performance and equitable relief rights and related rights set forth in this Agreement, in the circumstances where the Termination Fee is payable, Buyer’s receipt of the Termination Fee shall be the sole and exclusive monetary damages remedy of Buyer against in respect of any breach of, or inaccuracy contained in, Seller’s covenants, agreements, representations or warranties in this Agreement or for any other loss suffered as a result of the failure of the transactions contemplated hereby to be consummated or failure to perform hereunder or otherwise, and upon receipt of the Termination Fee, Seller will have no further liability or obligations relating to or arising out of this Agreement or the transactions contemplated hereby. While Buyer may pursue both a grant of specific performance in accordance with Section 9.1 and the payment of the Termination Fee under this Section 11.2(b), under no circumstances shall Buyer be permitted or entitled to receive both a grant of specific performance that results in a Closing and the Termination Fee.
ARTICLE XII
MISCELLANEOUS PROVISIONS
Section 12.1   Amendment and Modification.   This Agreement may be amended, modified or supplemented only by a written instrument signed on behalf of each of Seller and Buyer.
Section 12.2   Notices.   All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when delivered by email (in each case in this clause (iv), so long as the sender of such email does not receive any automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other Parties:
(a)   If to Seller, to:
Coherus BioSciences, Inc.
333 Twin Dolphin Drive
Redwood City, CA 94065
Attention:
CEO

Email:
[***]

with a mandated copy (which shall not constitute notice) to:
Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention:
Benjamin A. Potter; Josh Dubofsky

Email:
Benjamin.Potter@lw.com; Josh.Dubofsky@lw.com

(b)   If to Buyer, to:
Intas Pharmaceuticals Ltd.
Corporate House, Near Sola Bridge
S.G. Highway, Thaltej,
Ahmedabad — 380054, Gujarat, India
Attention:
C.K. Yagnik; Jayesh Shah

Email:
[***]

with a mandated copy (which shall not constitute notice) to:
Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan L.L.P.
Wells Fargo Capitol Center
150 Fayetteville Street, Suite 2300
Raleigh, North Carolina 27601
Attention:
Justin G. Truesdale;
Alexander M. Bowling

Email:
jtruesdale@smithlaw.com; abowling@smithlaw.com

Section 12.3   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any such assignment shall be null and void. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement and all of the provisions hereof shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
Section 12.4   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 12.5   Governing Law.   This Agreement, and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware.
Section 12.6   No Recourse Against Non-Party Affiliates.   Other than pursuant to and to the extent provided in the Transaction Documents and the Confidentiality Agreement, all claims, obligations, Liabilities, or causes of action (whether in contract or in tort, in equity or at Law, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the entities that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). Other than pursuant to and to the extent provided in the Transaction Documents and the Confidentiality Agreement, no Person who is not a Contracting Party, including any past, present or future Representative, incorporator, stockholder or Affiliate of such Contracting Party or Affiliate of any of the foregoing (the “Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in equity or at Law, or granted by statute) for any claims, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or in its negotiation, execution, performance, or breach; and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action and obligations against any such Non-Party Affiliates. Without limiting the generality of the foregoing, to the maximum extent permitted by applicable Law, other than pursuant to and to the extent provided in the Transaction Documents, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available in equity or at Law, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.
Section 12.7   Submission to Jurisdiction; WAIVER OF JURY TRIAL.
(a)   Each of the Parties irrevocably submits to the exclusive jurisdiction of (i) the Delaware Chancery Court and (ii) if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware, for the purposes of any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Proceeding relating hereto except in such courts). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 12.2 shall be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection it may now or hereafter have to the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in (i) the Delaware Chancery Court and (ii) if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity.
(b)   EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION, CLAIM, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.
Section 12.8   Counterparts.   This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a photographic, photostatic, facsimile, portable document format (.pdf), or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties hereto. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
Section 12.9   Incorporation of Schedules and Exhibits.   All Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein by reference and made a part of this Agreement for all purposes as if fully set forth herein.
Section 12.10   Entire Agreement.   This Agreement (including all Schedules and all Exhibits) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the Parties with respect thereto.
Section 12.11   Bulk Sales or Transfer Laws.   Buyer hereby waives compliance by Seller with the provisions of the bulk sales or transfer laws of all applicable jurisdictions.
Section 12.12   Seller Disclosure Schedule.   It is expressly understood and agreed that (a) the disclosure of any fact or item in any section of the Seller Disclosure Schedule shall be deemed disclosure with respect to any other Section under Article V; provided, that the relevance of the disclosure to such other Section is reasonably apparent on the face of the disclosure, and (b) the mere inclusion of an item in the Seller Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect.
Section 12.13   Time is of the Essence.   The Parties hereby agree that time is of the essence with respect to each Party’s performance of its obligations under this Agreement.
Section 12.14   Mutual Drafting; Headings; Information Made Available.   The Parties participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The descriptive headings and table of contents contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. To the extent this Agreement refers to information or documents to be made available (or delivered or provided) to Buyer or its Representatives, Seller shall be deemed to have satisfied such obligation if Seller or any of its Representatives has made such information or document continuously available (or delivered or provided such information or document) to Buyer or any of its Representatives in the virtual data room hosted by Seller from or before 5:00 p.m. U.S. Eastern Time on the second (2nd) Business Day immediately preceding the date of this Agreement through the date of this Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be executed as of the date first written above.
COHERUS BIOSCIENCE, INC.
By:
/s/ Dennis M. Lanfear

Name: Dennis M. Lanfear
Title:  President and Chief Executive Officer

INTAS PHARMACEUTICALS LTD.
By:
s/ Jayesh Shah

Name: Jayesh Shah
Title:  Executive Director

Annex B
WRITTEN OPINION OF OUR INDEPENDENT ADVISOR
December 2, 2024
The Board of Directors
Coherus BioSciences, Inc.
333 Twin Dolphin Drive, Suite 600
Redwood City, California 94065
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to Coherus BioSciences, Inc. (the “Company”) of the consideration to be paid to the Company in the Transaction (as defined below) with Intas Pharmaceuticals Ltd. (the “Acquiror”) relating to the Business (as defined below). Pursuant to the Asset Purchase Agreement, dated as of December 2, 2024 (the “Agreement”), among the Company and the Acquiror, the following will occur (collectively, the “Transaction”):
•
the Company will sell to the Acquiror and its designated affiliates (each an “Acquiror Affiliate” and collectively with the Acquiror, the “Acquiror Group”) the Purchased Assets (as defined in the Agreement) (the “Business”);

•
the Acquiror or one or more Acquiror Affiliates will assume all of the Assumed Liabilities (as defined in the Agreement);

•
the Company will grant to the Acquiror the IP License (as defined in the Agreement); and

•
the Acquiror (or, with respect to certain portions of the Consideration (as defined below) as provided in the Agreement, one or more Acquiror Affiliates) will (i) pay to the Company cash consideration in the aggregate amount of $483,400,000, inclusive of $118,400,000 of UDENYCA® product inventory (the “Base Consideration”) and (ii) potentially pay to the Company the Earnout Payments (as defined in the Agreement) in the aggregate amount of $75,000,000 (the Base Consideration and the Earnout Payments (if any), together, the “Consideration”).

We also understand that the Consideration will be subject to downward adjustment as provided in the Agreement based on the amount (if any) by which the Closing Inventory (as defined in the Agreement) falls short of the Inventory Target (as defined in the Agreement) (the “Inventory Adjustment Amount”).
In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Business and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Business with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to the Business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Business, the financial condition and future prospects and operations of the Business and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company, the Business or the Acquiror Group under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Business to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis, the Company will have no exposure under any indemnification obligations contained within the Agreement or the related agreements in any amount material to our analysis and the Inventory Adjustment Amount will not result in any adjustment to the Consideration that is material to our analysis. At the direction of the Company, we have also assumed that (i) the probability of payment of the Earnout Payments and (ii) the timing of payment of the Earnout Payments will each be as described in discussions with the management of the Company. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Business or on the contemplated benefits of the Transaction.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Consideration to be paid to the Company in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any class of securities, creditors or other constituencies of the Company or the Business or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the Company in the Transaction or with respect to the fairness of any such compensation.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or other material commercial or investment banking relationships with the Acquiror. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as lead left bookrunner and stabilization agent for an equity offering of the Company in May 2023 and as exclusive financial advisor for the sale of the Company’s CIMERLI franchise to Sandoz in March 2024. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of the Company. In the ordinary course of our businesses, we and our affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company for our own account or for the accounts of customers and, accordingly, we likely hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the Company in the proposed Transaction is fair, from a financial point of view, to the Company.
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
/s/ J.P. MORGAN SECURITIES LLC
J.P. Morgan Securities LLC